Exhibit 4.3

JUDICIAL AGREEMENT FOR FULL AND DEFINITIVE COMPENSATION

RELATED TO THE FUNDÃO DAM COLLAPSE

Between

The Federal Government, through the Civil House of the Presidency of the Republic, the General Secretariat of the Presidency of the Republic, the Ministry of the Environment and Climate Change (MMA), the Ministry of Mines and Energy (MME), the Ministry of Health (MS), the Ministry of Agrarian Development and Family Agriculture (MDA), the Ministry of Development and Social Assistance, Family and Fight against Hunger (MDS), Ministry of Fisheries and Aquaculture (MPA), Ministry of Indigenous People (MPI), Ministry of Racial Equality (MIR), Ministry of Transport (MT), Ministry of Cities (MCID), the Brazilian Institute for the Environment and Renewable Natural Resources (IBAMA), the Chico Mendes Institute for Biodiversity Conservation (ICMBio), the National Water and Basic Sanitation Agency (ANA), National Mining Agency (ANM), National Foundation for Indigenous People (FUNAI), National Social Security Institute (INSS), all represented herein by the Federal Attorney General’s Office, State of Minas Gerais, State Forestry Institute (IEF), Minas Gerais Water Management Institute (IGAM), State Environmental Foundation (FEAM), State of Espírito Santo, State Environmental and Water Resources Institute (IEMA), Espírito Santo Agricultural and Forestry Defence Institute (IDAF), State Water Resources Agency (AGERH), Federal Public Prosecutor’s Office, Minas Gerais Public Prosecutor’s Office, Espírito Santo Public Prosecutor’s Office, Federal Public Defender’s Office, Minas Gerais Public Defender’s Office and Espírito Santo Public Defender’s Office.

(Promisors)

Samarco Mineração S.A. - under judicial reorganization

(Promisee)

Vale S.A. and BHP Billiton Brasil Ltda.

(Shareholders)

FUNDAÇÃO RENOVA

(Intervening Party)

National Bank for Economic and Social Development - BNDES

(Intervening Party of Section II, CHAPTER IV, of the GENERAL CONDITIONS of this AGREEMENT)

25 October 2024.

INDEX

CHAPTER I - OBJECT AND PURPOSE

CHAPTER II - FINANCIAL VALUE OF THE AGREEMENT

CHAPTER III - OBLIGATION TO PAY

CHAPTER IV - UTILISATION BY THE PUBLIC AUTHORITIES OF RESOURCES ARISING FROM THE OBLIGATION TO PAY

CHAPTER V - OBLIGATIONS TO PERFORM

CHAPTER VI - GOVERNANCE OF OBLIGATIONS TO PERFORM

CHAPTER VII - AUDIT OF OBLIGATIONS TO PERFORM

CHAPTER VIII - RELEASE

CHAPTER IX - PENALTIES

CHAPTER X - RULES FOR THE TERMINATION AND TRANSITION OF THE EXISTING AGREEMENTS

CHAPTER XI - DURATION

CHAPTER XII - FINAL PROVISIONS

LIST OF ANNEXES AND APPENDIXES

ANNEX 1 - MARIANA AND RESETTLEMENTS

Appendix 1.1 - Resettlement finalization schedule

Appendix 1.2 - Plots available in the collective resettlements

Appendix 1.3 - Settlement and Key Handover Term of Agreement

Appendix 1.4 - Term of Agreement for Deceased Members

Appendix 1.5 - Letter 03.06.202

Appendix 1.6 - Table of values of animals

Appendix 1.7 - Heritage Buildings Area Map - Bento Rodrigues and Paracatu

Appendix 1.8 - Term of Release

ANNEX 2 - INDIVIDUAL INDEMNIFICATION

Appendix 2.1 - Standard Power of Attorney - Individual Indemnification

Appendix 2.2 - List of PIM-AFE documents

Appendix 2.3 - PIM-AFE system processing flow

Appendix 2.4 - Standard Term of Agreement applicable to the PIM-AFE system

Appendix 2.5 - NOVEL processing flow

Appendix 2.6 - Standard Term of Agreement applicable to NOVEL

Appendix 2.7 - Standard Term of Agreement applicable to Water Damage

Appendix 2.8 - Standard Term of Agreement applicable to the Family Farmers and Professional Fishermen Term of Agreement

Appendix 2.9 - Processing flow of the Definitive Indemnification Program – PID

Appendix 2.10 - Standard Settlement Agreement applicable to the Definitive Indemnification Program – PID

ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE

Appendix 3.1 - Financial breakdown by indigenous people, Quilombola communities and/or traditional people

Appendix 3.2 - List of Indigenous people, Quilombola communities and traditional people covered

Appendix 3.3 - Mandatory assumptions of the Term of Transaction and Agreement for Collective Damage and Financial Aid/Subsistence for indigenous people, Quilombola communities and traditional people

Appendix 3.4 - Term of Release applicable for receiving retroactive Emergency Financial Aid (AFE) or Emergency Subsistence Aid (ASE)

ANNEX 4 - INCOME TRANSFER PROGRAM (PTR)

Appendix 4.1 - Maps of the delimited areas of the STATE OF MINAS GERAIS

Appendix 4.2 - Maps of the delimited areas of the STATE OF ESPÍRITO SANTO

ANNEX 5 - INCENTIVE PROGRAM FOR EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RECOVERY (PRE)

ANNEX 6 - SOCIAL PARTICIPATION

Appendix 6.1 - Model Work Plan for Independent Technical Consultants

Appendix 6.2 - Terms of Reference

ANNEX 7 - STRENGTHENING OF THE UNIFIED SOCIAL ASSISTANCE SYSTEM

ANNEX 8 - HEALTH

Appendix 8.1 - Memorandum of Understanding for the Special Health Program – Doce River

ANNEX 9 - BASIC SANITATION

Appendix 9.1 - Municipalities of the Doce River Basin in the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, northern coast of the STATE OF ESPÍRITO SANTO and Anchieta/ES

ANNEX 10 - FISHING

ANNEX 11 - REPAIR OF IMPACTED INFRASTRUCTURES BETWEEN FUNDÃO AND CANDONGA

Appendix 11.1 - Completed Public Assets

Appendix 11.2 - Public Assets in Progress

Appendix 11.3 - Public Assets not Started

Appendix 11.4 - Completed Private Assets

Appendix 11.5 - Private Assets in Progress

Appendix 11.6 - Private Assets not Started

ANNEX 12 - STATE INITIATIVES

Appendix 12.1 - Municipalities of the Doce River Basin in the STATE OF MINAS GERAIS

Appendix 12.2 - Municipalities in the STATE OF ESPÍRITO SANTO

ANNEX 13 - INTERFEDERATIVE COOPERATION ON MOBILITY INFRASTRUCTURE

ANNEX 14 - STRENGTHENING PUBLIC AUTHORITIES’ INSPECTION ACTIVITIES TO PREVENT AND MITIGATE MINING RISKS

ANNEX 15 - MUNICIPAL INITIATIVES

Appendix 15.1 - Template Term of Adhesion and Commitment

ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN

Appendix 16.1 - Removal of tailings/sediments

Appendix 16.2 - Restoration of aquatic habitats

Appendix 16.3 - Reforestation, bank control and compensatory actions

Appendix 16.4 - Marginal Lagoons

Appendix 16.5 - Essential for the Terms of Reference for the Management of Contaminated Areas

Appendix 16.6 - Systematic Qualitative and Quantitative Water and Sediment Monitoring Program (QQSMP)

ANNEX 17 - ENVIRONMENTAL ACTIONS BY THE FEDERAL GOVERNMENT

ANNEX 18 - FLOOD- RESPONSE AND ENVIRONMENTAL AND PRODUCTIVE RECOVERY OF THE DOCE RIVER BANKS

Appendix 18.1 - Floodplains in the states of MINAS GERAIS and ESPÍRITO SANTO

ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE DAM COLLAPSE AND ITS CONSEQUENCES

v

Appendix 19.1 - Breakdown of transition actions

ANNEX 20 - SOCIAL SECURITY REIMBURSEMENT

ANNEX 21 - COMMUNICATION AND TRANSPARENCY

ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY

Appendix 22.1 - General Schedule

Appendix 22.2 - Value per Annex

ANNEX 23 - LAWSUITS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT

APPENDIX A - MINUTES OF EXTRAORDINARY MEETING OF THE BOARD OF TRUSTEES OF FUNDAÇÃO RENOVA

[Appendices have been intentionally omitted.]

JUDICIAL AGREEMENT FOR FULL AND DEFINITIVE COMPENSATION RELATED TO THE FUNDÃO DAM COLLAPSE

The FEDERAL GOVERNMENT, a legal entity governed by public law, represented by the Federal Attorney General’s Office; the BRAZILIAN INSTITUTE OF ENVIRONMENT AND OF RENEWABLE NATURAL RESOURCES - IBAMA, a federal public agency; the CHICO MENDES INSTITUTE FOR THE CONSERVATION OF BIODIVERSITY - ICMBio, a federal public agency; the NATIONAL WATER AND BASIC SANITATION AGENCY - ANA, a federal public agency; the NATIONAL MINING AGENCY - ANM, a federal public agency; the NATIONAL FOUNDATION FOR INDIGENOUS PEOPLE - FUNAI, a federal public agency, the National Social Security Institute (INSS), a federal public authority, all represented by the Federal Attorney General’s Office; the STATE OF MINAS GERAIS, a legal entity governed by public law, registered with the CNPJ under no. 05.475.103/0001-21, represented in this instrument by the Governor of the State of Minas Gerais and the Attorney General of the State of Minas Gerais, and all its agencies, foundations and other direct and indirect public administration entities, including, but not limited to, the following: STATE FORESTRY INSTITUTE - IEF, an agency linked to the State Secretariat for the Environment and Sustainable Development, created by Law no. 2.606, of 5 January 1962, with regulations approved by Decree no. 45.834, of 22 December 2011, CNPJ 18.746.164/0001-28; MINAS INSTITUTE FOR WATER MANAGEMENT - IGAM, an agency linked to the State Secretariat for the Environment and Sustainable Development, created by Law no. 12.584, of 17 July 1997, with regulations approved by Decree no. 46.636, of 28 October 2014, CNPJ 17.387.481/0001-32; STATE FOUNDATION FOR THE ENVIRONMENT - FEAM, established by Decree no. 28.163, of 6 June 1988, under the terms of Law no. 9.525, of 29 December 1987, CNPJ no. 25.455.858/0001-7, all represented by their respective coordinators; the STATE OF ESPÍRITO SANTO, a legal entity governed by public law, represented in this instrument by the Governor of the State of Espírito Santo and its State Attorney General, and all its agencies, foundations and other direct and indirect public administration entities, including, but not limited to, the following: STATE INSTITUTE OF ENVIRONMENT AND WATER RESOURCES - IEMA, a state agency; INSTITUTE OF AGRICULTURAL AND FORESTRY DEFENSE OF ESPÍRITO SANTO - IDAF, a state agency; and STATE WATER RESOURCES AGENCY - AGERH, the state water resources agency, all represented by their respective representatives; the FEDERAL PUBLIC PROSECUTOR’S OFFICE, represented by the Attorney General of the Republic and by the Attorney of the Republic; PUBLIC PROSECUTOR’S OFFICE OF MINAS GERAIS, represented by its State Attorney General and its Attorneys and Prosecutors; PUBLIC PROSECUTOR’S OFFICE OF ESPÍRITO SANTO, represented by its State Attorney General and its Attorneys and Prosecutors; FEDERAL PUBLIC DEFENDER’S OFFICE, represented by the Federal General Public Defender; PUBLIC DEFENDER’S OFFICE OF MINAS GERAIS, represented by its State General Public Defender, the Coordinator of the Centre for Vulnerable People in Situations of Crisis of the DPMG and the Public Defender; THE PUBLIC DEFENDER’S OFFICE OF ESPÍRITO SANTO, represented by its State General Public Defender, its General Inspector of the Public Defender’s Office, the Coordinator of the Public Defender’s Office’s Disaster and Major Projects Centre and the Member of the Public Defender’s Office’s Disaster and Major Projects Centre of the State of Espírito Santo, hereinafter jointly referred to as “PROMISORS” or “PUBLIC ENTITIES”;

SAMARCO MINERAÇÃO S.A. - UNDER JUDICIALREORGANIZATION, a private limited company, registered with the CNPJ under no. 16.628.281/0001- 61, with headquarters located at Rua Paraíba, nº 1122, 9th, 19th and 23rd floors, Funcionários neighborhood, Belo Horizonte, MG, CEP 30.130-918, hereby represented in the form of its Bylaws, hereinafter referred to as “SAMARCO” or “PROMISEE”;

VALE S.A., a publicly-held corporation, registered with the CNPJ under no. 33.592.510/0001-54, with headquarters located at Praia de Botafogo, nº 186, rooms 1101, 1701 and 1901, Torre Oscar Niemeyer, Botafogo, Rio de Janeiro/RJ, CEP 22.250-145, hereby represented in the form of its Bylaws, hereinafter referred to as “VALE”; and

BHP BILLITON BRASIL LTDA., a limited liability company, registered with CNPJ under no. 42.156.596/0001-63, with headquarters located at Rua Paraíba, nº 1122, conj. 501, Savassi, Belo Horizonte/MG, CEP 30.130-918, hereby represented pursuant to its Articles of Association, hereinafter referred to as “BHP”; and, together with VALE, “SHAREHOLDERS”;

PROMISORS, PROMISEE, and SHAREHOLDERS, together, are hereinafter referred to as the “PARTIES” to this Judicial Agreement for Full and Definitive Reparation Related to the Fundão Dam Collapse (“TERM” OR “AGREEMENT”);

FUNDAÇÃO RENOVA, a private non-profit entity, with headquarters at Avenida Getúlio Vargas, nº 671, 4th floor, Funcionários neighborhood, Belo Horizonte, Minas Gerais, registered with CNPJ under No. 25.135.507/0001-83, hereby represented in the form of its Bylaws, hereinafter referred to as “FUNDAÇÃO RENOVA” or “CONSENTING INTERVENER”; PROMISEES, PROMISEES, SHAREHOLDERS and FUNDAÇÃO RENOVA, together, are hereinafter referred to as the “SIGNATORS” or “PARTIES” of this AGREEMENT; and

The FEDERAL REGIONAL COURT OF THE 6TH REGION, as the body responsible for the Coordination of the Renegotiation Table, and the NATIONAL COUNCIL OF JUSTICE, as the body responsible for mediating a consensual solution between the PROMISEES, SAMARCO and the SHAREHOLDERS, with the participation of FUNDAÇÃO RENOVA as a consenting intervener;

WHEREAS article 225 of the Federal Constitution states that “everyone has the right to an ecologically balanced environment, which is a good for the common use of the people and essential to a healthy quality of life, imposing on the Public Authorities and the community the duty to defend and preserve it for present and future generations”;

WHEREAS the National Environmental Policy expressly enshrines the principle of state intervention in the management and safeguarding of environmental quality, namely “in the maintenance of ecological balance, considering the environment as a public heritage to be necessarily ensured and protected, with a view to collective use”, as provided for in art. 2, item I, of Law no. 6.938, of 31 August 1981;

WHEREAS the Public Prosecutor’s Office is responsible for the defence of the legal order, the defence of the rights guaranteed in the Federal and State Constitutions, including the duty to defend collective and diffuse goods and interests, environmental protection, social interests and inalienable individual interests, national heritage, public and social heritage and Brazilian cultural heritage;

WHEREAS the Public Defender’s Office is a permanent institution and essential to the State’s jurisdictional function. As an expression and instrument of the democratic regime, it is fundamentally responsible for legal advice, the promotion of human rights and the defence, at all levels, judicially and extrajudicially, of individual and collective rights, in a comprehensive manner and free of charge, of those in need, in the form of arts. 5, LXXIV, and 134 of the Federal Constitution, as well as art. 2 of Complementary Law no. 65 of the State of Minas Gerais, of 16 January 2003;

WHEREAS the dam failure of the Fundão dam belonging to the Germano Mining Complex in Mariana/MG, owned by the PROMISEE, on 5 November 2015 (“DAM FAILURE” or “COLLAPSE”), brought environmental, social and economic consequences, with impacts on municipalities of the Doce River Basin in the states of MINAS GERAIS and ESPÍRITO SANTO, as well as the estuarine, coastal and marine regions of the northern coast of the state of ESPÍRITO SANTO;

WHEREAS, on 2 March 2016, the Settlement and Conduct Adjustment Agreement (“TTAC”) was signed and ratified together with the other agreements within the scope of Public Civil Action no. 1024354-89.2019.4.01.3800 (“20bn CPA”) and Public Civil Action no. 1016756-84.2019.4.01.3800 (“155bn CPA”), by voluntary act of those parties, recognizing that self-composition is the quickest and most effective way to resolve the dispute;

WHEREAS the TTAC provided for the development and execution, through a private law foundation set up exclusively for this purpose (FUNDAÇÃO RENOVA), of 42 (forty-two) socio-economic and socio-environmental programmes in order to promote recovery, mitigation, remediation, reparation and compensation, including indemnification, for the socio-environmental and socio-economic impacts caused by the COLLAPSE (“PROGRAMMES”);

WHEREAS subsequent agreements to the TTAC, notably the Preliminary Adjustment Agreement (“TAP”), signed on 18 January 2017, the Amendment to the TAP (“ATAP”), signed on 16 November 2017, and the Conduct Adjustment Agreement - TAC Governance (“TAC Governance”), signed on 25 June 2018, among other instruments, have added additional actors to the governance and/or dynamics of the structuring, development and monitoring of the PROGRAMMES;

WHEREAS the purpose of the TAC Governance was, among other things, to establish a negotiation process aimed at the possible renegotiation of the PROGRAMMES and the effect of this agreement was to terminate 20bn CPA and suspend the 155bn CPA;

WHEREAS the initiative of the Court of the 12th Federal Civil and Agrarian Court of the Judiciary Section of Minas Gerais (now the 4th Federal Civil and Agrarian Court of the Judiciary Section of Belo Horizonte) to provoke the National Council of Justice (“CNJ”), by means of Official Letter GAJUS 01 - March/2021, so that negotiations between the parties could begin, in a mediation environment, to enable the renegotiation of agreements previously entered into;

WHEREAS, in the same vein, the subsequent initiative of the Federal Regional Court of the 6th Region (TRF-6) to continue these mediation sessions for the renegotiation of the agreements (SEI Process no. 0003853-64.2024.4.06.8000);

WHEREAS the reparation measures carried out and in progress since the COLLAPSE, such as damages, environmental reparations and resettlements, which have been observed throughout the more than three (3) years of negotiations, including the hundreds of technical and legal meetings involving representatives of the SIGNATORIES;

WHEREAS a consensus has been reached on the need to broadly renegotiate all the actions, programmes, responsibilities, obligations and conduct previously agreed, in order to make it possible to fully and definitively repair the damage of any kind resulting from the COLLAPSE;

WHEREAS the need to improve the mechanisms created for the full and definitive reparation of damages of any nature resulting from the COLLAPSE, which was formalized in the Letter of Assumptions signed on 22 June 2021;

CONSIDERING the need to resolve potential interfederative conflicts between the SIGNATORIES, which could lead to new legal proceedings, which led the parties to request the action of the Mediation and Conciliation Centre of the Supreme Federal Court, in the form of article 3, sole paragraph, of Resolution 697/2020 and article 102, I, f), of the Federal Constitution;

WHEREAS self-composition must be based on the legal system, observance of the status quo ante, expeditiousness, proportionality, reasonableness, full reparation and finality;

WHEREAS in certain cases (i) the restoration of the state prior to the COLLAPSE is impossible to achieve or will cause deleterious environmental effects, or (ii) there has been difficulty in resolving technical or legal disputes between the SIGNATORIES regarding the establishment of the causal link between the current situation and the COLLAPSE, the SIGNATORIES have defined obligations and compensatory measures, through the allocation of financial resources by PROMISEE and/or FUNDAÇÃO RENOVA to the PUBLIC AUTHORITY;

WHEREAS these financial resources will be earmarked for projects and actions to be developed by the PUBLIC AUTHORITY, directly or indirectly through its foundations, municipalities and/or public companies, with the aim of improving the socio-economic and socio-environmental conditions and the ecological balance of the Doce River Basin and the estuarine, coastal and marine regions of the northern coast of the STATE OF ESPIRITO SANTO;

WHEREAS, in April 2021, PROMISEE filed for judicial reorganisation under number 5046520-86.2021.8.13.0024, before the 2nd Business Court of the District of Belo Horizonte, STATE OF MINAS GERAIS, and had its Judicial Reorganization plan approved by the courts on 31 August 2023 and whose res judicata was certified on 8 March 2024 (“JUDICIAL REORGANIZATION”);

WHEREAS SAMARCO also enters into this AGREEMENT in order to ensure the continuity of its main and ancillary activities linked to its sources of revenue;

WHEREAS the expenses incurred by SAMARCO, for all legal purposes, including tax purposes, are necessary and essential for the company to resume and remain in operation;

RESOLVE to extensively renegotiate all the measures, programmes, responsibilities, obligations and conduct previously settled, adjusted and agreed upon by and/or between all and/or part of the SIGNATORIES with a view to repairing, recovering, compensating and fully and definitively indemnifying the damages of any nature arising from the COLLAPSE, through this AGREEMENT, under the terms of the clauses expressed below.

CHAPTER I

OBJECT AND PURPOSE

Clause 1. The purpose of this AGREEMENT is to renegotiate all the measures, programmes, responsibilities and obligations assumed by PROMISEE, FUNDAÇÃO RENOVA and/or the SHAREHOLDERS as a result of the COLLAPSE and its consequences.

First Paragraph. The obligations set out in this AGREEMENT are aimed at the full and definitive reparation, restoration, recovery, compensation and/or indemnification of socio-environmental damage and collective and diffuse socio-economic damage of any nature (including social, moral and off-balance sheet damage) resulting from the COLLAPSE and its consequences.

Second Paragraph. Also included in this AGREEMENT are alternatives for the full, definitive and effective indemnification of individual homogeneous damages resulting from COLLAPSE, which are optional and voluntary for the respective holders of such individual damages, and do not remove the possibility of pursuing or filing individual legal actions by such individuals.

Third Paragraph. Future, supervening or unknown damages up to the date of signature of this AGREEMENT are excluded from the scope of this AGREEMENT, under the terms of Brazilian legislation.

Paragraph four. Interim damages, negative impacts, liabilities, transitory or definitive losses of natural resources and other environmental or ecosystem services occurring between the date of the COLLAPSE and the completion of the OBLIGATIONS TO PERFORM set out in this AGREEMENT shall be offset by the OBLIGATIONS TO PERFORM and OBLIGATIONS TO PAY set out herein.

Paragraph five. Any damage and negative impacts resulting from the OBLIGATIONS TO PERFORM must be fully repaired or compensated for, in accordance with this AGREEMENT. Any interim damages, negative impacts, liabilities, transitory or definitive losses of natural resources and other environmental or ecosystem services from these new damages shall also be repaired or compensated for.

Paragraph six. This AGREEMENT takes into account what has already been executed and what is being executed, and novates all agreements entered into between all and/or part of the SIGNATORIES of this AGREEMENT, which are related to the COLLAPSE and its impacts, and the Resolutions of the Inter-Federative Committee (“CIF”), so that all the duties, rights and attributions of the SIGNATORS will be governed exclusively by the provisions contained in this AGREEMENT, as of the date of the JUDICIAL APPROVAL (also referred as “JUDICIAL RATIFICATION”) of this AGREEMENT.

Paragraph seven. The novation referred to in the sixth paragraph does not apply to agreements entered into by indigenous people, quilombola communities and/or traditional people, which are governed by the provisions of ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE.

Clause 2. This AGREEMENT and its twenty-three (23) annexes (“ANNEXES”) define the measures, compensations, indemnifications and obligations necessary for the reparation, recovery, compensation and full indemnification of all the damage listed in Clause 1.

Clause 3. JUDICIAL APPROVAL of this AGREEMENT shall result in the termination of all legal actions, with resolution of the merits, under the terms of article 487, item III, paragraph ‘b’, of Law no. 13.105, of 16 March 2015 (Code of Civil Procedure), as well as the administrative procedures indicated in ANNEX 23 - JUDICIAL AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT, involving the SIGNATORIES related to the COLLAPSE and to the subject matter of this AGREEMENT, with res judicata effect, enforceable against any and all possible actions filed after the signature of this AGREEMENT, the subject matter of which is the damages covered by this AGREEMENT, as provided for in Clause 1.

First Paragraph. Either PARTY may petition in the legal actions and administrative proceedings indicated in ANNEX 23 - ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT to request its cancellation, as provided for in this Clause.

Second Paragraph. The SIGNATORIES also expressly recognise that the subject matter of the legal actions, respective expert opinions, administrative proceedings and civil investigations listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT, is covered by this AGREEMENT, undertaking from the outset to defend the observance of the provisions of this AGREEMENT in the respective processes and refraining from defending, in such processes and procedures, positions contradictory to the provisions of this AGREEMENT.

Third Paragraph. Adherence to this AGREEMENT by the municipalities or participation in the individual compensation initiatives presupposes the waiver, withdrawal and/or extinction of the lawsuits filed abroad with claims formulated as a result of the COLLAPSE, including but not limited to the lawsuits with (i) claim numbers E50LV008, E50LV010, HT-2019-LIV-000005, HT-2022- 000304 and HT-2023-000058, consolidated under claim number HT-2022- 000304; and (ii) claim number HT-2023-000346, before the Business and Property Courts of England and Wales Technology and Construction Court in England, and the legal proceedings proposed by nine Claimants, including the claims from the Stichting Rio Doce Foundation, brought before the District Court of Amsterdam in the Netherlands under file number L2307482/INT”, by the member/beneficiary, as provided for in ANNEX 15 - MUNICIPAL INITIATIVES, ANNEX 2 - INDIVIDUAL INDEMNIFICATION and ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE of this AGREEMENT.

Fourth Paragraph. The SIGNATORIES agree that, should they be asked to comment on the matter in proceedings related to the aforementioned actions abroad, they will defend the observance of the provisions of this AGREEMENT, as well as the competence of the Brazilian jurisdiction for this AGREEMENT.

Fifth Paragraph. This AGREEMENT may be used for legal purposes and may be presented in the records of legal actions, including actions filed abroad, and/or administrative proceedings that have as their object any obligation/liability arising from and/or related to the COLLAPSE that is or is not provided for in this TERM, with the purpose of seeking its extinction.

Paragraph six. All incidents of divergence and fulfilment of judgments related to Resolutions and acts of the CIF shall receive the treatment set out in the caput, even if they are not expressly listed in ANNEX 23 - ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT, subject to the exception set out in Clause 10 (fines imposed by the CIF and judicialised).

CHAPTER II

FINANCIAL AMOUNT OF THE AGREEMENT

Clause 4. The estimate of the total economic content of this AGREEMENT, considering the amounts already spent by SAMARCO and/or FUNDAÇÃO RENOVA up to the signing of this AGREEMENT on the activities of reparation and full compensation for the damages listed in Clause 1, as well as the amounts to be spent by the PROMISEE and/or FUNDAÇÃO RENOVA as a result of all the OBLIGATIONS TO PERFORM (defined in Clause 12, item I, of this AGREEMENT) and OBLIGATIONS TO PAY that are the subject of this AGREEMENT, correspond to BRL 170.000,000,000.00 (one hundred and seventy billion reais), including any taxes that may be levied (“FINANCIAL AMOUNT OF THE AGREEMENT”):

Paragraph 1. The FINANCIAL VALUE OF THE AGREEMENT comprises:

I. BRL 38,000,000,000.00 (thirty-eight billion reais) already paid and/or spent by FUNDAÇÃO RENOVA and/or SAMARCO with the execution of PROGRAMMES or socio-environmental or socio-economic measures from the date of the COLLAPSE until the date of signature of this AGREEMENT, so that the PROMISEES recognise that said amount is no longer owed by FUNDAÇÃO RENOVA and/or SAMARCO and/or SHAREHOLDERS.

II. BRL100,000,000,000.00 (one hundred billion Reais) that make up the total PAYMENT OBLIGATION of this AGREEMENT (“OBLIGATION TO PAY”), in the form of its ANNEXES, and are made up of the following headings, subject to the provisions of ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY:

a. BRL 29.751.530.000.00 (twenty-nine billion, seven hundred and fifty-one million, five hundred and thirty thousand reais) as a compensatory sum to be paid by SAMARCO and/or FUNDAÇÃO RENOVA to the FEDERAL GOVERNMENT, to cover the cost of compensatory measures to replace the PROGRAMMES and other agreements previously signed and for the damages that are the subject of this AGREEMENT, as defined in Clause 1, as well as all expenses inherent to the execution of these measures, to be incurred directly or indirectly by the FEDERAL GOVERNMENT, to be allocated by the FEDERAL GOVERNMENT as follows:

1. BRL 3,750,000,000.00 (three billion seven hundred and fifty million reais) to the Income Transfer Programme for family farmers and professional artisanal fishermen, according to ANNEX 4 - PROGRAM OF TRANSFER OF INCOME (PTR).

2. BRL 6.500.000.000.00 (six billion, five hundred million reais) to contribute to socio-economic and productive dynamism, as well as fostering education, science and innovation, in the Doce River Basin in the STATES OF MINAS GERAIS and ESPÍRITO SANTO and the northern coast of the STATE OF ESPÍRITO SANTO, in accordance with ANNEX 5 - PROGRAMME TO ENCOURAGE EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RETURN (PRE).

3. BRL 5,500,000,000.00 (five billion, five hundred million reais) for access to spaces and mechanisms for social participation and projects of interest to communities, according to ANNEX 6 - SOCIAL PARTICIPATION.

4. BRL 576,000,000.00 (five hundred and seventy-six million reais) for actions to strengthen the Unified Social Assistance System (SUAS), according to ANNEX 7 - STRENGTHENING THE UNIQUE SOCIAL ASSISTANCE SYSTEM.

5. BRL 1,500,000,000.00 (one billion, five hundred million reais) to repair and strengthen fishing activity, as full socio-economic and socio-environmental compensation for the impacts of the COLLAPSE on fish and fishing activity in the Doce River Basin, at its mouth and in the coastal and marine region, according to ANNEX 10 - FISHERIES.

6. BRL 2,300,000,000.00 (two billion, three hundred million reais) for investments in mobility infrastructure, according to ANNEX 13 - INTERFEDERATIVE COOPERATION IN MOBILITY INFRASTRUCTURE.

7. BRL 1,000,000,000.00 (one billion reais) for the development of programmes to strengthen inspection activities in the prevention and mitigation of mining risks, in accordance with ANNEX 14 - STRENGTHENING THE PUBLIC AUTHORITIES’ SURVEILLANCE ACTIVITIES IN THE PREVENTION AND MITIGATION OF MINING RISKS.

8. BRL 8,132,000,000.00 (eight billion, one hundred and thirty-two million reais) to fund actions and projects that promote socio-environmental benefits for the Doce River Basin, as well as terrestrial, marine and coastal ecosystems, according to ANNEX 17 - FEDERAL GOVERNMENT ENVIRONMENTAL ACTIONS.

9. BRL 493,530,000.00 (four hundred and ninety-three million, five hundred and thirty thousand reais) as a social security reimbursement from the FEDERAL GOVERNMENT, according to APPENDIX 20 - SOCIAL SECURITY REIMBURSEMENT.

b. BRL 8,000,000,000.00 (eight billion reais) for reparation measures related to any collective damage caused by the COLLAPSE and the subsistence and financial aid owed exclusively to families belonging to indigenous people, quilombola communities and traditional people, consisting of BRL 7,802,000,000.00 (seven billion eight hundred and two million reais), according to ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE, as well as the amount of BRL 198,000,000.00 (one hundred and ninety-eight million reais) for independent technical advice to indigenous people, Quilombola communities and traditional people, in accordance with ANNEX 6 - SOCIAL PARTICIPATION.

c. BRL 25,118,470,000.00 (twenty-five billion, one hundred and eighteen million, four hundred and seventy thousand reais) as compensation to be paid by SAMARCO and/or FUNDAÇÃO RENOVA to the STATE OF MINAS GERAIS for the cost of compensatory measures to replace the PROGRAMMES and other agreements previously signed and for the damage which are the subject of this AGREEMENT, as defined in Clause 1, as well as all the expenses inherent to the execution of these measures, to be incurred directly or indirectly by the STATE OF MINAS GERAIS, to be allocated by the STATE OF MINAS GERAIS as follows:

1. BRL 32,000,000.00 (thirty-two million reais) will be allocated to the State Social Assistance Fund - FEAS of the STATE OF MINAS GERAIS, in accordance with ANNEX 7 - STRENGTHENING THE SINGLE SOCIAL ASSISTANCE SYSTEM.

2. BRL 7,540,000,000.00 (seven billion, five hundred and forty million reais) for actions in the area of basic sanitation, according to ANNEX 9 - BASIC SANITATION.

3. BRL 489,470,000.00 (four hundred and eighty-nine million, four hundred and seventy thousand reais) to repair and strengthen fishing activity, as full socio-economic and socio-environmental compensation for the impacts of the COLLAPSE on fish and fishing activity in the Doce River Basin, at its mouth and in the coastal and marine region, as per ANNEX 10 - FISHING.

4. BRL 14,057,000,000.00 (fourteen billion and fifty-seven million reais) for the initiatives and actions provided for in ANNEX 12 - STATE INITIATIVES.

5. BRL 2,000,000,000.00 (two billion reais) for investments in mobility infrastructure, according to ANNEX 13 - INTERFEDERATIVE COOPERATION IN MOBILITY INFRASTRUCTURE.

6. BRL 1,000,000,000.00 (one billion reais) for actions aimed at responding to floods and other disasters resulting from rainfall and at environmental and productive recovery of the banks and mouth of the Doce River, to be carried out in the territory of the STATE OF MINAS GERAIS, in accordance with ANNEX 18 - RESPONSE TO FLOODS AND ENVIRONMENTAL AND PRODUCTIVE RECOVERY OF THE MARGINS OF THE DOCE RIVER.

d. BRL 14.613.000.000.00 (fourteen billion, six hundred and thirteen million reais), to be paid to the STATE OF ESPÍRITO SANTO as a compensatory sum to cover the cost of compensatory measures to replace the PROGRAMMES and other agreements previously signed and for the damages that are the subject of this AGREEMENT, as defined in Clause 1, as well as all the expenses inherent in carrying out these measures, to be incurred directly or indirectly by the STATE OF ESPÍRITO SANTO, to be allocated by the STATE OF ESPÍRITO SANTO as follows:

1. BRL 32,000,000.00 (thirty-two million reais) will be allocated to the State Social Assistance Fund - FEAS of the STATE OF ESPIRITO SANTO, in accordance with ANNEX 7 - STRENGTHENING THE SINGLE SOCIAL ASSISTANCE SYSTEM.

2. BRL 3,460,000,000.00 (three billion four hundred and sixty million reais) for actions in the area of basic sanitation, according to ANNEX 9 - BASIC SANITATION.

3. BRL 450,000,000.00 (four hundred and fifty million reais) to repair and strengthen fishing activity, as full socio-economic and socio-environmental compensation for the impacts of the COLLAPSE on fish and fishing activity in the Doce River Basin, at its mouth and in the coastal and marine region, as per ANNEX 10 - FISHING.

4. BRL 9,593,000,000.00 (nine billion, five hundred and ninety-three million reais) for the initiatives and actions provided for in ANNEX 12 - STATE INITIATIVES.

5. BRL 1,000,000,000.00 (one billion reais) for actions aimed at responding to floods and other disasters resulting from rainfall and at environmental and productive recovery of the banks and mouth of the Doce River, to be carried out in the territory of the STATE OF ESPÍRITO SANTO, in accordance with ANNEX 18 - RESPONSE TO FLOODS AND ENVIRONMENTAL AND PRODUCTIVE RECOVERY OF THE MARGINS OF THE DOCE RIVER.

6. BRL 78,000,000.00 (seventy-eight million reais) for the cost and maintenance of the “Reparation for the Rio Doce” Single Portal and communication and transparency actions, in accordance with ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

e. BRL 12,000,000,000.00 (twelve billion reais) as compensation for possible damage and negative impacts on the collective health of the population, destined for the FEDERAL GOVERNMENT, the STATE OF MINAS GERAIS, the STATE OF ESPÍRITO SANTO and the municipalities listed in ANNEX 15 - MUNICIPAL INITIATIVES, as provided for in ANNEX 8 - HEALTH.

f. BRL 1,260,000,000.00 (one billion, two hundred and sixty million reais) for programmes to be managed by the Justice Institutions (defined in Clause 37), via a judicial deposit, observing the provisions of CHAPTER IV, Section IV, divided as follows:

1. BRL 1,000,000,000.00 (one billion reais) for the Women’s Programme to be created and managed by the Justice Institutions for the benefit of women, with the PROMISEE reserving the amounts necessary to hire the entity that will manage and operate the Women’s Programme.

2. BRL 60,000,000.00 (sixty million reais) for the support structure of the Justice Institutions.

3. BRL 200,000,000.00 (two hundred million reais) for Socio-environmental Projects to be defined by the Justice Institutions, to be carried out in the STATE OF MINAS GERAIS and/or in the STATE OF ESPÍRITO SANTO, preferably in the Doce River Basin and on the northern coast of the STATE OF ESPÍRITO SANTO.

g. BRL 1,657,000,000.00 (one billion, six hundred and fifty-seven million reais) as a sum to be paid by SAMARCO and/or FUNDAÇÃO RENOVA, by means of a judicial deposit, as measures related to ANNEX 1 - MARIANA AND REASSENTMENTS.

h. BRL 6,100,000,000.00 (six billion one hundred million reais) to the municipalities adhering to this TERM, in accordance with ANNEX 15 - MUNICIPAL INITIATIVES and specific terms of adhesion (“ADHERING MUNICIPALITIES”).

i. BRL 1,500,000,000.00 (one billion, five hundred million reais) will be earmarked to complement compliance with the OBLIGATION TO PERFORM related to the Definitive Indemnification Programme - PID, set out in ANNEX 2 - INDIVIDUAL INDEMNIFICATION, under the terms of ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE FOR THE OBLIGATION TO PAY.

III. BRL 300,000,000.00 (three hundred million reais) - historical value, object of the judicial blockade carried out in the records of Precautionary Action no. 0039891- 33.2015.8.13.0400, including monetary updates.

VI. OBLIGATIONS TO PERFORM and OBLIGATION TO TRANSFER (defined in Clause 12) set out in ANNEX 1 - MARIANA AND RESETTLEMENTS; in ANNEX 2 - INDIVIDUAL INDEMNIFICATION; in ANNEX 11 - REPAIR OF IMPACTED INFRASTRUCTURES BETWEEN FUNDÃO AND CANDONGA; ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN; and ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES, as well as the resources required to settle the environmental fines imposed by the FEDERAL GOVERNMENET, the STATES OF MINAS GERAIS and ESPÍRITO SANTO and the fines imposed by the CIF and judicialised up to the date of signature of this AGREEMENT, which are not subject to the FINANCIAL CAP of this AGREEMENT, were estimated by the PROMISEE at BRL 32,000,000,000.00 (thirty- two billion reais).

Second Paragraph. The amount indicated in item I and the estimates made in item IV were defined by the PROMISEE. The PUBLIC AUTHORITIES is not responsible for these amounts.

Third Paragraph. “FINANCIAL CAP” means the maximum limit of amounts to be spent to fulfil the OBLIGATION TO PAY defined in this AGREEMENT and which shall not be subject to increase, revision, alteration or supplementation, except in relation to the respective monetary restatement between the date of signature of this AGREEMENT and the date of actual disbursement. Obligations that are not subject to the predetermined FINANCIAL CAP are expressly reserved in this AGREEMENT and its ANNEXES.

Paragraph Four. The SIGNATORIES acknowledge that all studies, reports, notes, data, technical opinions, analyses or evaluations of a technical nature, whether partial or final, judicially prepared or not, produced and known, related to the COLLAPSE, up to the date of this AGREEMENT, conducted by any of the PROMISORS, third parties, public or private institutions, including, but not limited to, those prepared by AT Kearney, AECOM, Fundação Getúlio Vargas, Instituto Lactec, Ramboll Consultoria and Fundo Brasil de Direitos Humanos, in spite of conceptual, methodological and interpretation differences, have been taken into account in the establishment of obligations and in the composition of the FINANCIAL AMOUNT OF THE AGREEMENT. The absence of express mention of any of them does not mean that they were not considered and weighed up.

Paragraph five. Payment of the amounts relating to the fines imposed by the entities and bodies of the Executive Branches of the FEDERAL GOVERNMENT, the STATE OF MINAS GERAIS and the STATE OF ESPIRITO SANTO shall result in the definitive closure and filing of the administrative proceedings in progress before the competent environmental bodies, mentioned in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT.

Paragraph six. The SIGNATARIES recognise the validity of self-composition for the closure of legal disputes and the collection of fines described in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT, and it is the responsibility of the SIGNATARIES to any of the PARTIES, jointly or separately, to notify the Court of the conclusion of this AGREEMENT, its JUDICIAL APPROVAL, and the respective payment for the purposes of extinguishing the proceedings listed in APPENDIX 23 - ACTIONS JUDICIAL AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT, based on article 3 of Law no. 13.140 of 26 June 2015.

Paragraph seven. The measures to be taken directly or indirectly by the PROMISEES, provided for or arising from the resources made available by SAMARCO and/or FUNDAÇÃO RENOVA in fulfilment of this AGREEMENT, should preferably be directed to the municipalities listed in ANNEX 15 - MUNICIPAL INITIATIVES.

Paragraph eight. Under the terms of this AGREEMENT, the PROMISEES will also be permitted to carry out actions, works and programmes in municipalities not listed in ANNEX 15 - MUNICIPAL INITIATIVES, provided that they are located in the Doce River Basin in the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, it being agreed that such actions, works and programmes will not represent the assumption of any liability on the part of SAMARCO and/or FUNDAÇÃO RENOVA and/or SHAREHOLDERS and/or RELATED PARTIES (as defined . in Clause 94, first paragraph) or their obligation to make new contributions of amounts, with respect to such municipalities, including their entities (private or not) and their population.

Paragraph nine. The ANNEXES to this AGREEMENT may delimit exceptions to the rule in the seventh and eighth paragraphs, indicating the respective territorial extent of the measures provided for therein.

Clause 5. The measures to be implemented by the PUBLIC AUTHORITIES with resources from the OBLIGATION TO PAY of this AGREEMENT consist of a consensual solution for the compensation of socio-environmental and socio-economic damage and do not imply subrogation or assumption, by the FEDERAL GOVERNMENT or by the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, of any responsibility regarding the COLLAPSE and its effects.

Sole Paragraph. The measures referred to in the caput (a) shall be executed by the PUBLIC AUTHORITIES in accordance with the financial availability of this AGREEMENT, (b) shall not be equivalent to the valuation of the damages compensated for by such measures, (c) shall not be equivalent to the valuation of the damages compensated for by such measures and (c) will not result in the PUBLIC AUHORITIES being held liable in the event of non-completion or non-performance due to factors beyond the control of the PUBLIC AUTHORITY.

Clause 6. The TRANSFER OBLIGATIONS set out in ANNEX 1 - MARIANA AND RESSETLEMENTS, ANNEX 11 - REPAIR OF IMPACTED INFRASTRUCTURE BETWEEN FUNDÃO AND CANDONGA, and ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES are not subject to the FINANCIAL CAP of this AGREEMENT. The provisions of CHAPTER IX - PENALTIES and CHAPTER VIII - PAYMENT of the GENERAL CONDITIONS of this AGREEMENT shall apply to such obligations.

Sole Paragraph. The TRANSFER OBLIGATIONS to the municipalities provided for in this AGREEMENT are conditional on the signing of a TERM OF ACCEPTANCE AND COMMITMENT to this AGREEMENT, within the deadlines defined in ANNEX 15 - MUNICIPAL INITIATIVES.

Clause 7. PROMISEE will be responsible for the payment of expert’s fees in the lawsuits listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMININATED BY THIS AGREEMENT, with regard exclusively to the work carried out and completed up to the signing of this AGREEMENT and which has not yet been remunerated under the terms of the work plans approved by the courts.

Sole Paragraph. With the exceptions expressly defined in this AGREEMENT and due to the nature of the actions, PROMISEE and/or the SHAREHOLDERS or RELATED PARTIES shall not be liable for the payment of loss-of-suit attorneys’ fees and PROMISORS´ attorneys’ legal fees.

Clause 8. PROMISEE will be responsible for paying the contractual fees and expenses of the experts hired to carry out the TAP and ATAP, terminated by the AGREEMENT, with regard exclusively to the work carried out and completed up to the signing of this AGREEMENT and which has not yet been remunerated.

Clause 9. The PROMISEE undertakes to pay the fines arising from administrative sanction procedures related to the COLLAPSE, listed in APPENDIX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEDURES TO BE TERMINATED BY THIS AGREEMENT, under the following terms set out below. The acknowledgement of debts by the PROMISEE is to enter into this AGREEMENT and does not involve an analysis of the merits of the lawfulness of the conduct that is the subject of the respective assessments.

I. For the fines imposed by IBAMA, listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, regardless of whether they are being processed in the administrative sphere, with non-tax credit already constituted and/or with legal action in progress (tax enforcement, annulment action, ordinary actions, etc.), the PROMISEE will formalise adherence to the payment option to settle all fines in cash by applying a 50% (fifty per cent) reduction.), the PROMISEE will formalise adherence, until 31 December 2024, to the payment option to settle all fines in cash, by applying the 50% (fifty percent) reduction, in accordance with Law no. 13.988, of 14 April 2020 and with the regulations of AGU Normative Ordinance no. 150, of 3 October 2024.

II. For the fine imposed by ICMBIO, listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, with non-tax credit already constituted and with legal action in progress, the PROMISEE will formalise adherence, until 31 December 2024, to the payment option to settle the fine with a 5% (five per cent) down payment and the balance in a single instalment, by applying a 50% (fifty per cent) reduction, in accordance with Law no. 13.988/2020 and with the regulations of the AGU Normative Ordinance n. 130/2024;

III. For the fines imposed by the state agencies of the STATE OF ESPÍRITO SANTO, listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, the PROMISEE will waive any defence(s) or appeal(s) still pending, linked to the definitive constitution of the non-tax credit arising from the assessment and the application of a 75% (seventy-five per cent) reduction in interest, fines and other accruals on the consolidated amount for cash payment, based on State Complementary Law no. 1,067, of December 20 of 2023 and in article 33, item I, of PGE Resolution no. 342, of 18 March 2024. After payment, the PARTIES agree that all administrative proceedings that generated the fines and other proceedings related to the topic in question will be considered extinguished by virtue of this AGREEMENT, with no pending issues or obligations arising from these proceedings remaining between the PARTIES.

IV. For fines imposed by the state agencies of the STATE OF MINAS GERAIS, listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, the PROMISEE shall assess the conditions for possible adherence to the payment option to settle the fines, in the event that a reduction is applied to the amount of the infraction notices and/or their legal additions.

First Paragraph. The FEDERAL GOVERNMENT and IBAMA undertake to adopt the administrative acts necessary for: (a) the definitive constitution of the respective non-tax credits; (b) the definitive closure of the administrative proceedings; and (c) immediate remittance so that the Federal Attorney General’s Office, a body of the Federal Attorney General’s Office, can register the respective debts as an active debt, to enable them to be included in the extraordinary transaction referred to in item I of this Clause.

Paragraph two. The competent body of the Federal Attorney General’s Office (Procuradoria-Geral Federal) undertakes to analyse, as a matter of priority, including all credits registered and that may be registered as active debt, the requests for ordinary and extraordinary transactions listed in items I and II of this Clause, applying the discounts listed therein, and at the end, with the conclusion of the processing, to issue the payment slips necessary for the payment of those obligations.

Third Paragraph. The STATE OF ESPÍRITO SANTO and/or the respective environmental agencies undertake to adopt the administrative acts necessary for (a) the definitive constitution of the respective non-tax credits with the incidence of the reductions and discounts provided for in this AGREEMENT; (b) the definitive closure of the administrative and judicial proceedings; and (c) the issue and formalisation of the instruments necessary for release under the terms of item III of this Clause.

Fourth Paragraph. The SIGNATORS agree that, with regard to ongoing tax foreclosures filed by IBAMA and ICMBIO, the legal charges established and already included in the calculations of the amounts owed shall replace the legal fees, and no additional amounts shall be owed in this regard.

Paragraph five. The SIGNATARIES agree that only attorneys’ fees already fixed in SAMARCO’s favour by court decisions handed down up to the date of signature of this AGREEMENT shall be due in ordinary actions, annulment actions or any embargoes to execution that question the credits of IBAMA, ICMBIO or the STATE OF ESPÍRITO SANTO and their respective environmental bodies, listed in APPENDIX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEDURES TO BE TERMINATED BY THIS AGREEMENT. In actions in which legal fees are not set, they are not due.

Paragraph six. The PROMISEE and/or the FUNDAÇÃO RENOVA shall be responsible for paying any costs and procedural expenses for filing the legal proceedings to be closed with the payment provided for in this Clause.

Clause 10. The PROMISEE and/or FUNDAÇÃO RENOVA undertakes to carry out the procedure provided for in article 62 of Normative Ordinance PGU/AGU no. 21, of 4 July 2024, for cash payment of fines imposed by the CIF that are already in legal collection proceedings, listed in APPENDIX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT.

First Paragraph. The PROMISEE, FUNDAÇÃO RENOVA and the SHAREHOLDERS undertake to waive the legal claims and/or appeals pending in the proceedings listed in APPENDIX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT.

Second Paragraph. The waiver provided for in the first paragraph shall not be understood as recognition of the commission of the respective offences by the PROMISEE, SHAREHOLDERS and/or the FUNDAÇÃO RENOVA.

Third Paragraph. For the purposes of the payment provided for in this Clause, the amounts defined in the court decisions handed down up to the date of signature of this AGREEMENT will be taken into account, even if they have not yet become final.

Paragraph four. For the purposes of calculating the amount due, the following will be taken into account:

I. For cases with a court decision, the amount set in the decision will be updated at the SELIC rate, regardless of the existence of appeals;

II. For cases without a court decision, the amount indicated in the enforcement of the judgement, updated at the SELIC rate since the summons was served.

Paragraph five. The PROMISEE, FUNDAÇÃO RENOVA, the SHAREHOLDERS and the FEDERAL GOVERNMENT agree that the conversion into income in favour of the FEDERAL GOVERNMENT of all judicial deposits made in the proceedings listed in APPENDIX 23 - JUDICIAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINUED BY THIS AGREEMENT will be required.

Paragraph six. Once the fine has been paid in court, the FEDERAL GOVERNMENT undertakes to file a petition in the proceedings listed in APPENDIX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, requesting the cancellation of the case on the grounds of payment, and also waiving any appeals filed in the aforementioned proceedings.

Paragraph seven. In the event that the amount deposited by the PROMISEE is greater than the amount owed to the Federal Government, after conversion of the amount to which the Federal Government is entitled, the PROMISEE and/or FUNDAÇÃO RENOVA shall authorised to withdraw the excess amount.

Paragraph eight. In the proceedings listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINUED BY THIS AGREEMENT in which no prior judicial deposit has been made as security or in which it is established that the deposit was insufficient, the PROMISEE and/or the FUNDAÇÃO RENOVA undertake to make a judicial deposit of the amount indicated in APPENDIX 23 - JUDICIAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS A BE TERMINATED BY THIS AGREEMENT, with the discount provided for in this Clause, within 30 (thirty) days of the JUDICIAL APPROVAL of this AGREEMENT, subject to the provisions of the fourth paragraph.

Paragraph nine. The SIGNATORS agree that only attorneys’ fees for loss of suit already fixed in favour of the PROMISEE, the FUNDAÇÃO RENOVA and the SHAREHOLDERS by court decisions handed down up to the date of signature of this AGREEMENT shall be due. In actions in which no legal fees have been set, these will not be due.

Tenth Paragraph. The PROMISEE and/or FUNDAÇÃO RENOVA shall be responsible for paying any costs and procedural expenses for filing the legal proceedings to be closed with the payment provided for in this Clause.

Clause 11. CIF fines that are not being collected in court and that are not the subject of the proceedings listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, are included within the amounts of the OBLIGATION TO PAY of SAMARCO and/or FUNDAÇÃO RENOVA in this AGREEMENT to the Rio Doce Environmental Fund owned by the Federal Government, provided for in ANNEX 17 - ENVIRONMENTAL ACTIONS OF THE FEDERAL GOVERNMENT.

First Paragraph. With the JUDICIAL APPROVAL of this AGREEMENT, the proceedings relating to these fines will be definitively closed and shelved.

Second Paragraph. All incidents of disagreement and other legal proceedings relating to CIF’s Resolutions on the imposition of fines shall be extinguished with the JUDICIAL APPROVAL of this AGREEMENT.

Third Paragraph. The SIGNATORS agree that only legal fees for loss of suit already fixed in the procedures of the second paragraph in favour of the PROMISEE, FUNDAÇÃO RENOVA and the SHAREHOLDERS by court decisions handed down up to the date of signature of this Agreement shall be due. AGREEMENT. In actions in which legal fees are not set, they are not due.

Clause 12. They are not subject to the FINANCIAL CAP of this AGREEMENT and shall not be deducted from the amounts listed in Clause 4:

I. The execution of the OBLIGATIONS TO PERFORM listed in the following ANNEXES to this AGREEMENT: ANNEX 1 - MARIANA AND RESETTLEMENTS, ANNEX 2 - INDIVIDUAL INDEMNIFICATION, ANNEX 11 - REPAIR OF IMPACTED INFRASTRUCTURES BETWEEN FUNDÃO AND CANDONGA, ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN, and ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM COLLAPSE AND ITS CONSEQUENCES (“OBLIGATIONS TO PERFORM”);”).

II. Compensation for future, supervening or unknown damages, under the terms of this AGREEMENT.

III. Compensation for individual rights.

IV. The amount required to fulfil the TRANSFER OBLIGATIONS set out in the following ANNEXES to this AGREEMENT: ANNEX 1 - MARIANA AND RESETTLEMENTS, ANNEX 11 - REPAIR OF IMPACTED INFRASTRUCTURES BETWEEN FUNDÃO AND CANDONGA, and ANNEX 19. - TRANSITION AND CLOSURE OF THE PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES (“TRANSFER OBLIGATIONS” or “OBLIGATION TO TRANSFER”).

V. The execution of the obligations provided for in the terms of commitment and judicial agreements relating to the COLLAPSE already signed and not novated or expressly extinguished by this AGREEMENT.

VI. Costs and procedural expenses arising from the cancellation of ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT and any expert fees outstanding in the aforementioned proceedings.

VII. Monetary correction of OBLIGATION TO PAY.

VIII. Resources for the payment of penalties imposed by this AGREEMENT.

IX. Payment of fines of administrative procedures related to the COLLAPSE, in the form of Clause 9.

X. Payment of fines imposed by the CIF, the subject of legal proceedings listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT, in accordance with Clause 10.

XI. Any taxes related to the OBLIGATIONS TO PERFORM;

XII. The costs of the AUDITS of the OBLIGATIONS TO PERFORM .

XIII. The obligations expressly set out in ANNEX 1 - MARIANA AND RESETTLEMENTS

Paragraph one. Within the scope of the environmental licensing and regularisation procedures relating to the environmental recovery OBLIGATIONS to be performed, all known damage and negative impacts resulting from the COLLAPSE of this AGREEMENT shall be considered to have already been compensated, and shall not be subject to new compensation or compensatory measures.

Second Paragraph. The additional costs and expenses arising from any new environmental damage and impacts caused by SAMARCO and/or FUNDAÇÃO RENOVA exclusively in the course of carrying out the OBLIGATIONS TO PERFORM under its responsibility, in accordance with this AGREEMENT and the law, shall not be subject to the FINANCIAL CAP indicated above.

Third Paragraph. Intercurrent damage or loss of ecosystem services between the date of the COLLAPSE and the conclusion of the actions agreed in this AGREEMENT shall not be considered for the purposes of the exception provided for in the caput, subject to Clause 1, paragraph five.

Clause 13. The balance of the OBLIGATION TO PAY and TRANSFER OBLIGATION amounts shall be adjusted annually by the variation of the National Index of Broad Consumer Price Index (IPCA), or any other official index that may replace it, from the date of JUDICIAL APPROVAL of this AGREEMENT, unless expressly stated otherwise.

Clause 14. The possibility of reallocating resources between the projects under the execution of the PUBLIC AUTHORITIES, including the possibility of suppression and/or substitution, provided for in the same ANNEX, at the discretion of the institution of the responsible PUBLIC AUTHORITIES , observing GOVERNANCE (as defined in Clause 58, first paragraph), without such reallocation implying any responsibility and/or obligation to make new contributions of amounts to SAMARCO and/or FUNDAÇÃO RENOVA and/or SHAREHOLDERS and/or their RELATED PARTIES.

Sole Paragraph. The reallocation of resources must be substantiated and will follow criteria of efficiency, public interest, effectiveness, economy and thematic relevance, at the discretion and sole responsibility of the responsible public entity.

Clause 15. It is forbidden to reallocate resources between ANNEXES, except in the cases expressly provided for in this AGREEMENT and/or ANNEXES.

CHAPTER III

OBLIGATION TO PAY

Clause 16. The SIGNATORIES agree that SAMARCO’s and/or FUNDAÇÃO RENOVA’s obligations to make reparations provided for in previous agreements signed by and/or between all and/or part of the SIGNATORIES or established in judicial decisions already handed down in the actions listed in APPENDIX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE TERMINATED BY THIS AGREEMENT and which are still pending execution/completion shall be converted into compensation by means of an OBLIGATION TO PAY on the part of SAMARCO and/or FUNDAÇÃO RENOVA, in the manner defined in this AGREEMENT, its CHAPTERS, ANNEXES and APPENDICES, unless their continuation is exceptionally provided for expressly in this AGREEMENT.

Clause 17. In the event of default of more than 15 (fifteen) calendar days in the payment of any instalment of the OBLIGATION TO PAY by SAMARCO, the SHAREHOLDERS assume the obligation to pay the defaulted amount, in proportion to their respective shareholdings at the time of the COLLAPSE, with the addition of all the penalties provided for in this AGREEMENT, in compliance with the deadlines and procedures provided for in CHAPTER IX - PENALTIES of this AGREEMENT.

CHAPTER IV

USE BY THE PUBLIC AUTHORITIES OF THE RESOURCES ARISING FROM THE OBLIGATION TO PAY

Section I - General Provisions

Clause 18. Each entity of the Public Authorities will be exclusively responsible for defining the execution of the projects and actions to be carried out with the funds from the OBLIGATION TO PAY of the PROMISEE and/or FUNDAÇÃO RENOVA provided for in this AGREEMENT, and the entity responsible for the ANNEX will be responsible for defining the form of management and contracting, which will be subject to their own mechanisms for supervising execution and governance, as well as the applicable legislation.

Paragraph one. Each ANNEX will identify the executing institution, which will have the autonomy to detail and implement the projects and actions under its responsibility, in accordance with the provisions of this AGREEMENT and its ANNEXES.

Paragraph two. The entities and institutions responsible for carrying out or managing actions with resources from the OBLIGATION TO PAY must make information available on the Single Portal about the scope, estimated value, expected results and an update, at least every six months, on the stage of each action.

Clause 19. The amounts established in this AGREEMENT for the OBLIGATION TO PAY cover all the costs to be borne by the executing institution in carrying out the respective measure, including, but not limited to, the costs of hiring staff, regularisation, projects, studies, licensing/authorisations, subcontracting, internal and external control of compliance with the measures to be carried out, in accordance with any limits imposed in the respective ANNEXES for said contracts.

Paragraph one. Any supervening changes to the scope or cost of the projects and actions listed in this AGREEMENT to be implemented with the resources arising from the OBLIGATION TO PAY, of any nature, at any stage, authorise the executing institution to alter the projects and actions under its responsibility, in compliance with the terms of this AGREEMENT and its ANNEXES, without this implying, under any circumstances or for any reason, new responsibilities and/or obligations and/or charges for the PROMISEE, the FUNDAÇÃO RENOVA, or the SHAREHOLDERS and RELATED PARTIES, as well as altering the obligations and responsibilities provided for in this AGREEMENT for the PROMISEE, the FUNDAÇÃO RENOVA or the SHAREHOLDERS.

Second Paragraph. In the execution of actions and projects under the responsibility of the PUBLIC GOVERNMENT, should the expenses become more onerous than the amount originally foreseen or should the funds allocated to each project, programme or ANNEX become insufficient for the objectives originally intended, for whatever reason, the executing institution must adjust, alter, reduce or limit the scope of the measure or project, with a view to adjusting its value, without this implying any obligation, responsibility or requests for supplementary amounts from the PROMISEE, FUNDAÇÃO RENOVA, SHAREHOLDERS or RELATED PARTIES.

Third Paragraph. The financial resources arising from this AGREEMENT are not subject to the provisions of Federal Complementary Law no. 151, of 5 August 2015, and may not be used, including temporarily, for purposes other than those set out in this AGREEMENT.

Paragraph four. The funds to be applied directly by the executing institutions must comply with budgetary principles, as well as the rules and regulations governing the budgetary execution of public revenue and expenditure, observing, for the FEDERAL GOVERNMENT, the provisions of Section II of this CHAPTER IV - USE BY THE PUBLIC AUTHORITY OF THE RESOURCES ARISING FROM THE OBLIGATION TO PAY.

Paragraph five. Half-yearly follow-up meetings will be held between each Executive Branch, the Federal Public Prosecutor’s Office and the respective Justice Institutions, in which transparency will be given on the planning, including scope, execution and expected results of the actions to be carried out with the amounts of the OBLIGATION TO PAY under this AGREEMENT. If necessary, extraordinary meetings may be held at the request of the Justice Institutions or the Executive Branches to clarify the actions to be carried out.

Paragraph six. The STATE OF ESPIRITO SANTO shall provide the Federal Public Prosecutor’s Office, the Public Prosecutor’s Office of Espírito Santo and the state Public Defender’s Office with access to the computerised system that contains information on the planning and execution of the actions to be carried out with the amounts of the OBLIGATION TO PAY under this AGREEMENT, in order to enable the follow-up and monitoring of these actions.

Clause 20. The resources of the OBLIGATION TO PAY of this AGREEMENT shall be prioritised in the region of the Doce River Basin in the STATES OF MINAS GERAIS and ESPÍRITO SANTO and on the northern coast of the STATE OF ESPÍRITO SANTO, including the municipality of Anchieta/ES, unless otherwise expressly provided for in this AGREEMENT. In any event, the projects, initiatives and actions to be developed with funds from this AGREEMENT must benefit the geographical region of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO.

Clause 21. For ANNEX 12 - STATE INITIATIVES and ANNEX 18 - RESPONSE TO FLOODING AND ENVIRONMENTAL AND PRODUCTIVE RECOVERY OF THE MARGINS OF THE DOCE RIVER, which deal with actions that will be carried out exclusively by the State Executive Branches, each state will be able to issue subsequent administrative acts to regulate the internal organisation of its own bodies and entities.

Clause 22. For ANNEX 8 - HEALTH, ANNEX 9 - BASIC SANITATION, ANNEX 10 - FISHERIES, ANNEX 13 - INTERFEDERATIVE COOPERATION OF MOBILITY INFRASTRUCTURE and ANNEX 21 - COMMUNICATION AND TRANSPARENCY, which involve actions to be carried out by the State Executive Branches and the Federal Executive Branch, the breakdown of responsibilities set out in each specific ANNEX will be observed.

Clause 23. The amounts that are the subject of the OBLIGATION TO PAY and that are transferred to the PUBLIC AUTHORITY must be the object of specific registration, separately from the entry of the resource and its progressive expenditure, in order to identify and make transparent the application, expressly forbidding the confusion of assets between the resources arising from the destination and those arising from the revenues of the public entity.

Clause 24. Any support structures, logistics, consultancies, computerised systems, temporary staff support and temporary expenses aimed at carrying out any actions with resources from the OBLIGATION TO PAY may be contracted by the institution responsible, in compliance with the provisions of each ANNEX.

Paragraph one. No funds from the OBLIGATION TO PAY under this AGREEMENT may be used for ordinary personnel expenses or for projects not related to this AGREEMENT.

Paragraph two. Funds from the OBLIGATION TO PAY referred to in ANNEX 17 - FEDERAL GOVERNMENT ENVIRONMENTAL ACTIONS may be used for costs with (i) management, administrative, technological and social communication support for the implementation of the initiatives dealt with in that annex, and (ii) the monitoring and supervision of the OBLIGATIONS TO PERFORM related to ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN that are under the GOVERNANCE of the FEDERAL GOVERNMENT and the measures in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES that are under the GOVERNANCE of the FEDERAL GOVERNMENT and the measures in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS that are under the GOVERNANCE of the FEDERAL GOVERNMENT, at the discretion of the Ministry of the Environment and Climate Change, subject to the provisions of the third paragraph of this Clause.

Third Paragraph. Resources of the OBLIGATION TO PAY referred to in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE may be used for costs related to (i) managerial, administrative, technological and social communication support for the implementation of the initiatives dealt with in that annex, and (ii) the monitoring and supervision of the transition measures related to PGs 03 and 04 contained in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES, at the discretion of the Ministries listed in Clause 36, item I.

Paragraph four. Resources of the OBLIGATION TO PAY referred to in ANNEX 12 - STATE INITIATIVES may be used for (i) managerial, administrative, technological and social communication support for the implementation of the initiatives dealt with in that annex, and (ii) costs for monitoring and supervising the OBLIGATIONS TO PERFORM related to ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN that are under the GOVERNANCE of the respective STATES, as well as the measures under state GOVERNANCE set out in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND THEIR DEVELOPMENTS, at the discretion of the State Executive in charge.

Clause 25. Any socio-environmental and socio-economic demands highlighted by the Federal Public Prosecutor’s Office, the Public Prosecutor’s Office of the State of Minas Gerais and the Public Prosecutor’s Office of the State of Espírito Santo as a priority, due to claims by those affected or public or private organisations of social interest, after the initiation and formalisation of administrative procedures, and based on technical criteria, may be forwarded to the executing institution for evaluation for inclusion in programmes, projects and actions to be carried out, subject to the criteria and limits for the allocation of resources provided for in this AGREEMENT.

Clause 26. The FEDERAL GOVERNMENT and the STATES OF MINAS GERAIS and of ESPÍRITO SANTO will designate focal points to receive requests for clarification from the Justice Institutions regarding the fulfilment of the obligations relating to this AGREEMENT, undertaking to provide responses in a prompt, complete and reasoned manner.

Clause 27. FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and the RELATED PARTIES shall not be responsible for the management of the resources deposited in the account(s) or fund(s) created or provided for in this AGREEMENT or transferred by any means to the PUBLIC AUTHORITY for the execution of the actions and projects under its responsibility, nor for any errors, damages or failures in the execution of the respective measure, work or project for which the amounts are intended, for any additional costs arising therefrom or for the partial or complete failure to achieve the intended objective, which shall be the sole responsibility of the executing institution.

Clause 28. The establishment of public or private funds for the management of resources arising from this AGREEMENT shall comply with the following minimum criteria:

I. No earmarking of funds for purposes other than those of this AGREEMENT.

II. Existence of transparency and accountability mechanisms.

III. Keeping records of information on investments and the destination of the fund’s resources.

IV. Adopt internal mechanisms and procedures for integrity, auditing and encouraging whistleblowing.

V. Submission of the fund’s annual financial statements to auditing, without prejudice to control mechanisms.

Section II - FEDERAL GOVERNMENT FINANCIAL GOVERNANCE FOR THE OBLIGATION TO PAY

Clause 29. The funds earmarked for the projects, actions and collective compensatory measures of a socio-economic and socio-environmental nature arising from the OBLIGATION TO PAY provided for in this AGREEMENT, which will be managed by the FEDERAL GOVERNMENT, will be deposited in a private fund called the “Rio Doce Fund”.

Clause 30. The Rio Doce Fund will be set up by the National Bank for Economic and Social Development - BNDES, and its regulations will be defined by Decree of the President of the Republic, in fulfilment of the JUDICIAL APPROVAL of this AGREEMENT.

First Paragraph. The FEDERAL GOVERNMENT shall be responsible for informing the PROMISEE and/or the FUNDAÇÃO RENOVA of the effective constitution of the Rio Doce Fund and the respective details for making the payments set out in ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY. The PROMISEE and/or FUNDAÇÃO RENOVA, SHAREHOLDERS and/or their RELATED PARTIES shall not be held liable for any delay in the constitution of the Rio Doce Fund that makes it impossible to comply with ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Second Paragraph. The expenses incurred by the National Bank for Economic and Social Development (BNDES) in setting up and maintaining the Rio Doce Fund shall be borne by the resources contributed to it.

Third Paragraph. As long as the fund referred to in the caput has not been set up for the contribution of the resources that are the object of this AGREEMENT, the resources may be transferred directly to the National Bank for Economic and Social Development - BNDES and held by it in provisional custody until the quotas are paid up, under the terms of this AGREEMENT.

Paragraph four. During the period referred to in the third paragraph, the funds transferred shall be remunerated by the National Bank for Economic and Social Development - BNDES, pro rata die, at the average adjusted daily financing rate calculated by the Special Settlement and Custody System - SELIC for federal public securities, published by the Central Bank of Brazil, or by another rate that may legally replace it.

Paragraph five. The funds transferred to the National Bank for Economic and Social Development - BNDES under the terms of the third paragraph of this Clause, as well as the income provided for in the fourth paragraph, do not form part of the assets of the National Bank for Economic and Social Development - BNDES and do not communicate with its equity, and must be kept in accounting segregation.

Paragraph six. In the event that the fund referred to in the caput is not set up, the funds transferred to the National Bank for Economic and Social Development (BNDES) under the terms of the third paragraph, as well as their respective remuneration, shall be cancelled. provided for in the fourth paragraph, shall be earmarked as indicated by the FEDERAL GOVERNMENT, observing the destination and objectives provided for in this AGREEMENT.

Paragraph seven. The expenses incurred by the National Bank for Economic and Social Development (BNDES) in setting up the fund shall be borne by the resources contributed to it.

Paragraph eight. The funds arising from the OBLIGATION TO PAY constitute an obligation to make good through pecuniary consideration and are not public revenue.

Paragraph nine. The Rio Doce Fund’s resources, when intended to fund actions to be carried out directly by the Federal Public Administration, must be passed on to the FEDERAL GOVERNMENT, in accordance with the relevant budgetary legislation.

Clause 31. The Rio Doce Fund will be created, administered, managed and represented in and out of court by the National Bank for Economic and Social Development - BNDES, which will directly or indirectly transfer or execute the resources, in the manner set out in the Decree referred to in Clause 30 or in resolutions of the Rio Doce Fund Management Committee, established in Clause 32.

First Paragraph. The PROMISEE and/or FUNDAÇÃO RENOVA, responsible for the OBLIGATION TO PAY, shall assign, in relation to the amounts contributed to the Rio Doce Fund, all the rights of a shareholder, including ownership of the shares, to the FEDERAL GOVERNMENT.

Second Paragraph. The assets and rights that make up the assets of the Rio Doce Fund, as well as their fruits and income, shall not be communicated with the assets of the federal financial institution, subject to the following restrictions with regard to such assets and rights:

I. They are not part of the federal financial institution’s assets.

II. They are not directly or indirectly liable for any obligation of the federal financial institution.

III. They are not included in the list of assets and rights of the federal financial institution, for the purposes of judicial or extrajudicial liquidation.

IV. They cannot be pledged as collateral for federal financial institution debts.

V. They are not enforceable by any creditors of the federal financial institution, however privileged they may be.

VI. No encumbrances in rem may be placed on any real estate that may constitute its assets.

Clause 32. A Management Committee shall be set up to manage the resources of the Rio Doce Fund:

I. Approve its internal regulations.

II. Establish the guidelines and regulations for the actions referred to in this AGREEMENT, in conjunction with the Ministries listed in Clause 36.

III. Draw up and approve an annual plan for the use of the fund’s resources and any amendments thereto, in compliance with the provisions of this AGREEMENT, in conjunction with the Ministries listed in Clause 36.

IV. Approve the reports on the implementation of the annual plan for the application of Rio Doce Fund resources.

Sole Paragraph. The operating rules of the Rio Doce Fund Management Committee, or of any other relevant collegiate bodies, and of the governance of the execution of the resources, will be regulated by Decree of the President of the Republic.

Clause 33. The Rio Doce Fund’s bylaws shall provide, among other aspects to be regulated in the Decree referred to in Clause 30, for:

I. The allocation of resources, guidelines and regulations for the actions under this AGREEMENT are the responsibility of the FEDERAL GOVERNMENT, as defined by the Rio Doce Fund Management Committee.

II. The form of remuneration of the fund management institution.

III. The sanctions applicable in the event of non-compliance with the terms agreed with the recipients of the fund’s resources.

IV. The contracting of partner institutions of any kind for the fulfilment of its purposes.

V. The investment policy.

VI. The governance of the Rio Doce Fund, which should include rules on:

a. Active transparency.

b. The control of the execution of resources, including by external control bodies.

c. To the audit.

VII. The power of the Rio Doce Fund’s managing institution to decide on the management and disposal of the fund’s assets and rights, ensuring that its profitability and liquidity are maintained.

Sole Paragraph. Unused amounts or amounts not executed in accordance with the application plan must be returned to the Rio Doce Fund, in accordance with its bylaws.

Clause 34. In the event that all the funds are not used, the remaining balance must be passed on to the FEDERAL GOVERNMENT.

Clause 35. The National Bank for Economic and Social Development (BNDES) shall sign this AGREEMENT as a consenting intervener.

Sole Paragraph. The intervention-annuity to be given by the National Bank for Economic and Social Development - BNDES is limited to the rules relating to the operationalisation of the Rio Doce Fund provided for herein, and does not represent consent or ratification on its part to the other provisions of this AGREEMENT.

Section III - Thematic Governance of the FEDERAL GOVERNMENT for the

OBLIGATION TO PAY

Clause 36. For the actions and programmes that are the responsibility of the FEDERAL GOVERNMENT, arising from the OBLIGATION TO PAY referred to in this AGREEMENT, financial management will be carried out in accordance with Clauses 29 to 35 as well as the following distribution, for thematic management:

I. The management of actions and projects aimed at Indigenous People, Quilombola Communities and Traditional People, for the purposes of public policies aimed at this public and to enable consultation and monitoring of the measures referred to in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE will be the joint responsibility of the Ministry of Agrarian Development and Family Agriculture, the Ministry of Racial Equality and the Ministry of Indigenous People.

II. The management of the Income Transfer Programme, set out in ANNEX 4 - INCOME TRANSFER PROGRAMME (PTR), will be the responsibility of the Ministry of Agrarian Development and Family Agriculture, as far as family farmers are concerned, and the Ministry of Fisheries and Aquaculture, as far as fishermen are concerned.

III. The management of the actions and projects of the Economic Recovery Programme - Productive Promotion Axis, set out in ANNEX 5 - PROGRAMME TO ENCOURAGE EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RETURN (PRE) will be the responsibility of the Ministry of Social Development and Fight against Hunger.

IV. The management of the actions and projects of the Economic Recovery Programme - Support for Agricultural and Forestry Production Chains, set out in ANNEX 5 - PROGRAMME TO ENCOURAGE EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RECOVERY (PRE), will be the responsibility of the Ministry of Agrarian Development and Family Farming, in conjunction with the Ministry of Agriculture and Livestock.

V. The management of the actions and projects of the Resumption Programme - Axis for Promoting Education, Science, Technology and Information, set out in ANNEX 5 - PROGRAMME TO ENCOURAGE EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, TO PRODUCTION AND ECONOMIC RETURN (PRE), will be the responsibility of the Ministry of Mines and Energy, in conjunction with the Ministry of Education and the Ministry of Science, Technology and Innovation.

VI. The management of actions to implement the Federal Council for Social Participation in the Doce River Basin and the Doce River Basin People’s Fund, set out in ANNEX 6 - SOCIAL PARTICIPATION, will be the responsibility of the General Secretariat of the Presidency of the Republic.

VII. The Ministry of Agrarian Development and Family Farming will be in charge of managing the Independent Technical Consultancies/Assistances provided for in ANNEX 6 - SOCIAL PARTICIPATION.

VIII. The management of actions to strengthen the Unified Social Assistance System, set out in ANNEX 7 - STRENGTHENING THE UNIFIED SOCIAL ASSISTANCE SYSTEM, will be the responsibility of the Ministry of Social Development and Fight against Hunger.

IX. The management of the actions and projects relating to Health, referred to in ANNEX 8 - HEALTH, as far as the FEDERAL GOVERNMENT is concerned, will be the responsibility of the Ministry of Health.

X. The management of the sanitation programmes and projects referred to in ANNEX 9 - BASIC SANITATION, as far as the FEDERAL GOVERNMENT is concerned, will be the responsibility of the Special Secretariat for the Partnership and Investment Programme of the Civil House of the Presidency of the Republic, in conjunction with the Ministry of Cities.

XI. The management of actions and projects relating to fisheries, as referred to in ANNEX 10 - FISHING, as far as the FEDERAL GOVERNMENT is concerned, will be carried out jointly by the Ministry of the Environment and Climate Change and the Ministry of Fisheries and Aquaculture.

XII. The management of actions and projects relating to inter-federative cooperation on mobility infrastructure, as referred to in ANNEX 13 - INTERFEDERATIVE COOPERATION ON MOBILITY INFRASTRUCTURE, insofar as it falls to FEDERAL GOVERNMENT , will be carried out by the Ministry of Transport.

XIII. The management of actions and projects to reinforce inspection activities in the prevention and mitigation of mining risks, provided for in ANNEX 14 - REINFORCEMENT THE TAXATION ACTIVITIES OF THE FEDERAL PUBLIC GOVERNMENT IN THE PREVENTION AND MITIGATION OF RISKS IN MINING, will be the responsibility of the Ministry of Mines and Energy.

XIV. The management of actions and projects to compensate for the socio-environmental impact, under the terms of ANNEX 17 - ENVIRONMENTAL ACTIONS OF THE FEDERAL GOVERNMENT, will be the responsibility of the Ministry of the Environment and Climate Change.

XV. The management of the resources relating to the social security reimbursement, provided for in ANNEX 20 - SOCIAL SECURITY REIMBURSEMENT, will be the responsibility of the National Institute of Social Security - INSS.

Paragraph one. Within 15 (fifteen) calendar days of the JUDICIAL APPROVAL of the AGREEMENT, each Ministry and entity listed in items I to XV shall designate a holder and an alternate, responsible, in each body, for coordinating the projects and programmes arising from the OBLIGATION TO PAY of this AGREEMENT, and due publicity shall be given on the Single Portal of this AGREEMENT provided for in ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

Second Paragraph. For the actions of the FEDERAL GOVERNMENT provided for in this AGREEMENT, the six-monthly meetings referred to in Clause 19, fifth paragraph, shall be convened and held by the Ministries and entities responsible for managing projects and programmes, as distributed in items I to XV.

Third Paragraph. The Ministries listed in items I to XV may delegate management powers to their related entities.

Section IV - Management of Obligations by Institutions of Justice

Clause 37. The Justice Institutions identified below (“Justice Institutions” or “Institutions of Justice”) shall jointly manage the obligations listed in this Section:

I. Federal Public Prosecutor’s Office.

II. Public Prosecutor’s Office of the State of Espírito Santo.

III. Public Prosecutor’s Office of the State of Minas Gerais.

IV. Public Defender’s Office of the State of Espírito Santo.

V. Public Defender’s Office of the State of Minas Gerais.

VI. Federal Public Defender’s Office.

First Paragraph. Within 10 (ten) working days of the JUDICIAL APPROVAL of this AGREEMENT, the Justice Institutions listed above undertake to appoint, by an act of the head of the institution, the head and deputy head of each Justice Institution responsible for the execution of this AGREEMENT.

Second Paragraph. The collegiate decisions of the Justice Institutions will be adopted by simple majority, in a deliberation in which the PROMISEES indicated in the caput will participate.

Clause 38. The following shall be the sole responsibility of the Justice Institutions: (i) the governance of the OBLIGATIONS TO PERFORM relating to (i.a) the Communication, Participation, Dialogue and Social Control Programme (PG-06), (i.b) the National and International Communication Programme (PG-36) set out in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS, and (ii) the management of the funds provided for in the obligation to pay relating to the Support Structure and Socio-environmental Projects specified in Clause 4, item II, point f, item 2, and the Women’s Programme specified in Clause 4, item II, point f, item 1.

Clause 39. The GOVERNANCE of ANNEX 2 - INDIVIDUAL INDEMNIFICATION shall be autonomous in each state and will be the responsibility of the Institutions of Justice of the respective territorial extension. For the initiatives in the STATE OF MINAS GERAIS, the GOVERNANCE will be made up of the FEDERAL PUBLIC PROSECUTORS, FEDERAL PUBLIC DEFENDERS, PUBLIC PROSECUTORS FOR THE STATE OF MINAS GERAIS and PUBLIC DEFENDERS FOR THE STATE OF MINAS GERAIS. For the initiatives in the STATE OF ESPÍRITO SANTO, the GOVERNANCE will be made up of the FEDERAL PUBLIC PROSECUTORS, the FEDERAL PUBLIC DEFENDERS OFFICE, the PUBLIC PROSECUTORS FOR THE STATE OF ESPÍRITO SANTO and the PUBLIC DEFENDERS’ OFFICE FOR THE STATE OF ESPÍRITO SANTO.

Clause 40. The Women’s Programme is hereby created, for which the sum of BRL 1,000,000,000.00 (one billion reais) is earmarked, for initiatives to be implemented and managed by the Institutions of Justice for the benefit of the women of the Doce River Basin and the northern coast of the STATE OF ESPIRITO SANTO.

Clause 41. BRL60,000,000.00 (Sixty million reais) will be earmarked for the support structure of the Justice Institutions.

Clause 42. BRL 200,000,000.00 (Two hundred million reais) will be earmarked for Socio-Environmental Projects to be defined by the Justice Institutions, to be carried out in the STATES OF MINAS GERAIS and/or ESPÍRITO SANTO, preferably in the Doce River Basin and on the northern coast of the STATE OF ESPÍRITO SANTO.

Clause 43. The results of the initiatives indicated in Clauses 40, 41 and 42 will also be publicised on this AGREEMENT’s Single Portal, in accordance with ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

Clause 44. No funds from this AGREEMENT may be used for ordinary personnel expenses, for projects not related to this AGREEMENT, or for the hiring of an AUDIT of the OBLIGATION TO PAY.

Clause 45. In the event that the amounts indicated in Clauses 40, 41 and 42 are not used for their respective purposes, the balance remaining at the end of each financial year may be used as decided by the Justice Institutions for projects of socio-environmental interest in the Doce River Basin and the northern coast of the STATE OF ESPIRITO SANTO.

Clause 46. The amounts earmarked for the actions in the previous clauses must be deposited by the PROMISEE and/or FUNDAÇÃO RENOVA in a judicial account linked to a process to be indicated by the Justice Institutions, in accordance with the ANNEX. 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY.

Paragraph one. The amount to be deposited in court for the Women’s Programme referred to in Clause 40 will be defined after the entity responsible for its management and operation has been contracted.

Second Paragraph. The PROMISEE and/or the FUNDAÇÃO RENOVA and the Justice Institutions may agree, by mutual agreement, on a form of deposit other than the aforementioned during the execution of this AGREEMENT, with the aim of improving its execution.

Clause 47. In order to carry out the Women’s Programme, the Justice Institutions will submit a Terms of Reference for the hiring, by the PROMISEE, of an entity with notorious capacity to operate the programme, which will be managed by the Justice Institutions.

First Paragraph. Payment for the contract established in this Clause shall be made directly by the PROMISEE and/or FUNDAÇÃO RENOVA to the entity selected by the Justice Institutions to manage and operate the programme referred to in this Clause. The amount corresponding to the contracting shall make up the total amount referred to in Clause 40 above and shall be deducted from the instalments allocated for this initiative in ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Second Paragraph. Once the Terms of Reference have been made available by the Justice Institutions, the PROMISEE will carry out a selection process to obtain technical and commercial proposals from companies interested in managing and operating the programme. The proposals received will be made available to the Justice Institutions within 60 (sixty) days of the Terms of Reference being made available for them to select the entity to be contracted.

Third Paragraph. The PROMISEE must formalise the hiring of the selected entity within 60 (sixty) days of the Institutions of Justice notifying them of the selection of the entity to be hired to manage and operate the programme.

Paragraph four. The selection process will only begin when the Terms of Reference have been made available and there are sufficient resources available for this initiative in ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Paragraph five. The Justice Institutions will be consenting parties to the contract between the PROMISEE and the entity responsible for managing and operating the programme and will carry out the technical and operational management of the services to be provided by the latter. The PROMISEE will only pay the consideration provided for in the contract after approval by the Justice Institutions.

Paragraph six. There shall be no interference or responsibility on the part of the PROMISEE, the SHAREHOLDERS and/or RELATED PARTIES over such services and/or on any other aspects of the programme, including selection criteria for programme initiatives.

CHAPTER V

OBLIGATIONS TO PERFORM

Clause 48. SAMARCO’S and/or FUNDAÇÃO RENOVA’S OBLIGATIONS TO PERFORM related to the COLLAPSE are redefined in this AGREEMENT, according to the criteria and adjustments contained therein and in their respective ANNEXES.

Clause 49. As provided for in Clause 1, paragraph six, the OBLIGATIONS TO PERFORM provided for in this AGREEMENT fully replace all the obligations to perform provided for in the agreements that are related to the COLLAPSE and its impacts, so that SAMARCO and/or FUNDAÇÃO RENOVA will not remain obliged to carry out any of the actions previously established and which have not yet been fulfilled, unless otherwise established in this AGREEMENT.

First Paragraph. SAMARCO’S and/or FUNDAÇÃO RENOVA’S OBLIGATIONS TO PERFORM are governed by clear, objective and measurable delivery indicators and milestones, defined in this AGREEMENT and its ANNEXES, based on Brazilian legislation and applicable Brazilian technical standards, which shall be deemed to have been fully complied with by achieving the respective objective delivery milestones, targets and indicators, as determined by GOVERNANCE, in accordance with this AGREEMENT.

Second Paragraph. Any changes to these delivery milestones or to the schedules approved by the competent GOVERNANCE may only occur on an exceptional basis, duly justified technically and when necessary to fulfil the respective obligation, and must be formalised by mutual agreement between the PARTIES.

Clause 50. The PROMISEE and FUNDAÇÃO RENOVA undertake to carry out the OBLIGATIONS TO PERFORM provided for in the actions/projects/programmes defined in Clause 4, item IV.

Clause 51. SAMARCO or the FUNDAÇÃO RENOVA, in agreement with the competent GOVERNANCE, may replace a specific OBLIGATION TO PERFORM with another with equivalent results, in the event of proven disproportionate negative socio-environmental impacts as a result of the reparation measure, unfeasibility or impossibility of compliance, following an assessment by the competent body.

Clause 52. Exceptionally and in a justified manner, the PARTIES, in agreement with the competent GOVERNANCE, may substitute a certain OBLIGATION TO PERFORM for an obligation to pay, subject to the respective financial value to be defined at the time of the conversion of the obligation, in the event of proven disproportionate negative socio-environmental impacts as a result of the reparation measure, unfeasibility or impossibility of compliance, following an assessment by the competent body.

Clause 53. Considering the public interest of the measures, works and actions established under this AGREEMENT, the authorisation or licensing procedures to be carried out with the Executive Power of the STATE OF MINAS GERAIS, the STATE OF ESPÍRITO SANTO and the FEDERAL GOVERNMENT and their respective Commission shall, in accordance with the procedure laid down in Article 4(2), ensure the reasonable duration of the process and the means that guarantee the speed with which it is processed, as a matter of priority, in compliance with the applicable legislation, with a view to efficient execution of the measure in the common interest.

Clause 54. The PROMISEES, within the scope of their powers, shall make their best efforts with the competent bodies and entities to, once the legal requirements have been met, issue the consent or manifestation necessary for the formalisation and conclusion of the authorisation, grant or licensing processes, with a view to providing the necessary information and documents and guaranteeing the smooth running of the respective procedures.

Clause 55. In the event of delays caused by the PROMISEES and/or the PUBLIC AUTHORITIES in assessing the documents, issuing licences, opinions and authorisations necessary for the execution of the PERFORMANCE OBLIGATIONS undertaken by the PROMISEE and/or the FUNDAÇÃO RENOVA, which compromise the schedule of activities, adjustments may be made, limited to the proportional extent of the delays.

First Paragraph. The PROMISEE and/or the FUNDAÇÃO RENOVA shall submit to GOVERNANCE for approval proposed adjustments to the schedule and projects for implementing the actions, limited to the proportional extent of delays caused by the PROMISEES and/or the PUBLIC GOVERNMENT, duly substantiated.

Second Paragraph. Adjustments and alterations to the schedule will not characterise default on the part of the PROMISEE and/or the FUNDAÇÃO RENOVA, as established in CHAPTER IX - PENALTIES.

Clause 56. In the event of persistent default, inaction, omission or delay by the PROMISEE of more than thirty (30) days from the notification provided for in Clause 95 in CHAPTER IX - PENALTIES, in the performance of any of the OBLIGATIONS TO PERFORM GOVERNANCE shall notify the SHAREHOLDERS of the need to initiate and/or resume fulfilment of the obligation, granting them a period of up to thirty (30) days to decide between the following measures:

I. Provide the necessary capital to the PROMISEE, in proportion to their respective shareholdings at the time of the COLLAPSE, to enable the resumption of the fulfilment of the respective OBLIGATION TO PERFORM; or

II. Hiring a third party to carry out the resumption of the respective PERFORMANCE OBLIGATION in place of the PROMISEE, preferably for a temporary period, with the costs of such hiring to be shared in accordance with item I.

Paragraph 1. Once the deadline has elapsed and the alternative has been chosen, the SHAREHOLDERS shall notify GOVERNANCE of the decision and begin implementing it within 45 (forty-five) days in the case of item II, and 15 (fifteen) days in the case of item I.

Second Paragraph. The provisions of this Clause shall also apply in the event of bankruptcy, any type of closure or reduction of activities that impact on the fulfilment of the obligations arising from this AGREEMENT by the PROMISEE.

Clause 57. In the event of exhaustion of assets or insolvency, or due to impossibility or incapacity, including technical impossibility, to fulfil the obligation to perform and/or pay agreed by the SHAREHOLDERS in Clauses 17 and 56 above, the PUBLIC AUTHORITIES may adopt legal measures for the full fulfilment of the OBLIGATION TO PAY and the OBLIGATIONS TO PERFORM provided for in this AGREEMENT vis-à-vis the SHAREHOLDERS.

CHAPTER VI

GOVERNANCE OF OBLIGATIONS TO PERFORM

Section I - General Provisions

Clause 58. This CHAPTER establishes the GOVERNANCE of the OBLIGATIONS TO defined in CHAPTER V - OBLIGATIONS TO PERFOM.

Paragraph one. Governance over the projects, measures and actions defined in this AGREEMENT (“GOVERNANCE”) shall be guided by simplicity of decision-making procedures, with the decision of the legally competent bodies prevailing, where appropriate, avoiding antagonistic positions between them and GOVERNANCE, with a clear definition of attributions and respect for the autonomy and legal attributions of public institutions.

Second Paragraph. Decisions or requests by GOVERNANCE shall be expressly motivated and based on the provisions of this AGREEMENT, national legislation and/or the relevant national technical standards.

Clause 59. The competent entity responsible for GOVERNANCE may hear the other entities in order to make a decision, in a formal, non-binding statement, within the original period for evaluation by the responsible entity.

Clause 60. The GOVERNANCES of OBLIGATIONS TO PERFORM are:

I. Monitoring and inspection of the execution of the OBLIGATIONS TO PERFORM, which may be subsidised, when necessary at the discretion of the PROMISEES responsible for the respective GOVERNANCE, by a non-binding assessment of the respective AUDIT/CONSULTANCY contracted under the terms of this AGREEMENT.

II. Definition of complementary technical guidelines, provided they are substantiated, based on Brazilian normative acts, regarding specific details of the FUNDAÇÃO RENOVA’s and/or the PROMISEE’s OBLIGATIONS TO PERFORM, when they have not been specified in the ANNEXES to this AGREEMENT, or when their specification is indispensable for the fulfilment of the OBLIGATION TO PERFORM.

III. Verification of the fulfilment of the PROMISEE’S and/or FUNDAÇÃO RENOVA’S OBLIGATIONS TO PERFORM and issue releases to them in the event of the achievement of the targets or deliveries set out in the ANNEXES to this AGREEMENT, when the release is provided for in this AGREEMENT.

Paragraph one. The analysis of the issue of release by GOVERNANCE will be based on the criteria and delivery milestones established in this AGREEMENT and the respective ANNEXES, and must be legally and technically grounded, based exclusively on the applicable national technical standards and regulations.

Second Paragraph. In the event that the entity responsible for the GOVERNANCE of the obligation does not state that the obligation has been released within the period set out in this AGREEMENT, this fact may be communicated to the competent court, as provided for in Clause 154 of this AGREEMENT, by the PROMISEE and/or the SHAREHOLDERS, so that fulfilment of the OBLIGATION TO PERFORM may be declared and the respective release declared.

Clause 61. Each ANNEX dealing with OBLIGATIONS TO PERFORM of the AGREEMENT shall indicate the GOVERNANCE responsible for each obligation separately, or for the set of obligations of the ANNEX, as the case may be.

Clause 62. The contracted AUDIT(S) may support the GOVERNANCE responsible for monitoring the OBLIGATIONS TO PERFORM, at the discretion of the respective PROMISEE(S) responsible for the GOVERNANCE of each measure, to assess the achievement of the targets and delivery milestones agreed in this AGREEMENT and on a non-binding technical-opinion basis.

First Paragraph. The GOVERNANCE responsible, at its discretion, may require the AUDIT to carry out analyses, inspections and other diligence, such as the production of reports, technical notes, opinions, reports and the like, as necessary to technically support its analyses of compliance with the OBLIGATIONS TO PERFORM.

Paragraph two. The conclusions of the AUDIT are not binding, but will subsidise the GOVERNANCE responsible for decision-making, and should not be interpreted as creating additional obligations for the FUNDAÇÃO RENOVA, the PROMISEE and the SHAREHOLDERS.

Subsection A - State governance of OBLIGATIONS TO PERFORM

Clause 63. State governance will be exercised in a collegiate manner by the respective PROMISEES of the state, called the State Committee:

I. The executive branch of each state.

II. Each state’s Public Prosecutor’s Office.

III. Public Defender’s Office in each state.

IV. Federal Public Prosecutor’s Office.

Paragraph one. The executive secretariat for articulating actions in state governance will be exercised by the respective State Executive Power, through the coordination of each state’s Pro Doce River Steering Committee.

Second Paragraph. Within 5 (five) working days of the JUDICIAL APPROVAL of this AGREEMENT, the PROMISORS undertake to appoint to the Pro-Doce River Steering Committee of each state, by act of the highest leader, the head (strategic level), deputy head (tactical level) and deputy responsible in each institution for the implementation of the AGREEMENT, who will have the authority to formally represent the institution on any issues related to the implementation of this AGREEMENT.

Third Paragraph. The collegiate decisions of GOVERNANCE shall be adopted by majority vote, in a deliberation in which the Promisors indicated in the caput shall participate and shall be binding on all the Promisors.

Subsection B - Federal governance of OBLIGATIONS TO PERFORM

Clause 64. The federal governance of the OBLIGATIONS TO PERFORM shall be exercised independently by its Ministries and entities, in the form of this Subsection.

First Paragraph. The Ministries listed in this Subsection may delegate the GOVERNANCE they are responsible for to their respective linked entities.

Second Paragraph. Each entity responsible for GOVERNANCE will hold six-monthly meetings with the Federal Public Prosecutor’s Office in order to present the progress of the OBLIGATIONS TO PERFORM, and extraordinary meetings may be called.

Clause 65. It shall be the responsibility of the federal government, as listed below, to monitor the following OBLIGATIONS TO PERFORM of the FUNDAÇÃO RENOVA and/or the PROMISEE:

I. Governance of the actions relating to ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN that are the responsibility of the FEDERAL GOVERNMENT will be the responsibility of the Ministry of the Environment and Climate Change or its affiliates, in the form of the aforementioned ANNEX;

II. The governance of any actions and projects provided for in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE shall be the responsibility of the Ministry of Indigenous People, the Ministry of Racial Equality and the Ministry of Agrarian Development and Family Agriculture;

III. The governance of the actions provided for in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING OUT OF THE COLLAPSE AND ITS CONSEQUENCES, is detailed therein.

Sole Paragraph. Within 15 (fifteen) calendar days of the JUDICIAL APPROVAL of this AGREEMENT, each Ministry indicated in this Subsection and in ANNEX 19 will - TRANSITION AND CLOSURE OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM COLLAPSE AND ITS CONSEQUENCES shall designate a member and an alternate responsible, in each body, for executing the governance of this AGREEMENT, which must be duly publicised on the Transparency Portal provided for in ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

Clause 66. In the exercise of GOVERNANCE, the federal entities responsible may request the non-binding opinion of the state governments of other PROMISEES, as well as being asked by them to provide clarification on issues related to the fulfilment of the obligations referred to in Clause 65.

CHAPTER VII

AUDIT OF OBLIGATIONS TO PERFORM

Clause 67. The OBLIGATIONS TO PERFORM of this AGREEMENT that remain the responsibility of SAMARCO and/or FUNDAÇÃO RENOVA may be subject to independent external audits, at the discretion of the respective GOVERNANCE (“AUDIT”).

Clause 68. The purpose of the AUDIT(S) shall be to assess the monitoring of the OBLIGATIONS TO PERFORM and the achievement of the deliveries or metrics agreed for each OBLIGATION TO PERFORM under the responsibility of SAMARCO and/or FUNDAÇÃO RENOVA, in accordance with the respective ANNEXES to this AGREEMENT, based on national legislation and/or the relevant national technical standards.

Paragraph one. Two (2) AUDITS will be contracted, one of which will be responsible for assessing the socio-environmental DUTIES and the other the socio-economic DUTIES, in accordance with the provisions of this AGREEMENT.

Paragraph two. The AUDIT of the socio-environmental OBLIGATIONS TO PERFORM will also have the advisory scope of assisting GOVERNANCE in carrying out preparatory activities.

Third paragraph. The findings of the AUDIT(S) shall be expressed in a report or technical note.

Clause 69. The AUDIT(S) shall strive for efficiency in the execution of their activities, and the overlapping of analyses and activities of different audits on the same obligation shall be prohibited.

Clause 70. GOVERNANCE may request the support of AUDIT to define complementary technical guidelines when their specification is indispensable for the fulfilment of the OBLIGATION TO PERFORM, subject to Clause 49, first paragraph, of this AGREEMENT.

Clause 71. The AUDIT(S) shall be contracted by SAMARCO, according to the guidelines and rules established in this AGREEMENT for the duration of the accompanying OBLIGATION TO PERFORM, observing the maximum contractual term of 5 (five) years.

Paragraph one. At the end of the contractual period without completion of the accompanying OBLIGATION TO PERFORM, the contractor must deliver to GOVERNANCE all the material it has produced and/or received from SAMARCO and/or FUNDAÇÃO RENOVA, as well as submitting it to GOVERNANCE and the PROMISEE, at the same time, a conclusive and detailed follow-up report on the OBLIGATION TO PERFORM, which must be drawn up on the basis of Brazilian legislation and Brazilian technical standards.

Paragraph two. In the event of a justified need to continue the work of the AUDIT(S) to monitor the OBLIGATION(S) TO PERFORM, the new contracting period must comply with the rules of the heading and the process described in Clause 72.

Third Paragraph. The process of contracting the work of the continuing AUDIT(s) shall follow the procedure set out in Clause 72.

Paragraph four. There is no prohibition on hiring the same institution(s) to continue the AUDIT work, provided that, once the obligations to make material available and to draw up a conclusive report with parameters for measuring the accompanying OBLIGATION TO PERFORM have been fulfilled, as set out in the first paragraph, a new tender procedure is carried out by SAMARCO and/or FUNDAÇÃO RENOVA and the institution(s) have submitted the best commercial and technical proposals.

Paragraph five. The institution(s) contracted to continue the AUDIT work may not review the analyses, recommendations and conclusions of the previous institution(s) with regard to the partial release of the accompanying OBLIGATION TO PERFORM.

Paragraph six. In order to ensure the continuity of the AUDIT work in the event of non-completion of the OBLIGATION TO PERFORM within the contractual period of 5 (five) years, the AUDIT then contracted shall remain responsible for the follow-up work until the audit institution that won the competitive procedure is duly contracted, so that there is no interruption in the work.

Clause 72. The process of contracting the AUDIT(S) shall follow the following system:

I. SAMARCO and/or FUNDAÇÃO RENOVA shall carry out within 45 (forty-five) days of the JUDICIAL APPROVAL OF THE AGREEMENT the tendering process(es) for the selection of institutions with the technical qualifications to monitor the OBLIGATIONS TO PERFORM, in compliance with the requirements of this CHAPTER VII - AUDIT OF OBLIGATIONS TO PERFORM;

II. Once the tendering process is closed, SAMARCO and/or FUNDAÇÃO RENOVA will submit 4 (four) commercial and technical proposals from the selected institutions to the GOVERNANCES within a maximum of 15 (fifteen) calendar days.

III. Within 15 (fifteen) calendar days of submitting the commercial proposals, the respective GOVERNANCE(S), jointly or by majority, will choose the institution to be contracted for each AUDIT scope, giving technical and financial reasons for their decision. The GOVERNANCE(S) may reject all the proposals with good reason, in which case the process will have to be restarted.

IV. The AUDIT will be contracted within 45 (forty-five) calendar days of receiving the decision from the GOVERNANCE(S).

V. Copies of the contracts must be sent to the GOVERNANCE(S) within 15 (fifteen) calendar days of the contract being signed.

Paragraph First. The minimum qualification criteria to act as AUDITOR of the OBLIGATIONS TO PERFORM of this AGREEMENT are as follows:

I. Submission of documentation proving technical qualifications comprising experience in auditing socio-environmental and/or socio-economic projects, technical quality, expertise and recognised independence.

II. They are characterised as valid experiences for socio-environmental and/or socio-economic projects:

a. Current work or work that took place no more than 15 (fifteen) years ago, with at least one of the experiences being in the last 5 (five) years, with proof of work on the topics covered by the OBLIGATIONS TO PERFORM being mandatory socio-environmental or socio-economic aspects of this AGREEMENT, depending on the scope that the bidder is interested in providing.

b. A minimum of two (2) years’ experience as a manager or auditor in projects or programmes related to recovery and response to socio-environmental or socio-economic accidents or disasters, depending on the scope the applicant is interested in providing.

c. Acting, as manager or auditor, in socio-environmental or socio-economic recovery projects or programmes, depending on the scope that the applicant is interested in providing, with a minimum budget of BRL 10,000,000.00 (ten million reais), aimed at recovering areas affected by environmental accidents or disasters.

III. Proof of an organisational structure and sufficient technical resources to carry out the activities provided for in the contract, by presenting an organisational chart, a professional staff and a description of the main tools and methods used in the socio-economic and socio-environmental audit work.

IV. The teams of employees of the AUDIT(S) must be fully available to carry out the activities defined in the respective contract, meeting the deadlines set out therein, and must be made up of at least 40% (forty per cent) of the team of senior consultants/auditors with at least 10 (ten) years’ experience, in addition to another 30% (thirty per cent) of full professionals with at least 5 (five) years’ experience in work related to the subject of the DUTIES to be audited.

V. Respect the minimum composition of the team responsible for the project, which must include a senior coordinator in charge, who will be responsible for the AUDIT, for the DUTIES audited.

VI. AUDIT professionals must have proven experience in the areas of technical auditing, financial auditing, project management, always related to socio-economic or socio-environmental issues or projects, depending on the scope that the bidder is interested in providing.

VII. The financial proposal must comply with market values and present the following legal documents:

a. The Profit and Loss Account (DRE) and Balance Sheet for the last two (2) years, proving the company’s financial health and economic stability.

b. AUDITORIA’s Articles of Association or equivalent up-to-date document proving the company’s good standing and legal structure.

c. The CNPJ card, proving the company’s active and regular registration with the Internal Revenue Service.

d. Negative Labour Debt Certificate, attesting to the absence of any pending issues or irregularities related to labour matters.

e. FGTS Regularity Certificate (CRF), proving that the company is up to date with its obligations to the Severance Indemnity Fund (Fundo de Garantia por Tempo de Serviço).

f. Negative or Positive Certificates with Negative Effects of Municipal, State and Federal Taxes, proving the AUDIT’s fiscal regularity in all tax spheres.

VIII. The AUDIT may not have any relationship with the PROMISEE, FUNDAÇÃO RENOVA or the SHAREHOLDERS and may not have contracted with them in the last three years.

Paragraph two. Once the team responsible has been approved, it will only be possible to replace a professional with another with experience and/or qualifications considered equivalent or superior.

Third Paragraph. Additional documents may be requested and/or some of the requirements waived due to factual impossibility or non-existence in the market, at the request of the PROMISEE and/or FUNDAÇÃO RENOVA, with the approval of the GOVERNANCE(S).

Paragraph four. AUDIT shall maintain a representation team in Belo Horizonte/MG and another in Vitória/ES.

Paragraph five. The AUDIT fee will be linked to the delivery of final reports for each stage of the AUDIT.

Clause 73. The PARTIES agree that, until the conclusion of a new socio-environmental AUDIT contracting process, the audit team that already carries out this activity will be maintained, based on agreements signed by SAMARCO with the Minas Gerais State Public Prosecutor’s Office to analyse: (i) Tailings Management; (ii) Reforestation; (iii) Resumption of Candonga Hydroelectric Power Plant Activities; and (iv) S4 Dike.

First Paragraph. Once the socio-environmental AUDIT contracting process has been completed, the audit contracts currently in force referred to in this Clause shall be terminated.

Second Paragraph. The company currently contracted for the activities provided for in this Clause must complete the work and submit a conclusive report, according to the stage of repair ascertained by the closing date of this term, and make all the material produced available to the PARTIES and to any new AUDIT to be contracted, in an organised manner suitable for a complete understanding of the data and results.

Clause 74. When requested by GOVERNANCE, the AUDITOR(S) shall monitor the OBLIGATION(S) TO PERFORM assigned to them by means of on-site inspections, meetings, the preparation of quarterly reports as well as reports, opinions and technical notes, restricted to the parameters defined in this AGREEMENT, with a view to complying with the scope defined in Clause 68.

Paragraph one. The statements of the AUDIT(S) must be produced within the deadlines, periodicity and conditions set out in the contract.

Second Paragraph. The deadlines for the statements by the AUDIT(S) may differ from the contractual deadlines if the time required to fulfil the accompanying OBLIGATION TO PERFORM and its assessment by GOVERNANCE so requires.

Third Paragraph. Failure by the AUDIT to provide quarterly reports, reports, opinions and technical notes may result in the temporary suspension of payment for the respective delivery until it is duly regularised, with a proportional adjustment of the fees.

Paragraph four. Any action by AUDIT outside the scope of the contract shall constitute breach of contract.

Fifth Paragraph. The AUDIT activity(ies) may be suspended and/or terminated, in whole or in part, upon release for full fulfilment of the respective OBLIGATION TO PERFORM, as defined in CHAPTER VIII - RELEASE.

Paragraph six. The statements made by the AUDIT(S) will not be binding and are intended to subsidise the analysis and decision-making by GOVERNANCE, which may occur even before these statements are made.

Paragraph seven. The absence of a statement from the AUDITOR(S) due to omission, delay or any other reason shall not, under any circumstances, jeopardise compliance with the deadlines for delivery of the accompanying OBLIGATION TO PERFORM DO.

Eighth paragraph. The statements of the AUDIT(S) must be produced in accessible language and be technically grounded, objective and based on criteria recognised in this AGREEMENT, in Brazilian legislation or, alternatively, in Brazilian technical standards.

Clause 75. The reports, opinions and technical notes produced by the AUDIT(S) shall be made available at the same time to the respective GOVERNANCE of the obligation(s) assessed and to SAMARCO and/or FUNDAÇÃO RENOVA, depending on who is responsible for carrying them out (PRELIMINARY AUDIT REPORT).

Paragraph 1. GOVERNANCE, SAMARCO and/or FUNDAÇÃO RENOVA will have 30 (thirty) days, extendable for the same period, to express their opinion on the report, opinion or technical note produced by the AUDIT(S).

Second Paragraph. Following the statement by GOVERNANCE, SAMARCO and/or FUNDAÇÃO RENOVA, the AUDIT(S) shall, within 20 (twenty) days of receipt, supplement its previous analysis by: (i) answering the questions raised in the statement and justifying the maintenance of its position, if deemed appropriate; or (ii) rectifying and/or supplementing the conclusions based on the information provided in the statement.

Third Paragraph. The analysis of the AUDIT(S) after the complementation provided for in the previous paragraph shall be made available simultaneously to SAMARCO and/or FUNDAÇÃO RENOVA, as the case may be, and to the respective GOVERNANCE.

Paragraph four. A copy of the previous statement(s) made by GOVERNANCE, SAMARCO and/or FUNDAÇÃO RENOVA on the subject shall also be made available to all PARTIES, in order to subsidise their understanding and GOVERNANCE’s decision-making, if applicable.

Paragraph five. If GOVERNANCE and the PROMISEE or FUNDAÇÃO RENOVA fail to express their views within the period established in this Clause, the PRELIMINARY AUDIT REPORT is automatically converted into a FINAL AUDIT REPORT.

Paragraph six. The reports, opinions and technical notes made available by the AUDIT(S) to the GOVERNANCE(S) shall be made available through an online consultation tool, without prejudice to other mechanisms for the public disclosure of information relating to the fulfilment of the obligations of this AGREEMENT.

Clause 76. The statements of the AUDIT(S) regarding non-compliance or partial compliance with the accompanying OBLIGATION(S) TO PERFORM shall expressly contain the following:

I. The reasons for non-compliance or partial compliance, pointing out, as the case may be:

a. Failure to meet the standard/goal/objective laid down in the AGREEMENT or in Brazilian legislation.

b. Violation of a Brazilian technical standard, in the event of an omission in the AGREEMENT or in Brazilian legislation regarding the criteria to be applied.

c. A reason beyond the management and control of SAMARCO and/or FUNDAÇÃO RENOVA, such as the exclusive act of a third party, unjustified delays on the part of the Public Authority, acts of God or force majeure, which prevents the fulfilment of the obligation within the deadline.

II. Statement on the justifications presented by SAMARCO and/or FUNDAÇÃO RENOVA regarding non-compliance or partial compliance, including the technical impossibility of executing the OBLIGATION(S) TO PERFORM, for assessment and decision by GOVERNANCE.

III. The pending issues to be addressed for the correct fulfilment of the accompanying OBLIGATION(S) TO PERFORM, for assessment and decision by GOVERNANCE.

Paragraph one. The findings of the AUDIT(S) regarding non-compliance or partial compliance with the accompanying OBLIGATION(S) TO PERFORM may not require the use of specific techniques, technologies, solutions, methodologies or equipment for the purposes of compliance.

Paragraph two. The existence of specific techniques, technologies, solutions, methodologies or equipment other than those used by the person(s) responsible for the accompanying OBLIGATIONS TO PERFORM may not be considered as non-compliance or, in itself, a reason for non-compliance or partial compliance.

Third Paragraph. SAMARCO and/or FUNDAÇÃO RENOVA shall be called upon to comment, in accordance with the procedure set out in Clause 75, on the documents produced by the AUDIT(S) regarding non-compliance or partial compliance with the accompanying OBLIGATION(S) TO PERFORM, before the GOVERNANCE(S) and the AUDIT(S), for the purposes of supplementing and/or supplying the information necessary for deliberation by the GOVERNANCE(S).

Clause 77. In the event of non-compliance with the contract (including repeated or unjustified delays in issuing the opinions, reports and technical notes established in the contract or required by GOVERNANCE), proven irregular performance or loss of independence, abusive pricing, technical incompetence or insufficiency of the services of any of the AUDITS, GOVERNANCE(S) shall order the replacement of the company.

First Paragraph. Any process for hiring a replacement auditing firm shall follow the procedures and definitions set out in this CHAPTER VII - AUDITING THE OBLIGATIONS TO PERFORM.

Second Paragraph. GOVERNANCE shall demand from the contractor all the material produced and/or received from SAMARCO and/or FUNDAÇÃO RENOVA, as well as all the reports and technical documents produced during the AUDIT work, so that they can be presented to the new contractor when the work continues.

Clause 78. The PARTIES shall guarantee the AUDIT(S) broad access to the information and documents required to monitor the OBLIGATIONS TO PERFORM.

Clause 79. The Institutions of Justice, through their representatives appointed to monitor the OBLIGATIONS TO PERFORM, may send requests for clarification and information to the GOVERNANCE, which must be forwarded to the AUDIT(S).

Clause 80. The costs of AUDITS are not subject to the FINANCIAL CAP.

CHAPTER VIII

RELEASE

Clause 81. The PARTIES recognise as valid and effective the releases granted by the SIGNATORIES in favour of SAMARCO, SHAREHOLDERS and/or FUNDAÇÃO RENOVA up to the date of the JUDICIAL APPROVAL of this AGREEMENT regarding reparation and/or compensation for the collective and diffuse damage resulting from the COLLAPSE.

Clause 82. Collective and diffuse socio-environmental and socio-economic damage of any nature (including social, moral and off-balance sheet damage) arising from the COLLAPSE are compensated and remedied by the OBLIGATIONS TO PERFORM and OBLIGATIONS TO PAY provided for in this AGREEMENT, except for future, supervening or unknown damage up to the date of signature of this AGREEMENT, under the terms of Brazilian legislation.

Paragraph one. No additional obligations to those agreed in this AGREEMENT shall be required for the reparation and compensation of the damages that are the subject of this AGREEMENT. Any default on any of the OBLIGATIONS TO PERFORM and OBLIGATIONS TO PAY shall give rise to the enforcement of the provisions of this judicial instrument relating to the defaulted obligation, without prejudice to the penalties provided for in this AGREEMENT.

Paragraph two. With regard to homogeneous individual damage, compensation and reparation will be carried out in accordance with the model and reparation criteria set out in ANNEX 2 - INDIVIDUAL INDEMNIFICATION, which the respective owners may opt to adhere to voluntarily.

Clause 83. The full, final and irrevocable release of the OBLIGATIONS TO PERFORM and the OBLIGATION TO PAY in favour of the PROMISEE, the SHAREHOLDERS, the RELATED PARTIES and the FUNDAÇÃO RENOVA shall be granted by the PROMISEES after verification of the fulfilment of said obligations, in the manner provided for in this AGREEMENT, to claim nothing further in or out of court, except for future, supervening or unknown damages up to the date of signature of this AGREEMENT, under the terms of Brazilian law.

Paragraph one. The release granted under the caput extends to the model and criteria for reparation of individual homogeneous damages resulting from the COLLAPSE, as set out in ANNEX 2 - INDIVIDUAL INDEMNIFICATION.

Paragraph two. In the event that the individual does not adhere to the model in ANNEX 2 - INDIVIDUAL INDEMNIFICATION, the individual’s right of action to pursue their rights to compensation is reserved.

Clause 84. The OBLIGATION TO PAY provided for in this AGREEMENT shall be divided into instalments, as set out in ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY, which shall be deemed to have been fulfilled upon the respective transfer, deposit or payment (“PAYMENT”) of each instalment, without prejudice to the subsequent verification and agreement of each PROMISOR beneficiary of the instalment, each ADHERING MUNICIPALITY benefiting from the instalment and the indigenous people, quilombola communities and traditional people benefiting from each instalment, as to the completeness of the amount of the instalment directed to them from the OBLIGATION TO PAY.

First Paragraph. Without prejudice to the conference provided for in the caput, the document evidencing PAYMENT is sufficient to represent full, definitive and irrevocable release of the PROMISORS in relation to the instalment of the OBLIGATION TO PAY and, once the last instalment has been paid, of the entire respective OBLIGATION TO PAY.

Second Paragraph. The release for each instalment and/or of the OBLIGATION TO PAY, when the PAYMENT of the last instalment occurs, shall be granted in favour of the PROMISEE, the SHAREHOLDERS and the respective RELATED PARTIES and of the FUNDAÇÃO RENOVA, so that nothing further may be claimed, in or out of court.

Third Paragraph. Without prejudice to the release, each entity will assess the completeness of the payment of each instalment of the respective OBLIGATION TO PAY and will issue within 15 (fifteen) days of the PAYMENT a statement ratifying the release under the same terms as the heading and first paragraph in favour of the PROMISEE, the SHAREHOLDERS, the respective RELATED PARTIES and the FUNDAÇÃO RENOVA, related to the PAYMENT of each instalment of the OBLIGATION TO PAY.

Paragraph four. After payment of the last instalment of the OBLIGATION TO PAY, each entity must issue within 15 (fifteen) days of the PAYMENT a statement ratifying the release of the entire OBLIGATION TO PAY, subject to the terms of release provided for in the first paragraph.

Clause 85. The instalments of the OBLIGATION TO PAY provided for in this AGREEMENT may be brought forward by mutual agreement with the respective PROMISEE or ADHERING MUNICIPALITY, provided that they do not negatively impact the allocation of resources provided for in the payment flow established in ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY.

Sole Paragraph. Upon deposit of the outstanding balance, full, final and irrevocable release in favour of the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES and the FUNDAÇÃO RENOVA shall take place in accordance with this CHAPTER VIII - RELEASE.

Clause 86. PAYMENT OF THE OBLIGATION TO PAY, including payment of the amounts arising from the fines imposed by the Executive Branch of the FEDERAL GOVERNMENT, the STATES OF MINAS GERAIS and ESPÍRITO SANTO, and the respective entities linked or subordinated to them, does not imply acknowledgement, agreement or confession as to the commission of any of the offences that are the subject of the respective proceedings by the PROMISEE, the FUNDAÇÃO RENOVA and/or the SHAREHOLDERS, nor in relation to the facts, acts, grounds or motives contained in the respective proceedings, being made exclusively as a result of the commitment to materialise, in a swift and effective manner, a legal solution that is proportional, equitable, efficient and compatible with the general interests.

Clause 87. The conversion of an OBLIGATION TO PERFORM into an OBLIGATION TO PAY shall only be possible in cases expressly authorised by the GOVERNANCE, in the cases provided for in this AGREEMENT.

First Paragraph. The fulfilment of the OBLIGATION TO PAY resulting from the conversion of the OBLIGATION TO PERFORM implies full, definitive and irrevocable release of the respective OBLIGATION TO PERFORM and of the reparations/compensations for the damages related thereto.

Second Paragraph. Release shall be granted in favour of the PROMISEE, SHAREHOLDERS, their RELATED PARTIES and the FUNDAÇÃO RENOVA, so that nothing further may be claimed, in or out of court, in relation to the obligations to repair or compensate for the damage encompassed by the converted obligation.

Clause 88. The OBLIGATIONS TO PERFORM borne by SAMARCO and/or FUNDAÇÃO RENOVA shall be deemed to have been fulfilled, in part or in full, through the achievement of the deliveries and milestones set out in this AGREEMENT.

First Paragraph. The PROMISEES shall grant full, final and irrevocable release of the respective OBLIGATION TO PERFORM through GOVERNANCE.

Second Paragraph The release shall be granted in favour of the PROMISEE, the SHAREHOLDERS, the respective RELATED PARTIES and the FUNDAÇÃO RENOVA.

Third Paragraph. Once the GOVERNANCE has granted release, the PROMISEES may no longer claim anything from the PROMISEE, the SHAREHOLDERS, the respective RELATED PARTIES and/or the FUNDAÇÃO RENOVA, in any capacity, in relation to the OBLIGATIONS TO PERFORM.

Paragraph four. The declaration of compliance with the OBLIGATION TO PERFORM shall be issued by GOVERNANCE within a period of up to 90 (ninety) days, justifiably extendable for an equal period in the case of complex obligations.

Paragraph five. The period starts counting from the following milestones:

I. Receipt of the FINAL AUDIT REPORT, as per Clause 51 above.

II. At the request of SAMARCO and/or FUNDAÇÃO RENOVA, if the obligation is not subject to AUDIT.

III. Request from SAMARCO and/or FUNDAÇÃO RENOVA in the event of disagreement with the partial or totally unfavourable technical opinion of the AUDIT.

Paragraph six. In the event that GOVERNANCE denies release, the statement must be substantiated, expressly pointing out the measures deemed necessary for SAMARCO and/or FUNDAÇÃO RENOVA to implement in order to obtain the respective release.

Paragraph seven. In the event that the respective GOVERNANCE fails to state, within the time limit set in the fourth paragraph, whether the obligation has been fulfilled, the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS may formalise an application to the competent court in accordance with Clause 154 of this AGREEMENT, so that, after hearing exclusively the respective PROMISEE(S) responsible for the GOVERNANCE of the obligation, fulfilment of the obligation may be declared and release granted under the terms of this AGREEMENT.

Paragraph eight. The effects of the release shall be retroactive to the date on which the said OBLIGATION TO PERFORM was effectively fulfilled by the PROMISEE and/or FUNDAÇÃO RENOVA.

Clause 89. Any shortcomings in the execution of the actions carried out by the PROMISEES shall be the sole and exclusive responsibility of the respective PROMISEE and shall have no effect on the release.

Clause 90. In order to obtain formal and express release in respect of the OBLIGATIONS TO PERFORM involving deliveries to municipalities, GOVERNANCE must request the presentation of the Term of Acceptance signed by the respective municipality, within 90 (ninety) calendar days of delivery.

Sole Paragraph. After the deadline for the municipality to comment, if it fails to do so, it shall be the responsibility of the GOVERNANCE of this AGREEMENT to assess the fulfilment of the obligations by the PROMISEE and/or FUNDAÇÃO RENOVA, in order to grant release of the obligation in the form of the heading of this Clause, following the criteria set out in CHAPTER VI - GOVERNANCE OF THE OBLIGATIONS TO PERFOM.

Clause 91. In the manner detailed in the specific CHAPTERS of this AGREEMENT, once each of the OBLIGATIONS TO PERFORM and the instalments of the OBLIGATION TO PAY have been fulfilled, GOVERNANCE shall grant a full, final and irrevocable release to the PROMISEE, the SHAREHOLDERS, the FUNDAÇÃO RENOVA and the RELATED PARTIES, to have nothing further to claim, plead or receive, in or out of court, under any title or pretext whatsoever (including indemnification and compensation), in relation to the released OBLIGATION.

Sole Paragraph. Future, supervening or unknown damages up to the date of signature of this AGREEMENT are excluded from release.

Clause 92. The SIGNATARIES recognise that any and all studies, reports, analyses or assessments of a technical nature, drawn up prior to the signing of this AGREEMENT, conducted by any of the PROMISEES, public and private bodies and entities, individuals and legal entities, relating to the COLLAPSE, shall not be enforceable in order to contest, set aside or alter the obligations and/or releases provided for in this AGREEMENT.

Clause 93. Under the terms of this AGREEMENT, future, supervening or unknown damages of any nature shall not be subject to release and may not be enforced against SAMARCO, FUNDAÇÃO RENOVA and/or SHAREHOLDERS by means of this enforcement order, as provided for in art. 5, par. 6º, of Law 7,347, of 24 July 1985, and art. 104-A, par. 3, of Law 8,078, of 11 September 1990.

Sole Paragraph. Jurisdictional protection of all the exceptions to release mentioned in the caput will not dispense with the need for legal action (collective or individual).

Clause 94. The releases granted by the respective PROMISEE, with due regard for the GOVERNANCE of this AGREEMENT established for each APPENDIX, shall not require consent and shall be binding on the other PROMISEES and adherents to the AGREEMENT.

Paragraph one. All the releases described in this AGREEMENT extend, include and operate, without any restriction, in favour of the PROMISEE, the SHAREHOLDERS, FUNDAÇÃO RENOVA and the respective insurers and reinsurers, as well as in relation to any related party, such as a parent company, subsidiary, affiliate, company or entity (including its successors and assigns), national or foreign, directly or indirectly related to the PROMISEE, the SHAREHOLDERS and FUNDAÇÃO RENOVA, including BHP Group (UK) Ltd and BHP Group Limited, as well as any and all companies in the same business and/or economic group, whether in Brazilian jurisdiction and/or foreign jurisdiction (“RELATED PARTIES”).

CHAPTER IX

PENALTIES

Clause 95. In the event of non-compliance with the OBLIGATIONS TO PERFORM assumed undertaken in this AGREEMENT by the PROMISEE and/or FUNDAÇÃO RENOVA or by their respective contractors within the final deadlines defined in the respective ANNEXES, GOVERNANCE shall send prior notice to the PROMISEE and/or FUNDAÇÃO RENOVA, so that, within a period of no less than 20 (twenty) calendar days from the date of receipt of said prior notice, it may demonstrate compliance with the obligation or provide technical justification, including in the event of unforeseeable circumstances, force majeure or the exclusive event of a third party.

First Paragraph. After the end of the prior procedure provided for in the caput and in the case of an OBLIGATION TO PERFORM that has not been fulfilled, GOVERNANCE shall notify the PROMISEE and/or FUNDAÇÃO RENOVA, to whom the respective obligation falls, imposing a daily fine of BRL 125,000.00 (one hundred and twenty-five thousand reais), subject to a limit of BRL 7,500.000.00 (seven million, five hundred thousand reais), and will be levied per calendar day from the 1st (first) business day following the date of formal receipt of the notification mentioned in this item until the date of fulfilment of the obligation or up to the limit provided for in this paragraph, without prejudice to specific enforcement of the obligation, provided that:

I. Non accepted justification for non-compliance presented by the PROMISEE and/or FUNDAÇÃO RENOVA.

II. The request for an extension or suspension of the deadline is not accepted.

Second Paragraph. The fine provided for in this clause shall not apply in the event of conversion of the OBLIGATION TO PERFORM into damages, by decision of the GOVERNANCE in the form of article 816 of Law no. 13,105/2015 (Code of Civil Procedure).

Third Paragraph. The base amounts of the penalties referred to in the first and second paragraphs shall be updated annually by SELIC.

Paragraph four. ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN, Appendix 16.1 - Removal of tailings/sediments, establishes a separate and specific sanction regime for the non-removal of tailings/sediments provided for in the environmental licence.

Clause 96. Any failure to comply with the OBLIGATION TO PAY shall subject the PROMISEE and/or FUNDAÇÃO RENOVA, as the case may be, to a fine of 2% (two per cent) of the overdue amount, and default interest of 1% (one per cent) per month, calculated pro rata die (0.033% per day) between the due date and the actual payment or deposit, in addition to monetary correction, as provided for in Clause 95, third paragraph, of this CHAPTER IX - PENALTIES.

Clause 97. The amounts of the fines provided for in this CHAPTER IX - PENALTIES shall be reverted to the fulfilment of the obligations or measures carried out by the PROMISORS with compensatory resources from this AGREEMENT, in accordance with the following rules.

First Paragraph. In the event of a delay in the fulfilment of a given portion of the OBLIGATION TO PAY, the fine shall be shared between the PROMISEES and ADHERING MUNICIPALITIES benefiting from the amount in arrears, in the same proportion as they are entitled to from the respective defaulted portion as defined in the Financial Disbursement Schedule of this AGREEMENT.

Second Paragraph. The use of the resources by the PROMISEES and ADHERING MUNICIPALITIES must comply with the same objectives mentioned in this AGREEMENT and in ANNEX 15 - MUNICIPAL INITIATIVES.

Third Paragraph. Any pecuniary penalties incurred for delay in the fulfilment of the OBLIGATION TO PAY do not make up the balance of the OBLIGATION TO PAY established in this AGREEMENT and are not included in the FINANCIAL CAP.

Paragraph Four. In the event of a delay in the fulfilment of an OBLIGATION TO PERFORM, the GOVERNANCE of said defaulted obligation shall indicate, with the participation of the Federal Public Prosecutor’s Office in the case of federal GOVERNANCE, the destination of the amount of the fine levied, respecting the thematic relevance of the ANNEXES to this AGREEMENT.

Clause 98. The amounts paid as a result of the application of the penalties provided for in this CHAPTER IX - PENALTIES shall not be accounted for in the FINANCIAL CAP of this AGREEMENT.

CHAPTER X

TERMINATION AND TRANSITION RULES FOR EXISTING AGREEMENTS

Clause 99. With the JUDICIAL APPROVAL of the AGREEMENT, the obligations of the Transaction and Conduct Adjustment Agreement (TTAC), signed on 2 March 2016; the Preliminary Adjustment Agreement (TAP), signed on 18 January 2017 and its Amendment (ATAP), signed on 16 November 2017, are extinguished; and the Conduct Adjustment Agreement (TAC-GOV), signed on 25 June 2018, in compliance with the transition rules set out in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS.

First Paragraph. The activities of the CIF, its technical chambers and other governance structures and bodies established in the TTAC, TAP, ATAP and/or TAC- GOV shall be suspended from the signature of the AGREEMENT until the date of JUDICIAL APPROVAL of the AGREEMENT, without prejudice to the provisions of this CHAPTER X - RULES FOR TERMINATION AND TRANSITION OF AGREEMENTS which regulates the activities of the FUNDAÇÃO RENOVA.

Second Paragraph. As a consequence of the foregoing, the governance structures and mechanisms for the measures to repair the damage resulting from the COLLAPSE, that is, the CIF and its technical chambers and other structures and bodies established in the TTAC, TAP, ATAP and/or TAC-GOV are extinguished and replaced by the GOVERNANCE provided for in this AGREEMENT.

Third paragraph. Unless otherwise provided for in this AGREEMENT, in accordance with ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND THEIR DEVELOPMENTS, the contracts currently in force at the FUNDAÇÃO RENOVA for the support services for said governance will be terminated, including those relating to the experts contracted to carry out the TAP, ATAP and TAC-GOV, with the immediate termination of the activities carried out by the experts as a result of the agreements terminated by this AGREEMENT.

Paragraph four. Within 60 (sixty) days of the JUDICIAL APPROVAL of this AGREEMENT, the institutions represented in the CIF shall jointly publish an online balance sheet of the actions carried out during the CIF’s period of operation on the CIF’s website together with the IBAMA website in operation on the date this AGREEMENT is signed. The final balance sheet will also be displayed on the page dedicated to the subject on the Single Portal referred to in ANNEX 21 - COMMUNICATION AND TRANSPARENCY of this AGREEMENT.

Paragraph five. All equipment acquired as a result of the management of the CIF budget, directly by the FUNDAÇÃO RENOVA or by third parties in its favour (including through FLACSO), which is assigned for use by civil servants linked to public bodies or entities that are members of the CIF, will be donated in favour of the public bodies, entities and agencies to which said civil servants are linked.

Paragraph six. The spaces and mechanisms for participation and social control of this AGREEMENT are set out in the ANNEXES to this AGREEMENT.

Paragraph seven. Within 15 (fifteen) days of signing this AGREEMENT, the secretariat of the CIF’s Technical Chambers will arrange for all official documents to be migrated to the SEI system.

Clause 100. The PROMISEES recognise the loss of effect of the acts of appointment of members to the composition of the CIF, its technical chambers, bodies of the FUNDAÇÃO RENOVA and other governance structures provided for in the legal instruments indicated in the items above as from the JUDICIAL APPROVAL of the AGREEMENT.

Clause 101. The termination of agreements, terms of cooperation, partnerships and contracts entered into for the structuring and implementation of PROGRAMMES, plans and actions, including those entered into by the PROMISEES, shall take place in the form of ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS.

Clause 102 - Guarantees offered by FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS as a result of agreements or other legal instruments terminated by this AGREEMENT, as well as in fulfilment of court orders issued in legal actions that will be terminated with the JUDICIAL APPROVAL of the AGREEMENT, shall be released.

Sole Paragraph. The FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS are authorised to apply to the courts, if necessary, for the withdrawal of any guarantees still in force as a result of legal instruments extinguished by this AGREEMENT, as well as those offered in legal actions that will be extinguished with the JUDICIAL APPROVAL of the AGREEMENT.

Clause 103. The SIGNATORS recognise that, in compliance with the object and purpose of this AGREEMENT, subject to the provisions of CHAPTER I - OBJECT AND PURPOSE, from the date of JUDICIAL APPROVAL of this AGREEMENT, the “FOUNDING” INSTRUMENTS” of the FUNDAÇÃO RENOVA are immediately extinguished and have no legal effect, releasing its signatories:

a. Transaction and Conduct Adjustment Agreement (TTAC), signed on 2 March 2016;

b. Preliminary Adjustment Agreement (TAP), signed on 18 January 2017 and its Amendment, signed on 16 November 2017; and

c. Conduct Adjustment Agreement (TAC-GOV), signed on 25 June 2018.

Clause 104. With the extinction of the FOUNDING INSTRUMENTS, the SIGNATORS acknowledge the need for the immediate extinction of the FUNDAÇÃO RENOVA, under the terms of article 69 of Law 10.406, of 10 January 2002 (Civil Code).

Sole Paragraph. A “LIQUIDATION PERIOD” is hereby established, which begins with the JUDICIAL APPROVAL OF THE AGREEMENT and the start of the transfer of rights, obligations, shares and assets from the FUNDAÇÃO RENOVA to the PROMISEE and ends with the completion of the liquidation of the FUNDAÇÃO RENOVA and its respective registration with the Civil Registry of Legal Entities, which is essential to avoid the discontinuity of ongoing socio-economic and socio-environmental actions.

Clause 105. It is the responsibility of all SIGNATORIES to contribute, to the extent of their legal competences and obligations assumed in this AGREEMENT, so that the extinction and liquidation of the FUNDAÇÃO RENOVA takes place properly and without disruption, taking into account the terms set out in this AGREEMENT.

Clause 106. All PROGRAMMES, plans and actions under the responsibility of the FUNDAÇÃO RENOVA and/or PROMISEE will be terminated as of the JUDICIAL APPROVAL of the AGREEMENT and replaced by the measures set out in the ANNEXES, observing the transition procedures set out in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DISCUSSIONS.

Sole Paragraph. The measures set out in the ANNEXES are exhaustive and refer to the remaining socio-environmental and socio-economic obligations, for which the management of FUNDAÇÃO RENOVA by the liquidator is restricted, in order to comply with the AGREEMENT.

Clause 107. With the signing of this AGREEMENT and the extinction of the FOUNDING INSTRUMENTS of the FUNDAÇÃO RENOVA, the PROMISEE shall becomes fully responsible for the reparation actions, including the preparation and definition of the schedule and budget for their execution, subject to the provisions relating to the LIQUIDATION PERIOD.

First Paragraph. SAMARCO shall be liable for the actions carried out by FUNDAÇÃO RENOVA during the LIQUIDATION PERIOD, as defined in this AGREEMENT and its ANNEXES.

Second Paragraph. In the event of default by the PROMISEE of any of these obligations, the provisions of Clause 17 of CHAPTER III - OBLIGATION TO PAY and Clause 56 of CHAPTER V - OBLIGATIONS TO PERFORM shall apply.

Clause 108. The FUNDAÇÃO RENOVA shall be wound up, pursuant to Article 69 of Law 10.406/2002 (Civil Code) due to the loss of its purpose, namely the execution of the FOUNDING INSTRUMENTS now extinguished, and the PROMISEE shall succeed it in all rights and obligations, including with regard to judicial, tax, social security and protest obligations, all measures must be taken so that, within 12 (twelve) months of the JUDICIAL APPROVAL of the AGREEMENT, all obligations are transferred to the PROMISEE, in strict compliance with the applicable legislation and under the terms of this AGREEMENT.

Sole Paragraph. Due to the succession by the PROMISEE of the rights and obligations of FUNDAÇÃO RENOVA, the sharing of personal data necessary for such succession will be done in accordance with Law no. 13,709/2018 (General Data Protection Law), without the need for the consent of the holders, in accordance with item II of article 7.

Clause 109. The SIGNATORIES recognise that, in order to avoid the discontinuation of reparation actions, the FUNDAÇÃO RENOVA, even after its extinction and throughout the LIQUIDATION PERIOD, may adopt all measures, consisting of necessary activities, for the progressive and definitive closure of its activities until the full transfer to the PROMISEE, in accordance with the LIQUIDATION PERIOD rules set out in the ANNEXES to this AGREEMENT.

Paragraph one. During the LIQUIDATION PERIOD, FUNDAÇÃO RENOVA will temporarily maintain the execution of the necessary activities, as established in the ANNEXES, so that there is no discontinuity in the fulfilment of the obligations of this AGREEMENT until the expiry of the period established in Clause 108 or assumption by the PROMISEE, whichever occurs first.

Paragraph two. The PROMISEE shall be guaranteed, throughout the LIQUIDATION PERIOD, access to all documents and information in the possession of the FUNDAÇÃO RENOVA, including those relating to the reparations and compensation arising from the COLLAPSE to guarantee the continuity of the actions and mitigate the risks of interruption in the actions that are the subject of this AGREEMENT.

Third Paragraph. Until the end of the period provided for in Clause 108, the PROMISEE shall succeed FUNDAÇÃO RENOVA in all rights and obligations and shall assume, on a definitive basis, any remaining lawsuits and administrative proceedings, assets, resources and obligations that are still with FUNDAÇÃO RENOVA, in the exact form in which they are found, without reservation or exclusion of liability.

Clause 110. Within 5 (five) days of the JUDICIAL APPROVAL of the AGREEMENT, the Board of Trustees of the FUNDAÇÃO RENOVA, under the terms set out in its Bylaws, shall meet to deliberate on:

I. The extinction of the FUNDAÇÃO RENOVA, under the terms of Article 69 of Law 10.406/2002 (Civil Code), due to the extinction of the extinguishment of the FOUNDING INSTRUMENTS;

II. The establishment of a liquidation board, made up of 3 (three) members appointed by the PROMISEE and by each of the SHAREHOLDERS, a representative body of the FUNDAÇÃO RENOVA that will coordinate all the actions necessary for the liquidation, the LIQUIDATION PERIOD and the definitive closure of the FUNDAÇÃO RENOVA;

III. The appointment of a liquidator, who will be the chairman of the liquidation board and responsible for conducting and finalising the liquidation process of FUNDAÇÃO RENOVA, which, under the terms of articles 1.102 and following of Law 10.406/2002 (Civil Code), will include the calculation of assets to be realised, liabilities to be settled and any transfer of the remaining balance to the PROMISEE, and he will be responsible for representing FUNDAÇÃO RENOVA, as well as carrying out any and all acts necessary to fulfil the obligations set out in this AGREEMENT, implementing the measures to be carried out during the LIQUIDATION PERIOD and other measures necessary for its liquidation and corresponding registration regularisations, so that he can subsequently proceed with the definitive closure of FUNDAÇÃO RENOVA;

IV. THE LIQUIDATION PERIOD, to guarantee the non-continuity of the obligations provided for in this AGREEMENT until full assumption by the PROMISEE;

V. The draft public deed for the extinction of the FUNDAÇÃO RENOVA;

VI. The destination, for the PROMISEE, of any remaining assets, under the terms of article 67 of the FUNDAÇÃO RENOVA’s bylaws, which states that any asset or resource existing in the FUNDAÇÃO RENOVA’s assets on the date of its dissolution must have its destination defined at the same meeting in which the extinction of the foundational entity is approved and by the same quorum.

First Paragraph. Once this AGREEMENT has been signed, the PROMISEE and FUNDAÇÃO RENOVA may adopt the preparatory acts for implementing the extinction measures provided for in this AGREEMENT, such as gathering information and documents.

Second Paragraph. The representative of the FUNDAÇÃO RENOVA shall, within ten (10) days of the meeting of the Board of Trustees indicated in the caput, submit a request for the administrative extinction of the FUNDAÇÃO RENOVA to the Public Prosecutor’s Office of the State of Minas Gerais, specialised in the oversight of foundations in Belo Horizonte, and approval of the minutes of the Board of Trustees that decided on the extinction for subsequent registration in the Civil Registry of Legal Entities.

Third Paragraph. The request for the administrative extinction of FUNDAÇÃO RENOVA, indicating and proving the cause of extinction, shall be accompanied by the minutes of the meeting of the resolution referred to in the heading, a draft public deed of extinction, an indication of the liquidator, an indication of the destination to be given to the remaining assets, in view of compliance with the statutory clause of this foundational entity, and judicial, tax, social security and protest certificates.

Paragraph four. The minutes of the deliberation meeting referred to in the caput, the draft of which is included in Appendix A of this AGREEMENT, after being reviewed and approved by the Belo Horizonte Prosecutor’s Office Specialised in the Oversight of Foundations of the Public Prosecutor’s Office of the State of Minas Gerais, shall be taken immediately for registration with the Civil Registry of Legal Entities of the head office, parent company and subsidiaries, for the purpose of producing effects vis-à-vis third parties.

Paragraph five. Once the minutes of the meeting referred to in the caput have been viewed and approved, the Public Prosecutor’s Office specialising in the oversight of foundations in Belo Horizonte of the Public Prosecutor’s Office of the State of Minas Gerais shall issue a resolution authorising the dissolution of FUNDAÇÃO RENOVA and shall request the foundation representative to register these minutes of the meeting and this authorising resolution in the Civil Registry of Legal Entities of the head office, headquarters and branches, with the indication that the foundation is “in liquidation”.

Paragraph six. As soon as the decision to wind up FUNDAÇÃO RENOVA becomes effective, the minutes of which have been duly endorsed and approved by the Public Prosecutor’s Office specialising in the oversight of foundations in Belo Horizonte of the Public Prosecutor’s Office of the State of Minas Gerais, the liquidator shall use the name FUNDAÇÃO RENOVA followed by the expression “in liquidation” and his individual signature declaring his capacity.

Paragraph seven. At the end of the LIQUIDATION PERIOD, the Public Prosecutor’s Office specialising in the supervision of foundations in Belo Horizonte of the Public Prosecutor’s Office of the State of Minas Gerais shall request the liquidator to draw up and register the public deed of extinction of the foundational entity in the Civil Registry of Legal Entities, transfer any remaining assets to the PROMISEE and cancel the registration of FUNDAÇÃO RENOVA in the National Register of Legal Entities.

Clause 111. With the decision of the Board of Trustees approving the extinction of FUNDAÇÃO RENOVA and the initiation of the liquidation process, after the respective minutes of the meeting have been seen and approved by the Public Prosecutor’s Office specialising in the oversight of foundations in Belo Horizonte of the Public Prosecutor’s Office of the State of Minas Gerais, the obligation for the maintainers to make financial contributions to FUNDAÇÃO RENOVA will be limited to what is strictly necessary to fulfil the remaining obligations of the LIQUIDATION PERIOD.

Sole Paragraph. The duties of the liquidation board and the liquidator shall be defined by the Board of Trustees in the same minutes of the deliberation referred to in the heading, and shall include, in addition to the typical powers provided for by law, other powers necessary for the liquidation of the company. The FUNDAÇÃO RENOVA shall not be allowed to conduct the transition, liquidation and extinction of the FUNDAÇÃO RENOVA, but, in any event, new operations that contradict the provisions of this AGREEMENT shall be prohibited.

Clause 112. Any remaining assets or financial resources in the FUNDAÇÃO RENOVA’s assets shall be allocated to and incorporated by the PROMISEE at the end of the liquidation process, with the PROMISEE taking over any remaining assets or resources, and the liquidator shall be responsible for the asset transfer process.

Paragraph one. The decision on the destination of the assets provided for in this Clause must be expressly included in the minutes of the meeting of the Board of Trustees that approves its extinction.

Second Paragraph. The SIGNATORS agree that, in favour of the continuity of the reparation and compensation actions underway, the remaining assets of FUNDAÇÃO RENOVA will be incorporated by the PROMISEE, as well as the universal assumption of FUNDAÇÃO RENOVA’s legal obligations, under the terms of the ANNEXES to this AGREEMENT.

Clause 113. The extinction of FUNDAÇÃO RENOVA is a sine qua non condition for the closure of Public Civil Action no. 5023635-78.2021.8.13.0024, the request for which must be made by the Foundations Curator’s Office of the Public Prosecutor’s Office of Minas Gerais within 10 (ten) days of the registration of the public deed of extinction in the Civil Registry of Legal Entities and accompanied by this AGREEMENT and the minutes of the meeting of the deliberation on the extinction of the foundational entity, duly endorsed and approved by the Public Prosecutor’s Office of Minas Gerais Specialised in the Oversight of Private Foundations in Belo Horizonte.

Clause 114. The Public Prosecutor’s Office specialising in the oversight of private foundations in Belo Horizonte of the Public Prosecutor’s Office of the State of Minas Gerais, which is responsible for overseeing private foundations, must be notified of all acts related to the process of winding up FUNDAÇÃO RENOVA.

Clause 115. During the LIQUIDATION PERIOD of the FUNDAÇÃO RENOVA, the deliberations of the liquidation council and the actions of the liquidator of the FUNDAÇÃO RENOVA shall be subject to the PROMISSE’s provisions.

Clause 116. For any resolutions to be taken by the liquidation council or actions to be implemented by the liquidator, the PROMISEE may send written letters or communications, indicating the terms to be adopted, or the members of the liquidation council themselves may ask the PROMISEE to approve or indicate the position to be adopted.

First Paragraph. Any decisions made by the members of the liquidation board and any actions taken by the liquidator of FUNDAÇÃO RENOVA that are not in accordance with the provisions of this AGREEMENT shall be considered null and void in their own right.

Second Paragraph. In the event of the adoption of a measure in disagreement with the guidelines and determinations laid down by the PROMISEE, the member of the liquidation board may be replaced by another appointed by the PROMISEE or by the SHAREHOLDER responsible for their appointment, in view of the need to ensure greater speed, definitiveness and effectiveness of the actions to be carried out during the LIQUIDATION PERIOD.

Clause 117. During the transition period, the liquidation board shall draw up and coordinate the strategic planning, budget and timetable for the LIQUIDATION PERIOD, and submit it for approval by the Public Prosecutor’s Office of the State of Minas Gerais, specialised in the oversight of private foundations in Belo Horizonte.

Clause 118. The liquidation board shall draw up a report on the transition of activities, together with the balance sheets and financial statements corresponding to the LIQUIDATION PERIOD.

Paragraph one. The liquidating board shall submit quarterly accounts to the Public Prosecutor’s Office specialising in the oversight of private foundations of the Public Prosecutor’s Office of the State of Minas Gerais. The report on extrajudicial liquidation shall include all operations related to the realisation of assets and the payment of liabilities, accompanied by the unaudited financial statements for the period.

Second Paragraph. The out-of-court liquidation report will be instructed, at the very least, with a list of the necessary activities, indicating their respective accounting groups, with a list of the activities already transferred to the PROMISEE, with the updated list of active employees at the FUNDAÇÃO RENOVA (employment relationship) and with the updated list of contracts in force at the FUNDAÇÃO RENOVA, separating those related to the supply of materials from those related to the provision of services, indicating in these the number of employees linked to each contract characterised as the allocation of labour.

Clause 119. The PROMISEE’s OBLIGATIONS TO PERFORM related to the COLLAPSE are redefined in this AGREEMENT, according to the criteria and adjustments contained therein as well as in their respective ANNEXES, so that the PROMISEE and/or the FUNDAÇÃO RENOVA will no longer have the obligation to observe and fulfil obligations to perform and/or obligations to pay provided for in the extinct FOUNDING INSTRUMENTS and/or any other documents/agreements entered into prior to this AGREEMENT.

Sole Paragraph. During the LIQUIDATION PERIOD, formal measures will be adopted to consolidate the subrogation or transfer of licences, contracts, legal instruments and commitments from the FUNDAÇÃO RENOVA to the PROMISEE, who will become fully liable for the existing obligations, as they stand.

Clause 120. The PROMISEE shall assume the remaining payment obligations of the FUNDAÇÃO RENOVA with the start of the LIQUIDATION PERIOD in coordination with the liquidation council, subject to the provisions of ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMMES, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS.

Clause 121. During the LIQUIDATION PERIOD, in order to guarantee the continuity of socio-economic and socio-environmental actions and strict compliance with this AGREEMENT, the execution of certain actions will be maintained by FUNDAÇÃO RENOVA.

CHAPTER XI

TERM

Clause 122. This AGREEMENT shall enter into force on the date of its signature until the full fulfilment of all the OBLIGATIONS TO PERFOM and OBLIGATIONS TO PAY undertaken in this AGREEMENT and described in the respective ANNEXES.

Clause 123: This AGREEMENT shall take full effect upon its JUDICIAL APPROVAL.

Clause 124 - This AGREEMENT does not imply the paralysis, suspension or discontinuation of any PROGRAMMES or projects under development on the date of its signature, which shall continue until the JUDICIAL APPROVAL of this AGREEMENT.

CHAPTER XII

FINAL PROVISIONS

Clause 125. The PARTIES undertake to act collaboratively and in accordance with the dictates of good faith, paying attention to technical recommendations and the provisions of article 6 of Law no. 13,105/2015 (Code of Civil Procedure), in order to seek effective compliance with the obligations set out in this AGREEMENT, with a view to resolving the dispute, seeking to consensually settle any controversies that may arise, avoiding the judicialisation of issues.

Clause 126. This AGREEMENT shall be binding on the successors of the PROMISEE in any capacity whatsoever and any stipulation to the contrary shall be ineffective.

Clause 127. The making of any contributions or payments by any of the SHAREHOLDERS, under the terms of this AGREEMENT, implies the fulfilment of the obligation provided for in this AGREEMENT, giving rise to the full right of recourse of the SHAREHOLDER who made the payment against the PROMISEE, under the terms of the law.

Clause 128. In the event of the acquisition of the share capital (total or partial) of the PROMISEE by a third party, the SHAREHOLDERS signatory to the AGREEMENT shall remain liable for the obligations assumed therein, even if there is a change of control.

Sole Paragraph. The purchaser(s) of part or all of the share capital of the PROMISEE, in turn, shall assume the obligations internally to the PROMISEE in proportion to the share capital.

Clause 129 - This AGREEMENT shall be submitted by the PARTIES for judicial approval. Only once all its terms have been fully ratified by the courts shall this AGREEMENT be deemed to have been ratified by the courts (“JUDICIAL APPROVAL” or “COURT APPROVAL”). For the sake of clarity, in the event of a court decision partially ratifying this AGREEMENT, it shall have no effect on the PARTIES or third parties.

First Paragraph. The SIGNATORS hereby waive the time limit for appealing against the full approval decision.

Second Paragraph. Once JUDICIAL APPROVAL has taken place, this AGREEMENT shall be effective erga omnes.

Clause 130. After the JUDICIAL APPROVAL of this AGREEMENT has become final and unappealable, any judicial declaration of invalidity or ineffectiveness, in whole or in part, of any clause of this AGREEMENT shall not affect the validity and effectiveness of the other clauses, nor the completeness and scope of the settlements provided for in this AGREEMENT.

Clause 131. The responsibilities, conditions and obligations stipulated in this AGREEMENT may not be altered, assigned, transferred or in any way modified in any way other than as provided for in this AGREEMENT.

Clause 132. The Definitive Indemnification Programme provided for in ANNEX 2 - INDIVIDUAL INDEMNIFICATION, of an indemnification nature, the PTR provided for in ANNEX 4 - INCOME TRANSFER PROGRAMME (PTR), of a welfare nature, the Economic Recovery Programme - PRE provided for in ANNEX 5 - PROGRAMME TO ENCOURAGE EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RECOVERY ( PRE), the actions under responsibilities of the ADHERING states and MUNICIPALITIES, the OBLIGATIONS TO PERFORM and the OBLIGATION TO PAY assumed by the PROMISEE and other provisions of the AGREEMENT constitute measures to consolidate the resumption of productive or economic activities and the exercise of activity professional, for the recovery of the ways of life prior to the COLLAPSE or the exercise of new productive activities in the region.

Clause 133. The ANNEXES and Appendices form an integral and inseparable part of this AGREEMENT.

Paragraph one. In the event of a direct contradiction between the provisions of the GENERAL CONDITIONS of this AGREEMENT and the ANNEXES, as well as between the different ANNEXES on the same obligation/project/measure, the provisions of the specific ANNEX shall prevail.

Second Paragraph. In the event of an omission or interpretative gap, the provisions of the GENERAL CONDITIONS of this AGREEMENT shall apply.

Clause 134 - In planning and executing the OBLIGATIONS TO PERFORM, the commitment to prioritise the hiring of local suppliers and labour shall be observed.

Sole Paragraph. Local workers are those permanently resident in the region where the position to be filled or the service to be provided is based, regardless of whether the residence dates back to the period of the COLLAPSE.

Clause 135. The use of funds from this AGREEMENT for any purpose other than that provided for in this AGREEMENT is prohibited.

Clause 136. Due to the implications of the payment flow of ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY under the terms of this AGREEMENT, motivated interchangeability in the application of financial resources between ANNEXES that provide projects to be executed by the same federative entity is permitted, with a view to allowing the early execution of those projects that are considered priorities, respecting the final budget of each ANNEX.

Paragraph one. The interchangeability provided for in the caput must respect the financial limit referring to the biannual sum of the ANNEX and must be offset at the end of the following year.

Second paragraph. Interchangeability must ensure a minimum percentage of financial availability of 40 per cent (forty per cent) of the ANNEX each year.

Third paragraph. The interchangeability provided for in the caput does not apply to ANNEX 8 - HEALTH, ANNEX 9 - BASIC SANITATION and ANNEX 10 - FISHING.

Clause 137. Ownership of any carbon credits arising from actions provided for in this AGREEMENT, as well as the right to develop and market the respective certificates representing carbon credits and environmental services, shall lie with the federal entity responsible for GOVERNANCE, in the case of OBLIGATIONS TO PERFOM, or with the entity responsible for implementing the action, project or programme, in the case of OBLIGATIONS TO PAY.

Sole Paragraph. The entities holding the credits referred to in the caput may transfer them to owners of areas targeted by any of the environmental recovery interventions set out in ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN, as a way of encouraging them to adhere to the recovery measures.

Clause 138. The resources arising from this AGREEMENT shall be maintained and applied by the public institution entrusted with them, in accordance with the provisions set out in each ANNEX.

Clause 139 - Broad publicity shall be given and public access to information on this AGREEMENT and its implementation shall be facilitated, with the exception of information defined as secret or confidential in accordance with the law.

Clause 140. The obligations provided for in this AGREEMENT and their fulfilment, in due time and manner, are in the public interest, of diffuse, collective and/or individual homogeneous ownership, with a view to the full, definitive and effective reparation of the socio-environmental and socio-economic damage resulting from the COLLAPSE.

Sole Paragraph. No order, measure, act or means of recovery issued or employed in the PROMISEE’S JUDICIAL REORGANIZATION may affect or modify the PROMISEE’s obligations established in this AGREEMENT and their fulfilment, in any capacity, as well as those practiced in compliance with the TTAC and other agreements up to the signing of this AGREEMENT.

Clause 141. The PROMISEE and the SHAREHOLDERS shall maintain their internal policies and practices relating to the prevention of environmental disasters arising from their activities and respect for human rights, endeavouring to follow industry practices of excellence in terms of disaster prevention measures and transparency.

Clause 142. The PROMISEE shall prioritise the management of its resources, including its cash, for its operating activities (including expenses, costs and investments) and for the fulfilment of the obligations provided for in this AGREEMENT.

Clause 143 - The expenses incurred by the PROMISEE in the preparation and execution of the socio-economic and socio-environmental reparation measures, due to the faithful fulfilment of the obligations set out in this AGREEMENT, are necessary for the continuity of its mining activity, preserving the maintenance of its productive source.

Clause 144: In the implementation of the OBLIGATIONS TO PERFORM defined in this AGREEMENT or the measures to be carried out with the resources from this AGREEMENT by the PUBLIC AUTHORITIES, the recognisable specificity and uniqueness of children and adolescents, traditional people and communities, gender situations, elderly people, people with disabilities, chronically ill people and other vulnerable populations will be taken into account.

Clause 145. Without prejudice to the power of supervision and other constitutional and legal prerogatives attributed to the public agents linked to the public entities signatory to this AGREEMENT, and with a view to the fulfilment of its terms and objectives, the SIGNATORS undertake to:

I. To publicise and guide the agents linked to their respective structures to observe the flow of information and the GOVERNANCE procedures defined in this AGREEMENT and its ANNEXES for the formulation of requests, inspections, AUDITS, questions, requests for clarification, demands, recommendations, notifications, determinations and for the application of any administrative sanctions arising from acts carried out in execution of the OBLIGATIONS TO PERFORM of this AGREEMENT, in accordance with the applicable legislation.

II. Recognise the validity, sanctity, maximum efficiency and effectiveness of the provisions of this AGREEMENT in all manifestations before third parties and/or administrative or judicial bodies, including promoting cooperation with the courts, with the aim of reducing conflicts, litigation and the closure of judicial and extrajudicial claims, with a view to definitively resolving conflicts.

III. Not to adopt actions or positions contrary or contradictory to the terms and objectives of this AGREEMENT.

IV. Not to question the validity of the clauses of this AGREEMENT.

Clause 146. Without prejudice to the faithful fulfilment of the actions provided for in this AGREEMENT, its signature and the assumption of the obligations provided for herein do not imply recognition by the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS, their RELATED PARTIES and their representatives/employees of guilt or liability in the civil, administrative or criminal spheres, nor may it be interpreted as recognition of liability, in whole or in part, for the COLLAPSE.

Sole Paragraph. The terms and obligations defined in this AGREEMENT are aimed at resolving technical and legal disputes between the SIGNATORIES, and do not represent recognition, on the part of the PROMISEE, the SHAREHOLDERS or their RELATED PARTIES and/or the FUNDAÇÃO RENOVA, of a causal link between the COLLAPSE and allegations of damage and impacts dealt with herein, including allegations of chemical impacts resulting from the deposition of tailings in the Doce River Basin.

Clause 147. The provisions set out in this AGREEMENT do not imply a waiver of the statute of limitations or loss of the possibility of arguing the occurrence or non-occurrence of a cause preventing, suspending and/or interrupting the statute of limitations before any court or jurisdiction, in an individual or collective action.

Clause 148. In the execution of this AGREEMENT, the SIGNATORIES, their respective officers, employees, agents, representatives or any other person acting on behalf of, for the benefit of or in the interest of the respective entity, directly or indirectly, shall comply with all applicable Anti-Corruption Laws, including all laws and (ii) will not commit, by action or omission, any act that could or may be considered a violation or that could give rise to the liability of any of the SIGNATORS under the terms of the applicable Anti-Corruption Laws; (iii) will not give, offer, promise or authorise, directly or indirectly, the payment or delivery of any undue advantage to public officials or third parties related to them; (iv) not offer to pay money or anything of value to any person, nor act in any other way, regardless of the receipt or offer of any undue advantage, for the purpose of improperly influencing a public official in their official capacity or a third party related to them, to induce them to perform, delay or omit an act in violation of their duty or an express provision of law, or to obtain or facilitate business; (v) not use any funds or assets of the PROMISEE, FUNDAÇÃO RENOVA and/or SHAREHOLDERS for the purpose of offering or payments, contributions, gifts, entertainment or hospitality prohibited by applicable Anti-Corruption Laws; and (vi) maintain reasonable internal measures and controls aimed at the prevention, detection and remediation of practices contrary to Anti- Corruption Laws.

Sole Paragraph. For the purposes of this AGREEMENT, “Anti-Corruption Laws” means all Brazilian laws relating to corruption, bribery, fraud, conflict of public interests, administrative impropriety, violations of public tenders and contracts, money laundering, electoral violations or conducting business unethically and all respective regulations, rules and any amendments thereto, including, without limitation, Decree-Law No. 2,848/1940 (Criminal Code), Law No. 8,429/1992 (Administrative Improbity Law), Law No. 14,133/2021 (Administrative Tenders and Contracts Law), Law No. 9,504/1997 (Elections Law), Law No. 9,613/1998 (Prevention of Money Laundering Law), Law No. 12,529/2011 (Defence of Competition Law), Law No. 12,813/2013 (Conflict of Interest Law), Law No. 12,846/2013 (Anti-Corruption Law), Decree No. 11,129/2021 (Anti- Corruption Decree).

Clause 149. Each SIGNATORY declares and guarantees to the others that their respective legal representatives who sign this AGREEMENT have full powers, authorisation and capacity to enter into this AGREEMENT.

Clause 150 Unless otherwise expressly provided in this AGREEMENT, whenever the consent or approval of any of the SIGNATORIES is required, such consent or approval shall not be withheld, delayed or conditioned, without reasonable and substantiated justification.

Clause 151. All notifications, requests and notices, among others, related to this AGREEMENT shall be effective if: (i) forwarded or delivered in person, against receipt; (ii) sent by registered letter, with acknowledgement of receipt; or (iii) transmitted by electronic mail, upon receipt of confirmation of receipt.

Sole Paragraph. Within 5 (five) working days of the JUDICIAL APPROVAL of this AGREEMENT, the SIGNATORIES shall indicate the contact details for receiving communications related to this AGREEMENT.

Clause 152. This AGREEMENT shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

Sole Paragraph. The SIGNATORS emphasise as principles and rules of interpretation for filling gaps and integrating this document (i) legal certainty (art. 30 of Decree-Law no. 4,657, of 4 September 1942 (Law of Introduction to the Rules of Brazilian Law - LINDB)); (ii) celerity (item LXXVIII of art. 5 of the Federal Constitution c/c item II of art. 976 of Law no. 13,105/2015 (Code of Civil Procedure)); and (iii) Law no. 9,784, of 29 January 1999.

Clause 153. Where not otherwise provided, the time limits referred to in this AGREEMENT shall be counted in the manner provided for in articles 66 and 67 of Law no. 9,784/1999.

Clause 154. For the resolution of any disagreements between the SIGNATORS regarding the fulfilment of this AGREEMENT, the SIGNATORS recognise the competence of the Federal Regional Court of the 6th Region - TRF-6.

Sole Paragraph. This AGREEMENT and its provisions, as well as the obligations and forms of fulfilment agreed herein, may not be modified, in whole or in part, by any acts performed by or before any other courts, except by consensus between the PARTIES.

Clause 155. The SIGNATURES hereby agree that this AGREEMENT, as well as its ANNEXES and APPENDIXES, may be signed electronically, which is considered a valid and effective means between the SIGNATURES and sufficient for its binding and proof of its authorship and integrity under the terms of article 10, §1 and §2, of Provisional Measure no. 2.200-02, of 24 August 2001, even if carried out using a certification process other than that made available by the Brazilian Public Key Infrastructure - ICP-Brasil, which shall be equivalent to the original copy of this AGREEMENT for all purposes under applicable law, including for the purposes of article 425 of the Code of Civil Procedure.

Sole Paragraph. The PARTIES also declare that they will accept as valid all documents signed under the terms of this Clause 155, as well as that the date of signature of this AGREEMENT will be the one shown in this document and not the date of the actual digital signature.

[signature page of the Judicial Agreement for Full and Final Reparation for the Fundão Dam Collapse]

And, being thus just and contracted, the SIGNATORS sign this AGREEMENT, in the presence of the 2 (two) witnesses below. The SIGNATURES recognise that the signature pages of this AGREEMENT may be signed separately and independently by each of the SIGNATURES and that all the signature pages together shall represent the complete signature of this AGREEMENT.

25 October 2024.

[signatures omitted]

ANNEX 1 – MARIANA AND RESETTLEMENTS

CHAPTER I

OBJECT

Clause 1. The object of this AGREEMENT is the following topics:

I. Collective resettlements, familiar resettlements, monetary resettlement (pecúnia) and reconstructions arising from Bento Rodrigues and Paracatu de Baixo;

II. Compensation for the beneficiaries of the resettlement (i) with family members who died before the delivery, (ii) as a result of the delays in the delivery of collective resettlements, familiar resettlements and original reconstructions, (iii) inadequacies of the resettlements and related situations, such as loss of area, tested, neighborhood relationship and slope, (iv) due to the alleged impossibility of supplying water supply for agrosilvopastoral activities and (v) the alleged impossibility of supplying animal feed;

III. Recognition and adequate care of the new family nucleus, concrete evidence of works, sharecroppers and tenants;

IV. Temporary housing for families to be resettled;

V. Municipal listing of the region of Bento Rodrigues and Paracatu de Baixo, compensation for the non-enjoyment of the properties and future uses of the areas;

VI. Construction of the Memorial of Bento Rodrigues and of Paracatu de Baixo;

VII. Compensation and full and definitive indemnification of collective and diffuse socioeconomic damages of any nature related to the object of this ANNEX (including social, off-balance-sheet, homogeneous individual or others), resulting from the COLLAPSE, including immaterial damages, as well as the non-construction by the RENOVA and/or PROMISEE of the memorial of the former Bento Rodrigues and Paracatu de Baixo, except for the exceptions made in the GENERAL CONDITIONS of this AGREEMENT;

VIII. Restoration of churches and degraded historical assets in Mariana/MG;

IX. Destination of animals under the guardianship of the FUNDAÇÃO RENOVA;

X. Income Transfer Program (“PTR Mariana”) and/or other compensation for those affected in Mariana/MG;

XI. Projects of Demands of the Affected Communities.

Sole Paragraph. For the purposes of this ANNEX, the following terms are considered:

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I. Collective resettlement: provision of property to individuals affected by the COLLAPSE through the reconstruction by the PROMISEE and/or FUNDAÇÃO RENOVA of the communities of Bento Rodrigues and Paracatu de Baixo in the manner prior to the COLLAPSE, as far as possible, on a new land.

II. Familiar resettlement: agreements entered into between the PROMISEE and/or the FUNDAÇÃO RENOVA and individuals affected by the COLLAPSE for the acquisition of new housing for such individuals and not covered by the collective resettlement.

III. Cash resettlement: agreements entered into between the PROMISEE or the FUNDAÇÃO RENOVA and individuals affected by the COLLAPSE for the conversion of collective resettlement into payment in cash.

IV. Original reconstruction: agreements entered into between the PROMISEE and/or the FUNDAÇÃO RENOVA and individuals affected by the COLLAPSE for the repair of housing in the area of origin, to reestablish the conditions of use for housing purposes, productive activities and ways of life.

CHAPTER II

OBLIGATIONS TO PERFORM

Clause 2. The provisions set forth in this Chapter constitute OBLIGATIONS TO PERFORM of the PROMISEE and/or FUNDAÇÃO RENOVA.

Clause 3. The GOVERNANCE of the OBLIGATIONS TO PERFORM this Chapter will be the responsibility of the State Committee of Minas Gerais, as provided for in Clauses 58 and 61 of the GENERAL CONDITIONS of this AGREEMENT.

Section I – Bento Rodrigues and Paracatu de Baixo resettlements: conclusion, schedule, monitoring, inspection and sanctions

Clause 4. The PROMISEE and/or FUNDAÇÃO RENOVA undertakes to complete the collective resettlements, familiar resettlements and reconstructions of the communities of Bento Rodrigues and Paracatu de Baixo affected by the COLLAPSE in the Municipality of Mariana/MG, according to the optimized flow of deadlines provided for in this Section.

Clause 5. The schedule for the completion of the collective resettlements of the communities of Bento Rodrigues and Paracatu de Baixo is established, according to Appendix 1.1 - Schedule for the completion of the resettlements.

Clause 6. The PROMISEE and/or FUNDAÇÃO RENOVA will follow the rules, steps and deadlines set forth below to serve the beneficiaries of the resettlements in the communities of Bento Rodrigues and Paracatu de Baixo, observing the specific regime of temporary housing provided for in this ANNEX.

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Paragraph one. Definition of services, lots and land:

I. Resumption of services that are interrupted for any reason, within ten (10) days from the JUDICIAL APPROVAL of this AGREEMENT, prohibiting further interruptions due to factors directly and exclusively related to the PROMISEE and/or the FUNDAÇÃO RENOVA until the final delivery of the public goods/equipment and/or private properties of the resettlements;

II. Resumption of contact and presentation of the lots/lands available in the collective resettlement, according to Appendix 1.2 - Lots available in the collective resettlements, within up to ten (10) days from the JUDICIAL APPROVAL of this AGREEMENT to the families that have not yet formalized their decision regarding the resettlement alternative. At the same time, the options of familiar resettlement or monetary resettlement must be presented to the families. The presentation of the options must be detailed and accompanied by technical data regarding each one, and the PROMISEE and/or FUNDAÇÃO RENOVA must provide all the clarifications requested by the family nucleus.

III. Families that have not yet formalized their decision will have a period of up to sixty (60) days, extendable for a maximum of thirty (30) days, from the presentation mentioned in item II, to formalize the option for one of the resettlement modalities (collective, familiar or pecunia). The formalization of the decision on the resettlement alternative, which must occur within the period stipulated in this item, will take place through the signing of the Resettlement Option Agreement (“TOR”):

a. The families that had their service started in the familiar resettlement or collective resettlement modality will continue in such modality as long as there is a vacant lot, except for the possibility of opting for resettlement in cash, within a maximum period of sixty (60) days, counting from the notification to be promoted by the PROMISEE and/or FUNDAÇÃO RENOVA, within ten (10) days from the JUDICIAL APPROVAL of this AGREEMENT.

b. In case of non-manifestation of the respective family nuclei within the period provided for in item III above and/or absence of signature of the TOR, the monetary indemnification will be made according to the law, by deposit in court.

IV. After the above deadlines, the Municipality of Mariana/MG will organize the definition of criteria for the destination of the remaining lots by the people directly affected by the COLLAPSE within ninety (90) days. If it is not possible to collectively construct the criteria, the destination of the remaining lots will be resolved by means of objective criterion to be defined by the Municipality of Mariana/MG.

Paragraph two. After defining the resettlement and lots/land options and signing the TOR, the following rules and deadlines will be observed:

I. Conceptual Design Phase. The families will have a period of up to ninety (90) days to, together with the PROMISEE and/or FUNDAÇÃO RENOVA, promote the preparation or updating of the conceptual projects, including the choice of materials to be used in the construction of the housing units, to be staggered as follows:

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a. seven (07) days to schedule the first meeting, and it is up to the FUNDAÇÃO RENOVA and/or the PROMISEE to provide at least three dates for the choice of the family nucleus.

b. thirty (30) days for sending the file by the FUNDAÇÃO RENOVA and/or PROMISEE the first version of the conceptual project to the family nucleus.

c. after sending the file mentioned in item b above, seven (07) days to schedule a meeting to present the first version of the conceptual project, and it is up to the RENOVA and/or PROMISEE to provide at least three dates for the choice by the family nucleus.

d. after the meeting mentioned in item c above, thirty (30) days for the FUNDAÇÃO RENOVA to send the file and/or the PROMISEE of the second version of the conceptual project to the family nucleus, if necessary.

e. after sending the file mentioned in item d above, seven (07) days to schedule a meeting for a new presentation of the second version of the conceptual project, and it is up to the RENOVA and/or PROMISEE to provide at least three dates for the choice by the family nucleus.

f. after the meeting mentioned in item E above (or after the meeting mentioned in item c above, if it is not necessary to prepare a second version of the conceptual project under the terms of item d above), nine (09) days to any last adjustments in the conceptual project by the RENOVA and/or PROMISEE, promoting the necessary changes to meet what was chosen by each family nucleus, observing the characteristics of the original property.

g. after preparing the last adjustments to the conceptual project as mentioned in item f above, ten (10) days for the formalization, by the family nucleus served, of the definitive Architectural Project Approval Term (“HST”) in relation to the conceptual project. After formalization by the HST, no changes to the conceptual project will be accepted.

II. Basic Design Phase. The following deadlines must be observed:

a. thirty (30) days for the preparation of the basic project by the PROMISEE and/or FUNDAÇÃO RENOVA, counted from the date of formalization of the HST.

b. thirty (30) days to obtain the construction permit by the PROMISEE and/or FUNDAÇÃO RENOVA, counted from the preparation of the basic project, and the Municipality of Mariana/MG is responsible for making every effort to definitively analyze the permit application within the respective deadline.

III. Executive Design Phase and Execution of Works. The following deadlines must be observed:

a. one hundred and twenty (120) days, from the signing of the HST, for the preparation of the executive project of the construction by the PROMISEE and/or FUNDAÇÃO RENOVA, which must respect the conceptual project approved by the family nucleus and the basic project.

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b. three hundred and sixty (360) days, counted from the conclusion of the executive project and obtaining the construction permit, for the execution and full completion of the work by the PROMISEE and/or FUNDAÇÃO RENOVA, according to conceptual and executive projects.

c. ninety (90) days, counted from the full completion of the work, to obtain habitation by the PROMISEE and/or FUNDAÇÃO RENOVA and final inspection of the family nucleus, and the Municipality of Mariana/MG is responsible for making every effort to analyze the application within the respective period.

d. thirty (30) days, counted from the date of obtaining the habite-se, for the registration of the construction in the registration of the property by the PROMISEE and/or FUNDAÇÃO RENOVA.

IV. Delivery Phase of the Work/Property. The following deadlines must be observed:

a. two (2) days, counted from the registration of the construction in the registration of the property, for delivery of the keys to the family nucleus by the PROMISEE and/or FUNDAÇÃO RENOVA. The keys will be delivered upon the execution by the family nucleus, preferably the woman, of a term of release, according to Appendix 1.3 - Term of Release and Delivery of Keys.

Paragraph Three. In case of refusal, inertia or any other act by the family nucleus that prevents the receipt of the keys, for forty-five days (45) days, from its written communication, the PROMISEE and/or FUNDAÇÃO RENOVA may use legal measures, for the purpose of discharging the obligation.

Paragraph four. The amounts related to the Emergency Financial Aid Program (“PAFE”), extinguished in this AGREEMENT, will be paid within one (1) year after the delivery of the keys or receipt of the amounts related to the resettlement in cash, and the instalments may be anticipated, including by payment of a single instalment. For these beneficiaries, the rule provided for herein is specific and determined, and the provisions of ANNEX 2 - INDIVIDUAL INDEMNIFICATION do not apply. The total amount of the Emergency Financial Aid (“AFE”) will not be debited from the items of this ANNEX.

Paragraph Five. If, in the final inspection stage and obtaining the habite-se, the family nucleus and/or the Municipality of Mariana/MG verifies non-conformity of the built property with its HST and/or any constructive defect, the family nucleus and/or the Municipality of Mariana/MG must inform the PROMISEE and/or FUNDAÇÃO RENOVA by any written means, so that they will be urged to promote the necessary adjustments for compliance with the executive project within thirty (30) days from the receipt of the written communication, unless the need to additional period, and any of the PARTIES may call the independent technical audit team to prepare an opinion in case of dispute.

Sixth Paragraph. The conceptual divergence of projects does not constitute a loss of deadline.

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Clause 7. For cases whose services are already in progress on the date of the JUDICIAL APPROVAL of this AGREEMENT, the initial and successive deadlines from the respective phase among those described in the previous Clause in which the service/project is on the date of the JUDICIAL APPROVAL of this AGREEMENT must be observed.

Clause 8. For cases in which families do not comply with the deadlines agreed above, there will be the possibility that the PROMISEE and/or FUNDAÇÃO RENOVA automatically convert the service to the pecúnia modality, by filing it in court.

Clause 9. For cases in which construction has already started on the date of JUDICIAL APPROVAL of this AGREEMENT, the schedules contained in Appendix 1.1 - Schedule for completion of resettlements must be observed.

Clause 10. The PROMISEE and/or FUNDAÇÃO RENOVA will provide for the repair of the constructive defects proven to be found for a period of five (5) years from the delivery of the keys and execution of the term of release, individually considered for each property, in a schedule appropriate to the respective intervention. Any damage resulting from the continuity of the works on the site will be resolved within the scope of civil liability.

Clause 11. With respect to the collective resettlement works delivered to the PROMISEE and/or FUNDAÇÃO RENOVA, it shall provide for the repair of the construction defects already identified, within thirty (30) days of the JUDICIAL APPROVAL of this AGREEMENT or another technically appropriate to the respective intervention, in case of interventions of greater complexity.

Clause 12. The obligations provided for in this ANNEX will be accompanied by an audit independent technician, with notorious expertise, to be hired by the PROMISEE and/or FUNDAÇÃO RENOVA and upon approval by the GOVERNANCE, within 90 (ninety) days from the JUDICIAL APPROVAL of this AGREEMENT, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Clause 13. The audit will be responsible for the periodic monitoring of the works, the issuance of technical reports regarding the delivery of each property, public or private, as well as, if necessary, the analysis of construction defects and/or defects resulting from the continuity of work, always at the request of the families and/or the parties, to settle any technical controversies.

Clause 14. The PROMISEE and/or FUNDAÇÃO RENOVA undertakes to resolve all structural pending issues indicated by the technical audit as a matter of priority, as well as to comply with the recommendations presented, safeguarding, in the latter case, the possibility of opposition technically based by the PROMISEE and/or FUNDAÇÃO RENOVA.

Clause 15. The audit will be available for the execution of the works up to six (6) months after the delivery, individually considered, of each of the keys or work.

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Clause 16. Subject to their respective attributions in this AGREEMENT, the PROMISEE and/or FUNDAÇÃO RENOVA, as well as the SHAREHOLDERS and RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT), as they will not be held responsible for the non-compliance with deadlines by third parties, including individuals covered by the AGREEMENT, family nuclei, advisors and technical audits or any entity of the PUBLIC AUTHORITY, especially in relation to any licensing, certifications and authorizations that must be issued by public entities, for example.

Clause 17. Failure to comply with the deadlines under the responsibility of the PUBLIC AUTHORITIES and/or family nuclei and/or the technical audit will lead to the extension of the subsequent deadlines, to the extent of the delay, without incurring fines and/or liabilities of any nature to the detriment of the PROMISEE and/or FUNDAÇÃO RENOVA.

Clause 18. For the purpose of verifying compliance by the PROMISEE and/or FUNDAÇÃO RENOVA with the deadlines agreed herein, the concept of delivery and the “date of delivery” is understood as the receipt of the keys by the family nucleus, in the case of private assets, after the technical inspection by the assisted parties.

Sole Paragraph. The Term of Release and Delivery of Keys does not exempt the parties from drawing up the deed and registering it, and the costs are borne by the FUNDAÇÃO RENOVA and/or PROMISEE. For clarification purposes, the activities related to the drafting of the deed and records must be conducted by the PROMISEE and/or FUNDAÇÃO RENOVA, and third-party services may be subcontracted in this regard.

Clause 19. The completion of the works and other initiatives in progress to comply with the conditions established in the environmental licensing of the collective resettlements of Bento Rodrigues and Paracatu de Baixo will not be considered an obstacle to the delivery of the respective resettlements.

Sole Paragraph. For the conditions of the municipal licenses referring to the subdistrict of Paracatu de Baixo that have not been initiated until the date of the JUDICIAL APPROVAL of this AGREEMENT, the PARTIES agree that the FUNDAÇÃO RENOVA and/or PROMISEE may request the conversion of the conditions into funds, and it is up to the competent body to evaluate in detail and with reasons the request provided for in this Clause.

Clause 20. In the event of demonstration of non-compliance with intermediate or final deadlines in the schedules of each obligation provided for in this Section by the FUNDAÇÃO RENOVA and/or PROMISEE, the delay will give rise to the incidence of a daily fine, for each obligation, of three thousand reais (BRL 3,000.00), in which case the amount will be allocated to the respective family nucleus. The incidence of a daily fine is limited to a maximum and non-extendable period of six (6) months.

Paragraph one. The above values will be updated annually by the Extended National Consumer Price Index (IPCA).

Paragraph two. Occasional non-compliance with intermediate deadlines will give rise to the calculation of the fine provided for in this Clause, but such non-compliance may be compensated with the anticipation of the delivery of the other milestones within the schedule of the same obligation, so that any penalty will only be considered payable if the deadline of the respective schedule is not met.

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Paragraph Three. The fine provided for in this clause excludes the application of fines provided for in the GENERAL CONDITIONS of this AGREEMENT.

Section II – Indemnification for families with deceased members

Clause 21. The PROMISEE and/or FUNDAÇÃO RENOVA will indemnify the family nuclei benefiting from the resettlements that prove the death of members of the respective family nucleus not resettled, in the amount of one hundred thousand reais (BRL 100,000.00), per deceased relative, provided that the Term of Release contained in Appendix 1.4 - Term of Release of Deceased Members is signed.

Paragraph one. Payment will be made by deposit or transfer to the bank account of the holder of the right, under the terms of civil legislation, within ninety (90) days of the JUDICIAL APPROVAL of this AGREEMENT.

Paragraph two. The share of the value of the heirs must be paid as defined by each family nucleus, directly by the holder of the indicated bank account, or, in case of uncertainty, in the manner provided for in article 1,829 et seq. of the Civil Code. The PROMISEE and/or FUNDAÇÃO RENOVA will not be responsible for the division of the shares within the family nucleus.

Paragraph Three. After the period of the first paragraph, if the impossibility of contact with the family nucleus is demonstrated and/or there is no indication of a bank account, as well as who should legitimately receive the money, the PROMISEE and/or FUNDAÇÃO RENOVA will release the obligation with the judicial deposit of the amount due.

Paragraph four. The same amount of compensation provided for in the main section will be due to the family members of any beneficiaries of the resettlement programs who, after signing this AGREEMENT, die without the effective delivery of the property or payment in cash under the terms of this ANNEX, and the PROMISEE and/or FUNDAÇÃO RENOVA must make the deposit within a maximum period of sixty (60) days from the receipt of the communication with proof of death.

Section III – Recognition and Assistance of New Family Nuclei, Concrete Evidence of Works, Sharecroppers and Tenants

Clause 22. The PROMISEE and/or FUNDAÇÃO RENOVA recognizes as (i) new family nuclei, (ii) concrete evidence of construction, (iii) sharecropping and (iv) tenants of Bento Rodrigues and Paracatu de Baixo the names indicated in an exhaustive list, according to Appendix 1.5 - Official Letter 03.06.2022.

Paragraph one. The groups included in the main section that have not started their service until the JUDICIAL APPROVAL of this AGREEMENT will be directed to the modality of resettlement in pecúnia, according to the parameters already practiced.

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Paragraph two. The PROMISEE and/or FUNDAÇÃO RENOVA will provide payment by deposit or transfer to the bank account of the holder of the right, under the terms of civil legislation, within thirty (30) days, as of the JUDICIAL APPROVAL of this AGREEMENT.

Paragraph Three. In the event of the death of the beneficiaries listed in the main section, before or after the JUDICIAL APPROVAL of this AGREEMENT, the share of the value of the heirs must be paid as defined by each family nucleus, directly by the holder of the indicated bank account, preferably to the woman or, in case of uncertainty, in the manner provided for in article 1,829 et seq. of the Civil Code. The PROMISEE and/or FUNDAÇÃO RENOVA will not be responsible for the division of the pecúnia value within the family nucleus.

Paragraph four. If there is no indication of a bank account, as well as an indication and/or agreement of who should legitimately receive the money, after 45 (forty-five days) days from the personal notification of the family nucleus, the PROMISEE and/or FUNDAÇÃO RENOVA will release the obligation with the judicial deposit of the amount due - in this case, no claims by the GOVERNANCE against the PROMISEE and/or FUNDAÇÃO RENOVA regarding the deposit of such amounts are applicable.

Section IV – Temporary Housing

Clause 23. The PROMISEE and/or FUNDAÇÃO RENOVA will carry out the necessary and/or useful improvements in the properties identified as temporary housing, in order to ensure decent living conditions or, if the family unit prefers, to provide alternative temporary housing.

Paragraph one. Voluptuary improvements are excluded from the responsibility of the PROMISEE and/or FUNDAÇÃO RENOVA.

Paragraph two. In the cases identified in the main section, the PROMISEE and/or FUNDAÇÃO RENOVA will have thirty (30) days to start the execution of the works, as of the JUDICIAL APPROVAL of this AGREEMENT.

Paragraph Three. Once the works to carry out the necessary and/or useful improvements are completed, the family nuclei may request the PROMISEE and/or FUNDAÇÃO RENOVA for new necessary and/or useful improvements in case of identification of supervening demands of the same kind, in which case the same procedure indicated above must be followed.

Paragraph four. Once the resettlement property has been received by the family nucleus, the PROMISEE and/or FUNDAÇÃO RENOVA will bear the costs of the move, which must occur on a date previously scheduled with the family nucleus, within a maximum period of ninety (90) days from the receipt of the resettlement property.

Paragraph Five. In case of unjustified refusal to move by the family within a maximum period of ninety (90) days from the receipt of the keys of the referred family property, the PROMISEE and/or FUNDAÇÃO RENOVA will be responsible for the costs of temporary housing and the costs of moving.

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Section V – Restoration of Churches and Degraded Historical Assets in Mariana/MG and Ponte Nova/MG

Clause 24. The PROMISEE and/or FUNDAÇÃO RENOVA undertakes to perform the following OBLIGATIONS TO PERFORM, originally provided for in PG 12 - Program for the Preservation of Historical, Cultural and Artistic Memory, extinguished with this AGREEMENT, by a specialized technical team, with Technical Responsibility Annotation- ART.

I. Carry out the restoration (architectural and complementary design) of the chapel of Our Lady of Mercy, located in Bento Rodrigues, including its churchyard, the stone wall, the cross, the cemetery, its movable assets, integrated and all its surroundings.

II. Carry out the restoration (architectural and complementary design of the Chapel of Santo Antônio, located in Paracatu de Baixo), including the requalification of the surroundings of the religious buildings.

III. Carry out the restoration/consolidation of the remaining elements of the São Bento Chapel, located in Bento Rodrigues, including the graves, especially the eventual burials under the floor of the chapel, in addition to the stone wall around it, which should be revealed, as well as the provision of a protection structure and elements that enable the enjoyment of the material testimonies of the cultural asset. The necessary complementary projects and projects for the requalification of the surroundings must also be prepared.

Paragraph one. The execution must observe the need to:

I. Listening and debate, without binding the projects by the local communities, who are the true users of the cultural assets, and the proposals should meet their desires when possible, when there is no conflict with the legislation and with the approvals of the owner and the cultural heritage protection agencies.

II. Approval of the projects by the Archdiocese of Mariana/MG, owner of the properties.

III. Approval of the projects by the State Institute of Historical and Artistic Heritage of Minas Gerais (IEPHA/MG), the National Institute of Historical and Artistic Heritage (IPHAN), the Municipal Council of Cultural Heritage of Mariana (COMPAT), as each case may be, as well as other authorizations that may be required.

Paragraph two. The PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS, PROMISEE and/or FUNDAÇÃO RENOVA undertake to discuss with the interested parties the schedule for compliance with the obligations set forth in this Section.

Clause 25. The OBLIGATIONS TO PERFORM provided for in this Section, under the responsibility of the PROMISEE and/or FUNDAÇÃO RENOVA, may be converted into obligations to pay in the event of a future agreement with the Arquidiocese of Mariana/MG.

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Sole Paragraph. In the event of signing the agreement provided for in the main section, the provisions of Clause 3 will not apply, so that the supervision and control of the financial transfer will be carried out by the competent authorities, and there will be no attribution or responsibility of SAMARCO, the SHAREHOLDERS and their RELATED PARTIES and/or the FUNDAÇÃO RENOVA with respect to the use of the respective amounts.

Section VI – Animals under the Guardianship of the Fundação Renova

Clause 26. The JUDICIAL APPROVAL of this AGREEMENT will terminate PG-07 - Animal Assistance Program, extinguished by this AGREEMENT. In this sense, the PROMISEE and/or FUNDAÇÃO RENOVA shall return the animals that are in its guardianship to their guardians, according to the list of animals in possession of the FUNDAÇÃO RENOVA on the date of JUDICIAL APPROVAL of this AGREEMENT, which will be sent to the PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS within thirty (30) days, from the date of JUDICIAL APPROVAL of this AGREEMENT.

Paragraph one. The FUNDAÇÃO RENOVA and/or PROMISEE will notify the guardians of the animals within thirty (30) days of the JUDICIAL APPROVAL of this AGREEMENT to, within one hundred and twenty (120) days, define the place where their animals should be delivered or, alternatively, to express their desire to receive the amount of compensation for them.

Paragraph two. If the guardian chooses to receive the animals, it will be up to the RENOVA and/or PROMISEE:

I. Provide adequate transportation and delivery to the indicated location, on a day and time previously scheduled with the tutor, by signing a term of delivery and responsibility, and the FUNDAÇÃO RENOVA and/or PROMISEE must demonstrate, by means of a veterinary report, that the animals are:

a. Identified through the implementation of identification mechanisms according to the specificity of each animal type, such as rings, earrings, tattoos and subcutaneous electronic devices (microchips) capable of identifying them, relating them to their guardians and storing relevant data about their health.

b. Vaccinated for rabies and specific diseases.

c. Dewormed and with proper control of ectoparasites, such as fleas, ticks, myiasis and scabies.

d. Sterilized through a surgical technique that causes the least suffering to the animals, in an ethical manner, with desensitization, so that the animal is not exposed to stress to acts of cruelty, abuse or mistreatment, under the terms of current legislation, provided that the owner previously authorizes it.

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f. Collared, with regard to dogs, for the control of visceral leishmaniasis vectors.

II. If the guardian opts for the indemnification or does not make the option within one hundred and twenty (120) days from the notification, it will be up to the FUNDAÇÃO RENOVA and/or PROMISEE to pay directly to the guardian or, in case of inertia and/or refusal, by means of judicial deposit, within a maximum period of 30 (thirty) days, the indemnification in an amount compatible with that practiced in the market, at the values indicated in Appendix 1.6 - Table of animal values.

Paragraph Three. After indemnification to the guardian or in the event of non-identification, the PROMISEE and/or FUNDAÇÃO RENOVA shall, preferably, allocate the animal to a permanent shelter, own or contracted, or donate to charitable entities, which provide the animals with adequate food, water, veterinary treatment and other measures to ensure the well-being of each species, and must observe the applicable legislation in its destination.

Section VII – Compensation for the Expropriation of the Properties of Bento Rodrigues and Paracatu de Baixo

Clause 27. The PROMISEE and/or FUNDAÇÃO RENOVA will be responsible for hiring an independent third party to prepare updated reports of the properties in the subdistricts of Bento Rodrigues and Paracatu de Baixo subject to expropriation, according to Appendix 1.7 - Mariana/MG Listing Map, within up to one hundred and eighty (180) days from the issuance of the municipal expropriation decree by the Municipality of Mariana/MG, observing the same evaluation criteria of the ABNT standards contained in the reports issued in 2017.

Sole Paragraph. The reports mentioned in the main section will be forwarded to the Municipality of Mariana/MG for mandatory use in the expropriation procedure, according to the obligation provided for in Clause 50 and following of this ANNEX.

Clause 28. The PROMISEE and/or FUNDAÇÃO RENOVA will be responsible for the payment of the compensation amounts for the expropriation (i) consensual, within fifteen (15) days from the presentation by the Municipality of Mariana/MG of the individual agreement signed by the expropriator and expropriated, in a bank account indicated by the expropriated party in the term of agreement, and (ii) judicial, in the event of failure in the consensual phase and filing of an appropriate judicial measure, in accordance with Section I - Definitive Municipal Listing of Bento Rodrigues and Paracatu de Baixo and Expropriation of Properties, of Chapter IV - TRANSFER OBLIGATIONS of this ANNEX.

CHAPTER III

OBLIGATIONS TO PAY

Clause 29. The provisions set forth in the Sections of this Chapter constitute OBLIGATIONS TO PAY of the PROMISEE and/or FUNDAÇÃO RENOVA and must comply with the provisions of ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY, subject to Clause 65 of this ANNEX.

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Clause 30. The execution of the appeals related to this Chapter shall be the responsibility of the PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS, THE STATE OF MINAS GERAIS, THE PUBLIC DEFENDER’S OFFICE OF THE STATE OF MINAS GERAIS, and the FEDERAL PUBLIC PROSECUTOR’S OFFICE.

Section I – Indemnification for the Beneficiaries of the Resettlements

Clause 31. The PROMISEE and/or FUNDAÇÃO RENOVA will be obliged to pay the amount of one billion, one hundred and thirty-seven million reais (BRL 1,137,000,000.00), as indemnification and financial compensation for the families recognized as affected and who are beneficiaries of the resettlements.

Paragraph one. The OBLIGATION TO PAY provided for in the main section will follow the provisions of ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY.

Paragraph two. The amount established in the main section will be divided into three (3) blocks:

I. The amount of one billion and eighty million reais (BRL 1,080,000,000.00) refers to financial compensation (i) for the delay in the delivery of the collective resettlements of Bento Rodrigues and Paracatu de Baixo, familiar resettlements and original reconstructions, (ii) for alleged constant problems in the resettlements, such as loss of area, tested, neighborhood relationship and slope; (iii) due to the alleged impossibility of supplying water supply for agrosilvopastoral activities, according to the list held by the FUNDAÇÃO RENOVA on the date of the JUDICIAL APPROVAL of this AGREEMENT to be forwarded to the PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS within thirty (30) days of the JUDICIAL APPROVAL of this AGREEMENT.

II. The amount of seven million reais (BRL 7,000,000.00) refers to the financial compensation for the alleged impossibility of supplying animal feed, according to the list of animals owned by the FUNDAÇÃO RENOVA on the date of JUDICIAL APPROVAL of this AGREEMENT.

III. The amount of fifty million (BRL 50,000,000.00) refers to the Projects of the Affected Communities, which will necessarily include programs on financial education.

Paragraph Three. The amounts mentioned in each of the items indicated above, except for item III, will be divided equally for each family nucleus and, in these, for all members of the family nucleus. The share of the value for the family nucleus must be made according to the definition of civil legislation in relation to each family nucleus. The PROMISEE and/or FUNDAÇÃO RENOVA will not be responsible for the form and percentage of the division of the shares within the family nucleus.

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Paragraph four. The formalization of the agreement and the payment of the indemnification will depend on the signing of a term of agreement agreeing with the payment mechanism and the release granted will operate automatically upon the receipt of the last instalment.

Paragraph Five. Once the payments referred to in this Clause have been made, the total or partial withdrawals by each family nucleus will be carried out preferably on behalf of the woman, through the agreement mentioned in the fourth paragraph, which will be signed with each family nucleus through the establishment of a non-contentious jurisdiction procedure with the participation of the FUNDAÇÃO RENOVA and/or PROMISEE, with an invitation to the participation of the FEDERAL PUBLIC PROSECUTOR’S OFFICE, THE PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS, THE FEDERAL PUBLIC DEFENDER’S OFFICE in the realization of a judicial task force in an initiative promoted by the CEJUSC [Judicial Centre for Conflict Resolution and Citizenship] of the TRF 6 [Federal Regional Court of the 6th Region], with the possibility of cooperation between the Courts.

Sixth Paragraph. Failure to accept the individual agreement does not give rise to a new obligation on the part of the PROMISEE and/or FUNDAÇÃO RENOVA, and/or SHAREHOLDERS and/or RELATED PARTIES.

Seventh Paragraph. The amounts described in the first paragraph may be reallocated among themselves at the discretion of the parties provided for in Clause 30, if a supervening need is identified.

Section II – Income Transfer Program (“PTR Mariana”) and/or other compensation for those affected in Mariana/MG

Clause 32. This Section includes: (i) the indemnification of the persons indicated in the exhaustive list contained in the request for compliance with judgment no. 5002387- 92.2021.8.13.0400, who have not yet received any type of indemnification from the FUNDAÇÃO RENOVA and/or PROMISEE, with the granting of release, and (ii) the MARIANA INCOME TRANSFER PROGRAM (“PTR MARIANA”).

Sole Paragraph. The total amount allocated to the items provided for in the main section is BRL 820,000,000.00 (eight hundred and twenty million reais), and its availability will comply with the provisions of Chapter IV of the GENERAL CONDITIONS of this AGREEMENT and ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Clause 33. An indemnification in the amount of thirty-five thousand reais (BRL 35,000.00) will be made to each person indicated in the exhaustive list contained in the request presented within the enforcement lawsuit no. 5002387-92.2021.8.13.0400, who has not received any type of indemnification from the FUNDAÇÃO RENOVA and/or PROMISEE, with the granting of release, in a single instalment, under the terms of Appendix 1.8 - Term of Release and observing ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

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Paragraph one. Persons who choose to receive the indemnification mentioned in the main section must grant a full, definitive and irrevocable release in favour of FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES for individual damage resulting from the COLLAPSE,

Paragraph two. Payments will be made through the establishment of a voluntary jurisdiction procedure with the participation of the FUNDAÇÃO RENOVA and/or PROMISEE, with an invitation to the participation of the FEDERAL PUBLIC PROSECUTOR’S OFFICE, THE PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS, THE PUBLIC DEFENDER’S OFFICE OF THE STATE OF MINAS GERAIS and the FEDERAL PUBLIC DEFENDER’S OFFICE in the realization of a judicial task force in an initiative promoted by the CEJUSC of the TRF 6, cooperation between the Courts may be carried out.

Paragraph Three. The persons mentioned in the main section may be compensated by the method provided for herein and, if they so choose, they will not be eligible for the PID provided for in ANNEX 2 - INDIVIDUAL INDEMNIFICATION.

Clause 34. The PTR MARIANA will be established in favour of (i) the people included in the exhaustive list contained in the request presented within the enforcement lawsuit no. 5002387- 92.2021.8.13.0400, who have been indemnified and granted release until the conclusion of the deadline for joining the Program, and (ii) residents in the municipality of Mariana/MG and enrolled in Cad.Único until 30 September 2024.

Paragraph one. For the PTR Mariana mentioned in item (i) of the main section, the persons included in the exhaustive list presented within the enforcement lawsuit no. 5002387- 92.2021.8.13.0400, who have been indemnified and granted release until the conclusion of the adhesion to the PTR, will benefit from the receipt of the amount of BRL 60,000.00 (sixty thousand reais) individually observing the minimum of 36 (thirty-six) instalments, observing ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE.

Paragraph two. For the PTR Mariana mentioned in item (ii) of the main section, people will benefit from the residual value of the amount provided for in the sole paragraph of Clause 32, less the operating expenses of this Section, and divided accordingly among those enrolled in the PTR Mariana, observing the minimum of 26 (thirty-six) instalments, observing ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE.

Paragraph Three. The two types of PTR provided for in the main section are not mutually exclusive.

Paragraph four. In the case of an incapacitated person, the payment will be made to the beneficiary’s own savings account.

Paragraph Five. The death of the beneficiary ceases the right to income transfer. It is a benefit that cannot be transferred to heirs and/or successors of any nature.

Sixth Paragraph. The payments provided for in this Clause are intended to stimulate the economy of the region and cannot be considered for the exclusion of people from Cad.Único.

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Clause 35. The PROMISEE and/or FUNDAÇÃO RENOVA, within ninety (90) days from the receipt of the Term of Reference to be prepared by the parties provided for in Clause 30, will hire an entity with a notorious capacity to operate the Mariana PTR, which will be managed by determinations of the said parties.

Paragraph one. The payment of the contract established in this Clause will be made using the amount mentioned under the terms of Clause 64 or under the terms of ANNEX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Paragraph two. The period indicated in the main section may be extended, in a justified manner, by thirty (30) days.

Clause 36. The PROMISEE and/or FUNDAÇÃO RENOVA shall submit to the State Committee of Minas Gerais the technical and commercial proposals for their choice of the entity or companies that will manage and operationalize the payments provided for in Clause 34.

Clause 37. The hiring of the entity responsible for the management and operationalization of the payments provided for in Clause 34 ends the obligation of the PROMISEE and/or FUNDAÇÃO RENOVA, which will not be responsible for the management and supervision of the chosen entity.

Clause 38. The beneficiaries of the payments provided in Clause 34 and the respective amounts were defined by the parties provided for in Clause 30 of this ANNEX.

Clause 39. The measures provided for in this Section do not constitute an impediment to the measures provided for in ANNEX 4 - INCOME TRANSFER PROGRAM and ANNEX 2 - INDIVIDUAL INDEMNIFICATION, as well as the other measures of the AGREEMENT, provided that the criteria provided for and applicable are fulfilled and respected and the provisions of Clause 34 are observed.

CHAPTER IV

TRANSFER OBLIGATIONS

Clause 40. The provisions set forth in the Sections of this Chapter constitute TRANSFER OBLIGATIONS of the PROMISEE and/or FUNDAÇÃO RENOVA to the Municipality of Mariana/MG.

Clause 41. The management and execution of the obligations dealt with in this Chapter will be subject to the mechanisms of inspection, accountability and transparency of execution of the Municipality of Mariana/MG, and there is no attribution or responsibility of SAMARCO, the SHAREHOLDERS and their RELATED PARTIES and/or the FUNDAÇÃO RENOVA with respect to the use of the transferred amounts.

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Section I – Memorial of Bento Rodrigues and of Paracatu de Baixo

Clause 42. The PROMISEE and/or FUNDAÇÃO RENOVA will pay the Municipality of Mariana/MG, so that it bears the costs of construction and administration and maintenance expenses of the Memorial of Bento Rodrigues and of Paracatu de Baixo, the amount of twenty-seven million reais (BRL 27,000,000.00), in a single instalment, within two hundred and ten (210) days of the JUDICIAL APPROVAL of this AGREEMENT.

Sole Paragraph. The amount provided for in the main section will be deposited by the FUNDAÇÃO RENOVA and/or PROMISEE in an interest-bearing bank account, held by the Municipality of Mariana/MG, to be opened specifically for this purpose.

Clause 43. The Municipality of Mariana/MG, after hearing the communities, will present the project for the construction of the Memorial of Bento Rodrigues and of Paracatu de Baixo, and must, within a maximum period of three hundred and sixty (360) days after the JUDICIAL APPROVAL of this AGREEMENT, send the details and schedule of the works for the construction of the Memorial.

Paragraph one. The Municipality of Mariana/MG undertakes to complete the construction of the Memorial of Bento Rodrigues and of Paracatu de Baixo, within a maximum period of 36 (thirty-six) months, counted from the definition of the project for construction, as well as to manage it, keeping it in perfect condition.

Paragraph two. The Memorial of Bento Rodrigues and of Paracatu de Baixo will not be built by the Municipality of Mariana/MG in a self-rescue zone (ZAS), as described in the map contained in Appendix 1.7 - Mariana/MG Listing Map.

Paragraph Three. In the event of the main section, the financial transfer will be subject to the inspection, accountability and transparency mechanisms of the Municipality, and there is no attribution or responsibility of SAMARCO, the SHAREHOLDERS and their RELATED PARTIES and/or the FUNDAÇÃO RENOVA regarding the use of the amounts object of the judicial agreement.

CHAPTER V

OTHER PROMISEES ASSUMED BY THE MUNICIPALITY OF MARIANA/MG

Section I – General Provisions

Clause 44. With the adhesion of the Municipality of Mariana/MG to the AGREEMENT according to ANNEX 15 - MUNICIPAL INITIATIVES, the Municipality of Mariana/MG undertakes to fully respect it, maintaining the measures established in this instrument in favour of the municipality and those affected.

Paragraph one. The allocation of funds from this AGREEMENT, by any entity, for any purpose other than that provided for in this instrument is prohibited.

Paragraph two. The resources arising from this AGREEMENT, to be applied directly by public agencies, shall comply with the principles, rules and regulations that govern the budget execution of public revenues and expenditures.

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Clause 45. Irregularities found in the execution of projects by the Municipality of Mariana/MG may lead to the suspension of the project or work and the blocking of the amounts related to them, without prejudice to other measures of accountability of those involved.

Section II – Definitive Municipal Listing of Bento Rodrigues and Paracatu de Baixo and Expropriation of Properties

Clause 46. The Municipality of Mariana/MG undertakes to decree and implement the municipal listing of the area, according to the description of the listed area and surroundings defined in Appendix 1.7 - Mariana/MG Listing Map, in compliance with the guidelines and objectives recommended in COMPAT Resolution No. 002/2016 and in this ANNEX, and must complete the definitive listing procedure by June 2025.

Paragraph one. The Municipality of Mariana/MG undertakes to promote the necessary actions for the historical preservation of the area of the subdistricts of Bento Rodrigues and Paracatu de Baixo, refraining from destroying or carrying out any intervention other than maintenance and preservation actions in what is left of the localities.

Paragraph two. The irrevocable right of free passage and access to the PROMISEE and/or FUNDAÇÃO RENOVA for the technical maintenance of Dike S4 and other necessary interventions in the area of the subdistrict of Bento Rodrigues and Paracatu de Baixo is ensured, as provided for in ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN, and the PROMISEE and/or FUNDAÇÃO RENOVA must respect the guidelines of the listing.

Clause 47. As a way of maintaining the historical preservation of the site and ensuring its belonging to the people of Bento Rodrigues, the Municipality of Mariana/MG is obliged to expropriate the properties described in Appendix 1.7 - Mariana/MG Listing Map, due to the impossibility of using the area by their owners, and to ensure the preservation of the history and memory of the place, issuing the respective expropriation decree by June 2025.

Sole Paragraph. The decree will mention that the entire protected area belongs to the people of Bento Rodrigues and Paracatu de Baixo.

Clause 48. The expropriation phase will be preceded by a stage of consensus building between family nuclei and the Municipality of Mariana/MG, assisted by the PUBLIC DEFENDER’S OFFICE OF THE STATE OF MINAS GERAIS, if there is agreement and interest of the affected people for the mediations or conciliations that are necessary, respecting the existing contractual relations of representation.

Clause 49. The compensation for the expropriation of the owners and/or possessors at the time of the COLLAPSE of the properties covered by COMPAT Resolution No. 02/2016, according to the map of Appendix 1.7 - Mariana/MG Listing Map, due to the flooding of the tailings, impossibility of use and enjoyment of the property and/or construction of the structures of Dike S4, will be calculated according to the applicable regulations of ABNT, NBR 14653-1:2019 and NBR 14653-2:2011, plus the percentage of fifty percent (50%), as a business attraction for social pacification.

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Clause 50. The PROMISEE and/or FUNDAÇÃO RENOVA will provide for the hiring of an independent third party to prepare a single updated report per property following the ABNT standards within one hundred and eighty (180) days of the issuance of the municipal decree declaring public utility for expropriation purposes, observing the same evaluation criteria contained in the reports issued in 2017.

Clause 51. The PARTIES agree that the reports of the previous clause will be forwarded to the Municipality of Mariana/MG for mandatory use in the expropriation process.

Paragraph one. The negotiation phase for the consensual solution of the expropriation will be conducted by the Municipality of Mariana/MG and will last up to one hundred and eighty (180) days, counting from the receipt, by the Municipality of Mariana/MG, of each updated report.

Paragraph two. In the case of consensual expropriation, the value of the technical report will be offered, plus the percentage of fifty percent (50%), as a business attraction.

Paragraph Three. The payment of the amounts indicated in the previous paragraph will be the responsibility of the PROMISEE and/or FUNDAÇÃO RENOVA and will be made within fifteen (15) days from the presentation, by the Municipality of Mariana/MG, of the term of agreement signed by the expropriator and the expropriated party, to be made in a bank account indicated by the expropriated party in the term of agreement.

Clause 52. In the event of failure of the consensual solution phase or after the period of the first paragraph has elapsed, the Municipality of Mariana/MG will immediately proceed with the respective expropriation actions, based on the appraisal report referred to in Clause 50, and the PROMISEE and/or FUNDAÇÃO RENOVA must make the judicial deposit of the corresponding amount for the purpose of vest in possession.

Paragraph one. In the hypothesis of the main section, the percentage of the business attraction corresponding to the increase of fifty percent (50%) will not be applied.

Paragraph two. The PROMISEE and/or FUNDAÇÃO RENOVA will be responsible for any complementation of the difference in the amount of indemnification that may be fixed in the lawsuit.

Clause 53. The transfer of possession and/or ownership of any properties located in the listed area is prohibited, under the terms of the map in Appendix 1.7 - Map Mariana/MG Listing, for the PROMISEE, the SHAREHOLDERS and/or the FUNDAÇÃO RENOVA.

Clause 54. The Municipality of Mariana/MG is obliged to permanently maintain the listed areas, promoting the necessary actions to ensure surveillance, maintenance and eventual recoveries.

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Clause 55. The Municipality of Mariana/MG undertakes to adopt the necessary measures to prevent the subdivision, use and occupation of urban land in the ZAS, under the terms of article 18-A, paragraph 3, of Law No. 12,334/10.

Clause 56. The listing, the construction of the memorial and the definition of the future uses of the listed area under the terms of the map contained in Appendix 1.7 - Mariana/MG Listing Map, will be decided by the Municipality of Mariana/MG and the community of the respective listed area.

Clause 57. The PROMISEE and/or FUNDAÇÃO RENOVA will not participate in the processes of listing and construction of the Memorial and, likewise, has no responsibility for the execution of the works, negotiation with the communities and administration of the spaces. The maintenance, conservation and construction of access roads to these areas will be the responsibility of the Municipality of Mariana/MG.

CHAPTER VI

FINAL PROVISIONS

Clause 58. The PARTIES agree that the JUDICIAL APPROVAL of this AGREEMENT fully and immediately extinguishes the cause of payment of the daily fine established in compliance with judgment No. 0041497-28.2017.8.13.0400, as well as entails the extinction of said compliance with judgment and other related actions, as per ANNEX 23 - LAWSUITS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT.

Clause 59. For public goods/equipment, accessories and public services of the resettlements, the PARTIES fully ratify the Financial Transfer Agreement executed and presented for judicial approval in the records of action no. 5004006- 52.2024.8.13.0400, ongoing before the 2nd Civil Court of the District of Mariana/MG.

Clause 60. The environmental issues related to the decommissioning of Dike S4 are addressed in ANNEX 16 - ENVIRONMENTAL RECOVERY PLAN.

Clause 61. The technical audit mentioned in this ANNEX may be the same as that indicated in Chapter VII - Audit of the OBLIGATIONS TO PERFORM of the GENERAL CONDITIONS of this AGREEMENT, with the specificities addressed herein.

Clause 62. The receipt of the amounts provided for in this ANNEX by the Municipality of Mariana/MG will occur through the signing of the Term of Adhesion, according to ANNEX 15 - MUNICIPAL INITIATIVES.

Clause 63. The full receipt of the indemnification amounts provided for in this ANNEX will result in full, definitive and irrevocable release, without any restriction, to the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES.

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Sole Paragraph. All releases described in this AGREEMENT extend, include and operate, without any restriction, in favour of the PROMISEE, the SHAREHOLDERS, FUNDAÇÃO RENOVA and their respective insurers and reinsurers, as well as in relation to any related party, such as a parent company, subsidiary, affiliate, company or entity (including its successors and assigns), national or foreign, directly or indirectly related to the PROMISEE, to the SHAREHOLDERS and the FUNDAÇÃO RENOVA, including BHP Group (UK) Ltd and BHP Group Limited, as well as any and all companies of the same business and/or economic group, whether in the Brazilian jurisdiction and/or in a foreign jurisdiction (“RELATED PARTIES”).

Clause 64. The parties provided for in Clause 30 agree that, after one hundred (100) days from the JUDICIAL RATIFICATION of this AGREEMENT, the amount of the judicial block carried out in the records of Precautionary Action No. 0039891-33.2015.8.13.0400 will be allocated to the fulfilment of the programs of Chapter III - OBLIGATIONS TO PAY, remaining deposited in a court bound for such purpose, in a specific procedural incident.

Paragraph one. The amount mentioned in the main section will be allocated to the payment of the item provided for in Clause 33 of Section I - Income Transfer Program (“PTR Mariana”) and/or other compensation for those affected in Mariana/MG, Chapter III - OBLIGATIONS TO PAY and, subsequently, to the beginning of payment of other amounts of indemnification provided for in Clause 34. The remaining amount will be allocated to the payment provided for in Clause 31.

Paragraph two. It will be up to the parties provided for in Clause 30 to request the court to allocate the amounts to the purposes set forth in the first paragraph.

Clause 65. The obligations provided for in Chapter III - OBLIGATIONS TO PAY of this ANNEX total BRL 1,957,000,000.00 (one billion, nine hundred and fifty-seven million reais) as follows:

I. BRL 1,657,000,000.00 (one billion, six hundred and fifty-seven million reais), which make up the OBLIGATION TO PAY and must comply with the provisions of ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY; and

II. BRL 300,000,000.00 (three hundred million), referring to the judicial blocking of the Precautionary Action n. 0039891-33.2015.8.13.0400, according to Clause 64, therefore not composing the FINANCIAL CAP of the AGREEMENT.

Clause 66. The obligations set forth in Chapter II - OBLIGATIONS TO PERFORM and Chapter IV - TRANSFER OBLIGATIONS of this ANNEX are not subject to the FINANCIAL CAP of the AGREEMENT, pursuant to Clause 12 of the GENERAL CONDITIONS of this AGREEMENT.

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ANNEX 2 – INDIVIDUAL INDEMINIFICATION

CHAPTER I

GENERAL PROVISIONS

Clause 1. The full and definitive reparation of the people affected by the COLLAPSE is the primary objective of the PARTIES in the construction of this ANNEX, guided by the principle of objective good faith.

Paragraph one. This ANNEX deals exclusively with homogeneous individual and individual rights, not reaching diffuse or collective rights, which are dealt with in the measures and compensations established in the other ANNEXES of this AGREEMENT.

Paragraph two. This ANNEX is aimed at individuals and legal entities classified as individual microentrepreneurs, microenterprises and small businesses, under the terms of Complementary Law No. 123, of 14 December 2006.

Clause 2. The PARTIES recognize the need to establish transition rules that provide definitive solutions to the registration, indemnification and emergency financial aid programs conducted by FUNDAÇÃO RENOVA, in order to ensure equal treatment, definitive treatment and legal certainty. The PARTIES also recognize the right of the affected persons, eligible and interested, to access the programs existing on the date of the JUDICIAL RATIFICATION of this AGREEMENT, observing the transition rules provided for in this AGREEMENT and in this ANNEX, as well as the right to information and to the justification of the decisions issued by the RENOVA and/or PROMISEE

Sole Paragraph. This ANNEX replaces the following TTAC programs: (i) Survey and Registration Program, provided for in Clauses 19 to 30 of the TTAC (“PG-01” or “REGISTRATION”); (ii) Indemnification and Indemnification Program, provided for in Clauses 31 to 38 of the TTAC (“PG-02”), including the Mediated Indemnification Program (“PIM”); (iii) Emergency Financial Aid Program, provided for in the Clauses 137 to 140 of the TTAC (“PG-21” or “PAFE” or “AFE”); and (iv) the Simplified Indemnification System (“NOVEL”).

Clause 3. The service of people interested in the REGISTRATION, PIM and PAFE will occur exclusively via the online platform of the PIM-AFE System (“PIM-AFE SYSTEM”), as detailed in the respective chapters of each program.

Clause 4. The closure of the programmes will respect the criteria of territorial coverage and eligibility established in this ANNEX.

Clause 5. The releases granted in favour of the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES (definition in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in judicial and/or extrajudicial agreements referring to homogeneous individual and individual damages followed the rules of PIM and NOVEL in force until the JUDICIAL RATIFICATION of this AGREEMENT.

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Clause 6. THE PARTIES agree on the creation of the DEFINITIVE INDEMINIFICATION PROGRAM (“PID”) as a definitive solution to address the final and definitive individual reparation of the people affected by the COLLAPSE, under the terms and scope set forth in this ANNEX.

Clause 7. From the JUDICIAL APPROVAL of this AGREEMENT, FUNDAÇÃO RENOVA and/or the PROMISEE will use the terms of the standard individual agreement contained in Appendixes 2.4 – Standard Transaction Term applicable to the PIM-AFE system, 2.6 – Standard Transaction Term applicable to NOVEL, 2.7 – Standard Transaction Term applicable to Water Damage, 2.8 – Standard Transaction Term applicable to the Family Farmers and Professional Fishermen Agreement and 2.10 – Standard Transaction Term applicable to the Definitive Indemnification Program – PID, whose signature will be required from the indemnified person to grant release for the individual, full and definitive reparation for the damages resulting from the COLLAPSE.

Paragraph one. The PROMISSORS validate and acknowledge the compliance with the law of the standard individual transaction minutes contained in Appendices 2.4 – Standard Transaction Term applicable to the PIM-AFE system, 2.6 – Standard Transaction Term applicable to NOVEL, 2.7 – Standard Transaction Term applicable to Water Damage, 2.8 – Standard Settlement Term applicable to the Family Farmers and Professional Fishermen Agreement and 2.10 – Standard Settlement Term applicable to the Definitive Indemnification Program – PID.

Paragraph two. The proof of payment to the indemnified person under the terms set forth in this ANNEX will be valid as a document proving release.

Clause 8. The inaccuracy of any data that makes it impossible for the interested party to pay in any of the indemnification programs provided for in this ANNEX will lead to the interruption of the deadline for payment until the regularization of the information declared by the interested person, which must happen within a maximum period of fifteen (15) days from the availability of the notification to the applicant on the respective online platforms.

Sole Paragraph. After the deadline has expired without correction of the data, the FUNDAÇÃO RENOVA and/or PROMISEE will deposit the amount in court by filing an action for consignment in payment, an opportunity in which the obligation assumed by the FUNDAÇÃO RENOVA and/or PROMISEE will be fully concluded and settled.

Clause 9. FUNDAÇÃO RENOVA and/or the PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES may file a petition in the records of any lawsuit, informing the execution of the individual agreement and the withdrawal and/or resignation manifested by the applicant in the signed term of release.

Clause 10. The PROMISEE and/or FUNDAÇÃO RENOVA will submit all individual agreements entered into based on this ANNEX to judicial approval before the CEJUSC of the Federal Court of Belo Horizonte, pursuant to article 487, item III, paragraph “b”, of Law No. 13,105, of 16 March 2015 (Code of Civil Procedure), within fifteen (15) days from its signature.

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Clause 11. The PROMISEE shall promote a broad public information campaign in all territories listed in Clauses 25 and 69, to be initiated within thirty (30) days from the JUDICIAL RATIFICATION of this AGREEMENT and with a minimum duration of sixty (60) days, to communicate the rules of transition, eligibility criteria, means of access, deadlines and termination of the programs and indemnification initiatives addressed in this ANNEX, as well as the creation of the PID.

Clause 12. The PROMISEE shall forward information regarding the initiatives provided for in this ANNEX to the respective GOVERNANCE, on a quarterly basis, until the full termination of the obligations set forth in this ANNEX. The first communication will be sent after ninety (90) days from the end of the deadline for entry into the PIM-AFE System, stipulated in Clause 27.

Sole Paragraph. The statement will present the information below indicating the numbers for the quarter in reference and the historical cumulative figure:

I. The amount of indemnification paid and the number of people indemnified by municipality, gender and professional category (if applicable).

II. The number of registrations automatically closed due to lack of minimum information, as provided for in Clause 22.

III. The number of pending fulfilment orders in each program.

IV. The number of denied requests in each program.

Clause 13. In the event of a finding of document fraud, FUNDAÇÃO RENOVA and/or the PROMISEE will submit a reasoned response to the interested party indicating the reasons for the finding of document fraud, which will be evaluated based on the applicable legislation, and will communicate the closure of the respective request, observing the processing flows of each of the programs provided for in this ANNEX.

Paragraph one. The PROMISEE and/or FUNDAÇÃO RENOVA will analyse the provisions of the main section carefully, not equating it to situations of absence and/or incompleteness of documentation and/or illegibility of electronic files and/or other situations of difficulty in accessing the information made available by the interested party.

Paragraph two. Document fraud found by the FUNDAÇÃO RENOVA and/or PROMISEE within the scope of the PIM, PAFE or NOVEL, on a previous date or subsequent to the JUDICIAL APPROVAL of this AGREEMENT, will result in the ineligibility of the interested person in the PID.

Paragraph Three. The document fraud found by the FUNDAÇÃO RENOVA and/or PROMISEE within the scope of the PID will lead to the immediate closure of the application.

Paragraph four. The FUNDAÇÃO RENOVA and/or the PROMISEE must include in the public information campaign object of Clause 11, clear and specific information on the consequences of the practice of document fraud.

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Clause 14. The FUNDAÇÃO RENOVA and/or the PROMISEE will have a final and non-extendable deadline of 31 December 2026 for the completion of all services in the programs and other indemnification initiatives object of this ANNEX.

Sole Paragraph. If the JUDICIAL APPROVAL of this AGREEMENT occurs in a period greater than thirty (30) days after its signature, the period provided for in the main section will be increased by the period elapsed between the signature and the JUDICIAL APPROVAL of this AGREEMENT.

Clause 15. In case of non-compliance with the deadline for payment provided for in the initiatives object of this AGREEMENT, under the exclusive responsibility of the FUNDAÇÃO RENOVA and/or PROMISEE, a fine of two percent (2%) of the amount of the indemnification and/or AFE will be applicable in favour of the applicant, as well as the updating of the amount due based on the SELIC rate until the date of effective payment.

Sole Paragraph. The FUNDAÇÃO RENOVA and/or PROMISEE will not be held responsible in case of non-compliance with the processing deadlines by the applicants and/or their lawyers.

Clause 16. The closure of the programs provided for in this ANNEX and/or the PID shall respect the equality of gender treatment with regard to the minimum elements of evidence to prove damages required by each program subject to this ANNEX.

Clause 17. The PROMISEE and/or the FUNDAÇÃO RENOVA will respect the legal priorities in serving people interested in joining the programs object of this ANNEX.

Clause 18. The provisions set forth in this AGREEMENT do not imply a waiver of the statute of limitations or loss of the possibility of arguing the occurrence or not of an impending, suspensive and/or interruptive cause of the statute of limitations before any forum or jurisdiction, in an individual or class action.

Clause 19. The receipt of indemnification and/or AFE does not affect or prevent participation in the Income Transfer Program (PTR) provided for in ANNEX 4 - INCOME TRANSFER PROGRAM (PTR) and in the Economic Recovery Program (PRE) provided for in ANNEX 5 - INCENTIVE TO EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RECOVERY.

Clause 20. The PARTIES acknowledge that the implementation of the PID and the payment of the indemnification provided for in this ANNEX, together with the other measures provided for in this AGREEMENT and the indemnification programs previously operated by the FUNDAÇÃO RENOVA and/or PROMISEE, represent a definitive, sufficient and adequate treatment for the homogeneous individual damages resulting from the COLLAPSE and covered and treated in this AGREEMENT.

CHAPTER II

SURVEY AND REGISTRATION PROGRAM

Clause 21. The possibility of seeking registration ended on 31 December 2021, under the terms of the judicial decision of ID No. 797255560 issued in the records of compliance with judgment No. 1000415-46.2020.4.01.3800 of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte.

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Clause 22. Persons with a REGISTRATION request submitted by 31 December 2021, on the official channels of FUNDAÇÃO RENOVA, and whose analysis has not been completed by the date of the JUDICIAL APPROVAL of this AGREEMENT, will be automatically able to join the indemnification programs provided for in this ANNEX, provided that the registration request contains minimum information (full name and CPF/CNPJ), observing the respective eligibility criteria of each program and the other provisions of this ANNEX.

Paragraph one. The provision contained in the main section will consider, individually, both the holder of the REGISTRATION, and their dependents indicated in the registration request.

Paragraph two. Registration requests that do not contain the minimum information (full name and CPF/CNPJ) will be automatically closed by the RENOVA and/or PROMISEE.

Clause 23. The REGISTRATION requests or the REGISTRATIONS made by the FUNDAÇÃO RENOVA of persons who have not joined the PIM or the PAFE in the manner and within the period provided for in Clause 27 will be definitively closed by the FUNDAÇÃO RENOVA and/or PROMISEE for the purposes of the REGISTRATION, without prejudice to the express manifestation of entry into the PID.

Sole Paragraph. The closing record will be stored until full compliance with the REGISTRATION, PIM and NOVEL and made available to the person responsible for the request upon request presented in the official service channels of the RENOVA and/or PROMISEE .

Clause 24. With the JUDICIAL APPROVAL of this AGREEMENT, the REGISTRATION review procedure, in force on the date of the JUDICIAL APPROVAL of this AGREEMENT, will be terminated and replaced by the procedure provided for in Clause 27.

CHAPTER III

MEDIATED INDEMINIFICATION PROGRAM (PIM)

Clause 25. Persons who meet the following requirements are eligible for the PIM, cumulatively:

I. Older than sixteen (16) years old on the date of the COLLAPSE.

II. Have submitted a REGISTRATION request by 31 December 2021 on the official channels of the FUNDAÇÃO RENOVA with minimum information (full name and CPF/CNPJ).

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III. They were proven to have resided in the following locations on the date of the COLLAPSE:

State	Municipality	Area
Minas Gerais	Aimorés	Total
	Alpercata	Total
	Barra Longa	Total
	Belo Oriente	Total
	Bom Jesus do Galho	Total
	Bugre	Total
	Caratinga	Total
	Conselheiro Pena	Total
	Coronel Fabriciano	Total
	Córrego Novo	Total
	Dionísio	Total
	Fernandes Tourinho	Total
	Galileia	Total
	Governador Valadares	Total
	Iapu	Total
	Ipaba	Total
	Ipatinga	Total
	Itueta	Total
	Mariana	Total
	Marliéria	Total
	Naque	Total
	Ouro Preto	Only district of Antônio Pereira
	Periquito	Total
	Pingo D’Água	Total
	Ponte Nova	Only district of Chopotó
	Raul Soares	Total

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State	Municipality	Area

	Resplendor	Total
	Rio Casca	Total
	Rio Doce	Total
	Santa Cruz do Escalvado	Total
	Santana do Paraíso	Total
	São Domingos do Prata	Total
	São José do Goiabal	Total
	São Pedro dos Ferros	Total
	Sem-Peixe	Total
	Sobrália	Total
	Timóteo	Total
	Tumiritinga	Total

Espírito Santo	Aracruz	Only area of CIF´s Resolution No. 58
	Baixo Guandu	Total
	Conceição da Barra	Only area of CIF´s Resolution No. 58
	Colatina	Total
	Fundão	Only area of CIF´s Resolution No. 58
	Linhares	Total
	Marilândia	Total
	São Mateus	Only area of CIF´s Resolution No. 58
	Serra	Only area of CIF´s Resolution No. 58
	Sooretama	Only area of CIF´s Resolution No. 164

Sole Paragraph. Persons who are not eligible for the PIM are persons who:

I. Have entered into an agreement in the NOVEL, except if only WATER DAMAGE.

II. Have entered and been rejected in the NOVEL.

III. They had lawsuits claiming compensation for the same damages requested in the PIM closed by a final judgment on the merits.

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Clause 26. The PIM is intended exclusively for the treatment of the formal public that has documentation proving damages, according to the list of supporting documents required by the FUNDAÇÃO RENOVA and/or PROMISEE contained in Appendix 2.2 – List of PIM-AFE documents.

Clause 27. From the availability of the PIM-AFE System by the FUNDAÇÃO RENOVA and/or PROMISEE, interested persons will have a final and non- extendable period of 60 (sixty) days to enter and submit the formal application to the PIM, being able to change, complement or insert the personal data, declare or review damages and supporting documentation contained in the REGISTRATION.

Paragraph one. During the period provided for in the main section, the person who adhered to the PIM until the date of JUDICIAL APPROVAL of this AGREEMENT must necessarily enter the PIM-AFE System and adopt the measures provided for in the main section to ratify and conclude its service in the PIM.

Paragraph two. Access to the PIM-AFE System will occur through the creation of a login and password by the interested person through the use of full name and CPF/CNPJ.

Paragraph Three. In the event of the death of the interested person, the executor may access the PIM-AFE System on behalf of the estate, using the full name and CPF of the deceased, and, after creating a login and password, the executor must insert a copy of the judicial or extrajudicial inventory and the respective probate term, in order to prove the condition of legal representative of the estate. If you do not present the documentation, the application will be closed.

Paragraph four. People originally registered by FUNDAÇÃO RENOVA as dependents will be able to access the PIM-AFE System in an individualized manner and unlinked to the holder of the REGISTRATION, using their full name and CPF, observing the criteria of Clause 25.

Paragraph Five. At the end of the period of sixty (60) days provided for in the main section, the following shall be automatically terminated:

I. The possibility of voluntary adherence to the PIM.

II. Applications that contain only personal data (name, CPF and address and telephone or email) without a declaration of damage.

III. Requests submitted to the PIM before the JUDICIAL APPROVAL of this AGREEMENT, in which the interested person has not adhered to the PIM-AFE System provided for in this ANNEX.

Sixth Paragraph. The record of the closure of the applications provided for in items II and III of the previous paragraph of this Clause will be stored until the closure of the PIM and PAFE and made available to the person responsible for the request upon request submitted in the official service channels of the FUNDAÇÃO RENOVA and/or PROMISEE.

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Clause 28. The FUNDAÇÃO RENOVA and/or PROMISEE will make available, in the PIM-AFE System, a settlement proposal to interested parties who meet the eligibility criteria, under the terms of this CHAPTER, and prove the damages claimed, according to Appendix 2.2 – List of PIM-AFE documents. The formalization of the agreement and payment of indemnification will depend on the signature of the PIM term of release by the applicant, according to Appendix 2.4 – Standard Transaction Term applicable to the PIM-AFE system.

Clause 29. Representation by a lawyer or public defender is mandatory for the processing of the indemnification request in the PIM, which must be constituted by the interested party, within sixty (60) days for access to the PIM-AFE System provided for in Clause 27, through the use of the standard power of attorney contained in Appendix 2.1 – Standard Power of Attorney - Individual Indemnifications or statement to the Public Defender’s Office.

Paragraph one. Attorneys’ fees will be set at five percent (5%) of the amount of indemnification to be paid, up to a maximum of ten thousand reais (BRL 10,000.00), paid directly by the FUNDAÇÃO RENOVA and/or PROMISEE to the lawyers, without any deduction from the amount to be paid to the applicants.

Paragraph two. The replacement of a lawyer will be allowed at any time during the processing of the application in the PIM-AFE System through the submission of a new power of attorney in the system, which will not result in suspension, interruption or renewal of the applicant’s deadlines provided for in the flow. Whenever there is a replacement of a lawyer, the FUNDAÇÃO RENOVA and/or PROMISEE will have three (3) additional days to the deadlines of its responsibility provided for in the flow to assess the regularity of the new power of attorney or statement to the Public Defender’s Office.

Paragraph Three. Attorneys’ fees will be paid within five (5) days after the claimant receives the indemnification.

Paragraph four. The FUNDAÇÃO RENOVA and/or PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES shall not have any responsibility for the payment of additional attorneys’ fees to other attorneys eventually constituted by the applicant, in Brazil or abroad, in addition to the one formally constituted in the PIM-AFE System on the date of signature of the individual agreement.

Clause 30. From the JUDICIAL APPROVAL of this AGREEMENT, in favour of the interest of the interested parties to obtain faster and more effective service, the PARTIES establish that the optimized flow for the treatment of indemnification claims in the PIM will be considered, as established in Appendix 2.3 – Processing flow of the PIM- AFE system:

I. Thirty (30) days, from the JUDICIAL RATIFICATION of this AGREEMENT, for the PROMISEE to start the public information campaign, lasting for sixty (60) days, pursuant to Clause 11.

II. Up to ninety (90) days, from the JUDICIAL APPROVAL of this AGREEMENT, for the FUNDAÇÃO RENOVA and/or PROMISEE to make the online platform of the PIM-AFE System available to the public.

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III. sixty (60) days, from the availability of the PIM-AFE System, for the applicant to enter the online platform, an opportunity in which he may change / or complement the personal data, declared damages and supporting documentation.

IV. fifteen (15) days, from the submission of the proposal for agreement in the PIM-AFE SYSTEM by the FUNDAÇÃO RENOVA and/or PROMISEEE, for the interested person to accept or reject the proposal. In case of acceptance, the signature of the term of release must occur in the PIM-AFE SYSTEM.

V. fifteen (15) days, from the signature of the term of release, for submission of the term, by the FUNDAÇÃO RENOVA and/or PROMISEE, for judicial approval before the CEJUSC of the Federal Court of Belo Horizonte.

VI. ten (10) days, from the date of judicial approval of the individual agreement, for payment of indemnification to the claimant.

VII. five (5) days, from the date of payment to the indemnified person, for payment of attorney’s fees.

Clause 31. In the cases in which the payment of loss of profits is applicable, the total payment will be equivalent to the gross amount corresponding to one hundred and twenty-five (125) months, in reference to the period between the date of the COLLAPSE and March 2026.

Paragraph one. Persons who, on the date of the JUDICIAL RATIFICATION of this AGREEMENT, receive annual loss of profits, shall receive, in a single and definitive payment, within up to one hundred and eighty (180) days from the JUDICIAL RATIFICATION of this AGREEMENT, the gross amount corresponding between the difference of the total of one hundred and twenty-five (125) months and the months already paid, monetarily adjusted by the Extended National Consumer Price Index (IPCA) from the JUDICIAL APPROVAL of this AGREEMENT until the date of effective payment, subject to the execution of the standard individual agreement contained in Appendix 2.4 – Standard Transaction Term applicable to the PIM-AFE system.

Paragraph two. The FUNDAÇÃO RENOVA and/or the PROMISEE will resume the payment of suspended loss of profits of residents in the area covered by CIF’s Resolution No. 58, in the same manner provided for in the first paragraph.

Paragraph Three. The payment of loss of profits in the agreements entered into after the JUDICIAL RATIFICATION of this AGREEMENT will occur in a single and definitive manner in a gross amount corresponding to the entire period of one hundred and twenty-five (125) months, monetarily adjusted by the Extended National Consumer Price Index (IPCA) from the date of the COLLAPSE until the date of effective payment, subject to the deadline provided for in Clause 30 and subject to the execution of the standard individual agreement contained in Appendix 2.4 – Standard Transaction Term applicable to the PIM-AFE system.

Paragraph four. The FUNDAÇÃO RENOVA and/or the PROMISEE will withhold and pay income tax on the gross amount of loss of profits, under the terms of the legislation in force.

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Paragraph Five. The obligation to pay loss of profits by the FUNDAÇÃO RENOVA and/or PROMISEE will be automatically terminated with the fulfilment of the obligations set forth in this Clause, and no future resumption or complementation of loss of profits will be due.

Clause 32. The person who has an application in the PIM-AFE System for entry into the PID is allowed to withdraw.

Clause 33. Once the responses are presented to the interested parties, with the signing of the terms of release, in eligible cases, and with the subsequent payment of indemnification, observing the deadlines provided for in Clause 30, the obligation assumed by the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS of indemnification treatment will be fully concluded and settled.

Clause 34. The PARTIES acknowledge the individual agreements entered into within the scope of the PIM until the JUDICIAL RATIFICATION of this AGREEMENT and the releases granted in favour of the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES, and only the following are due, when applicable complements provided for in Clauses 31, first and second paragraphs, and 37, second paragraph, of this ANNEX, preventing entry into the PID.

CHAPTER IV

EMERGENCY FINANCIAL AID

Clause 35. The PARTIES acknowledge that individuals are eligible for the AFE who, cumulatively, comply with the requirements set forth in Clause 25 and have had their income compromised due to a direct impact due to a proven interruption of their productive or economic activities as a result of the COLLAPSE, according to the list of supporting documents required by the FUNDAÇÃO RENOVA and/or PROMISEE in Appendix 2.2 – List of PIM-AFE documents.

Clause 36. From the availability of the PIM-AFE System by the RENOVA and/or PROMISEE, interested parties will have a final and non-extendable period of sixty (60) days to request AFE, observing the rules and deadlines provided for in Clauses 25 to 30.

Paragraph one. During the period provided for in the main section, the person who has requested AFE through the official channels of the FUNDAÇÃO RENOVA must necessarily enter the PIM-AFE SYSTEM and adopt the measures provided for in the main section to ratify and conclude its service in relation to the AFE request.

Paragraph two. In the event of the death of the interested person, the executor will be able to access the PIM-AFE SYSTEM on behalf of the estate, using the full name and CPF of the deceased, and, after creating the login and password, the executor must insert a copy of the judicial or extrajudicial inventory and the respective probate term, in order to prove the condition of legal representative of the estate. If you do not present the documentation, the application will be closed.

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Clause 37. The payment of AFE will be made for the period corresponding to the date of the COLLAPSE until March 2026, totalling the amount corresponding to one hundred and twenty-five (125) months, considering that the AGREEMENT establishes the conditions for the resumption of the exercise of the original productive or economic activities or the exercise of new productive activities by those affected.

Paragraph one. The monthly amount of the AFE is one (1) minimum wage, plus twenty percent (20%) per dependent, according to the dependents provided for in article 16 of Law No. 8,213, of 24 July 1991, and one more basic food basket, according to the value stipulated by DIEESE, without prejudice to the payment of other amounts of indemnification, observing the other provisions of this ANNEX.

Paragraph two. Persons who, on the date of the JUDICIAL RATIFICATION of this AGREEMENT, are beneficiaries of AFE, will receive the amount corresponding to the difference in the total of one hundred and twenty-five (125) months and the months already paid, in three (3) identical and successive monthly instalments. The first instalment will be paid within two hundred and fifty (250) days, as of the JUDICIAL APPROVAL of this AGREEMENT, subject to the signature of the standard individual agreement contained in Appendix 2.4 – Standard Transaction Term applicable to the PIM-AFE system. The payment will continue to be made monthly until the payment of the instalments dealt with in this Clause.

Paragraph Three. The payment of AFE to any new beneficiaries as of the JUDICIAL APPROVAL of this AGREEMENT will be made in a single and definitive manner through the deposit of the full amount, observing the period provided for in Clause 30, subject to the signature of the standard individual agreement contained in Appendix 2.4 – Standard Transaction Term applicable to the PIM-AFE system.

Clause 38. Once the responses are presented to the interested parties and the payment of the AFE to the eligible persons in the fixed amount mentioned in Clause 37 has been concluded, the obligation assumed by the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS in relation to the AFE will be fully completed and settled, and there will be no additional obligation to pay, resume or complement emergency financial aid of any nature.

CHAPTER V

SIMPLIFIED INDEMNIFICATION SYSTEM (NOVEL)

Clause 39. The deadline for joining the NOVEL ended on 29 September 2023, pursuant to the judicial decision of ID No. 1414777372 issued in the records the enforcement proceeding No. 1000415-46.2020.4.01.3800 of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte.

Clause 40. The PARTIES acknowledge the individual agreements entered into under the NOVEL until the JUDICIAL RATIFICATION of this AGREEMENT, as well as that the execution of these agreements resulted in the release of all the individual claims of the applicant, including indemnification and financial claims of any nature, in favour of the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES, no additional payment or complementation of values is due, including as loss of profits and AFE, preventing entry into the PIM-AFE SYSTEM and the PID.

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Clause 41. The NOVEL platform and the respective deadlines will be suspended for ninety (90) days from the DATE OF JUDICIAL APPROVAL of this AGREEMENT, and after this period, an optimized flow will be observed for the closure of the processing of applications in NOVEL, according to Appendix 2.6 – Standard Transaction Term applicable to NOVEL.

Paragraph one. Once the processing of the application with a negative response by the FUNDAÇÃO RENOVA and/or PROMISEE is completed, there will be no possibility of re-entry into the NOVEL.

Paragraph two. Applicants who have not observed the deadlines stipulated in the program until the JUDICIAL APPROVAL of this AGREEMENT, as well as those who do not observe the deadlines provided for in Appendix 2.5 – NOVEL Processing Flow, will have their applications definitively closed, without any possibility of submitting a new application, re-entry or access to the appeal tab.

Paragraph Three. The person who has an application and/or appeal in the NOVEL for admission to the PID is allowed to withdraw.

Clause 42. In order to speed up the closing of the NOVEL, the requests pending completion in the appeal tab on the date of the JUDICIAL APPROVAL of this AGREEMENT will only be processed by the administrative expert once. If the opinion of the administrative expert is for the reprocessing of the application by FUNDAÇÃO RENOVA, such reprocessing can only occur once. At the end of the single reprocessing by FUNDAÇÃO RENOVA, there will be no possibility of new access to the appeal tab by the applicant, at which time the application in NOVEL will be definitively closed.

Clause 43. The response to the appeals in the appellate tab must be concluded by the administrative expert within a non-extendable period of one hundred and eighty (180) days, counted from the JUDICIAL APPROVAL of this AGREEMENT.

Clause 44. Representation by a lawyer or public defender is mandatory for processing the request in the NOVEL.

Paragraph one. The attorney’s fees will be 10% (ten percent) of the amount of the indemnification and paid by the PROMISEE and/or FUNDAÇÃO RENOVA to the lawyers, without any deduction from the amount to be paid to the applicants.

Paragraph two. The applicant may replace a lawyer at any time during the processing of the application in NOVEL by submitting a new power of attorney in the system, which will not result in a change in the applicant’s liability and execution deadlines, provided for in the flow. Whenever there is a replacement of a lawyer, the RENOVA and/or PROMISEE will have three (3) additional days to the deadlines of its responsibility provided for in the flow to assess the regularity of the new power of attorney or statement to the Public Defender’s Office.

Paragraph Three. Attorneys’ fees will be paid within five (5) days after the claimant receives the indemnification.

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Paragraph four. FUNDAÇÃO RENOVA and/or PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES shall not have any responsibility for the payment of additional attorneys’ fees to other attorneys eventually constituted by the applicant, in Brazil or abroad, in addition to the one formally constituted in the NOVEL on the date of signature of the individual agreement

CHAPTER VI

WATER DAMAGE

Clause 45. The PROMISEE will present an offer of settlement to all the plaintiffs of the individual lawsuits filed until 26 October 2021 that deal with indemnification for the alleged moral and material damage caused by the suspension or interruption in the public water supply as a result of the COLLAPSE (“WATER DAMAGE”) and other issues addressed in the Incident of Resolution of Repetitive Demands No. 1126962-87.2018.8.13.0000, raised by the PROMISEE to the COURT OF APPEAL OF THE STATE OF MINAS GERAIS.

Sole Paragraph. The PROMISEE will begin the presentation of the offer within one hundred and twenty (120) days, as of the JUDICIAL APPROVAL of this AGREEMENT.

Clause 46. The offer will cover the lawsuits filed by the plaintiffs residing in the following municipalities of the STATE OF MINAS GERAIS at the time of the COLLAPSE, regardless of the forum in which they were filed: Naque, Belo Oriente, Periquito, Alpercata, Governador Valadares, Tumiritinga, Galiléia, Resplendor, Itueta and Aimorés.

Paragraph one. The presentation of the offer is subject to the existence, in the records of the lawsuits, of proof of residence in the municipalities provided for in the main section at the time of the COLLAPSE or the presentation of proof of residence dated at the time of the COLLAPSE for the execution of the individual agreement.

Paragraph two. Proof of residence for the period between October 2015 and December 2015 will be accepted.

Clause 47. The offer will be in the fixed amount of BRL 13,018.00 (thirteen thousand and eighteen reais) per plaintiff in a lawsuit for WATER DAMAGE, on which there will be no interest and/or monetary adjustment, aiming at the composition and definitive closure of WATER DAMAGE. The indemnification will be paid by deposit in the beneficiary’s account within thirty (30) calendar days, as of the judicial approval of the individual agreement. If the bank details information is not provided or is incorrect, the deposit will be made in court.

Paragraph one. The attorney’s fees for loss will be set at BRL 650.90 (six hundred and fifty reais and ninety centavos) and will be paid by the PROMISEE to the lawyer, without deduction of the amount of the indemnification, in the lawyer’s account, within 30 (thirty) calendar days, as of the judicial approval of the individual agreement. If the bank details information is not provided or is incorrect, the deposit will be made in court.

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Paragraph two. The PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES shall not have any responsibility for the payment of additional attorneys’ fees to other attorneys eventually constituted by the plaintiff, in Brazil or abroad, in addition to the one formally constituted in the records of the lawsuit in which the agreement is entered into by WATER DAMAGE.

Clause 48. An offer will not be presented to plaintiffs who have already signed an agreement and/or received indemnification for WATER DAMAGE and/or granted release to the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES.

Clause 49. An offer will not be presented to people who have already had, in other lawsuits, denied recognition as affected by a final judgment on the merits, pursuant to article 487, item I, of Law No. 13,105/2015 (Code of Civil Procedure).

Clause 50. The formalization of the agreement and payment of the respective indemnification is subject to the regular manifestation of will by the party or by the lawyer or public defender with specific powers to compromise and give release, within a period of up to fifteen (15) business days after the submission of the proposal.

Clause 51. The acceptance of the proposal is optional for each plaintiff in the lawsuit and will result in the extinction of the lawsuit with resolution of the merits, pursuant to article 487, item III, paragraph “b”, of Law No. 13,105/2015 (Code of Civil Procedure).

Sole Paragraph. The judicial approval of the individual agreements related to WATER DAMAGE will be carried out judicially in the records of the individual action itself.

Clause 52. In case of refusal, the lawsuit will be regularly pursued and the offer will not imply recognition of the request by the PROMISEE, FUNDAÇÃO RENOVA and/or SHAREHOLDERS and/or RELATED PARTIES. In addition, the PARTIES recognize that the value of the offer should also not be interpreted as a marker of any judicial conviction.

Clause 53. The PUBLIC DEFENDER’S OFFICE OF THE STATE OF MINAS GERAIS, the PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS, the FEDERAL PUBLIC PROSECUTOR’S OFFICE and the PROMISEE shall request the COURT OF JUSTICE OF THE STATE OF MINAS GERAIS cooperation for the realization of a conciliation task force for the signing of agreements and extinction of lawsuits.

Clause 54. The PROMISEE, the PUBLIC DEFENDER’S OFFICE OF THE STATE OF MINAS GERAIS, the PUBLIC PROSECUTOR’S OFFICE OF THE STATE OF MINAS GERAIS and the FEDERAL PUBLIC PROSECUTOR’S OFFICE undertake to file a joint petition notifying the terms of this AGREEMENT in the records of the Incident of Resolution of Repetitive Demands No. 1126962-87.2018.8.13.0000.

Clause 55. The individual agreement of WATER DAMAGE shall be formalized by the term of release contained in Appendix 2.7 – Standard Settlement Agreement applicable to Water Damage, and shall grant full, definitive and irrevocable release to the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES in relation to WATER DAMAGE, to claim nothing more, financially or as obligations of any nature, in or out of court, in any jurisdiction.

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CHAPTER VII

FAMILY FARMERS AND PROFESSIONAL FISHERMEN

Clause 56. It is provided for the possibility of payment of an individual fixed amount of BRL 95,000.00 (ninety-five thousand reais), in a single instalment, for individual indemnification of family farmers and professional fishermen who meet the eligibility criteria provided for in this CHAPTER, in full, definitive and irrevocable, for individual damages, as a definitive solution, for the full reparation of individual damages resulting from the COLLAPSE.

Clause 57. The payment of indemnification to professional farmers and fishermen will be made through voluntary adherence to the digital platform, which will be implemented and operated by the PROMISEE and/or FUNDAÇÃO RENOVA.

Sole Paragraph. Access to the digital platform by the interested person will occur through the creation of a login and password by the interested person through the use of full name and CPF.

Clause 58. The digital platform will be made available within 150 (one hundred and fifty) days after the JUDICIAL APPROVAL of this AGREEMENT.

Paragraph one. After the availability of the digital platform by the RENOVA and/or PROMISEE, the interested person will have a non-extendable period of sixty (60) days to enter and submit the documentation.

Paragraph two. Interested parties who are still awaiting a response from the FUNDAÇÃO RENOVA and/or PROMISEE in relation to a pending application in the PIM or NOVEL will have a non-extendable period of sixty (60) days to join the digital platform from the availability of the negative response by the FUNDAÇÃO RENOVA and/or PROMISEE.

Clause 59. Family farmers and professional fishermen identified in a list made available by the FEDERAL GOVERNEMENT to the PROMISEE through the TRF-6, who cumulatively meet the following criteria, are eligible for the indemnification provided for in this CHAPTER:

I. Family Farmers.

a. present a National Registry of Family Agriculture (CAF) or a Declaration of Eligibility for the National Program for the Strengthening of Family Agriculture (DAP) with an active situation within one hundred and twenty (120) days after the JUDICIAL APPROVAL of this AGREEMENT.

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b. (1) whose rural property is located up to five kilometres (5 km) away from the centre of the channel of the Gualaxo do Norte River, the Carmo River and the Doce River, in the State of Minas Gerais, including islanders, or (2) who develop, on 30 September 2024, economic activities in rural properties, including islanders, which are located up to five kilometres (5 km) away from the centre of the channel of the Doce River, in the corresponding stretch between Baixo Guandu to the district of Farias in the municipality of Linhares, and from the District of Farias to the mouth of the Doce River, in the State of Espírito Santo, provided that they are also located in the flood area, according to the maps contained in Appendix 18.1 – Flood areas from the states of MINAS GERAIS and ESPÍRITO SANTO to the ANNEX – FLOOD RESPONSE AND ENVIRONMENTAL AND PRODUCTIVE RECOVERY OF THE BANKS OF THE RIO DOCE and Appendix 4.1 – Maps of the delimited areas of the STATE OF MINAS GERAIS of ANNEX 4 – INCOME TRANSFER PROGRAM (PTR).

c. By 31 December 2021, they have requested registration on the official channels of the FUNDAÇÃO RENOVA.

II. Professional Fishermen.

a. present a General Registry of Fishing Activity (RGP) with an active status on 30 September 2024, under the terms of Law No. 11,959, of 29 June 2009.

b. Are residents of the following municipalities: Aimorés, Alpercata, Aracruz, Baixo Guandu, Barra Longa, Belo Oriente, Bom Jesus do Galho, Bugre, Caratinga, Colatina, Conceição da Barra, Conselheiro Pena, Coronel Fabriciano, Córrego Novo, Dionísio, Fernandes Tourinho, Fundão, Galiléia, Governador Valadares, Iapu, Ipaba, Ipatinga, Itueta, Linhares, Mariana, Marilândia, Marliéria, Naque, Ouro Preto, Periquito, Pingo D ‘Água, Ponte Nova, Raul Soares, Resplendor, Rio Casca, Rio Doce, Santa Cruz do Escalvado, Santana do Paraíso, São Domingos do Prata, São José do Goiabal, São Mateus, São Pedro dos Ferros, Sem Peixe, Serra, Sobrália, Sooretama, Timóteo and Tumiritinga.

c. By 30 December 2021, they have requested registration on the official channels of the FUNDAÇÃO RENOVA.

Sole Paragraph. In addition to the documentation mentioned in the main section, the applicant must present proof of residence, according to the list provided for in Clause 73, as well as an official identity document and CPF.

Clause 60. Are not eligible for the indemnification provided for in this CHAPTER:

I. Minors under sixteen (16) years of age completed on the date of the COLLAPSE.

II. Who have signed a term of release in favour of the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES to indemnification of damages resulting from the COLLAPSE, except if exclusively in relation to WATER DAMAGE.

III. Who have filed a lawsuit claiming compensation for damages resulting from the COLLAPSE terminated by a final judgment on the merits.

IV. Who have an application submitted to the FUNDAÇÃO RENOVA in the PIM, AFE or NOVEL found to be document fraud, under the terms of Clause 13.

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Clause 61. The indemnification to family farmers and professional fishermen is not cumulative with the payment in the PIM, PAFE, NOVEL or PID, so that the same person cannot receive concomitantly in more than one program.

Clause 62. Representation by a lawyer or public defender is mandatory for the processing of the indemnification request provided for in this CHAPTER, which must be constituted by the interested party to enter the digital platform through the use of the standard power of attorney contained in Appendix 2.1 – Standard Power of Attorney – Individual Indemnification or statement to the Public Defender’s Office.

Paragraph one. The attorney’s fees will be set at five percent (5%) of the amount of the indemnification and paid by the PROMISEE to the lawyers, without any deduction from the amount to be paid to the claimants.

Paragraph two. The applicant may replace a lawyer at any time during the processing of the application by submitting a new power of attorney in the system, which will not result in a change in the applicant’s liability and execution deadlines. Whenever there is a replacement of lawyer, the PROMISEE will have three (3) additional days to the deadlines for evaluating the regularity of the new power of attorney.

Paragraph Three. Attorneys’ fees will be paid within five (5) days after the claimant receives the indemnification.

Paragraph four. The PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES shall not have any responsibility for the payment of additional attorneys’ fees to other attorneys eventually constituted by the claimant, in Brazil or abroad, in addition to the one formally constituted for the receipt of the indemnification provided for in this CHAPTER.

Clause 63. The UNDERTAKING will make the payment to the applicant within ten (10) days, counting from the judicial approval of the individual agreement.

Sole Paragraph. Monetary adjustment and default interest will not be levied on the amount of the indemnification until the payment deadline, when there is no default by the RENOVA and/or PROMISEE.

Clause 64. The payment of the amounts will be made directly to the respective beneficiaries, in bank accounts held by them, whose data must be directly presented to the PROMISEE on the digital platform.

Clause 65. The payment of indemnification will be formalized through the standard settlement term contained in Appendix 2.8 – Standard Settlement Term applicable to the Family Farmers and Professional Fishermen Agreement. The indemnified person will grant a full, definitive and irrevocable release in favour of the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and the RELATED PARTIES for the damage resulting from the COLLAPSE, and no additional payment or complementation of amounts will be due, including as AFE, preventing entry into the PIM-AFE System and the PID.

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CHAPTER VIII

DEFINITIVE INDEMNIFICATION PROGRAM (PID)

Section I – General Provisions

Clause 66. The DEFINITIVE INDEMNIFICATION PROGRAM (PID) is hereby created, of voluntary adhesion, with the objective of making a single payment of individual indemnification to the eligible public, as a definitive solution, for the full reparation of individual damages resulting from the COLLAPSE.

Clause 67. Access to the PID is voluntary and optional and will occur upon adhesion of the interested person to the digital platform implemented and operated by the PROMISEE, who may use the support of a contracted entity.

Clause 68. The PID will begin within 150 (one hundred and fifty) days from the JUDICIAL APPROVAL of this AGREEMENT and will follow the processing flow provided for in Appendix 2.9 – Processing Flow of the Definitive Indemnification Program – PID.

Paragraph one. The interested person will have a non-extendable period of 90 ( ninety) days to join the PID, from the availability of the digital platform.

Paragraph two. Interested persons who are still awaiting a response from the RENOVA and/or PROMISEE in relation to a pending request in the PIM or NOVEL will have a non-extendable period of 90 (ninety) days to join the PID from the availability of the negative response by the RENOVA and/or PROMISEE.

Section II – Eligibility Criteria

Clause 69. The PID will be made available to the individuals and legal entities indicated in Clause 1, second paragraph, resident and/or domiciled in the following territories of the STATES OF MINAS GERAIS and ESPÍRITO SANTO:

State	Municipality	Area

Minas Gerais	Aimorés	Total
	Alpercata	Total
	Barra Longa	Total

	Belo Oriente	Total
	Bom Jesus do Galho	Total
	Bugre	Total
	Caratinga	Total
	Conselheiro Pena	Total
	Coronel Fabriciano	Total

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State	Municipality	Area

	Córrego Novo	Total

	Dionísio	Total

	Fernandes Tourinho	Total

	Galiléia	Total

	Governador Valadares	Total

	Iapu	Total

	Ipaba	Total

	Ipatinga	Total

	Itueta	Total

	Mariana	Total

	Marliéria	Total

	Naque	Total

	Ouro Preto	Only district of Antônio Pereira

	Periquito	Total

	Pingo D’Água	Total

	Ponte Nova	Only district of Chopotó

	Raul Soares	Total

	Resplendor	Total

	Rio Casca	Total

	Rio Doce	Total

	Santa Cruz do Escalvado	Total

	Santana do Paraíso	Total

	São Domingos do Prata	Total

	São José do Goiabal	Total

	São Pedro dos Ferros	Total

	Sem-Peixe	Total

	Sobrália	Total

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State	Municipality	Area
	Timóteo	Total
	Tumiritinga	Total

Espírito Santo	Aracruz	Total
	Anchieta	Total
	Baixo Guandu	Total
	Conceição da Barra	Total
	Colatina	Total
	Fundão	Total
	Linhares	Total
	Marilândia	Total
	São Mateus	Total
	Serra	Total
	Sooretama	Total

Sole Paragraph. The PARTIES recognize that the inclusion of the districts of Antônio Pereira (Ouro Preto) and Chopotó (Ponte Nova) and the municipality of Coronel Fabriciano, in the STATE OF MINAS GERAIS, as well as the entirety of the territory of the municipalities indicated in CIF’s Resolution No. (Aracruz, Conceição da Barra, Fundão, São Mateus and Serra) and the municipalities of Anchieta and Sooretama, in the STATE OF ESPÍRITO SANTO, is mere liberality for the execution of this AGREEMENT, and does not mean and cannot be interpreted as recognition of these areas as affected by the COLLAPSE, especially, but not limited to, for purposes of creating, novating and/or complementing obligations and/or implementing socioeconomic and/or socio-environmental reparatory and/or compensatory measures and/or payment of indemnifications that exceed the obligations assumed in the PID.

Clause 70. Are eligible for the PID:

I. By 29 September 29 2023, they have entered the NOVEL, respecting the hypotheses that considered the date of 30 April 30 2020 provided for in the decision of ID n. 797255560 in the records of case n. 1000415-46.2020.4.01.3800 of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte, and have had their request finalized without entering into an agreement or denied.

II. By 31 December 2021, have requested REGISTRATION in the official channels of the FUNDAÇÃO RENOVA and have not entered into an agreement in PIM or NOVEL.

III. By 26 October 2021, they have filed a lawsuit, in Brazil or abroad, against the FUNDAÇÃO RENOVA and/or the PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES, claiming compensation for damages resulting from the COLLAPSE, except for those that deal exclusively with the WATER DAMAGE.

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Paragraph one. Persons who have signed a term of release in favour of FUNDAÇÃO RENOVA and/or the PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES exclusively in relation to WATER DAMAGE and who comply with the requirements set forth in Clauses 69 and 70 in relation to other damage resulting from the COLLAPSE are eligible for the PID.

Second paragraph. Persons who meet the requirements of the main section and who have received a negative in the PIM, PAFE and NOVEL are eligible for the PID.

Clause 71. Are not eligible for the PID:

I. Minors under sixteen (16) years of age completed on the date of the COLLAPSE.

II. Who signed a term of release in favour of the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES.

III. Who have filed a lawsuit claiming compensation for damages resulting from the COLLPASE terminated by a final judgment on the merits.

IV. Who have an application submitted to the FUNDAÇÃO RENOVA in the PIM, PAFE or NOVEL found to be document fraud, under the terms of Clause 13.

Sole Paragraph. Registration requests made until 31 December 2021 and that do not contain full name and CPF/CNPJ are not eligible for the PID due to the impossibility of treatment.

Section III – Amount of Indemnification

Clause 72. The PID will offer payment of the fixed amount of BRL 35,000.00 (thirty-five thousand reais) to compensate for moral and material damages resulting from the COLLAPSE.

Paragraph one. Monetary adjustment and default interest will not be levied on the amount of the indemnification until the payment deadline, when there is no default by the RENOVA and/or PROMISEE.

Paragraph two. The PROMISEE will make the payment to the applicant within ten (10) days, as of the judicial approval of the individual agreement, under the terms of Clause 10.

Clause 73. The following documents will be required by the PROMISEE to receive the indemnification in the PID:

I. Natural Persons.

a. Official document capable of proving identity, with indication of the CPF.

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b. Proof of residence in the territories indicated in Clause 69, on any date of issue, which may consist of:

1. Water, gas, electricity, pay TV/residential internet or telephone bills (landline or mobile).

2. Annual Income Tax Return.

3. Statement or communication from the National Institute of Social Security (INSS), the Federal Revenue of Brazil (RFB) or social programs of the Federal Government, including CadÚnico.

4. Statement of the Guarantee Fund for Length of Service (FGTS).

5. Guide or booklet of the Urban Property Tax (IPTU) or the Tax on the Property of Motor Vehicles (IPVA).

6. ITR Certificate or Declaration, ISSQN.

7. Certificate or declaration of the IR.

8. Declaration of Eligibility for PRONAF – DAP.

9. Declaration of Registration with IMA, IDAF, IEF and IGAM.

10. Notice from credit protection agencies (SPC and SERASA).

11. Birth/Marriage/Death Certificate or marriage license (BANNS), provided that the address of residence in the period of coverage is listed.

12. Police report containing the address of residence in the period of coverage (Military Police or Civil Police).

13. Summons and court summons containing the address of residence in the period covered.

14. Bank account opening agreement.

15. Rental contract, as long as it is made through a real estate agency.

16. Unemployment insurance guide; closed season insurance; Term of termination of employment contract.

17. Employment/internship contract.

18. Public deed in the name of the affected party.

19. Certificate of ownership/vehicle licensing registration (CRV)/DETRAN communications.

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20. Traffic violation report (DETRAN or PUBLIC AGENCIES).

21. Certificate of real estate encumbrance.

22. Document issued by CRAS that contains the applicant’s address and proves participation in a social assistance program.

23. Certificate of Registration of Rural Property (CCIR), issued by the National Institute of Colonization and Agrarian Reform (INCRA).

24. Annual Rural Land Tax Return.

c. Term of Service or Statement to the Public Defender’s Office or Power of Attorney granting powers to a lawyer, with specific powers to compromise, negotiate and release damage resulting from the COLLAPSE.

II. Legal Entities

a. Individual Microentrepreneur (MEI).

1. CNPJ card or Certificate of Condition of Individual Microentrepreneur (CCMEI).

2. Simplified Annual Statement for the MEI (DASN-SIMEI).

b. Micro or Small Business:

1. CNPJ card or Certificate from the Board of Trade or the Civil Registry Office of Legal Entities, updated, in which the business type is expressly stated.

2. Declaration of classification filed with the Board of Trade or at the Civil Registry Office of Legal Entities.

3. Declaration of Socioeconomic and Tax Information (DFIS), if opting for Simples, or Tax Accounting Bookkeeping (ECF), if not opting for Simples.

c. Power of attorney granting powers to a lawyer, with specific powers to compromise, negotiate and release damage arising from the COLLAPSE.

Clause 74. Representation by a lawyer or public defender is mandatory for processing the indemnification request in the PID, which must be constituted by the interested party to enter the digital platform through the use of the standard power of attorney contained in Appendix 2.1 – Standard Power of Attorney - Individual Indemnification or statement from the Public Defender’s Office.

Paragraph one. The attorney’s fees will be set at five percent (5%) of the amount of the indemnification and paid by the PROMISEE to the lawyers, without any deduction from the amount to be paid to the claimants.

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Paragraph two. The applicant may replace a lawyer at any time during the processing of the application in the PID by submitting a new power of attorney in the system, which will not result in a change in the applicant’s liability and execution deadlines provided for in the flow. Whenever there is a replacement of a lawyer, the PROMISEE will have three (3) additional days to the deadlines of her responsibility provided for in the flow to assess the regularity of the new power of attorney or statement to the Public Defender’s Office.

Paragraph Three. Attorneys’ fees will be paid within five (5) days after the claimant receives the indemnification.

Paragraph four. The PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES shall not have any responsibility for the payment of additional attorneys’ fees to other attorneys eventually constituted by the plaintiff, in Brazil or abroad, in addition to the one formally constituted in the PID on the date of signature of the individual agreement.

Section IV – Release

Clause 75. The payment of INDEMNIFICATION will be formalized through the standard settlement term contained in Appendix 2.10 – Standard Settlement Term applicable to the Definitive Indemnification Program (PID). The indemnified person will grant full, definitive and irrevocable release in favour of the FUNDAÇÃO RENOVA and/or PROMISEE and/or SHAREHOLDERS and/or RELATED PARTIES for damage resulting from the COLLAPSE.

Clause 76. In order to ensure safe information to the eligible public and to support the free and informed decision, at the time of adhesion to the PID, the PROMISEE will communicate, in clear and objective language, the fact that the option for the PID will result in the release of individual moral and material damages resulting from the COLLAPSE.

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LIST APPENDIXES

ANNEX 2 – INDIVIDUAL INDEMNIFICATION

Appendix 2.1 – Standard Power of Attorney – Individual indemnification

Appendix 2.2 – List of PIM-AFE documents

Appendix 2.3 – PIM-AFE System Processing Flow

Appendix 2.4 – Standard Term of Transaction applicable to the PIM-AFE system

Appendix 2.5 – NOVEL processing flow

Appendix 2.6 – Standard Term of Transaction applicable to NOVEL

Appendix 2.7 – Standard Term of Transaction applicable to Water Damage

Appendix 2.8 – Standard Term of Transaction applicable to the Family Farmers and Professional Fishers Agreement

Appendix 2.9 – Processing Flow of the Definitive Indemnification Program – PID

Appendix 2.10 – Standard Settlement Term applicable to the Definitive Indemnification Program – PID

[Appendices have been intentionally omitted.]

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ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE

CHAPTER I

OBJECT AND PURPOSE

Clause 1. This ANNEX deals with the reparation of measures related to any collective damages caused by the COLLAPSE and the subsistence and financial aid due exclusively to families belonging to Indigenous people, Quilombola Communities and traditional people, indicated in this ANNEX.

Clause 2. Reparation and compensation for any diffuse damages to Indigenous people, Quilombola Communities and traditional people are subject to the measures provided for in the GENERAL CONDITIONS and in the other ANNEXES of this AGREEMENT.

Clause 3. Indemnification measures of a common individual and individual nature are not the purpose of this ANNEX.

Clause 4. The execution of the measures and payments provided for in this ANNEX will consider the specificities and singularities of Indigenous people, Quilombola Communities and traditional people, favouring instruments of interethnic and intercultural dialogue.

Sole Paragraph. Indigenous people, Quilombola Communities and traditional people provided for in this ANNEX are guaranteed the right to consultation, under the responsibility of the PUBLIC AUTHORITIES.

Clause 5. Indigenous people, Quilombola Communities and traditional people listed in the paragraphs below are considered to be covered by this ANNEX.

First Paragraph. The following are recognized by the TTAC as affected by the COLLAPSE:

I. Indigenous people.

a. The Tupiniquim and Guarani Indigenous people (territory of the Tupiniquim TIs, Caieiras Velhas II and Comboios Indigenous Lands), in the STATE OF ESPÍRITO SANTO.

b. The Krenak Indigenous people (territory of the Krenak TIs and Krenak dos Sete Salões Indigenous Lands, in the process of boundary), in the STATE OF MINAS GERAIS.

Second Paragraph. The following are recognized by the CIF and/or by judicial decision as affected by the COLLAPSE:

I. Puri Indigenous people of Aimorés and Resplendor, in the STATE OF MINAS GERAIS.

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II. Quilombo Communities.

a. Communities of Vila Santa Efigênia, Engenho Queimadas, Embaúbas and Castro, located in the municipality of Mariana/MG.

b. Community of Sapê do Norte, including the communities of: Palmitinho II; Angelim; Angelim Disa; Angelim II; Angelim III; Córrego do Macuco; Linharinho (composed of the villages of Dona Domingas, Dona Maria, Dona Anália, Dona Oscarina, Morro, Maria do Estado and Mateus de Ernesto); Roda D’Agua; Coxi; Córrego do Sertão; Santana; Córrego de Santa Izabel; Dona Guilherminda; Porto Grande; Córrego do Alexandre; Morro da Onça São Jorge (composed of the villages: Morro das Araras, Vala Grande, São Jorge, Córrego do Sapato I, Córrego do Sapato); São Domingos; Serraria e São Cristóvão; Nova Vista; Dilô Barbosa; Cacimba; Chiado; Córrego Seco; Mata Sede; Beira- Rio Arural; Santaninha; São Domingos de Itauninhas; Divino Espírito Santo, located in the municipalities of São Matheus/ES and Conceição da Barra/ES.

c. Community of Degredo, located in the municipality of Linhares/ES.

d. Community of Povoação, in the municipality of Linhares/ES.

III. Traditional people and communities:

a. Traditional gold collectors of Doce River, Santa Cruz do Escalvado and Chopotó, district of Ponte Nova, in the STATE OF MINAS GERAIS.

b. Traditional Miners of Mariana, Acaiaca and Barra Longa in the STATE OF MINAS GERAIS.

Clause 6. The inclusion of indigenous people, Quilombo Communities and traditional people indicated in the second paragraph of Clause 5 as covered in this ANNEX, as well as their reference in this AGREEMENT, does not imply recognition by FUNDAÇÃO RENOVA, PROMISEE, SHAREHOLDERS and RELATED PARTIES (definition in clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) of the existence of damage and/or causal link with the COLLAPSE of any losses, including, but not limited to, for the purposes of individual indemnification.

Clause 7. The total amount of the OBLIGATION TO PAY to be allocated by the PROMISEE and/or FUNDAÇÃO RENOVA for the actions provided for in this ANNEX is BRL 7,802,000,000.00 (seven billion eight hundred two million reais ).

First Paragraph. To the amount established in the heading, BRL 198,000,000.00 (one hundred ninety-eight million reais) is added to the cost of independent technical assistance/advisory (“ATIs”) to serve Indigenous people, Quilombola Communities and traditional people covered by this ANNEX, according to the provisions of ANNEX 6 – SOCIAL PARTICIPATION, totalling BRL 8,000,000,000.00 (eight billion reais) for this group.

Second Paragraph. Out of the total amount established in the heading, the following will be allocated:

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I. BRL 6,977,861,910.00 (six billion nine hundred seventy-seven million eight hundred sixty-one thousand, nine hundred ten reais) for the purpose of full, final and definitive reparation for any collective damages, including, but not limited to, the collective moral damage suffered by indigenous people, Quilombola Communities and traditional people covered by this ANNEX and for the PAYMENT of the benefits indicated in this ANNEX, including the emergency subsistence aid (“ASE”), the emergency financial aid (“AFE”), the monthly supplementary allowance for the periods defined in this ANNEX, as well as the family support allowance for the period after consultation if the communities opt for shared self-management with the GOVERNMENT.

II. BRL 804,138,090.00 (eight hundred four million one hundred thirty-eight thousand ninety reais) to strengthen institutional actions in the territories of MINAS GERAIS and ESPÍRITO SANTO, to be defined by the FEDERAL GOVERNMENT, to enable studies and diagnoses, including, but not limited to, the Krenak and Puri Indigenous people, and consultation, as provided for in Clause 9, as well as the monitoring of the measures related to this ANNEX.

III. BRL 20,000,000.00 (twenty million reais) for the cost of studies and diagnoses for the Quilombola Communities of Vila Santa Efigênia, Sapê do Norte and Povoação.

Third Paragraph. The amounts defined in this ANNEX will be divided among Indigenous people, Quilombola Communities and eligible traditional people, in accordance with Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and/or Traditional People, respecting the provisions of the heading.

Section I – AFE and/or ASE

Clause 8. The PROMISEE and/or FUNDAÇÃO RENOVA will make the retroactive PAYMENT of AFE or ASE, corresponding to the period between the date of the COLLAPSE and the date of JUDICIAL RATIFICATION of this AGREEMENT, to the families (holders and any dependents) that are members of Indigenous people, Quilombola Communities and traditional people listed in the second paragraph of Clause 5, admitting only one holder per family.

First Paragraph. People will not be eligible as holders of the PAYMENT of AFE or ASE provided for in the heading:

I. Members of the community of Degredo, located in the municipality of Linhares, in the STATE OF ESPÍRITO SANTO.

II. Minors under 16 (sixteen) years of age completed on the date of the COLLAPSE.

III. Who signed terms of release in the Novel in favour of the FUNDAÇÃO RENOVA and/or the PROMISEE and/or the SHAREHOLDERS and/or the RELATED PARTIES. Whose lawsuits claiming compensation for damage resulting from the COLLAPSE have been closed by a final judgment on the merits, either upholding or dismissed.

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Second Paragraph. Only individuals included in the lists provided for in Appendix 3.2 – List of Indigenous People, Quilombola Communities and Traditional People Covered will be eligible for the PAYMENT of AFE or ASE provided for in the heading, except for individuals who are in the hypotheses provided for in the first paragraph and considering the family unit for PAYMENT purposes.

Third Paragraph. The PAYMENT of AFE or ASE referred to in the heading will be made considering the monthly value of a minimum wage in force in each specific period, plus 20% (twenty percent ) per dependent, as defined in article 16 of Law No. 8,213, of July, 24 1991, including monetary adjustment by the Extended National Consumer Price Index (IPCA) until the date of recognition of the community by the CIF.

Fourth Paragraph. From the date of recognition of the community by the CIF, as defined in Appendix 3.2 – List of Indigenous People, Quilombola Communities and Traditional People Covered, the amount provided for in the third paragraph will be subject to the SELIC rate until the date of PAYMENT.

Fifth Paragraph. The PAYMENT of the AFE or ASE provided for in the heading will follow the model of transfer by family unit, as carried out by the FUNDAÇÃO RENOVA at the time of the JUDICIAL RATIFICATION of this AGREEMENT.

Sixth Paragraph. The PAYMENT of AFE or ASE referred to in the heading will be made in 3 (three ) equal instalments, within the period of 18 (eighteen) months from the JUDICIAL RATIFICATION of this AGREEMENT, as defined as follows:

I. The first instalment within 30 (thirty) days from the JUDICIAL RATIFICATION of this AGREEMENT.

II. The second instalment in 9 (nine) months from the JUDICIAL RATIFICATION of this AGREEMENT.

III. The third instalment in 18 (eighteen) months counted from the judicial RATIFICATION of this AGREEMENT.

Seventh Paragraph. Each family (holder and any dependents) beneficiary of the AFE or ASE referred to in the heading must grant full, definitive and irrevocable release to the FUNDAÇÃO RENOVA, PROMISEE, the SHAREHOLDERS and the RELATED PARTIES as to the AFE or ASE corresponding to the period between the COLLAPSE and the date of JUDICIAL RATIFICATION of this AGREEMENT, according to the Term of Release applicable to receive Emergency Financial Aid (AFE) or Emergency Subsistence Aid (ASE) Appendix 3.4.

Eighth Paragraph. The signature of the Term of Release applicable to receive retroactive Emergency Financial Aid (AFE) or Emergency Subsistence Aid (ASE), contained in Appendix 3.4, by the holder of each beneficiary family, in his or her own name and as representative of the dependents, and by the adult dependent, is a condition for the PAYMENT of the AFE or ASE provided for in this Clause.

Ninth Paragraph. With the presentation of the retroactive AFE or ASE Term of Release by the FUNDAÇÃO RENOVA and/or PROMISEE, the beneficiaries will provide the identification data, contact details and bank details to the FUNDAÇÃO RENOVA and/or PROMISEE for the purposes of the respective PAYMENT.

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Tenth Paragraph. In cases where the beneficiaries inform do not have a bank account, the PROMISEE and/or the FUNDAÇÃO RENOVA should make the PAYMENT provided for in the heading by bank order linked to the CPF.

Eleventh Paragraph. Failure to provide identification data or incorrect provision shall not be construed as failure to comply with the deadline set forth in paragraph six.

Clause 9. The FEDERAL GOVERNMENT shall carry out the consultation process with the people and communities covered by this ANNEX, to be paid for by the amount provided for in item II of the second paragraph of Clause 7.

First Paragraph. The consultation referred to in the heading will be carried out by the FEDERAL GOVERNMENT within a non-extendable period up to 18 (eighteen ) months from the JUDICIAL RATIFICATION of this AGREEMENT.

Second Paragraph. In the absence of consultation protocols, the indigenous people, Quilombola Communities and traditional people covered by this ANNEX should submit to the PUBLIC AUTHORITIES, as an initial step in the process, respecting the deadline of the previous paragraph for the conclusion of the consultation, a consultation plan to be carried out, or, if necessary, the GOVERNMENT will assist the indigenous people, Quilombola Communities and traditional people in the construction of a consultation plan.

Third Paragraph. During the consultation process, information will be made available to indigenous people, Quilombola Communities and traditional people covered by this ANNEX to decide whether to accept the amounts indicated in Clause 7 and according to the division of Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and/or Eligible Traditional People, for the purpose of full and definitive reparation of any collective damages from the COLLAPSE and financial assistance or under the model of self- management with collaborative governance of the GOVERNMENT.

Fourth Paragraph. The term “governance” contained in the previous paragraph and used in this ANNEX is not to be confused with the definition of GOVERNANCE provided for in the GENERAL CONDITIONS of this AGREEMENT.

Fifth Paragraph. The FEDERAL GOVERNMENT shall notify the PROMISEE and/or FUNDAÇÃO RENOVA of the result of the consultation referred to in Clause 9 of this ANNEX within 30 (thirty) calendar days from its closure, upon presentation of information on the consultation process.

Sixth Paragraph. During the consultation provided for in the heading, the PROMISEE and/or the FUNDAÇÃO RENOVA will make the monthly PAYMENT of AFE or ASE to the families (holder and any dependents), respecting the deadline of March 2026, according to Appendix 3.2 – List of Indigenous People, Quilombola Communities and Traditional People Covered, to be deducted from the amount indicated in item I of the second paragraph of Clause 7 of this ANNEX.

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Seventh Paragraph. For Indigenous people, Quilombola Communities, and traditional people provided for in Appendix 3.2 – List of Indigenous People, Quilombola Communities and Traditional People Covered, the payment of AFE or ASE will only be made after the closing of the lists, in accordance with said Appendix.

Eighth Paragraph. The first payment referred to in the seventh paragraph of this clause will consider the amount due between the JUDICIAL RATIFICATION of the AGREEMENT and the date of said payment.

Ninth Paragraph. The PAYMENT provided for in the sixth paragraph to Indigenous people, Quilombola Communities and traditional people and communities benefiting from AFE or ASE on the date of the RATIFICATION of this AGREEMENT will observe the parameters applied by the FUNDAÇÃO RENOVA to the respective community, which were defined considering the particularities of each community.

Tenth Paragraph. The PAYMENT provided for in the sixth paragraph of Clause 9 to indigenous people, Quilombola Communities and traditional people who are not listed as beneficiaries of AFE or ASE on the date of the RATIFICATION of this AGREEMENT, will be in the monthly amount of 1 (one) minimum wage per family, plus 20% (twenty percent) per dependent, as defined in article 16 of Law No. 8,213/1991, and a food staples, according to the value set forth by DIEESE, and will observe the family unit and the provision of the first paragraph of Clause 8, except in relation to item I.

Eleventh Paragraph. If the consultation exceeds the period of March 2026, the families (holder and any dependents) of the communities will receive a complementary monthly amount corresponding to the period between April 2026 and the conclusion of the consultation, the amount of which will be deducted from that indicated in item I of the second paragraph of Clause 7 of this ANNEX.

Twelfth Paragraph. The complementary monthly amount referred to in the eleventh paragraph of Clause 9 shall be paid by the PROMISEE and/or FUNDAÇÃO RENOVA observing the same parameters and values indicated in the sixth, seventh and eighth paragraphs.

Thirteenth Paragraph. The PAYMENT of AFE or ASE provided for in paragraph six of Clause 9 and of the complementary monthly amount of paragraph eleventh of Clause 9 shall be made on behalf of the beneficiaries of AFE or ASE, according to the consolidated lists in Appendix 3.2 – List of Indigenous People, Quilombola Communities and Traditional People Covered.

Clause 10. In any case provided for in this ANNEX, regarding the PAYMENT of ASE or AFE, the terms of Clause 140, heading and sole paragraph of the TTAC, signed on 2 March 2016, transcribed below, remain valid:

“CLAUSE 140: The payment shall be made until the conditions for the exercise of the original economic activities are reestablished or, in the event of unfeasibility, until the conditions for a new productive activity are established to replace the previous one, under the terms of the PROGRAM, limited to a maximum period of 5 (five) years, as of the signature of this Agreement.

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SOLE PARAGRAPH: The maximum term provided for in the heading should be extended for an additional period of one year, if this need is justified with 3 (three) months before the end of the original term, and so on until the ninth year from the date of signature of this Agreement, in such a way that the payment referred to in the heading does not exceed the term of 10 (ten) years.”

Section II – Consultation Process

Clause 11. Indigenous people, Quilombola Communities and traditional people will only be able to access the amounts referring to the structuring actions/measures and the family support budget provided for in this ANNEX, and as defined in Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and Eligible Traditional People, upon definition, after the consultation, that the performance of the actions will be carried out through self- management with collaborative governance of the GOVERNMENT, according to the third paragraph of Clause 9.

Sole Paragraph. The payment referred to in the heading shall be made by the PROMISEE and/or FUNDAÇÃO RENOVA as defined by the Indigenous people, Quilombola Communities and traditional people covered by this ANNEX during the consultation process provided for in Clause 9 of this ANNEX and in compliance with ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Clause 12. By accepting the payment of the amount indicated in this ANNEX, according to the division provided for in Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and Eligible Traditional People, the respective indigenous people, Quilombola community and/or traditional people grants full, definitive and irrevocable release to the PROMISEE, THE FUNDAÇÃO RENOVA, the SHAREHOLDERS and the RELATED PARTIES regarding subsistence or financial assistance of any nature eventually due, any collective, direct and indirect damages related to the COLLAPSE, except for future, supervening or unknown damages until the date of signature of this AGREEMENT.

First Paragraph. The release in relation to subsistence or financial aid of any nature does not apply to the Krenak People, governed in this point by their own agreement, mentioned in Clause 16.

Second Paragraph. Once the respective Indigenous people, Quilombola community and traditional people have granted the release, the PUBLIC AUTHORITIES undertakes not to claim any other amounts related to collective damages as a result of the COLLAPSE, and financial or subsistence aid of any nature.

Third Paragraph. The release referred to in the heading will end any and all lawsuits in any court or jurisdiction, national or foreign, that deal with the collective damages herein indemnified and with subsistence or financial aid of any nature, in which the indigenous people, Quilombola communities and traditional people covered by this ANNEX appear as a party or third party interested in any capacity, pursuant to Chapter VIII – Release of the GENERAL CONDITIONS of this AGREEMENT.

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Clause 13. If the indigenous people, Quilombola communities and traditional people covered by this ANNEX accept the amount determined in Clause 7 and according to the division provided for in Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and Eligible Traditional People, the PROMISEE, FUNDAÇÃO RENOVA, SHAREHOLDERS and RELATED PARTIES are exempt from collective reparation and compensation measures not made yet, except for those provided for in ANNEX 19 – Transition and Termination of Programs, Measures, Responsibilities and Obligations Arising from the Collapse and its Developments.

Clause 14. The process of informing Indigenous people, Quilombola Communities and traditional people benefiting from this ANNEX will consider the existing and to be completed studies, considered as follows:

I. Carried out: studies and diagnoses related to the communities of Degredo and ECI Tupiniquim and Guarani de Aracruz.

II. In survey/elaboration: studies and diagnoses regarding Gold Collectors and Traditional Miners;

III. Non-initiated: studies and diagnosis regarding the communities of Santa Efigênia, Sapê do Norte and Povoação, and the Krenak People and Puri People.

First Paragraph. For the people and communities indicated in item III of the heading, a simplified study will be carried out, consisting of a survey of possible impacts and damages, and respective actions to restructure the ways and quality of life, to support the consultation process, according to the Simplified Reference Instrument to be prepared by the FEDERAL GOVERNMENT.

Second Paragraph. The Indigenous people, Quilombola Communities and traditional people covered by this ANNEX will have access to the studies and diagnoses indicated in the heading during the consultation procedure, as well as to any and all existing documents for their full information.

Third Paragraph. In any event, Indigenous people, Quilombola Communities and/or traditional people covered by this ANNEX will be informed, from the beginning of the consultation procedures, that the right of action and access to justice by the parties are ensured.

Fourth Paragraph. The contracting and/or maintenance of independent technical advisories/assistance (ATIs) for Indigenous people, Quilombola Communities and traditional people benefiting from this ANNEX is ensured, under the terms of ANNEX 6 – SOCIAL PARTICIPATION

Clause 15. At the end of the consultation process, if there is no acceptance by any of the indigenous people, Quilombola Communities and/or traditional people of the values indicated in Clause 7, through self-management with collaborative governance by the GOVERNMENT, the amount corresponding to that people or community will not be paid by the PROMISEE and/or FUNDAÇÃO RENOVA, which will maintain all the OBLIGATIONS TO PERFORM in force until the date of signature of this AGREEMENT, as far as each of the indigenous people, Quilombola Communities and/or traditional people covered in this ANNEX is concerned.

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Sole Paragraph. From the refusal by the respective Indigenous people, Quilombola community or traditional people to receive the amounts provided for in Clause 7 under the self-management with collaborative governance of the GOVERNMENT, the amounts that would be allocated to them will be disregarded and will not give rise to the respective payments provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Section III – Specificities Relating to the Krenak People

Clause 16. The PARTIES recognize the agreement of 16 November 2015 entered into between the Krenak People and Vale S.A. (“KRENAK AGREEMENT”) deals with emergency measures linked to the COLLAPSE.

Clause 17. The Krenak People will be assured of the preparation of a simplified study of any damages and impacts of the COLLAPSE, under the terms of the first paragraph of Clause 14, and the holding of a consultation, under the terms of Clause 9, to decide whether to choose to receive the funds provided for in Clause 7, aimed at the full and definitive reparation of any collective damages linked to the COLLAPSE, through self-management with collaborative governance with the GOVERNMENT.

First Paragraph. The consultation and survey provided for in the heading will be funded with the funds provided for in Clause 7 and according to the financial division of Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and Eligible Traditional People.

Second Paragraph. After JUDICIAL RATIFICATION of this AGREEMENT, an official letter will be sent by VALE S.A. to the Krenak People proposing the installation of a direct dialogue table, with the participation of representatives of the PROMISEE and BHP Billiton Brasil Ltda., aiming at defining the measures related to the KRENAK AGREEMENT.

Third Paragraph. The FEDERAL GOVERNMENT undertakes to assist, in the event of a favourable statement by the Krenak People, in the installation of the dialogue table and its conclusion with a view to reaching an agreement.

Fourth Paragraph. The negotiation table referred to in this Clause does not interfere with or condition the consultation provided for in Clause 17, which remains subject to the same decision-making possibilities attributed to other Indigenous people and traditional communities, provided for in Clause 9, heading and paragraphs one to fifth.

Section IV - Final Provisions

Clause 18. The PROMISEE, THE FUNDAÇÃO RENOVA, THE SHAREHOLDERS and the RELATED PARTIES shall have no responsibility for the payment of contractual attorneys’ fees to lawyers eventually appointed by Indigenous people, Quilombola Communities and traditional people.

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Clause 19. After the JUDICIAL RATIFICATION of this AGREEMENT, the PARTIES may immediately request the suspension of all legal proceedings in Brazil related to Indigenous people, Quilombola Communities and traditional people, except for proceedings no. 1021441-03.2020.4.01.3800 and 1013222- 64.2021.4.01.3800, related to audits of the Independent Technical Advisory Offices, which shall be extinguished immediately, as they are fully covered by ANNEX 6 – SOCIAL PARTICIPATION.

Sole Paragraph. After the JUDICIAL RATIFICATION of this AGREEMENT, the Institutions of Justice, in the lawsuits in which they are plaintiffs, undertake to immediately request the suspension of all proceedings related to Indigenous people, Quilombola Communities and traditional people.

Clause 20. The PROMISEE will hire specialized consultancies or with technical proof of capacity to carry out studies and diagnoses, provided for in the first paragraph of Clause 14, exclusively for the Quilombola Communities of Sapê do Norte, Povoação and Vila Santa Efigênia.

First Paragraph. The contracting provided for in the heading will take place on an exceptional basis and will be fully funded with the amount provided for in Clause 7, and according to item III of Appendix 3.1 – Financial Division by Indigenous People, Quilombola Communities and Eligible Traditional People.

Second Paragraph. The contracting procedure will comply with the provisions of the Simplified Reference Instrument to be delivered by the FEDERAL GOVERNMENT to the PROMISEE and/or FUNDAÇÃO RENOVA within 30 (thirty) days of the signing of this AGREEMENT.

Third Paragraph. The Simplified Reference Instrument must be prepared in order to ensure the completion of the simplified studies and consultation up to 18 (eighteen) months from the JUDICIAL RATIFICATION of this AGREEMENT.

Fourth Paragraph. The technical management of the contracting provided for in the heading will be the responsibility of the FEDERAL GOVERNMENT.

Clause 21. The GOVERNANCE of the OBLIGATIONS TO PERFORM of this ANNEX will be exercised by the FEDERAL GOVERNMENT, under the terms of Chapter VI – GOVERNANCE OF THE OBLIGATIONS TO PERFORM OF THE PROMISEE AND/OR THE FUNDAÇÃO RENOVA of the GENERAL CONDITIONS.

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ANNEX 4 – INCOME TRANSFER PROGRAM (PTR)

CHAPTER I

GENERAL PROVISIONS

Clause 1. The Income Transfer Program on behalf of family farmers (“PTR-RURAL”) and artisanal professional fishermen (“PTR-PESCA”, together with PTR-RURAL, the “PTR”), is hereby created, to be implemented in the form of this ANNEX.

Clause 2. The amount of BRL 3,750,000,000.00 (three billion seven hundred fifty million reais ) will be allocated to the PTR to be deposited by the PROMISEE and/or FUNDAÇÃO RENOVA in the federal financial institution, according to Chapter IV of the GENERAL CONDITIONS of this AGREEMENT and ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Clause 3. Without prejudice to its purpose, the PTR should be coordinated with the other actions implemented within the scope of this SETTLMENT, in order to expand the reach, efficacy and effectiveness of the measures aiming at its recipients.

Clause 4. The institution of the PTR does not imply loss or modification of the AGREEMENTs under negotiation, to be initiated, in force or already concluded by Indigenous people, Quilombola Communities and/or Traditional people for the purposes of individual or collective compensation, assistance or reparation of damages caused to the communities by the COLLAPSE.

Clause 5. The PTR will be operationalized and terminated by the FEDERAL GOVERNMENT within 6 (six) years of the JUDICIAL RATIFICATION of this AGREEMENT.

First Paragraph. Subject to the financial limit referred to in Clause 2 of this ANNEX, the PTR will have up to 48 (forty-eight) monthly payments, the last 12 (twelve) of which will be intended to reduce the payment, in order to carry out a transition to its completion.

Second Paragraph. Equal treatment will be guaranteed to PTR beneficiaries.

Clause 6. The benefits referred to in this ANNEX cannot be cumulative with each other, and the recipient must choose only one of the modalities, if eligible for both.

Clause 7. Payments of the financial benefits of the PTR should be made in the most accessible ways for recipients.

Sole Paragraph. In municipalities where there are no bank branches or correspondents, the federal financial institution must make available to individuals the means of payment that do not involve disproportionate effort or expense to obtain them.

Clause 8. The FEDERAL GOVERNMENT, via the Ministry of Agrarian Development and Family Agriculture (MDA) and the Ministry of Fisheries and Aquaculture (MPA), will be responsible for the management of the PTR, according to their respective jurisdictions.

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First Paragraph. The FEDERAL GOVERNMENT is hereby authorized to contract a federal financial institution to operationalize the payment of the PTR amounts, pursuant to the provisions of article 75, heading, item IX, of Law No. 14,133, of 1 April 2021.

Second Paragraph. The FEDERAL GOVERNMENT shall be liable through the Ministries liable for this ANNEX, in coordination with the federal financial institution referred to in the first paragraph, as applicable:

I. To indicate the eligible individuals as recipients of the PTR, as well as to register them in the PTR.

II. To inform individuals about their condition as recipients of the PTR, as well as all aspects related to the exercise of their prerogatives as recipients.

III. Disclose to potential recipients of the PTR the existence of the benefit and the rules for entry into the PTR.

IV. To pay eligible individuals the financial benefits of the PTR, in the manner set forth in this ANNEX.

V. Maintain confidentiality about the data of the receiving individuals, in compliance with Law No. 13,709, of 14 August 2018 (General Personal Data – “LGPD”), without prejudice to the transparency provisions provided for in ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Third Paragraph. The FEDERAL GOVERNMENT will request the express consent of each individual adhering to the PTR, in a free, informed and unequivocal manner, regarding the sharing of their personal data, as provided for in the LGPD with the PROMISEE and SHAREHOLDERS, to monitor the execution of said program.

Fourth Paragraph. Consent will be formalized by signing a consent form for data sharing, to be made available by the FEDERAL GOVERNMENT at the time of adhesion to the PTR, which will be in accordance with the provisions of the LGPD and other applicable regulations.

Clause 9. For the purposes of managing the PTR, the Ministries responsible for this ANNEX should use up to 3% (three percent) of the resource indicated in Clause 2 to contract a public or private institution, other than the federal financial institution provided for in the first paragraph of Clause 8, to support the management, execution and monitoring of the PTR under the supervision of the Ministry.

Clause 10. If there are remaining funds after the deadline for the performance of the PTR, the additional amount will be reverted to the SOCIAL PARTICIPATION FUND (as defined in ANNEX 6 – SOCIAL PARTICIPATION).

Clause 11. Members of Indigenous people, Quilombola Communities and traditional people and communities already served by the measures referred to in ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE are not eligible for the income transfer programs described in this annex.

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CHAPTER II

INCOME TRANSFER PROGRAM FOR FAMILY FARMERS (PTR-RURAL)

Clause 12. Family farmers, understood as those recognized by Law No. 11,326, of 24 June 24, 2006, and settlers of agrarian reform projects who, cumulatively, meet the following requirements, are eligible for the PTR-RURAL:

I. Develop, on 30 September 2024, economic activities on rural properties located up to 5 km (five kilometres) away from the centre of the channel of the Gualaxo do Norte River, the Carmo River and the Doce River, in the STATE OF MINAS GERAIS, including islanders.

II. And they develop in the STATE OF ESPÍRITO SANTO, on 30 September 2024, economic activities on rural properties, including islands, which are located up to 5 km (five kilometres) away from the centre of the Doce River channel, in the corresponding stretch between Baixo Guandu to the district of Farias in the municipality of Linhares, and from the District of Farias to the mouth of the Doce River, those located in the flood area.

III. Have identification, qualification and active status in the National Registry of Family Agriculture (CAF) or in the Declaration of Eligibility for the National Program for the Strengthening of Family Agriculture (DAP) within one hundred and twenty days (120) days after the JUDICIAL RATIFICATION of this AGREEMENT.

First Paragraph. The area of the STATE OF MINAS GERAIS referred to in item I above is the one delimited by the maps contained in Appendix 4.1 of this ANNEX.

Second Paragraph. The area in the STATE OF ESPÍRITO SANTO referred to in item II above is that delimited by the maps contained in Appendix 4.2 of this ANNEX.

Clause 13. The FEDERAL GOVERNMENT shall be liable through the Ministry of Agrarian Development and Family Agriculture (MDA), to make available to the federal financial institution referred to in the first paragraph of Clause 8 of this ANNEX the data necessary for the identification of the individuals who will be entitled to the PTR-RURAL.

Sole Paragraph. The Ministry of Agrarian Development and Family Agriculture (MDA) should promote initiatives for the “active search” of potential beneficiaries of the PTR, which meet the criteria described above, including with the support of an institution contracted under the terms indicated in Clause 9.

Clause 14. The financial amount paid to the group covered by the PTR-RURAL will be 1.5 (one and a half) monthly minimum wage per individual, up to 36 (thirty-six months), and one (1) monthly minimum wage for another twelve months, having the nature of a substitute amount for the income lost as a result of the COLLAPSE.

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Sole Paragraph. The payment of the financial benefit provided for in this Chapter will be due even if the beneficiary group is entitled to another amount paid by the FEDERAL GOVERNMENT in the same period and its receipt will not prohibit the cumulative perception of financial benefits from public policies.

CHAPTER III

INCOME TRANSFER PROGRAM FOR ARTISANAL FISHERMEN (PTR-PESCA)

Clause 15. The PTR-PESCA will be intended for artisanal professional fishermen, as defined in Decree No. 3,048, of 6 May 1999.

Clause 16. Artisanal professional fishermen who cumulatively meet the following requirements are eligible for the PTR-PESCA:

I. Registration in the General Registry of Fishing Activity or holder of an initial registration application protocol requested in the system by 30 September 2024.

II. Resides in the following municipalities: Aimorés, Alpercata, Aracruz, Baixo Guandu, Barra Longa, Belo Oriente, Bom Jesus do Galho, Bugre, Caratinga, Colatina, Conceição da Barra, Conselheiro Pena, Coronel Fabriciano, Córrego Novo, Dionísio, Fernandes Tourinho, Fundão, Galiléia, Governador Valadares, Iapu, Ipaba, Ipatinga, Itueta, Linhares, Mariana, Marilândia, Marliéria, Naque, Ouro Preto, Periquito, Pingo D ‘Água, Ponte Nova, Raul Soares, Resplendor, Rio Casca, Rio Doce, Santa Cruz do Escalvado, Santana do Paraíso, São Domingos do Prata, São José do Goiabal, São Mateus, São Pedro dos Ferros, Sem Peixe, Serra, Sobrália, Sooretama, Timóteo and Tumiritinga.

Sole Paragraph. The data referred to in items I and II will be provided by the FEDERAL GOVERNMENT, through the Ministry of Fisheries and Aquaculture (MPA).

Clause 17. The financial amount paid to the group covered by the PTR-PESCA will be 1.5 (one and a half) monthly minimum wage per individual, up to 36 (thirty-six) months, and 1 (one) monthly minimum wage for another 12 (twelve months), having the nature of a substitute amount for the income lost as a result of the COLLAPSE.

Clause 18. The criteria for eligibility to the PTR were defined exclusively by the PUBLIC AUTHORITIES and there will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and/or their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in relation to the granting of the benefit by the FEDERAL GOVERNMENT. There will also be no commitment or obligation to make new contributions of amounts to any of the actions of the FEDERAL GOVERNMENT with resources from this ANNEX.

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ANNEX 5 –PROGRAM FOR THE PROMOTION OF EDUCATION, SCIENCE, TECHNOLOGY AND INNOVATION, PRODUCTION AND ECONOMIC RECOVERY (PRE)

CHAPTER I

GENERAL PROVISIONS

Clause 1. The Program for the Promotion of Education, Science, Technology and Innovation, Production, and Economic Recovery (“PRE”) is hereby established, to be funded, implemented, and managed by the FEDERAL GOVERNMENT, with the goal of contributing to socioeconomic and productive dynamization, as well as fostering education, science, and innovation, within the Doce River Basin and the northern coast of the STATE OF ESPÍRITO SANTO.

First Paragraph. There shall be no involvement or responsibility of the PROMISEE, the SHAREHOLDERS, their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT), and/or the FUNDAÇÃO RENOVA regarding the establishment of the criteria, structuring, implementation, or management of the PRE.

Second Paragraph. Payments of PRE amount to its beneficiaries shall not be considered as individual indemnifications or reparations for material or moral damage.

Third Paragraph. The PROMISEE, the SHAREHOLDERS, their RELATED PARTIES, and/or the FUNDAÇÃO RENOVA shall have access to information on the amounts paid, projects, and beneficiaries of PRE, which will be made available by the FEDERAL GOVERNMENT on the Single Portal of this AGREEMENT, as outlined in ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Fourth Paragraph. Without prejudice to its purpose, the PRE may be coordinated with other actions implemented under this AGREEMENT to enhance the effectiveness, efficiency, and sustainability of the benefits resulting from the measures provided.

Fifth Paragraph. The implementation of the PRE shall not affect the provisions outlined in ANNEX 4 – INCOME TRANSFER PROGRAM (PTR), ANNEX 2 – INDIVIDUAL INDEMNIFICATIONS AND ANNEX 6 – SOCIAL PARTICIPATION.

Sixth Paragraph. The PRE will be implemented without prejudice to the actions under the competence of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, described in ANNEX 12 – NEW STATE PROJECTS and the ADHERING MUNICIPALITIES, according to ANNEX 15 – MUNICIPAL INITIATIVES.

Clause 2. The execution of the PRE shall occur through the selection of projects in the Productive Promotion Axis (“PRODUCTIVE PROMOTION AXIS”), the Promotion of Agroforestry and Agricultural Chains (“RURAL AXIS”), and the Promotion of Education, Science, Technology, and Innovation (“ECT&I AXIS”) (PRODUCTIVE PROMOTION AXIS, RURAL AXIS and ECT&I AXIS hereinafter referred to individually as “AXIS” and collectively as “AXES”).

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Sole Paragraph. Funds allocated to the ECT&I Axis may be directed by the federal financial institution directly to public and private entities supporting research, education, extension, and innovation, at the discretion of the responsible Ministry, as stipulated in Chapter IV of the GENERAL conditions of this AGREEMENT.

Clause 3. The PROMISEE and/or FUNDAÇÃO RENOVA shall allocate BRL 6,500,000,000.00 (six billion, five hundred million Brazilian Reais) to a federal financial institution to fund the PRE, as per the disbursement schedule outlined in this AGREEMENT.

First Paragraph. The implementation of the projects outlined in this ANNEX shall comply with the availability of funds allocated to each AXIS.

Second Paragraph. Up to 3% (three percent) of the amount indicated in Clause 3 may be used to hire consultants or auditors to support the FEDERAL GOVERNMENT in monitoring the projects and actions referred to in this ANNEX.

Third Paragraph 3. Part of the amount specified in Clause 3 may be allocated to the General Federal Budget (OGU), in accordance with the relevant legislation, to enable the execution of the actions presented in this ANNEX, subject to Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

Fourth Paragraph. Funds provided through the PRE for selected and approved projects by the FEDERAL GOVERNMENT shall not be subject to reimbursement.

Fifth Paragraph. The FEDERAL GOVERNMENT is exclusively responsible for managing the PRE’s resources and their budgetary allocation to the AXES, so there will be no possibility of the COMMITTEE, the SHAREHOLDERS, their RELATED PARTIES or the FUNDAÇÃO RENOVA supplementing the program’s amounts.

Clause 4. Projects may be submitted to PRE by Brazilian individuals and Brazilian entities, both governmental and non-governmental, that meet the criteria specified in the selection processes to be launched.

Clause 5. The drafting of calls for of the selection processes and the establishment of the schedules for the selection and implementation of the projects shall respect the criteria stipulated by the FEDERAL GOVERNMENT and the general guidelines contained in this ANNEX.

CHAPTER II

PRODUCTIVE PROMOTION AXIS

Clause 6. The PRODUCTIVE PROMOTION AXIS aims to encourage actions to strengthen social and economic development in the area defined in Clause 1, through initiatives focused on economic development, promotion of income and employment-generating businesses, and the improvement of the quality of life for affected populations, particularly those in situations of social vulnerability.

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Clause 7. The PRODUCTIVE PROMOTION AXIS shall receive BRL 2,000,000,000.00 (two billion Brazilian Reais), which compose the total amount referred to in Clause 3 of this ANNEX, to be made available in accordance with the disbursement schedule set out in this AGREEMENT.

Clause 8. The beneficiaries of projects under the PRODUCTIVE PROMOTION AXIS will be those who meet one of the following requirements:

I. Individuals registered in the Unified Registry for Federal Government Social Programs (CadÚnico), created by Article 6-F of Law No. 8,742 of December 7, 1993, who:

a. Reside in the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES at the time of the call’s release; and

b. Whose monthly per capita income registered in the Federal Government’s Single Registry for Social Programs (CadÚnico) up to the date of signature of this AGREEMENT is no more than half the national minimum wage; or

II. Individual Microentrepreneurs (MEIs) registered in the territorial delimitation of Clause 1 of this ANNEX; or

III. Cooperation networks organized through associations, cooperatives, or solidarity economy initiatives located within the territorial area defined in Clause 1 of this ANNEX.

First Paragraph. The data referred to in item I, b, will be provided by the state bodies responsible for managing CadÚnico in the STATE OF ESPÍRITO SANTO and in the STATE OF MINAS GERAIS as regards the municipalities in their respective territories.

Second Paragraph. The database referred to in item I, b, will be reviewed each time a public notice is issued to exclude people who no longer meet the monthly income criteria.

Third Paragraph. The definitions established by Article 4 of Law 14.601 of June 19, 2023 will be adopted for this AXIS.

Clause 9. Productive promotion shall occur through financial support for business plans that involve the establishment and/or capitalization of economic enterprises that generate income and jobs.

First Paragraph. Proponents of productive promotion projects shall be guided by business developers, credit or territorial development agents, or civil society entrepreneurial advisory entities, who will be compensated by the managing institution with a fee of up to 3% (three percent) of the financial operation.

Second Paragraph. The business structurer must be registered with the official financial institution and will be responsible for actively seeking and providing qualified support to the demands of the applicant under his/her guidance, for preparing business plans, for providing information on financial education and for monitoring the execution of the proposed project.

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Clause 10. When proposing productive development projects, partnerships with public bodies should be prioritized, in order to contribute to the strengthening of public services.

Clause 11. The value of each productive development project will be up to BRL 60,000.00 (sixty thousand reais), with an expected average value of BRL 15,000.00 (fifteen thousand reais), which will be released according to the approved business plan.

CHAPTER III

AXIS FOR PROMOTING AGRICULTURALAND FORESTRY PRODUCTION

CHAINS (RURAL AXIS)

Clause 12. The RURAL AXIS aims to revitalize, restructure and boost the productive and environmentally sustainable activities of family farmers, rural producers, agrarian reform settlers, quilombolas, foresters, extractivists, including other traditional people and communities working and/or subsisting in the area included in the territorial delimitation of Clause 1 of this ANNEX.

Clause 13. The RURAL AXIS shall receive BRL 2,500,000,000.00 (two billion, five hundred million Brazilian Reais), as part of the total amount specified in Clause 3, to be disbursed according to the schedule outlined in this AGREEMENT.

Clause 14. In order to fulfill the objectives of this AXIS, selection processes will be launched to carry out projects on the following topics:

I. Production of healthy food.

II. Social technologies for overcoming poverty through the implementation of infrastructure in the countryside

III. Productive forests.

IV. Protocols for prior, free, and informed consultation.

V. Territorial and environmental management plans and plans for territorial protection

VI. Strengthening quilombola identity, including communication actions to promote the quilombola way of life, Ater quilombola, promotion of fairs for marketing quilombola products, and a Quilombola Origin Identification Seal.

VII. Promotion of education in rural areas and cultural initiatives.

VIII. Technical advisory and territorial development.

IX. Actions to release the National Program for the Strengthening of Family Agriculture (PRONAF) of delinquent producers.

X. Training and capacity-building for communities on the Food Acquisition Program (PAA), simultaneous donation, short supply chains, food sovereignty, and sustainability.

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XI. Structuring a supply and commercialization center for family farming.

XII. Structuring a supply network to market food and products from family farming.

XIII. Implementation of community gardens to promote the sale of food through the Food Acquisition Program (PAA) and simultaneous donations, aiming at the social and productive inclusion of families.

XIV. Technical advisory on cooperative or association management for family farming.

XV. Support for the development of small-scale agro-industries for processing products within collective family farming enterprises.

XVI. Land credit.

XVII. Land regularization.

XVIII. Recognition and titling of quilombola territories.

XIX. Monitoring and mediation of conflicts.

XX. Carrying out a situational diagnostics of rural producers in the area covered by this AGREEMENT.

XXI. Soil recovery and monitoring, with in situ tests and development of demonstration units.

XXII. Construction of “small dams” for animal hydration and irrigation

XXIII. Recovery of cocoa-growing areas.

XXIV. Implementation of a cheese technology diffusion unit.

XXV. Implementation of nurseries for distribution for planting in the respective regions.

XXVI. Carrying out campaigns to multiply the technologies of the ABC+ Plan in the affected areas.

XXVII. Training of extension workers for the dissemination of the technologies of the ABC+ Plan;

XXVI. Implementation of drip irrigation and solar energy kits in rural properties.

XIX. Development of a system for measuring sustainability indicators in agroecosystems.

XXX. Analysis and monitoring of soil fertility.

XXXI. Agricultural circular economy.

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XXXII. Reuse, recharge and recycling systems, including initiatives involving composting, zero waste and the like.

XXXIII. Analysis and monitoring of plant species.

CHAPTER IV

AXIS FOR PROMOTING EDUCATION, SCIENCE, TECHNOLOGY, AND

INNOVATION (ECT&I AXIS)

Clause 15. The ECT&I AXIS is intended to promote education, science, technology and innovation in the area defined in Clause 1 of this ANNEX.

Sole Paragraph. The criteria for prioritizing the selection of projects will be the location of the of the respective executing entities in the aforementioned territorial boundaries.

Clause 16. The ECT&I AXIS shall receive BRL 2,000,000,000.00 (two billion Brazilian Reais), as part of the total amount specified in Clause 3, to be disbursed according to the schedule outlined in this AGREEMENT.

Clause 17. To achieve the objectives of this AXIS, selection processes shall be initiated for the execution of projects with the following guidelines:

I. Support for high-level research programs focused on academic-scientific research and promotion of teaching related to: dam safety, mining tailings, recovery of degraded areas, socio-environmental monitoring, biodiversity conservation, climate change, fishing, aquaculture, blue economy, rural education, agroecology, food security, solidarity economy, development of social technologies, community-territorial sustainability, participation, human rights, prevention of domestic violence, and support for women.

II. Promotion of the development of solutions and technologies aimed at: agroecology, food security, management of mining tailings, biodiversity conservation, mitigation of the impact of climate change.

III. Development of research infrastructure and structuring of laboratories of public teaching, research and extension institutions, including basic education schools in urban and rural areas.

IV. Funding programs for the preparation, publication, distribution, and development of didactic-pedagogical materials, printed and digital, aimed at basic education, teacher continuing education, and community extension actions, related to the following topics: development of the culture of disaster prevention, socio- environmental issues, environmental education, climate change, rural education, agroecology, fishing, aquaculture, blue economy, food security, solidarity economy, development of social technologies, community-territorial sustainability, prevention of domestic violence and support for women.

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V. Funding for continuing education programs – improvement and specialization – at the interface between higher education and basic education, and resources for schools to develop projects/actions related to the following themes: development of the culture of disaster prevention, socio-environmental issues, environmental education, climate change, fisheries, aquaculture, blue economy, rural education, agroecology, food security, solidarity economy, development of social technologies, territorial community sustainability.

VI. Support for public institutions of higher education and/or professional education and technology that carry out research, extension and training activities linked, especially, to the mineral sector (geology, mining and mineral transformation), such as geology, engineering, geography, biological sciences, information technology.

VII. Actions to encourage the installation of new public educational institutions, or to improve existing infrastructure, aimed at carrying out teaching, research, innovation, extension and offer of courses aimed at professional, technical and/or higher education related to the development of the culture of disaster prevention, socio- environmental issues, environmental education, climate change, fishing, aquaculture, blue economy, rural education, agroecology, food security, solidarity economy, development of social technologies and community-territorial sustainability.

VIII. Support for educational establishments in the public basic education network in structuring learning environments that enable the integral development of students and encourage the development of skills related to digital citizenship, environmental education and scientific thinking of students.

CHAPTER V

FINAL PROVISIONS

Clause 18. Research and reports produced as a result of the projects carried out under this ANNEX must be published on this AGREEMENT’s Single Portal, according to ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

Clause 19. The PROMISEE, the SHAREHOLDERS, the RELATED PARTIES and/or the FUNDAÇÃO RENOVA, the ATIs (as provided for in ANNEX 6 - SOCIAL PARTICIPATION) or their employees and the business structurers referred to in Clause 9 may not compete in the selection processes that use resources to be made available for the object referred to in this ANNEX.

Clause 20. Projects and actions financially supported by PRE may not provide for costs to be borne by the Public Administration without proper authorization from the legitimized public entity.

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ANNEX 6 – SOCIAL PARTICIPATION

CHAPTER I

GENERAL PROVISIONS

Clause 1. The affected people are ensured the right to information and participation through the spaces and mechanisms established in this AGREEMENT, especially in this ANNEX, to guarantee fair and full reparation of socio-environmental and socio-economic damage.

Paragraph one. The mechanisms provided for in this AGREEMENT shall be interpreted and implemented in accordance with the rules on access to information, public participation and access to justice in environmental matters, in compliance with treaties, conventions or international agreements ratified and incorporated in the national legal system.

Paragraph two. Independent technical advisories/assistance (“ATIs”) are considered tools to promote the participation of the population in the monitoring of actions to reparation and compensate for damages caused by the COLLAPSE, in the form of this AGREEMENT.

Paragraph Three. The existence of prior registration with the FUNDAÇÃO RENOVA is not a condition for the participation of the affected people in the collective initiatives contemplated in this ANNEX.

Paragraph four. The entities responsible for the initiatives of this AGREEMENT shall provide information, in a clear and accessible manner, on the execution of obligations under their respective attribution.

Paragraph Five. Access to information, spaces and mechanisms of social participation is not subject to the performance of the ATIs.

Clause 2. The guidelines for social participation and social control are:

I. Right to information, transparency and social control in actions, with the use of simple and objective language, considering the characteristics of the population to which it is addressed.

II. Establishment of reasonable deadlines and facilitated flows.

III. Appreciation and respect for ethnic-racial, gender, sexual, cultural and social diversity.

IV. Respect for the self-determination of indigenous people, Quilombola Communities and traditional people, ensuring the right to participation and consultation through appropriate procedures and, in particular, their representative institutions.

V. Complementarity, transversality and integration between mechanisms and instances of representative, participatory and direct democracy.

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VI. Use of technology allowing the broad participation and dissemination of renegotiation actions.

VII. Availability of information, spaces and mechanisms directly to the population, without the need for intermediaries.

VII. Resolution on the criteria for the allocation of resources from the SOCIAL PARTICIPATION FUND.

IX. Right to advice and assistance by the ATIs, under the terms of this AGREEMENT.

Clause 3. The right to information applicable under this AGREEMENT consists of the communication of data, through objective and agile procedures, in a transparent, clear and easy-to-understand language, and will consist of:

I. The right of any person to request access to information, in accordance with the governing legislation.

II. In the production and distribution of material for the dissemination of information on the actions taken in favor of the affected people in the impacted territories.

III. The availability of information through existing platforms, with proven accessibility and wide adherence among the population, which can be improved and adapted to the needs of the AGREEMENT.

Clause 4. The following are spaces and mechanisms of participation and social control in the Doce River basin and coastal region, within the scope of this AGREEMENT, without prejudice to others already existing:

I. The holding of meetings in the affected municipalities, organized and supported, when necessary, by the ATIs, which may be attended by representatives of the bodies and entities of the GOVERNMENT signatories to this AGREEMENT and guests, in order to provide clarifications on the measures provided for in this agreement and that concerning the respective locality.

II. The establishment of channels, including virtual ones, allowing the direct communication of the affected people with the bodies and entities responsible for the execution of the actions related to this AGREEMENT for the purpose of obtaining information and expressing their opinions on the actions taken.

III. The constitution of a federal collegiate body for social participation and control, coordinated by the General Department of the Presidency of the Republic, aiming at monitoring, following-up, evaluating and promoting the inspection, through social control, of the actions to implement the commitments assumed by the FEDERAL GOVERNMENT under the AGREEMENT and to resolve on resources contributed to a specific fund (Federal Council for Social Participation of the Doce River Basin).

IV. The constitution of state bodies aimed at effective social participation and control, separately, one coordinated by the STATE OF MINAS GERAIS and the other by the STATE OF ESPÍRITO SANTO, aimed at monitoring the actions under the responsibility of each State.

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V. The creation of a fund for direct deliberation by the communities, linked to the Federal Council for Social Participation in the Doce River Basin (“SOCIAL PARTICIPATION FUND”).

Paragraph one. With regard to the state instances of participation and social control, provided for in item IV above, each State shall define mechanisms of participation and informed social control to monitor the actions of the AGREEMENT that are under the responsibility of the States, respecting Principle No. 10 of the United Nations Conference on Environment and Development, ratified by Legislative Decree 2/1994, combined with section X of art. 2, combined with.

Paragraph two. The federal and state instances of social participation will be able to promote articulations among themselves, exchange information and demands, and develop joint activities.

Paragraph Three. Representation of the committees of affected parties consolidated by the Justice Institutions in all instances focused on social participation will be ensured, through criteria to be established by the respective GOVERNANCES.

Clause 5. For the measures referred to in this ANNEX, five billion six hundred ninety-eight million reais (BRL 5,698,000,000.00) will be deposited, according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

CHAPTER II

FEDERAL COUNCIL

Clause 6. The affected people will have the right to direct participation to monitor the implementation of the commitments assumed by the FEDERAL GOVERNMENT in this AGREEMENT and to deliberate on criteria for the allocation of resources contributed to a specific fund, through the Federal Council for Social Participation of the Doce River Basin.

Clause 7. The Federal Council for Social Participation of the Doce River Basin is a collegiate body, chaired by the General Department of the Presidency of the Republic, with its own regulations, composed of members of civil society, who will serve a two- year term, and representatives appointed by the federal public administration, in the proportion of fifty percent (50%) of civil society representation and fifty percent (50%) of government representation.

Paragraph one. In the composition of the body, gender parity will be ensured, when there is no majority of women, and the minimum percentage of self-declared black or brown people, as well as indigenous people, Quilombola Communities and traditional people.

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Paragraph two. The participation of the Federal and State Public Prosecutor’s Offices of Minas Gerais and Espírito Santo, the Federal Public Defender’s Office, the Public Defender’s Offices of the states of Minas Gerais and Espírito Santo as permanent guests, entitled to speak, in the meetings of the Federal Council for Social Participation of the Doce River Basin will be ensured.

Paragraph Three. The representatives of the Governments of the States of Minas Gerais and Espírito Santo and the court of mayors of the affected municipalities, the Doce River Basin Committee and the ATIs will be invited to participate in the meetings of the Federal Council for Social Participation of the Doce River Basin, depending on the topic to be discussed, observing the specificities of the people, populations and communities recognized in this AGREEMENT.

Paragraph four. The Federal Council for Social Participation of the Doce River Basin will exercise its duties during the period of implementation of the commitments assumed in the AGREEMENT.

Paragraph Five. Participation will be considered a relevant, unpaid public service.

Paragraph six. In the first composition of the Federal Council for Social Participation of the Doce River Basin, the participation of the four (4) representatives of those affected elected at the Basin Meeting, will be ensured for the CIF plenary, extinguished by this AGREEMENT.

Clause 8. The collegiate will have an advisory nature (advising federal agencies), informative (in relation to civil society) and deliberate (regarding the criteria for allocating the amounts of the SOCIAL PARTICIPATION FUND), with the following authorities:

I. To monitor, follow-up, evaluate and supervise the actions of implementation of the commitments assumed by the FEDERAL GOVERNMENT in the AGREEMENT.

II. To inform civil society about the actions of implementation of the AGREEMENT that will be under the responsibility of the FEDERAL GOVERNMENT.

III. To resolve the criteria for the allocation of the resources contributed to the SOCIAL PARTICIPATION FUND.

Clause 9. The ordinary plenary meetings will be held bimonthly, in person, in affected municipalities, in the proportion of two meetings in Minas Gerais for each meeting in Espírito Santo, and must provide for at least one round of open dialogue with the population.

Sole Paragraph. The activities of the Federal Council for Social Participation of the Rio Doce Basin shall be funded with the resources provided for in Clause 10 of this ANNEX.

CHAPTER III

SOCIAL PARTICIPATION FUND

Clause 10. Out of the total amount referred to in Clause 5, the PROMISEE and/or the FUNDAÇÃO RENOVA undertakes to fund the SOCIAL PARTICIPATION FUND through the payment of the total amount of five billion reais (BRL 5,000,000,000.00) destined to the Projects of Direct Deliberation of the Communities and to the operation of the Federal Council of Social Participation of the Doce River Basin, according to the disbursement schedule of this AGREEMENT

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Sole Paragraph. In addition to the amount referred to in the heading of this Clause, the resources of the SOCIAL PARTICIPATION FUND also include the proceeds of financial investments of balances not allocated to projects.

Clause 11. The SOCIAL PARTICIPATION FUND, linked to the Federal Council for Social Participation of the Doce River Basin, aims to finance the Direct Deliberation Projects of the Communities Affected by the Collapse.

Clause 12. The goals of the SOCIAL PARTICIPATION FUND are:

I. Contribute to the generation and distribution of income for the affected people.

II. To value local ways of life.

III. To contribute to the economic recovery by strengthening and/or diversifying the production of the affected territories.

IV. Contribute to the reduction of inequalities in the territories, with attention to gender, race, and generational aspects.

Clause 13. The resources of the SOCIAL PARTICIPATION FUND will be:

I. Refundable.

II. Non-refundable.

Paragraph one. Part of the resources of the SOCIAL PARTICIPATION FUND should be applied annually to fund any external accounting, financial and finalistic audits of the financed projects.

Paragraph two. The communities affected by the COLLAPSE will have the power to deliberate on the criteria for the use of the resources contributed to the SOCIAL PARTICIPATION FUND, through their participation in the Federal Council for Social Participation of the Doce River Basin.

Clause 14. The following are guiding premises for the use of the resources of the SOCIAL PARTICIPATION FUND:

I. Collective and participatory character, both in preparation and in scope.

II. Relevance to socioeconomic, environmental and/or cultural themes.

III. Allocation of minimum percentages of resources to projects led by women, indigenous people, Quilombola Communities and traditional people, without prejudice to the resources provided for in ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE, and by young people up to 29 years of age, as deliberated by the Federal Council for Social Participation of the Doce River Basin.

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Clause 15. The thematic relevance of the projects is primarily linked to compliance with the following axes:

I. Popular and solidarity economy: short circuits of commerce (exhibitions, fairs) and community-based tourism.

II. Food and nutritional security: agroecology, medicinal plants and gastronomy based on local food production and culture.

III. Popular education.

IV. Social and environmental technologies.

V. Promotion of sport and leisure.

VI. Culture and local media: community radios, printed and digital newspapers and magazines, promotion and dissemination of collective cultural initiatives.

VII. Defense of land and territory.

Clause 16. The rules, mechanisms and structures in relation to the development and performance of the projects supported by the SOCIAL PARTICIPATION FUND will be defined by the General Department of the Presidency of the Republic, observing the following basic guidelines:

I. Facilitation of access to financial resources, activities and actions, especially for vulnerable groups and communities, through the creation of easy-to-understand rules for the submission of projects to the SOCIAL PARTICIPATION FUND.

II. Territorial distribution of resources, proportional to the number of affected communities in the municipalities and observing the fulfillment of at least one (1) project per affected municipality and at least one (1) project per community and/or indigenous people and per Quilombola community and/or other affected traditional people and community.

III. The existence of ranges of values applied to the projects, associated with the complexity of the initiatives and the contingent of people served by the action.

Clause 17. Partnership will be allowed with federal institutions of higher education with physical units in the affected municipalities to support the preparation and execution of community projects, if it is in the interest of the affected communities.

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CHAPTER IV

INDEPENDENT TECHNICAL ADVISORY SERVICES (ATIs)

Clause 18. Of the total amount referred to in Clause 5, the PROMISEE and the FUNDAÇÃO RENOVA undertake to pay for the contracting of ATIs by paying the total amount of BRL 698,000,000.00 (six hundred ninety-eight million reais), according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Paragraph one. The ATIs already operating in the affected territories will be maintained until the conclusion of the respective contractual term and the values of the agreements in force will be funded by the PROMISEE or FUNDAÇÃO RENOVA.

Paragraph two. The entities chosen by the affected people in each territory will be hired to present the work plan and start activities in the territories.

Paragraph Three. Subject to the provisions of the first paragraph, the ATIs already contracted are assured to participate in the contracting model established in this ANNEX, provided that they meet the requirements of this ANNEX.

Paragraph four. The affected people will have the prerogative to monitor the activities of independent technical assistance/advisory services with regard to the fulfillment of the work plans, goals, purposes and technical assistance to the community, immediately informing the Institutions of Justice whenever they verify possible irregularities in the fulfillment of the goals set forth in this AGREEMENT and in the respective work plan of the ATI.

Paragraph Five. The FEDERAL GOVERNMENT will be responsible for managing the contracting of ATIs, whether by direct or indirect performance, according to the availability of resources provided for in the heading of this Clause.

Paragraph Six. The references in this ANNEX to indigenous people, Quilombola Communities and traditional people and the references to the people, municipalities and territories affected by the COLLAPSE do not imply recognition by the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES (definition in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) of damages of any nature to indigenous people, Quilombola Communities and traditional people, and/or the people, municipalities and territories referenced herein.

Paragraph Seven. Of the total amount of the heading of this Clause, BRL198,000,000.00 (one hundred ninety-eight million reais) will be allocated to the ATIs of indigenous people, Quilombola Communities and traditional people, as per ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE.

Paragraph Eight. There will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES in relation to the decisions of the FEDERAL GOVERNMENT regarding the management of the contracting of the ATIs, nor any commitment or obligation to make new contributions of amounts for any of the actions provided for in this ANNEX.

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Clause 19. The independent advisory/technical assistance activities for the people affected by the COLLAPSE will have as their scope, under the terms of this AGREEMENT, the exclusive performance of the following tasks:

I. To provide organizational support to the affected people, assisting them in their participation in the acts related to the redress provided for in this AGREEMENT.

II. To provide support to the affected people by explaining the technical content of the information pertinent to the redress, assisting them in understanding and informed participation, by the affected people themselves, in the procedures and acts related to the redress of their respective damages, in accordance with the measures provided for in this AGREEMENT.

III. To suggest to the Federal Council for Social Participation of the Doce River Basin to deliberate proposals for the preparation of diagnoses and studies on socioeconomic and socio-environmental issues considered relevant by the affected communities.

IV. To assist the affected people and their organizations in the design, elaboration and monitoring of local projects of interest to the affected community.

V. To assist the affected people in the organization of documents, according to the eligibility criteria provided for in this AGREEMENT.

VI. Assist the affected people in submitting demands to the institutions responsible for the system of redress, compensation and indemnification, with the possibility of registering personal identification data in this case, observing the provisions of Law No. 13,709, of 14 August 2018 (General Personal Data Protection Law – LGPD).

VII. To promote access to information on the processes of management, production, processing and commercialization of activities and services in the area covered by this ANNEX and on cultural, socio-environmental and economic aspects from the perspective of sustainable development, urban, peri-urban or rural, through non- formal education activities.

Clause 20. Entities interested in providing independent technical advice/assistance must meet all of the following requirements:

I. Have at least three (3) years of existence, with the same corporate name, purpose of action and CNPJ, and must prove such fact by means of registration with the Board of Trade and/or Civil Registry and previous agreements with other entities, prohibiting unilateral statements or mere witnesses as a means of proof.

II. Have proven technical experience in acting from the perspective of human rights, social service and/or participatory methodologies, preferably in the territory where they will operate,

III. Have technical, financial and institutional independence in relation to the PROMISEE and the FUNDAÇÃO RENOVA, and should not have contracted with them, in Brazil or abroad, jointly or individually, and must also not be subordinate to them, and proof should be requested to this effect.

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IV. Non-profit.

V. Declare, by itself and its employees, not to have participated in any practice or performed any act contrary to the applicable anti-corruption and antitrust legislation and economic order, including, without limitation, the Brazilian Anti-Corruption Law (Law No. 12,846/2013), the Administrative Improbity Law (Law No. 8,429/1992) and the Money Laundering Prevention Law (Law No. 9,613/1998).

VI. Have internal integrity mechanisms and controls or submit a statement that, if it becomes accredited, for the performance of the future agreement for the rendering of independent technical advisory/assistance services, it will have implemented or perfected such mechanisms by the date of contracting.

VII. To act with technical independence and methodological rigor.

VIII. To represent the interested entity and its collaborators will report to the Federal Council for Social Participation of the Doce River Basin, the Public Prosecutor’s Offices and the Public Defender’s Offices in any conflict of interest, thus considering the situation in which business, finances, families, political or personal interests should interfere in the judgment of the person in the performance of his or her obligations.

IX. Present a work plan appropriate to the purpose set forth in this AGREEMENT according to the attached model, containing a delivery spreadsheet and respective budget with the concept of person/hour and the definition of a maximum global value (CAP), both observing prices compatible with the scope of work to be performed and the market average of these activities. The work plan must contain, prominently, the amounts related to the financial accounting audits and ATI must prove its ability to execute and complete the entirety of the work provided for in the work plan based on the value established therein, observing the maximum period of Clause 25 below.

X. Participate in and carry out contracting processes in compliance with the principle of impersonality and integrity.

XI. To act exclusively within the limits of technique and scientific consensus, being endowed with proven technical and social capacity.

Sole Paragraph. If any non-compliance with the requirements or scope is identified, ATI will be disqualified from the contracting process or dismissed, if already hired.

Clause 21. Each of the ATI entities shall prepare its work plan, in accordance with the model attached to Appendix 6.1 - Work Plan Model of the Independent Technical Advisory Boards, containing:

I. Identification of the entity and its coordinator(s).

II. Justification.

III. General purpose.

IV. Specific purpose.

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V. Methodology.

VI. Schedule.

VII. Detailed budget.

VIII. Description of the activities making up each action and deliveries.

IX. Plan for the composition of the technical team, according to each action.

X. Goals and indicators.

XI. Instrument for participatory monitoring and evaluation, quarterly and on demand.

Clause 22. The selection and hiring of teams will be made by the ATIs, through an objective procedure, through which wide publicity is ensured, requiring the candidates to:

I. Minimum degree compatible with the job specifications.

II. Minimum experience compatible with the job specifications .

III. Availability of the professionals’ curriculum.

IV. Individual declaration of technical, financial and institutional independence in relation to the PROMISEE and the FUNDAÇÃO RENOVA, and shall not have contracted with them, in the last three years, in Brazil or abroad, jointly or individually.

Clause 23. The following shall be contracted by the FEDERAL GOVERNMENT, with funding with the funds provided for in Clause 18 and provided that they meet the requirements contained in this ANNEX:

I. The ATIs to be selected by the T11 territories - Aracruz and Serra (ES); T12 - Tupiniquim, Comboios and Caieiras Velha II Indigenous Lands (ES); T18 - Krenak People (MG).

II. The ATIs to be selected by the following indigenous people, Quilombola Communities and traditional people: Puri Indigenous People (MG), Quilombola Community of Santa Efigênia (MG); Quilombola Community of Sapê do Norte (ES); Quilombola Community of Povoação (ES) Traditional community of miners (MG), Traditional community of gold pickers (MG), covered by ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE.

III. The ATIs already selected for the territories of Mariana/MG, Barra Longa/MG, Rio Doce/MG, Santa Cruz do Escalvado/MG, and the District of Xopotó, located in the municipality of Ponte Nova/MG, T1 - Microregion of Rio Casca and Vicinity (MG); T2 Region of influence of the Rio Doce State Park and its Buffer Zone (MG); T3 - Vale do Aço (MG); T4 - Governador Valadares, Ilha Brava and Baguari (MG); T5 - Tumiritinga and Galileia (MG); T6 - Conselheiro Pena (MG); T7 - Resplendor and Itueta (MG); T8 - Aimorés (MG); T9 - Baixo Guandu (ES); T10 - Colatina and Marilândia (ES); T13 - Regência (ES); T14 - Povoação (ES); T15 - Linhares (ES); T16 North Coast Macro-region of Espírito Santo and North of Linhares (ES); T17 - Quilombo de Degredo (ES).

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Sole Paragraph. The ATIs of the territories covered by this Clause shall serve the agrarian reform agreement projects instituted by the National Institute of Colonization and Agrarian Reform (INCRA) within the scope of the National Agrarian Reform Program (PNRA), with their specificities.

Clause 24. In addition to the contracting requirements to be required of the other ATIs, under the terms of this ANNEX, the following apply to specific ATIs for indigenous people, Quilombola Communities and traditional people:

I. The need to approve the work plan and choose the entity to advise the communities, as appropriate.

II. Labor is hired from the local population.

III. The possibility of performance by ATI formed by the community itself.

Sole Paragraph. In the case of item III, the ATIs formed by the community itself are exempt from the requirements contained in Clause 20 above, items I, II, VI and X, with regard to the principle of impersonality.

Clause 25. The activities of the ATIs will have a performance period of 42 (forty-two) months, with the possibility of a single extension for six (6) months, based on territorial need so justified before the community(ies) affected by the ATI in question and upon ratification of a new plan aimed at completing the work.

Clause 26. The fulfillment of the actions and the delivery of the products in advance will generate the right for ATI to reuse the amounts allocated to other activities covered by the scope of the respective work plan. At the time of completion of the work plan activities, the balance of the amounts not executed will be reverted to the SOCIAL PARTICIPATION FUND.

Clause 27. If one of the territories decides to replace the respective ATI, the new ATI chosen must carry out its activities for the remaining term and budget.

Paragraph one. The actions performed by each ATI will be subject to accounting, financial and finalistic auditing, subjecting the entity to the termination of the agreement in case of irregularities or non-compliance with any of the provisions of this AGREEMENT.

Paragraph two. The costs related to the accounting and financial audits and the work plans of the ATIs are covered by the amount established in the obligation to pay referred to in Clause 18 of this ANNEX, and the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES are not responsible for any other amount related to the performance of the ATIs or their monitoring and inspection.

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Clause 28. Among the activities of ATI under this AGREEMENT, the following are excluded:

I. The executive activities to redress the very damage.

II. The production of studies and collection of primary data, except for the provisions of item VI of Clause 19 of this ANNEX.

III. The preparation of impact studies, diagnosis of damages and assessment of causal link.

IV. Activities of representation of people or groups in lawsuits.

V. Execution, approval or rejection of projects, programs or technical reports of third parties, in actions related to the repair process.

VI. Definition of program eligibility requirements or parameters.

VII. Preparation of impact and damage matrices.

VIII. Direct actions to register those affected for socioeconomic redress programs.

IX. Implementation or direct performance of redress activities and/or programs.

X. Private activities of legal representation of affected people, except for the provision of reliable basic information regarding the documents necessary to prove eligibility for redress programs provided for in this AGREEMENT, as defined in this AGREEMENT.

XI. Performance, organization or promotion, as an ATI, demonstrations or acts of a political nature related to the COLLAPSE and this AGREEMENT, without affecting individual freedom of expression and meeting.

Clause 29. The actions carried out by the ATIs will be subject to accounting, financial and finalistic auditing.

Paragraph one. The audit will be carried out by a legal entity to be chosen through an objective and public procedure in the form of the Reference Instrument provided for in Appendix 6.2 - Reference Instrument, being certain that it must:

I. To be external and independent in relation to the Justice Institutions, the PROMISEE, the FUNDAÇÃO RENOVA, the SHAREHOLDERS and their RELATED PARTIES.

II. To be legally qualified in the Regional Accounting Council, acting according to the rules of the accounting sciences.

III. Have acted as an external auditor for at least five (5) years.

IV. Have proven experience working with third sector entities.

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V. To be independent in relation to the entities that will perform the advisory/technical assistance service.

Paragraph two. For accounting and financial audit purposes, the ATIs shall forward, within fifteen (15) business days from the end of each quarter, the activity plans and deliveries for the period and their accountability to the legal entity responsible for the audit, which shall issue an opinion and respective statement within thirty (30) calendar days, forwarding them to the respective ATIs and to GOVERNANCE.

Paragraph Three. If there is any disallowance in the rendering of accounts or non-conformity, the ATIs shall immediately justify or correct the disallowance, within ten (10) business days. In the event that the justification is not accepted, the ATIs must proceed with the correction or submit a correction proposal containing deadlines and responsibilities. Once the disallowance has been satisfied or the non-conformity has been corrected, the accounts or reports presented will be approved.

Paragraph four. If the technical audit, after the ATI’s statement, concludes the lack of proof of a certain expense persists, it will be disregarded, and the respective amount must be deducted from the budget for the subsequent period.

Paragraph Five. If the technical audit points to any irregularity in the provision of ATI’s activities or the non-compliance with the requirements and purpose established in this AGREEMENT, ATI’s performance will be terminated without prejudice to the legal and contractual penalties applicable to ATI.

Paragraph six. A copy of each audit report issued will be attached to the records of the specific procedure for judicial monitoring of compliance with this AGREEMENT and will be available for consultation by any interested party. The results of the audit of the ATI’s activities will be made known to the respective communities in which each ATI operates, ensuring the monitoring of the activities carried out by the ATIs and the centrality of the affected person in the redress process.

Clause 30. In cases of irregularities in the final performance, the GOVERNANCE will recommend means and deadline for the ATI to promote the respective correction, under penalty of disallowance and/or restitution of the amounts related to the activities considered outside the scope of the ATI.

Paragraph one. Irregularities will be investigated through an objective procedure carried out by GOVERNANCE, ensuring the ATIs the rights to an adversarial proceeding and right to be heard.

Paragraph two. Irregularities and misappropriation of resources for purposes unrelated to the purpose of the work plan will result in the dismissal of ATI, without prejudice to the adoption of the appropriate legal measures, including criminal ones, and the obligation of ATI to return the diverted amounts or used irregularly, ensuring the right to an adversarial proceeding and right to be heard.

Clause 31. There will not be, for any reason, a relationship of contracting, bound, or subordination between the GOVERNANCE or entities eventually contracted by it and the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES and the ATIs, which will carry out their work autonomously and independently, in compliance with the terms and limits established by this Agreement.

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Sole Paragraph. GOVERNANCE will not be responsible for any labor, tax or social security liabilities related to the rendering of services and/or management of the ATIs.

Clause 32. The affected community will have the prerogative to monitor the activities of ATI with regard to the fulfillment of the goals and purposes and the technical service to the community, immediately informing the Justice Institutions, the GOVERNANCE and the Federal Council for Social Participation of the Doce River Basin whenever it verifies irregularities in the fulfillment of the purposes set forth in this Agreement.

Clause 33. The Federal Public Administration, the Public Administration of the States of Minas Gerais and Espírito Santo, the Public Prosecutor’s Offices, the Public Defender’s Offices, the PROMISEE, the FUNDAÇÃO RENOVA, the SHAREHOLDERS and their RELATED PARTIES, as well as their representatives, are not responsible for any acts or obligations, lawful or illegal, related to the activities of the ATIs.

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ANNEX 7 – STRENGTHENING OF THE UNIFIED SOCIAL ASSISTANCE SYSTEM

Clause 1. The actions to strengthen the Unified Social Assistance System (SUAS) will be implemented in the form of this ANNEX.

Sole Paragraph. The deposit will have a compensatory nature due to the impacts and damages to the Unified Social Assistance System (SUAS).

Clause 2. For the performance of the actions referred to in this ANNEX, the PROMISEE and/or FUNDAÇÃO RENOVA undertake to allocate the total amount of six hundred forty million reais (BRL 640,000,000.00) according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY, as follows:

I. BRL 32,000,000.00 (thirty-two million reais) to the State Social Assistance Fund (FEAS) of the STATE OF MINAS GERAIS.

II. BRL 32,000,000.00 (thirty-two million reais) to the State Social Assistance Fund (FEAS) of the STATE OF ESPÍRITO SANTO.

III. BRL 64,000,000.00 (sixty-four million reais) to the federal financial institution, as provided for in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT, to carry out management, technical support and training actions.

IV. BRL 512,000,000.00 (five hundred twelve million reais) to the federal financial institution, for distribution to the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, according to specific criteria to be defined by the FEDERAL GOVERNMENT and discussed through the collective management bodies of the Unified Social Assistance System (SUAS).

Sole Paragraph. In the case of item IV, the federal financial institution will transfer the amounts to the National Social Assistance Fund (FNAS), upon request of the FEDERAL GOVERNMENT.

Clause 3. The guidelines for the action to strengthen the Unified Social Assistance System (SUAS) are:

I. Compliance with the standards and technical guidelines in force in the Unified Social Assistance System (SUAS).

II. Shared management and technical cooperation between the FEDERAL GOVERNMENT, THE STATE OF MINAS GERAIS, THE STATE OF ESPÍRITO SANTO and the Municipalities contemplated in this SETTLEMENT, through the collegiate instances of the Unified Social Assistance System (SUAS).

III. Comprehensiveness of social protection offers.

IV. Integration with the socioeconomic inclusion and income transfer actions provided for in this AGREEMENT, and monitoring of the families served in these actions.

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V. Broad transparency in the actions carried out, and in the application, and accountability of the resources received by the entities.

VI. Promotion of social participation in the development of actions.

VII. Mandatory participation of the Social Assistance Councils, instances of social control of the Unified Social Assistance System (SUAS), in the approval of plans, actions, and accountability.

Clause 4. The PARTIES undertake to disclose the actions referred to in this ANNEX on the Single Portal of this AGREEMENT, under the terms of ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Clause 5. There shall be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES (AGREEMENT in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in relation to the decisions to allocate resources provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the shares of the PROMISEE(S).

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ANNEX 8 – HEALTH

CHAPTER I

SCOPE AND PURPOSE

Clause 1. The PROMISEE and/or FUNDAÇÃO RENOVA undertake to pay the amount of BRL 12,000,000,000.00 (twelve billion reais), as compensation for any damages and negative impacts on the collective health of the population of the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES for the collapse of the Fundão Dam, located in Mariana/MG, estimated by the GOVERNMENT until the date of signature of this SETTLEMENT. The amount established will finance compensation to be made in the form of strengthening the Unified Health System (SUS), consisting of measures to be adopted according to the solutions and technical adjustments defined for each situation, according to the direction of each sphere of government, in compliance with the constitutional and infra-constitutional norms that govern the Unified Health System (SUS). and in the manner established in this ANNEX and its Appendixes.

Paragraph one. The amount established in this ANNEX has a compensatory nature and results from the analysis estimated by the GOVERNMENT, to be converted into measures to strengthen the Unified Health System (SUS) that benefit the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES.

Paragraph two. The amount established in the heading will be paid by the PROMISEE and/or the FUNDAÇÃO RENOVA according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Clause 2. There shall be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this SETTLEMENT) in relation to the decisions of the PROMISORS and municipalities for the allocation of the funds provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the PROMISEE(S) with funds in this ANNEX.

Clause 3. The PARTIES acknowledge this instrument is structured according to the factual framework known at the time it is executed, which determines the impact of the compensatory measures in the current circumstantial context.

Clause 4. There will be no new estimate or revision of the amount contained in Clause 1, subject to the monetary adjustment, as established in the GENERAL CONDITIONS of this AGREEMENT.

Clause 5. The assumption of the obligations set forth in this ANNEX by the PROMISEE and/or FUNDAÇÃO RENOVA does not entail the acknowledgment by itself and/or by the SHAREHOLDERS and/or its RELATED PARTIES, as to the existence and/or any liability in relation to any individual and collective damages of any nature dealt with in this ANNEX.

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CHAPTER II

INSTRUMENTALIZATION OF COMPENSATION FOR ANY DAMAGES AND

IMPACTS ON HEALTH

Clause 6. Compensation for any damage and impacts on the health of the population to be served will be carried out within the scope of the Unified Health System (SUS), strengthening health surveillance, promotion, protection, recovery and health care actions and services, to be carried out by the federated entities.

Clause 7. The federated entities will constitute a Special Health Program – Doce River for carrying out health actions aimed at the population of the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, according to the Memorandum of Understanding signed between the federated entities (Appendix 8.1).

Clause 8. The governance of the Special Health Program – Doce River will be established according to Appendix 8.2.

Clause 9. The amount paid as compensation for the constitution of the Special Health Program – Doce River, established in Clause 1 of this ANNEX, will have the following destination:

I. The amount of three billion six hundred million reais (BRL 3,600,000,000.00), corresponding to 30% (thirty percent) of the amount provided for in Clause 1 of this ANNEX, will be used to fund policies and actions under the direct competence of the Ministry of Health, the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES and the Fundação Oswaldo Cruz (Fiocruz), as set forth below:

a. The amount of eight hundred fifteen million eight hundred thousand reais (BRL 815,800,000.00) will be used to fund policies and actions under the competence and direct performance by the Ministry of Health for the application, strengthening and development of health actions and projects in health surveillance and care, as well as in indigenous health policy in the territory of the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, to be deposited in a federal financial institution, as provided for in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

1. The Technical Chamber of the Special Health Program – Doce River, within sixty (60) days after the JUDICIAL RATIFICATION of this AGREEMENT, will have to prepare and propose guidelines and orientations for the preparation of action plans for the execution of funds by the Federal Government.

2. The guidelines referred to in subparagraph a, item 1, above will be agreed upon by the Special Tripartite Committee (CET) provided for in Appendix 8.2, within sixty (60) days after the conclusion of the provisions of subparagraph a, item 1.

3. The action plans will be included in the Annual Management Report (RAG) for evaluation and approval by the respective instances of agreement of the Unified Health System (SUS), that is, the National Health Council.

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b. The amount of BRL 300,200,000.00 (three hundred million two hundred thousand reais) will be allocated to the Fundação Oswaldo Cruz (Fiocruz), through its support foundation, Fundação para o Desenvolvimento Científico e Tecnológico em Saúde (FIOTEC), for analysis of the health situation and demands of the populations of the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, to be deposited in a federal financial institution, as provided in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

c. The amount of BRL 424,000,000.00 (four hundred twenty-four million reais) will be used to fund policies and actions under the competence and direct execution of the STATE OF MINAS GERAIS for application in health in the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, to be deposited in an escrow account to be indicated by the STATE OF MINAS GERAIS.

d. The amount of BRL 260,000,000.00 (two hundred sixty million reais) will be used to fund policies and actions under the competence and direct execution of the STATE OF ESPÍRITO SANTO for application in health in the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, to be deposited in a linked account to be indicated by the STATE OF ESPÍRITO SANTO.

e. The funds to be used by the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO will follow the procedures set forth below.

1. The Technical Chamber of the Special Health Program – Doce River, within sixty (60) days after the JUDICIAL RATIFICATION of this AGREEMENT, will have to prepare and propose guidelines and orientations for the preparation of action plans for the execution of funds by the States.

2. The guidelines referred to in subparagraph e, item 1, above shall be agreed upon by the Special Tripartite Committee (CET), provided for in Appendix 8.2, within sixty (60) days after the conclusion of the provisions of subparagraph e, item 1.

3. The action plans will be included in the Annual Management Report (RAG) for evaluation and approval by the respective instances of agreement of the Unified Health System (SUS), that is, the State Health Council.

f. The amount of one billion eight hundred million reais (BRL 1,800,000,000.00), corresponding to fifty percent (50%) of the heading of item I of this Clause, will be used to fund policies and actions of competence and direct performance by the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, for public health actions and services in their territories, to be deposited in a federal financial institution, as provided for in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

1. The Technical Chamber of the Special Health Program – Doce River, within sixty (60) days after the JUDICIAL RATIFICATION of this SETTLEMENT, will have to prepare and propose guidelines and guidelines for the preparation of action plans for the implementation of the funds by the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES.

2. The guidelines referred to in item f, item 1, shall be agreed upon by the Special Tripartite Committee (CET), provided for in Appendix 8.2, within sixty (60) days after the conclusion of the provisions of item f, item 1.

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3. The action plans will be included in the Annual Management Reports (RAG) for evaluation and approval by the respective instances of agreement of the Unified Health System (SUS), that is, Municipal Health Councils.

4. Once the steps indicated in item f, items 1 and 2 have been completed, the Ministry of Health shall transfer the amount due to each municipality listed in ANNEX 15 – MUNICIPAL INITIATIVES through the due instrument, under the terms of the applicable Brazilian legislation.

II. The amount of eight billion four hundred million reais (BRL 8,400,000,000.00), corresponding to seventy percent (70%) of the amount provided for in Clause 1 of this ANNEX, will be allocated to the constitution of perpetual patrimonial fund, for the performance of actions to strengthen and improve the health conditions of the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, as well as actions under Federal and State authorities and direct performance in the referred municipalities, observing, as applicable, the provisions of Law No. 13,800, of 4 of January of 2019, to be deposited in a federal financial institution, as provided for in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

a. For the first cycle of the Program, which will last for four (4) years from the JUDICIAL RATIFICATION of this AGREEMENT, the income from the perpetual fund, in the respective period, will be divided among the federated entities, according to the values defined in Appendix 8.3 and performed according to action plans that will follow the guidelines and orientations agreed upon in the Special Tripartite Committee (CET).

b. During the first cycle of the Program, municipalities will be assured the annual allocation of at least fifty percent (50%) of the income from the value of the perpetual fund.

c. The apportionment among the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, whether of the immediate transfer referred to in item I, paragraph f, of this Clause 9, or the income, shall observe the criteria detailed in Appendix 8.3.

d. For subsequent cycles, the division of the funds will be detailed through a technical diagnosis based on the analysis of the health situation of the population in the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, and may be subject to changes based on a proposal made by the Technical Chamber referred to in Appendix 8.2 and an agreement in the Special Tripartite Committee (CET), guaranteed to the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES the allocation of at least 50% (fifty percent) of the income.

Paragraph one. The financial management of the patrimonial fund will be the responsibility of an official financial institution to be selected by the FEDERAL GOVERNMENT and will be guided by the principle of real preservation of the principal amount, as provided for in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

Paragraph two. The amount provided for in item I of this Clause shall be applied in public health actions and services, preferably in actions of assistance, surveillance and promotion of health for the population.

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Paragraph Three. Considering the simultaneous need to carry out the immediate actions provided for in item I of this Clause and the constitution of the perpetual fund provided for in item II of this Clause, the financial payment will take place at 50% (fifty percent) for each of items I and II of this Clause, considering the global amount provided for in Clause 1 of this ANNEX.

Paragraph four. Subject to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY, after the full receipt of the amounts provided for the actions detailed in item I of this Clause, the remainder of the funds provided for in this ANNEX will be fully allocated to the perpetual fund provided for in item II of this Clause.

Clause 10. Equitable service will be ensured to indigenous populations, “quilombolas” and other traditional people and communities present in the regions of the municipalities listed in ANNEX 15 – MUNICIPAL INITIATIVES, for the development of health actions, respecting their socio-cultural characteristics.

Sole Paragraph. The service referred to in the heading to indigenous populations, “quilombolas” and other traditional people and communities does not imply recognition by the PROMISEE, the SHAREHOLDERS and/or their RELATED PARTIES and/or FUNDAÇÃO RENOVA of the existence of damage and/or causal link with the COLLAPSE for the communities present in the regions of the municipalities of ANNEX 15 – MUNICIPAL INITIATIVES.

Clause 11. The studies and analyses provided for in Clause 9, item I, paragraph b, of this ANNEX shall have the purpose of assisting the GOVERNMENT in the planning and allocation of compensatory funds.

Clause 12. The funds received by the beneficiary federated entities in this ANNEX shall be mandatorily applied in public health actions and services, subject to the provisions of article 4 of Complementary Law No. 141, of January 13, 2012, and should not be accounted for the purposes provided for in article 198, paragraph 2, of the Brazilian Constitution.

Clause 13. The use and control of the management of financial resources shall observe the governance model of the Unified Health System (SUS), with the regular participation of the Health Councils, under the terms of article 1, paragraph 2, of Law No. 8,142, of 28

December 1990.

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ANNEX 9 – BASIC SANITATION

Clause 1. This ANNEX is intended to regulate the application of funds in basic sanitation actions.

Clause 2. eleven billion reais (BRL 11,000,000,000.00) will be allocated to the performance of the actions defined in this ANNEX, of which seven billion five hundred forty million reais (BRL 7,540,000,000.00) will be allocated to the STATE OF MINAS GERAIS and three billion four hundred sixty million reais (BRL 3,460,000,000.00) will be allocated to the STATE OF ESPÍRITO SANTO.

Paragraph one. The amount indicated in the heading will be paid according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Paragraph two. The STATE OF MINAS GERAIS hereby appoints Banco de Desenvolvimento de Minas Gerais S.A. (BDMG) as its agent to receive, store and financially manage the amounts referred to in this ANNEX, such financial institution shall open a specific bank account for such destination and the STATE OF MINAS GERAIS to indicate it to the PROMISEE, within fifteen (15) days from the JUDICIAL RATIFICATION of this AGREEMENT.

Paragraph Three. The STATE OF ESPÍRITO SANTO hereby appoints the Development Bank of the State of Espírito Santo (BANDES) as its agent to receive, store and financially manage the amounts referred to in this ANNEX, this financial institution shall open a specific bank account for such destination and the STATE OF ESPÍRITO SANTO to indicate it to the PROMISEE, within fifteen (15) days of the JUDICIAL RATIFICATION of this AGREEMENT.

Paragraph four. There shall be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and/or their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in relation to the decisions of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO for the allocation of the funds provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions with funds in this ANNEX.

Paragraph Five. The state financial institutions designated in the second and third paragraphs shall agree to their respective appointment, by means of a proper instrument approved by the relevant ADVISORY COMMITTEE, undertaking to comply with all the terms and conditions set forth in this ANNEX, and employing, in the execution of the mandate hereby granted, the same diligence they would employ in the management of their own affairs.

Sixth Paragraph. In the event of impossibility, unfeasibility, failure or any frustration of the performance of any of the state financial institutions designated in the first and second paragraphs, the relevant state shall appoint another financial institution in its place. In this case, the relevant state will also inform the PROMISEE of the change, together with the information for deposit of the relevant amounts of the following installments as provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY. The absence of indication of this change by the state to the PROMISEE will not result in a new payment of any installment that is deposited in the previous financial institution, and the relevant state must take steps to ensure the funds are transferred to the new institution, at no cost to the PROMISEE.

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Clause 3. The JUDICIAL APPROVAL of this AGREEMENT results in the extinction of the Water Supply Systems Improvement Program (PG 32) and the Sanitary Sewage and Solid Waste Program (PG 31), provided for in Clauses 169 to 171 of the TTAC, extinguished by this AGREEMENT as well as in the extinction of Priority Axis 9 and relevant expertise and related and/or attached procedural incidents, and/or related obligations, subject to the obligations set forth in ANNEX 19 – TRANSITION AND TERMINATION OF PROGRAMS, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES.

Clause 4. The funds of this ANNEX, in addition to the deposits referred to in Clause 2, are the result of financial investments made with the funds of the relevant escrow accounts, the reversal of the funds not yet invested, contained in the referred accounts, and relevant earnings.

Paragraph one. The deposited financial resources must be invested by financial institutions in low-risk instruments, in federal government bonds, until they are used according to their purpose.

Paragraph two. Full transparency must be given to the funds allocated to the account referred to in the heading, as well as to all the documentation used for the release and payment of contractual expenses.

Paragraph Three. In order to comply with the full transparency provided for in the heading, the recipients/beneficiaries of the funds in this ANNEX must use all legitimate means and instruments at their disposal, and it is mandatory to have an updated disclosure on official websites of the world wide web (internet), without prejudice to the consolidated disclosure of the actions by the respective STATE OF MINAS GERAIS and STATE OF ESPÍRITO SANTO in the Single Portal of this AGREEMENT, as per ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Paragraph four. The financial institution will give access to all information related to the use of the funds allocated to the account referred to in the heading when required by the respective ADVISORY COMMITTEE or by the control bodies.

Clause 5. The funds in this ANNEX will be managed by an advisory committee of the STATE OF MINAS GERAIS account and an advisory committee of the ESTADO DO ESPÍRITO SANTO account (individually referred to as “ADVISORY COMMITTEE” and, jointly, “ADVISORY COMMITTEES”).

Clause 6. The ADVISORY COMMITTEES will be composed of two (2) representatives of the respective STATE OF MINAS GERAIS or STATE OF ESÍRITO SANTO and two (2) representatives of the FEDERAL GOVERNMENT, so as the representatives of the FEDERAL GOVERNMENT shall be one from the Special Department of the Investment Partnerships Program and the other from the Ministry of Cities.

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Paragraph one. The executive department will be carried out by the relevant STATE OF MINAS GERAIS or STATE OF ESPÍRITO SANTO.

Paragraph two. The duties of the ADVISORY COMMITTEES are:

I. Strive for the implementation of the guidelines established in this AGREEMENT.

II. Propose the allocation of funds made available for basic sanitation, primarily for structuring and contributions to concession projects or Public-Private Partnerships (PPP) and, exceptionally, for the execution of works by the GOVERNMENT.

III. Prospect and select projects that can be supported for the development of concession projects, PPPs and for the performance of construction works by the GOVERNMENT.

IV. Establish the amount to be allocated to each project.

V. Issue complementary acts for the implementation of the guidelines.

VI. Report to the Federal Prosecutor’s Office and the respective State Prosecutor’s Office, if deviations are identified.

VII. Monitor the activities developed and evaluate the results obtained.

VIII. Decide on cases of omission.

Paragraph Three. The STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO will be responsible for supervising the performance of the supported projects in their respective territorial boundaries.

Paragraph four. There will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and/or their RELATED PARTIES in relation to the allocation of the funds defined in this ANNEX or any other related topic, whose decision will be the sole and exclusive responsibility of the ADVISORY COMMITTEES.

Clause 7. The financial institutions appointed by the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO for the financial management of the funds, according to Clause 2, second and third paragraphs, shall have the following duties:

I. Manage and dispose of the assets in accordance with the guidelines set forth in this AGREEMENT and issued by the relevant ADVISORY COMMITTEE.

II. Submit to the relevant ADVISORY COMMITTEE, for its approval, semiannual information on the application and annual report on the use of proceeds.

III. Hire independent auditors and ensure they submit, annually, an opinion on the financial statements of the use of proceeds.

Paragraph one. The remuneration and expenses of the indicated financial institutions related to the management services of the funds of this ANNEX, shall be established in a proper instrument, approved by the relevant ADVISORY COMMITTEE and shall be deducted from the totality of funds allocated in this ANNEX.

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Paragraph two. The costs arising from the activities of the financial institutions selected for the management of the funds under the terms of this ANNEX already make up the total amount established in Clause 2, and must be considered in the approval of the projects to be financed by the funds of this ANNEX and deducted from the amount allocated to each state.

Clause 8. The use of the proceeds in this ANNEX shall be directed to support the universalization of basic sanitation in the municipalities belonging to the Doce River Basin in the STATE OF MINAS GERAIS and in the STATE OF ESPÍRITO SANTO, and the north coast of the STATE OF ESPÍRITO SANTO and Anchieta/ES, according to Appendix 9.1, through the funding of studies for the structuring of concession and PPP projects, planning instruments, as well as public contributions in the aforementioned concession and PPP agreements, in addition to transfers to the holders of the services to carry out public works.

Sole Paragraph. In the case of regional arrangements extend beyond the Doce River Basin in the STATE OF MINAS GERAIS and in the STATE OF ESPÍRITO SANTO, and the north coast of the STATE OF ESPÍRITO SANTO and Anchieta/ES, the contributions in the referred concession and PPP agreements, referred to in the heading, will be limited to the amount of investments necessary for the universalization of sanitation in the municipalities part of the Doce River Basin in the STATE OF MINAS GERAIS and in the STATE OF ESPÍRITO SANTO, and the north coast of the STATE OF ESPÍRITO SANTO and Anchieta/ES.

Clause 9. The use of proceeds in this ANNEX will consider the following guidelines:

I. Search for maximum efficiency in the application of funds in order to leverage investments.

II. Exclusive destination for drinking water supply, sanitary sewage, urban solid waste management and macro-drainage projects.

III. Inclusion of regionalized provision, if any, including organized in the form of intermunicipal public consortia or other forms of regional arrangements.

IV. Seeking tariff moderation throughout the implementation of projects, including exploitation of ancillary activities.

V. Inclusion of any concessions solely for compensation for assets not amortized by current providers, observing the methodology established by the National Water and Sanitation Agency (ANA).

Clause 10. All structures built with resources indicated in this ANNEX shall be part of the assets of the holders of public sanitation services and shall be maintained by them.

Clause 11. The actions referred to in this ANNEX must comply with the regionalization established by the respective state government, as provided for by Law No. 11,445, of 5 January 2007, and Decree No. 11,599, of 12 July 2023.

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Clause 12. The operationalization and formulation of concession projects or PPPs will be coordinated by the relevant state governments, in cooperation with the Special Department of the Investment Partnerships Program of the Federal Government (SEPPI) and the Ministry of Cities, and carried out by the federal project structuring entities, in compliance with the guidelines given by the ADVISORY COMMITTEE and the contracting by the state governments, through cooperation agreements with the granting authority.

Paragraph one. The federal project structuring entities referred to in Clause 12 above are those of the National Bank for Economic and Social Development (BNDES) and the Support Fund for the Structuring of Concession and PPP Projects (FEP Caixa), provided for Law No. 13,529, of 4 December 2017.

Paragraph two. Other project structuring entities should be used, as long as they are contracted by the Support Fund for the Structuring of Concession and PPP Projects (FEP Caixa), as provided for in Law No. 13,529/2017, subject to the guarantee of quality and exemption of structured projects.

Clause 13. In the structuring of concessions or PPPs, the Federal Government, through the Interministerial Committee on Basic Sanitation (CISB), as a reference block, should recognize the regionalization proposals presented by the state governments to the relevant state legislative assemblies that serve the municipalities covered by this ANNEX, according to Clause 8 and its sole paragraph.

Clause 14. The use of the deposited funds must be carried out in order to support the fulfillment of the goals of universalization of basic sanitation established in Law No. 11,445/2007, as follows:

I. Achievement of ninety-nine percent (99%) of the population served with a water supply system and ninety percent (90%) with sewage collection and treatment services.

II. Funding of studies for structuring concession projects and PPPs or sanitation planning instruments.

III. Contributions for the performance of public works or contributions to concession agreements or PPPs.

Clause 15. Contractual instruments may be established with states and municipalities in cases of contributions for the performance of public works.

Clause 16. The contributions of funds to concession agreements or PPPs should be made in order to increase the viability of the projects, increase the chances of universalization in economically less favored areas, promote the social sustainability of the agreements and ensure the pursuit for tariff moderation.

Clause 17. For the use of proceeds provided for in this ANNEX, the legal requirements and guidelines of the new legal framework for basic sanitation must be observed.

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Clause 18. The use of proceeds must observe the following instruments:

I. Municipal or regional basic sanitation plans.

II. The Integrated Water Resources Plan of the Doce River Basin, observing the proposal for the classification of the water bodies of the basin, according to their preponderant uses and the guidelines of the competent subnational regulatory agencies.

III. Technical studies for modelling and concession of sanitation services.

Clause 19. After the approval and determination of the ADVISORY COMMITTEES, the indicated financial institutions, at their expense, shall provide, for each project, the opening of a special escrow account, called “project-specific escrow account”, in the name of the granting authority, with the following specifications: one (1) special bank account in escrow mode, owned by the granting authority, with restricted transaction, to be carried out exclusively by the trustee.

Paragraph one. In the case of public works carried out by the GOVERNMENT, the indicated financial institutions will transfer the funds to the owners of the public works, and, at the discretion of the ADVISORY COMMITTEE, shall analyze the technical and financial feasibility of the engineering projects and monitor the public works, among other obligations to be detailed in a specific term, which activities will be remunerated and provided for in the instrument mentioned in the first paragraph of Clause 7.

Paragraph two. In case of impossibility, failure or any frustration in the application, the remaining funds, including their income, must be returned to the specific account or financial institution indicated by each of the states, as established in the second and third paragraphs of Clause 2, and the relevant ADVISORY COMMITTEE, responsible for the governance of this account, must propose a new destination for the funds.

Paragraph Three. If the hypothesis of the second paragraph of this Clause occurs after the execution of the project agreement, the outstanding funds will be kept in the specific escrow account of the project until the definition of the new destination by the granting authority.

Paragraph four. In the event provided for in the second paragraph, such frustration will not result in harm the settlement granted to the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES.

Clause 20. The Doce River Basin Committee should collaborate with the development of the studies necessary for the universalization of sanitation services, as well as monitor the performance of the planned activities.

Clause 21. The ADVISORY COMMITTEES undertake to provide the necessary information to disclose the actions developed in the Single Portal of this AGREEMENT, according to ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

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ANNEX 10 – FISHING

CHAPTER I

GENERAL PROVISIONS

Clause 1. This ANNEX regulates the actions related to fishing regulation in the Doce River Basin, at its mouth and in the coastal and marine region.

Clause 2. The PROMISEE and/or the FUNDAÇÃO RENOVA undertakes to pay the amount of two billion four hundred thirty-nine million four hundred seventy thousand reais (BRL 2,439,470,000.00) for the repair and strengthening of fishing activity, as full socioeconomic and socio-environmental compensation for the impacts of the COLLAPSE on fish and fishing activity in the Doce River Basin, at its mouth and in the coastal and marine region.

Paragraph one. The amount indicated in Clause 2 will be paid in accordance with ANNEX 22 – FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY.

Paragraph two. The funds have the nature of socioeconomic and socio- environmental compensation and will be used by the GOVERNMENT with the following purposes

I. Preparation and/or updating of fishing regulations, in accordance with Law No. 11,959, of 29 June 2009.

II. Development of actions for repair, resumption, strengthening and diversification of aquaculture and fishing activities, covering the entire production chain.

III. Recovery of the biota, resources and fish stocks of the ecosystem as a whole in the Doce River Basin, at its mouth and coastal and marine region.

Clause 3. The fishing regulation actions provided for in this ANNEX will aim to promote the sustainable development of fishing activity in the respective regions, considering the entire history, the COLLAPSE and the current situation of the Doce River Basin, marine and coastal region, without establishing or declaring a causal link with the COLLAPSE.

Clause 4. The actions in this ANNEX do not remove the obligations set forth in ANNEX 16 – ENVIRONMENTAL RECOVERY PLAN and ANNEX 19 – TRANSITION AND TERMINATION OF PROGRAMS, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES of this AGREEMENT.

Clause 5. In order to achieve the purposes of the second paragraph of Clause 2, the competent public entity(ies) shall adopt fishing regulation measures in the channel of the Doce River and its floodplain, in accordance with the applicable legislation, including rules for the control of exotic species and resting of fisheries of native species, based on monitoring data, at the discretion of the competent entity.

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Paragraph one. The STATE OF MINAS GERAIS will publish acts, with the above-mentioned rules of fishing planning, within one hundred eighty (180) days after the JUDICIAL RATIFICATION of this AGREEMENT.

Paragraph two. Fishing regulation will be carried out in coordinated and coherent manner for the integrated protection of the biodiversity of the Doce River.

Paragraph Three. The exclusive competency of the FEDERAL GOVERNMENT for the definition of the legal system referred to in this Clause shall be respected.

Paragraph four. IEF Ordinance No. 40, of 11 May 2017 becomes ineffective on the publication of the fishing regulation mentioned in this Clause.

Paragraph Five. Any failure to comply with the deadlines provided for in this Clause, except for reasons beyond the scope of state public agencies, could lead to the judicial enforcement of the obligation provided for in paragraph four, regardless of the publication of the fishing regulation.

Clause 6. In order to achieve the purposes of the second paragraph of Clause 2, specific fishing regulation measures will be adopted at the mouth of the Doce River, in the coastal and marine area, by the FEDERAL GOVERNMENT, in accordance with the applicable legislation.

Paragraph one. By means of the JUDICIAL RATIFICATION of this AGREEMENT, the PARTIES agree to the extinction of action No. 0002571-13.2016.4.02.5004 (new number 1051315-96.2021.4.01.3800), with resolution of the merits, pursuant to article 487, item III, subitem ‘b’, of Law No. 13,105, of 16 March 2015 (Code of Civil Procedure).

Paragraph two. The prohibition of fishing, except for that intended for scientific research, and regardless of the recognition of a causal link with the COLLAPSE, will remain in force for up to two (2) years from the execution of this AGREEMENT, in the area between the region of Barra do Riacho, in Aracruz/ES, to Degredo/Ipiranguinha, in Linhares/ES, within twenty (20) meters of depth, encompassing these geographical coordinates: North limit: 19º17’S 39º41’W South limit: 19º49’50“S 40º3’28”.

Paragraph Three. During the same period up to two (2) years, the FEDERAL GOVERNMENT, through the Ministry of Fishing and Aquaculture (MPA) and the Ministry of Environment and Climate Change (MMA), will issue norms and other management strategies for the fishing resources for the mouth of the Doce River and coastal and marine areas, respecting the authority of the National Health Surveillance Agency (ANVISA) and the Ministry of Health (MS) with regard to the risks of fish consumption for human health, as well as the Ministry of Agriculture and Livestock in relation to food safety.

Paragraph four. By means of the publication of the fishing regulation rules referred to in the third paragraph, the restriction contained in the second paragraph of this Clause shall immediately lose effect.

Paragraph Five. If the fishing regulation rules referred to in the third paragraph are not published, the restriction provided for in the second paragraph will be automatically terminated and will not be effective.

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Sixth Paragraph. By means of the extinction of lawsuit No. 0002571-13.2016.4.02.5004 (new number 1051315-96.2021.4.01.3800) and the removal of all legal measures issued in the aforementioned lawsuit, ANVISA Resolution No. 989/2016 will immediately lose effect.

Seventh Paragraph. Fishing regulation will be discussed with the fishing regulation forum that involves the FEDERAL GOVERNMENT, the STATE OF ESPÍRITO SANTO, the fishing sector and the Permanent Management Committee.

Paragraph Eight. The regulation shall include measures in relation to shrimp trawling, considering the dialogue mentioned in paragraph seven, based on the areas of occurrence of shrimp, the areas of operation of the shrimp fleet and monitoring data, among others, at the discretion of the competent entity.

Ninth Paragraph. The fisheries to be included in the planning are those using the following fishing gear: trawlers, gills, lines and hooks, and traps. Fisheries targeting tuna and tuna species, and other species considered pelagic and migratory, will not be included.

Tenth Paragraph. The PUBLIC GOVERNMENT, based on monitoring data, will periodically reassess the measures necessary for the continuous recovery of biodiversity and fish stocks in the area of the mouth of the Doce River and in the coastal and marine region, including to allocate the resources of this AGREEMENT.

Clause 7. The regulation measures provided for in this ANNEX will be discussed with representatives of fishermen in the Doce River Basin region, in the area of the mouth of the Doce River and in the coastal and marine region, and governance forums.

Sole Paragraph. Fishing regulation must consider the peculiarities and needs of artisanal, subsistence and family aquaculture fishermen, in order to ensure their permanence and continuity.

Clause 8. For the purposes of this AGREEMENT, the artisanal professional fisherman, prevented from exercising the fishing activity in the region of the Doce River Basin, mouth and coast, by virtue of the COLLAPSE, provided that they have not carried out another activity of mandatory affiliation, and considering the reimbursement of social security contributions to be made in the form of ANNEX 20 – REIMBURSEMENT TO SOCIAL SECURITY, maintains, exceptionally, the quality of special insured, ensuring the counting of the time of activity of artisanal professional fishing for all social security purposes.

Paragraph one. The time count of artisanal professional fishing activity mentioned in the heading includes, exclusively, the period from 5 November, 2015 until the date of JUDICIAL RATIFICATION of this AGREEMENT or the beginning of another activity remunerated by the insured, whichever is lower.

Paragraph two. After the period of exceptional recognition of the status of special insured provided for in the first paragraph, the maintenance of the status of insured covered by this ANNEX will follow the rules provided for in article 15 of Law No. 8,213, of 24 July 1991.

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Paragraph Three. The amount of reimbursement of social security contributions unpaid to the FEDERAL GOVERNMENT by fishermen covered in the heading is governed in ANNEX 20 – REIMBURSEMENT TO SOCIAL SECURITY.

Paragraph four. The counting of the time of activity of artisanal fisherman provided for in the heading will be considered exclusively for the purposes of the benefits paid to special insured persons provided for in article 39 of Law No. 8,213/1991, since this is an exceptional situation in which they will be granted the condition of special insured even without having effectively carried out the activities provided for in item VII of article 11 of Law No. 8,213/1991.

Paragraph Five. Deceased artisanal fishermen, for whom the National Institute of Social Security (INSS) has already paid benefits, will not be covered by these provisions.

Sixth Paragraph. The Ministry of Fishing and Aquaculture (MPA) will prepare the list of fishermen under the same terms established in Clause 16 of ANNEX 4 - INCOME TRANSFER PROGRAM (PTR), to be sent to the National Institute of Social Security (INSS), within ninety (90) days from the JUDICIAL RATIFICATION of this AGREEMENT.

Seventh Paragraph. The final list of fishermen to be eventually benefited from the time count provided for in this Clause will be consolidated by the National Institute of Social Security (INSS) and presented in court by the FEDERAL GOVERNMENT, within ninety (90) days after the submission of the list by the Ministry of Fishing and Aquaculture (MPA).

Paragraph Eight. The deadlines provided for in the sixth and seventh paragraphs of this Clause should be extended if needed, duly justified.

Clause 9. This ANNEX must be attached to the records of lawsuits No. 0000427-16.2017.4.01.3822 and No. 1002062-44.2019.4.01.3822, so that they are promptly dismissed with prejudice.

Clause 10. The fishing regulation does not generate the right to individual or collective compensation, nor any commitment or obligation to make new contributions of amounts to any of the actions of the PROMISORS.

CHAPTER II

RESTRUCTURING PLAN FOR FISHING AND AQUACULTURE MANAGEMENT (PROPESCA)

Clause 11. The Fishing and Aquaculture Management Restructuring Plan (PROPESCA) is a set of actions to be developed by the GOVERNMEMT aiming at promoting the restructuring of the fishing and aquaculture production chains in the area covered by this AGREEMENT, aiming to promote the sustainable development of the fishing and aquaculture sector, ensure the preservation of natural resources and improve the quality of life of the communities involved.

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Clause 12. The amount established in Clause 2 of this ANNEX will be applied to the implementation of the Fishing and Aquaculture Management Restructuring Plan (PROPESCA).

Paragraph one. PROPESCA will be detailed within one hundred eighty (180) days from the execution of this AGREEMENT, contemplating the environmental specificities and of each territory, and can be adapted by the competent federative entities to carry out the actions which fall under their responsibility.

Paragraph two. PROPESCA, at the discretion of the competent federative entities, may be presented and discussed with the fishing sector for due adjustments and implementation.

Clause 13. PROPESCA will contemplate, as a priority, the following lines of action:

I. Communication.

II. Technical Support.

III. Inspection.

IV. Infrastructure.

V. Monitoring, regulating and zoning of fishing.

VI. Research, technical assistance, qualification, fishing extension and promotion.

VII. Stimulation for economic diversification, respecting local and regional specificities.

VIII. Measures to support artisanal fishermen, with the purpose of supporting fishing activity during actions for the sustainable resumption of fishing, at the discretion of the competent public entities.

Clause 14. The actions of PROPESCA will be governed by the FEDERAL GOVERNMENT, the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO and will have general coordination in charge of the FEDERAL GOVERNMENT, providing for specific actions to be coordinated and implemented by each of the federated entities autonomously.

Clause 15. The amounts indicated in Clause 2 of this ANNEX will be distributed according to the breakdown below:

I. one billion five hundred million reais (BRL 1,500,000,000.00) will be deposited in a perpetual fund, called the Aquaculture and Fishing Restructuring Fund (FRAP), under the responsibility of the FEDERAL GOVERNMENT.

II. four hundred eighty-nine million four hundred seventy thousand reais (BRL 489,470,000.00) shall be deposited in a state escrow account, to support the actions of the STATE OF MINAS GERAIS.

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III. four hundred fifty million reais (BRL 450,000,000.00) will be deposited in a state escrow account, for the formation of the Fund for the Development of Fisheries and Aquaculture (ES-FUNPESCA), to support the actions of the STATE OF ESPÍRITO SANTO

Paragraph one. The earnings from the perpetual trust referred to in item I may be allocated to measures to support fishing and aquaculture, at the discretion of the competent public entities.

Paragraph two. The STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO shall compose, as applicable, within the limits of the competence of the respective states, together with the FEDERAL GOVERNMENT, the governance for decision-making related to the Aquaculture and Fishing Restructuring Fund (FRAP), for the purpose of seeking cohesion in fishing management among the federative entities.

Clause 16. The implementation of PROPESCA and fishing management actions by the GOVERNMENT does not imply recognition, by the PROMISEE and the SHAREHOLDERS, of any liability related to the conditions of the fish and aquatic biodiversity or to the impacts underlying the measures to cope with the impacts of the COLLAPSE.

Clause 17. There will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and/or their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in relation to the decisions to allocate PROPESCA’s resources provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the PROMISORS.

CHAPTER III OBLIGATION TO PAY COMPENSATION

Clause 18. Part of the amounts referred to in Clause 15, item II, of this ANNEX, will be allocated to actions of implementation and subsequent maintenance, by the STATE OF MINAS GERAIS, of a full protection conservation unit in the Atlantic Forest biome, in order to contribute to the preservation of the Santo Antônio River and to the recovery of the fish stocks of the Doce River.

Clause 19. There will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and/or their RELATED PARTIES in relation to the investment decisions/initiatives for the allocation of funds provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the PROMISORS.

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ANNEX 11 – REPARATION OF IMPACTED INFRASTRUCTURES BETWEEN FUNDÃO AND CANDONGA

Clause 1. The PARTIES agree in this ANNEX the procedures for the final reparation for damage and/or indemnifications, of a material nature, of the public and private assets impacted by the COLLAPSE located in the municipalities of Mariana/MG (headquarters and District of Monsenhor Horta), Ponte Nova/MG, Barra Longa/MG, Santana do Deserto/MG, Rio Doce/MG, Santa Cruz do Escalvado/MG, Acaiaca/MG, Linhares/ES and Sooretama/ES. The existing controversies regarding the performance of PG-10 and PG-12, extinguished by this AGREEMENT, as well as those subject to Enforcement of Judgment No. 1000398-10.2020.4.01.3800 (“AXIS 4” – new number 100039810.2020.4.01.3800), Public Civil Action (“CPA”) Linhares No. 0017045-06.2015.8.08.0030 (new number 1012064-42.2019.4.01.3800) and CPA Alagamento No. 0008670- 11.2014.8.08.0030, are fully replaced by the obligations set forth herein.

CHAPTER I

PUBLIC ASSETS

Clause 2. The public assets and equipment listed in Appendix 11.1 - Completed Public Assets were repaired by the FUNDAÇÃO RENOVA and/or by the COMMITTED PARTY, in compliance with the terms set forth in Clauses 82 to 88 of the TTAC, extinguished by this SETTLEMENT.

Paragraph one. The repair and/or reconstruction actions of said public assets and equipment will be terminated immediately with the JUDICIAL RATIFICATION of this AGREEMENT.

Paragraph two. The PROMISORS grant to the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) full, definitive and irrevocable release in relation to the obligations to repair and/or rebuild such public assets and equipment immediately with the COURT’S RATIFICATION of this AGREEMENT, pursuant to Chapter VIII of the GENERAL CONDITIONS of this AGREEMENT.

Clause 3. With respect to the public assets identified in Appendix 11.2 - Public Assets in Progress, whose repair was initiated by the FUNDAÇÃO RENOVA and uncompleted by the date of signature of this AGREEMENT, it will be the responsibility of the PROMISEE and/or the FUNDAÇÃO RENOVA to complete the repair in the manner indicated in said Appendix for each of the assets.

Clause 4. With respect to the public assets and equipment identified in Appendix 11.3 – Uninitiated Public Assets, whose repair has not been initiated until the date of JUDICIAL RATIFICATION of this AGREEMENT, the PROMISEE and/or the FUNDAÇÃO RENOVA will transfer to the ADHERING MUNICIPALITY responsible for the asset the respective amounts for its repair or reconstruction.

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Paragraph one. The PROMISEE and/or the FUNDAÇÃO RENOVA shall transfer the following resources related to the public assets and equipment mentioned in the heading to the executing municipalities:

Municipality	Value

Barra Longa	BRL 140,211.75 (one hundred forty thousand two hundred eleven reais and seventy-five centavos) (updated November/2023)

Barra Longa	BRL 140,488.22 (one hundred forty thousand four hundred eighty-eight reais and twenty-two centavos) (updated August/2024)

Mariana	BRL 15,878,796.74 (fifteen million eight hundred seventy-eight thousand seven hundred ninety-six reais and seventy-four centavos) (updated April/2023)

Mariana	BRL 1,621,203.83 (one million six hundred twenty-one thousand two hundred three reais and eighty-three centavos) (updated November/2023)

Mariana	BRL 7,769,162.70 (seven million seven hundred sixty-nine thousand one hundred sixty-two reais and seventy centavos) (updated August/2024)

Ponte Nova	BRL 607,584.24 (six hundred seven thousand five hundred eighty-four reais and twenty-four centavos) (updated November/2023)

Rio Doce	BRL 490,741.12 (four hundred ninety thousand seven hundred forty-one reais and twelve centavos) (updated November/2023)

Santa Cruz do Escalvado	BRL 280,423.50 (two hundred eighty thousand four hundred twenty- three reais and fifty centavos) (updated November/2023)

Paragraph two. The release in relation to the OBLIGATION TO TRANSFER the funds will occur in the manner provided for in the GENERAL CONDITIONS of this AGREEMENT.

Paragraph Three. Once the OBLIGATION TO TRANSFER has been fulfilled, the obligations of the PROMISEE and/or the FUNDAÇÃO RENOVA related to the final reparation for damage and/or indemnifications, of a material nature, of the public assets impacted by the COLLAPSE, whose works have not begun, located in the municipalities of Mariana/MG (headquarters and District of Monsenhor Horta), Ponte Nova/MG, Barra Longa/MG, Santana do Deserto/MG, Rio Doce/MG, Santa Cruz do Escalvado/MG, Acaiaca/MG, Linhares/ES and Sooretama/ES.

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Paragraph four. In case of disagreement between the municipalities with the amounts provided for in the first paragraph of this Clause and a consensual solution could not be reached with the PROMISEE and/or the FUNDAÇÃO RENOVA, the assets will be excluded from the discharge criteria for the obligations of this Chapter, except for the rights of the municipalities to individually pursue their claims against the PROMISEE and/or the FUNDAÇÃO RENOVA.

Clause 5. For the public assets listed in Appendix 11.3 – Public Assets Not Initiated, the transfer of the amounts corresponding to the respective indemnification to the ADHERING MUNICIPALITY will depend on the prior and unrestricted adherence to this AGREEMENT, observing the form and deadlines established in ANNEX 15 – MUNICIPAL INITIATIVES.

Clause 6. The full release of the repair/reconstruction obligation object of Clause 3 of this ANNEX shall be made in the manner provided for in Chapter VIII of the GENERAL CONDITIONS.

Paragraph one. In order to characterize the termination of the obligations agreed herein, the PROMISEE and/or the FUNDAÇÃO RENOVA must present to the GOVERNANCE the Term of Completion, Delivery and Receipt signed by the respective municipality.

Paragraph two. In the event the Completion, Delivery and Receipt Instrument is not signed by the public entities owning the assets, the PROMISEE and/or the FUNDAÇÃO RENOVA should request the checking of compliance and granting of release to the GOVERNANCE.

Clause 7. There will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and/or their RELATED PARTIES in relation to the investment decisions/interventions carried out by the ADHERING MUNICIPALITIES with the resources provided for in Clause 4 of this Chapter, nor any commitment or obligation to make new contributions of amounts to any actions of the ADHERING MUNICIPALITIES with resources from this ANNEX.

CHAPTER II

PRIVATE ASSETS UNDER AXIS 4, LINHARES CPA, PG-10 and PG-12

Section I – General Considerations

Clause 8. The PROMISEE and/or the FUNDAÇÃO RENOVA is responsible for the repair of all structures proven to be impacted by the COLLAPSE, which are listed in the exhaustive list of Appendixes 11.4 - Completed Private Assets, 11.5 - Ongoing Private Assets and 11.6 - Uninitiated Private Assets. This list includes: (i) the impacted properties located in the rural area of the area covered by PG-10, extinguished by this AGREEMENT; (ii) the actions of “Restoration of Barra Longa Properties”, including listed assets in rural or urban areas, of PG - 12 of the TTAC, extinguished by this AGREEMENT; and (iii) the impacted properties located in the urban area of Barra Longa (backyards).

Section II – Private Assets within the Scope of AXIS 4 and Linhares CPA

Clause 9. The controversies subject to AXIS 4 and Linhares CPA regarding the damages to the infrastructure of certain properties subject to the expert scope of the aforementioned actions were agreed between the PARTIES through the AGREEMENT ratified by the Court of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte/MG in a hearing held on 8 February 2023, in the records of AXIS 4.

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Sole Paragraph. The PARTIES fully ratify the agreement entered into and ratified in those records, recognizing the agreement to be valid and effective and declaring that all the obligations specified therein, in all its terms, including the system in performance of the obligations by the FUNDAÇÃO RENOVA and judicially ratified, observing the provisions of the conciliation hearings held on 8 February, 2023, 23 January 2024, 7 March 2024 and 4 April 2024 before the Judge of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte.

Clause 10. The release provided for in the aforementioned judicial agreement and its execution system discussed in the hearings held by the Court of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte/MG in AXIS 4 on 8 February 2023, 23 January 2024, 7 March 2024, 19 March 2024 and 4 April 2024 is fully ratified by the PROMISORS.

Sole Paragraph. The PROMISEE will fully assume the obligations under the AXIS 4 agreement not concluded by the FUNDAÇÃO RENOVA until its extinction under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section III – Private Assets within the Scope of PG-10 and PG-12

Clause 11. In relation to infrastructures which are not subject to the expertise of AXIS 4, whose repair works have not started by the date of signature of this AGREEMENT, according to the exhaustive list of Appendix 11.6 – Uninitiated Private Assets, these will be offset through the payment of indemnification to be negotiated directly between the PROMISEE and/or the FUNDAÇÃO RENOVA with the owners.

Paragraph one. The PROMISEE and/or the FUNDAÇÃO RENOVA shall proceed or initiate contact with the owners of the respective properties to enter into an individual agreement within 90 (ninety) days from the COURT’S RATIFICATION of this AGREEMENT, extendable for a single period of thirty 30 (thirty) days.

Paragraph two. In case of disagreement between the owners regarding the proposed values, and if it is not possible to reach a consensual solution with the PROMISEE and/or the FUNDAÇÃO RENOVA, the obligation in relation to that infrastructure will be terminated, with the owners being entitled to individually pursue their claims against the PROMISEE and/or the FUNDAÇÃO RENOVA.

Clause 12. With regard to properties with infrastructure damage whose repair works have already started and are in progress, included in the exhaustive list of Appendix 11.5 – Private Property in Progress, which includes listed properties excluded from AXIS 4 (São José Mother Church, Xavier Hotel, Mr. José Lanna’s property, Mr. José Freitas’ property and Mr. Antonio Mariano Trindade’s property), the PROMISEE and/or the FUNDAÇÃO RENOVA will complete the works established for each case, as provided for in the aforementioned Appendix.

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Clause 13. The PROMISEE and/or the FUNDAÇÃO RENOVA shall propose to the owners of the properties referred to in Clause 12 the replacement of the restoration by the payment in cash for the purpose of definitive repair and granting of release of the existing obligations.

Paragraph one. The PROMISEE and/or the FUNDAÇÃO RENOVA shall proceed or initiate contact with the owners of the respective properties to enter into an individual agreement up to 90 (ninety) days from the JUDICIAL RATIFICATION of this AGREEMENT, extendable for a single period of 30 (thirty) days.

Paragraph two. If the owner accepts the replacement, an individual agreement will be signed under the same terms as Clause 11 above.

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ANNEX 12 – STATE INITIATIVES

CHAPTER I

GENERAL PROVISIONS

Clause 1. Will be allocated BRL 14,057,000,000.00 (fourteen billion fifty-seven million reais) to the STATE OF MINAS GERAIS and BRL 9,593,000,000.00 (nine billion five hundred ninety-three million reais) to the STATE OF ESPÍRITO SANTO for the actions provided for in this ANNEX.

Clause 2. The STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO will be responsible for providing the details of the initiatives provided for in this ANNEX, containing the scope, estimated value, expected results and any revision and replacement referred to in Clauses 6, 8, 10, 12, 14 and 16 of this ANNEX.

Paragraph one. The FUNDAÇÃO RENOVA , the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) with respect to the investment decisions and other actions of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO for the allocation of the funds provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO with funds from this ANNEX.

Paragraph two. The detailing and disclosure of the performance status of the actions developed will be carried out by the State Executive Branch and transparency will be given through disclosure on the Single Portal of this AGREEMENT according to ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Paragraph Three. The detailing is a continuous process resulting from the specification of the initiative and the financial availability of ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY for the implementation of the actions.

Clause 3. The area of operation for the implementation of the initiatives of this ANNEX is, preferably, the Hydrographic Basin of the Doce River of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, the northern coast of the STATE OF ESPÍRITO SANTO, also including the municipality of Anchieta/ES.

Paragraph one. For the purposes of this ANNEX, the municipalities indicated in Appendix 12.1 are considered to comprise the portion of the STATE OF MINAS GERAIS of the Doce River Basin.

Paragraph two. For the purposes of this ANNEX, the portion of the STATE OF ESPÍRITO SANTO of the Doce River Basin and its north coast and Anchieta/ES are considered to comprise the municipalities indicated in Appendix 12.2.

Paragraph Three. In the STATE OF MINAS GERAIS, the minimum percentage of 80% (eighty percent) of the estimated value of the sum of Clauses 7 and 9 of this ANNEX will be guaranteed for the Doce River Basin, and investments in projects in other regions of the state may be carried out with the remaining amount.

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Paragraph four. In the STATE OF ESPÍRITO SANTO, the minimum percentage of 80% (eighty percent) of the amount provided for in the sum of Clauses 13 and 15 of this ANNEX will be guaranteed for the Doce River Basin, the north coast of the STATE OF ESPÍRITO SANTO and the Municipality of Anchieta/ES, and investments in projects in other regions of the state may be carried out with the remaining amount.

Paragraph Five. Products and services arising from initiatives and public policies of an indivisible nature developed with financial resources in this ANNEX, such as computerized systems and other similar ones, may also benefit other areas of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO.

Clause 4. The STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO will work in coordination and cooperation with the GOVERNMENT and the municipalities, as appropriate, to optimize the public policies provided for in this AGREEMENT.

CHAPTER II

INITIATIVES OF THE STATE OF MINAS GERAIS

Clause 5. Of the total amount of compensation established in Clause 1 above, the STATE OF MINAS GERAIS will allocate three billion reais (BRL 3,000,000,000.00) for the implementation of state actions aiming at improving environmental quality and strengthening public service in the Doce River Basin, as shown in List 1 below.

Clause 6. The details referred to in Clause 2 of the actions provided for in List 1 admit review for reasons of technical and financial feasibility. Any review will not result in a reduction in the overall value of List 1.

List 1: Socio-environmental Initiatives of the STATE OF MINAS GERAIS in the Doce River Basin

I. Recovery of native vegetation in the Doce River Basin, with priority given to riparian forest areas, through reforestation actions, payment for environmental services, mapping of land use and technological investment for monitoring native vegetation and its recovery.

II. Aquatic revitalization of the Doce River Basin, based on the mapping of strategic areas for the revitalization and conservation of aquatic fauna and flora, especially fountain heads, tributaries and fish migration routes, and implementation of actions such as fishing zoning; dredging; reconfiguration of river beds; return of river beds to their original status; reintroduction of endangered aquatic species; environmental education, among other nature-based actions for the intracanal revitalization of the Doce River and its tributaries.

III. Consolidation of state conservation units in the Doce River Basin, based on the investment and funding of their structures and services provided, in accordance with their creation goals; creation, if necessary, of new conservation unit(s) in the Doce River Basin according to the mapping of priority areas for conservation; carrying out fire prevention and firefighting activities and land regularization of conservation units.

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IV. Strengthening of the public policy for wildlife management, according to a mapping of needs to be detailed, based on actions such as the structuring and cost coverage of the services provided by the Centers for Screening and Rehabilitation of Wild Animals (Cetas) that serve the Doce River Basin; hiring of specialized veterinary services; construction of nurseries in partner areas for the rehabilitation and conservation of fauna.

V. Development and implementation of technical solutions to biodiversity conservation challenges in the Doce River Basin, such as monitoring and reintroduction of target/threatened species, conservation in captivity and reintroduction of species, among other possible solutions.

VI. Acquisition of materials, equipment and training for the modernization of environmental inspection structures and inspection intelligence services of the Minas Gerais State Department of the Environment in the Doce River Basin.

VII. Expansion, modernization and equipping the meteorological network, hydrological network and Situation Room for critical hydrological events, in order to improve the capacity of the State Environmental System (SISEMA) to monitor the recovery of the Doce River Basin vis-à-vis risks arising from extreme weather events.

VIII. Development and maintenance of technology and information systems of the State Environmental System (SISEMA) in order to support environmental investments in the Doce River Basin.

IX. Improvement in the state’s capacity to inspect dams in structures located in the territorial extension of the Doce River Basin: acquisition of physical and technological equipment, hiring of consulting services.

X. Managerial, administrative, technological and social communication support for the implementation of environmental initiatives.

Clause 7. Of the total amount of compensation established in Clause 1, the STATE OF MINAS GERAIS will allocate nine hundred fifty million reais (BRL 950,000,000.00) for the implementation of state actions aiming to strengthen and diversify economic activities, promoting the improvement of living conditions and strengthening public service, as a priority, in the territory of the 38 (thirty-eight) municipalities of the STATE OF MINAS GERAIS listed in ANNEX 15 – MUNICIPAL INITIATIVES, according to List 2 below, and, alternatively, in the Doce River Basin.

Clause 8. The details referred to in Clause 2 of the actions provided for in List 2 admit review for reasons of technical and financial feasibility. Any review will not result in a reduction in the overall value of List 2.

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List 2: Socioeconomic Initiatives of the STATE OF MINAS GERAIS in the Doce River Basin

I. Strengthening of the service of the social assistance network with the implementation of an improvement plan, which includes, preferably, construction and renovation of units of the Social Assistance Reference Center (CRAS) and Specialized Social Assistance Reference Center (CREAS), hiring of technical staff and acquisition of consumable materials according to details to be built as a priority.

II. Provision of continued training in management for the professionals of the Unified Social Assistance System (SUAS), in addition to support in the preparation and execution of the Municipal Social Assistance Plan.

III. Provision of technical assistance and rural extension services (ISA/PASEA methodology), aiming at food production, promotion of commercialization and the socioeconomic and environmental adequacy of rural properties.

IV. Update and realization of new studies of Productive Environmental Zoning in sub-basins of the Doce River Basin.

V. Creation of a credit provision fund for the economic recovery of small, medium and large companies in the affected municipalities, as well as a guarantee fund to facilitate access to this line of credit.

VI. Offer of professional qualification courses based on the study of labour market demands.

VII. Provision of microcredit to finance productive activities, which may have the support of facilitating credit agents.

VIII. Promotion of associations and cooperativism based on advice to organizations, which may include improving management, qualifying products and services, support in communication and marketing, mapping infrastructure needs and supply of equipment and inputs.

IX. Adequacy and equipping of Public Security Bases (PMMG, CBMMG and PCMG) in the Municipality of Mariana/MG.

X. Managerial, administrative, technological and social communication support for the implementation of the initiatives.

Clause 9. Of the total amount of compensation established in Clause 1, the STATE OF MINAS GERAIS will allocate ten billion one hundred seven million reais (BRL 10,107,000,000.00) for the operationalization and implementation of new initiatives, to be managed by the State Executive Branch, as listed in List 3 below.

Clause 10. The initiatives indicated in List 3 are subject to review and replacement within the scope of the details referred to in Clause 2. Any revision shall not imply a reduction in the overall value of List 3, and any revision shall imply redistribution of the value of the shares by the State Executive Branch among those provided for in List 3.

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List 3: Compensatory Initiatives of the STATE OF MINAS GERAIS

Socio-environmental:

I. Planning and performance of strategies to adequate the municipalities of the STATE OF MINAS GERAIS to climate change, aiming at reducing potential risks related to it.

II. Implementation of priority water security actions provided for in the Minas Gerais Water Security Plan (PMSH) and preparation of a water security plan for the Vale do Aço region.

III. Strengthening of the regulation system for basic sanitation services in Minas Gerais.

IV. Strengthening of the Reforestation, Land Use and Conservation Policy.

Social development:

V. Promotion of social assistance policy.

VI. Support for the State Policy for Nutrition Security and Food Sustainability and Improvement of the food distribution policy for vulnerable populations.

VII. Promotion of the policy of care for the elderly, children, adolescents and people with disabilities.

VIII. Promotion, defense and guarantee of women’s rights and promotion of a policy for the prevention of domestic violence and care for women.

IX. Technological modernization for disaster response assistance.

X. Expansion of the policy for the prevention of drug use and attention to the user.

Culture and Tourism, Economic Development and Rural Development:

XI. Strengthening popular participation and instruments of direct and participatory democracy.

XII. Strengthening of housing policy.

XIII. Promotion of sports, physical activity and leisure.

XIV. Promotion of the productive chain of culture and tourism.

XV. Modernization of the tourist infrastructure.

XVI. Revitalization and preservation of the historical and artistic heritage.

XVII. Strengthening of the tourist image and promotion of destinations.

XVIII. Promotion of the employability policy.

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XIX. Increase of energy infrastructure and promotion of renewable energy sources.

XX. Promotion of land regularization.

XXI. Socio-environmental adequacy of rural properties and provision of technical assistance and rural extension.

XXII. Support for sustainable rural production, agricultural mechanization and family farming.

XXIII. Providing access to water.

XXIV. Adequacy of infrastructure in rural areas.

XXV. Strengthening of research, innovations and technological solutions for agriculture and agribusiness.

XXVI. Improvements in communication in rural areas.

XXVII. Assistance in accessing credit for rural activities.

XXVIII. Promotion of rural land regularization.

XXIX. Promotion of certifications and qualifications of agricultural and agro-industrial products.

XXX. Promotion of agricultural health defense and surveillance actions.

Education:

XXXI. Strengthening of technical, graduate-level and professional education.

XXXII. Strengthening of basic and special education.

Strengthening of the Public Service:

XXXIII. Development of systems and improvements in technology for the modernization and efficiency of the Public Administration.

XXXIV. Development of technologies and strengthening of units to improve citizen service services.

XXXV. Reform, modernizing, equipping and logistical improvements of the physical structures and services of the Public Administration.

XXXVI. Training, qualification and development of public servants.

XXXVII. Management training for the municipalities of the Doce River Basin.

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XXXVIII. Managerial, administrative, technological and social communication support for the implementation of the initiatives.

Infrastructure:

XXXIX. Promotion of innovation, debureaucratization and integrity of the Public Administration.

XL. Expansion and improvement in paving, maintenance and functional recovery of road infrastructure.

XLI. Improvement and development of municipality, mobility and urban infrastructure.

XLII. Improvement in road safety and monitoring of the quality of highways.

XLIII. Promotion of slope containment and flood control actions.

XLIV. Promotion of traffic and transport management actions.

XLV. Structuring and modeling of Public-Private Partnership initiatives.

Public Security and Civil Defense:

XLVI. Strengthening of civil defenses.

XLVII. Strengthening of the policy of crime prevention and reintegration of individuals deprived of liberty and subject to socio-educational measures in society.

XLVIII. Improvement of the prison and socio-educational system and of the service to individuals deprived of liberty and subject to socio-educational measures.

XLIX. Equipping, training and technological restructuring to strengthen the strategic, tactical and operational action of public security.

L. Strengthening the infrastructure and logistics of the security forces units.

CHAPTER III

INITIATIVES OF THE STATE OF ESPÍRITO SANTO

Clause 11. Of the total amount of compensation established in Clause 1 above, the STATE OF ESPÍRITO SANTO will allocate three billion reais (BRL 3,000,000,000.00) for the implementation of state actions aiming at improving environmental quality and strengthening public service in the Doce River Basin and the north coast of the STATE OF ESPÍRITO SANTO, according to the delimitation of Appendix 12.2 and List 4 below.

Clause 12. The details referred to in Clause 2 of the actions provided for in List 4 admit review for technical and financial feasibility reasons. Any review will not result in a reduction in the overall value of List 4.

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List 4: Socio-Environmental Initiatives of the STATE OF ESPÍRITO SANTO

I. Strengthening of actions to promote the implementation of the Rural Environmental Registry (CAR) and the Environmental Regularization Program (PRA).

II. Forest restoration and recovery in priority areas for the conservation of native terrestrial and aquatic fauna.

III. Restructuring and strengthening the control, inspection and management of natural resources.

IV. Consolidation of state conservation units impacted by the dam collapse.

V. Restoration of priority aquatic environments for the recovery of aquatic, freshwater and marine biodiversity in conjunction with the GOVERNMENT.

VI. Improving the environmental quality of the Lower Doce deltaic region and its coastal plain.

VII. Adequacy and strengthening of the state government’s actions within the scope of the Environmental Education and Citizenship Policy.

VIII. Strengthening of the Policy of Reforestation, Land Use and Conservation.

IX. Strengthening of Water Resources and Water Security Policy Interventions.

X. Managerial, administrative, technological and social communication support for the implementation of the initiatives.

Clause 13. Of the total amount of compensation established in Clause 1, the STATE OF ESPÍRITO SANTO will allocate six hundred seventy-eight million three hundred thousand reais (BRL 678,300,000.00) for the implementation of state actions aiming at strengthening and diversifying economic activities, promoting the improvement of living conditions and strengthening public service, primarily, in the territory of the 11 (eleven) municipalities of the STATE OF ESPÍRITO SANTO listed in ANNEX 15 – MUNICIPAL INITIATIVES, according to List 5 below, and, subsidiarily, in the Doce River Basin and on the north coast of the STATE OF ESPÍRITO SANTO.

Clause 14. The details referred to in Clause 2 of the actions provided for in List 5 admit review for technical and financial feasibility reasons. No review will result in a reduction in the overall value of List 5.

List 5: Socioeconomic Initiatives of the STATE OF ESPÍRITO SANTO in the 11 municipalities of the STATE OF ESPÍRITO SANTO listed in ANNEX 15 – MUNICIPAL INITIATIVES

I. Mapping of traditional people and communities in the STATE OF ESPÍRITO SANTO for the purpose of recognizing and directing actions within the scope of public policies.

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II. Strengthening of the service of the social assistance network with the implementation of an improvement plan, which includes, preferably, construction and renovation of units of the Social Assistance Reference Center (CRAS) and Specialized Social Assistance Reference Center (CREAS), hiring of technical staff and acquisition of consumables according to details to be built as a priority.

III. Provision of continued training in management for professionals of the Unified Social Assistance System (SUAS), in addition to support in the preparation and execution of the Municipal Social Assistance Plan.

IV. Strengthening of Fund-to-Fund Culture Co-investment actions.

V. Strengthening of Conservation and/or Requalification and/or Restoration actions of listed Material Assets Heritage.

VI. Promotion of the Incentive to Reading and Enhancement of Municipal Public Libraries.

VII. To enhance technical assistance and rural extension and fisheries and aquaculture actions.

VIII. Promotion of actions to develop the culture of integrated and participatory multisectoral management, for the preparation and implementation of actions of the Integrated Development Plan of the Mouth of the Doce River and Adjacent Coastal Region (PIDFoz) and the Integrated Plan for Sustainable Economic Rural Development (PIDRES).

IX. Offer of professional qualification courses based on the study of labour market demands.

X. Providing microcredit to finance productive activities, which may have the support of facilitating credit agents.

XI. Strengthening of actions to requalify state school units and equip, renovate and/or build.

XII. Managerial, administrative, technological and social communication support for the implementation of the initiatives.

Clause 15. Out of the total amount of compensation established in Clause 1, the STATE OF ESPÍRITO SANTO will allocate five billion nine hundred fourteen million seven hundred thousand reais (BRL 5,914,700,000.00) for the operationalization and performance of new initiatives, to be managed by the State Executive Branch, as listed in List 6 below.

Clause 16. The initiatives indicated in List 6 are subject to review and replacement until the conclusion of the details referred to in Clause 2. Any review shall not imply a reduction in the overall value of List 6, and any review shall imply redistribution of the value of the shares by the State Executive Branch among those provided for in List 6.

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List 6: Compensatory Initiatives of the STATE OF ESPÍRITO SANTO

Socio-environmental:

I. Adequacy and strengthening of the state government’s actions within the scope of the environmental emergency policy, climate change and environmental education.

II. Planning and implementation of strategies to adequate the municipalities of the STATE OF ESPÍRITO SANTO to climate change, aiming at reducing potential risks related to them.

III. Strengthening of the system of regulation of basic sanitation services.

IV. Instrumentalization and strengthening of state and municipal coastal management, including study of coastline variation, mangrove plan and coastal zoning, and implementation of the Integrated Waterfront Management Project.

V. Increase in reforestation actions and recovery of degraded areas.

VI. Development of actions to support the planning of land use and occupation.

VII. Implementation of actions to ensure production, quality, water reserve and flood control within the scope of the Water Resources and Water Security Policy.

VIII. Strengthening of the State Environmental System (SISEMA).

Development and Social Assistance:

IX. Strengthening of the Unified Social Assistance System (SUAS).

X. Increase in actions to promote gender and race equality and equity.

XI. Strengthening policies for the affirmation of women’s rights and Fighting Violence.

XII. Strengthening and structuring of state and municipal Sovereignty, Food and Nutritional Security (FNS) actions, contemplating traditional people and communities.

XIII. Support in the preparation and implementation of the Municipal Plan for Early Childhood.

XIV. Promotion of the policy of attention to the elderly, children, adolescents and people with disabilities.

XV. Strengthening of the policy for the prevention of drug use.

Culture, tourism and sport:

XVI. Preparation and implementation of regional strategic plans for the sustainable development of tourism.

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XVII. Requalification of the Regional Tourism Governance Instances.

XVIII. Increase in infrastructure to promote tourism activities.

XIX. Promotion of the productive chain of culture and tourism.

XX. Strengthening the tourist image and promotion of destinations.

XXI. Construction and equipping public spaces to support sports, cultural, sports and leisure activities.

XXII. Strengthening of actions for the training of athletes.

Economic Development:

XXIII. Development of actions to support micro-entrepreneurs.

XXIV. Promotion of small, medium and large companies.

XXV. Support for solidarity enterprises.

XXVI. Support for cooperativism and association.

XXVII. Increase in microcredit alternatives.

XXVIII. Promotion of the improvement and diversification of production chains.

XXIX. Increase in energy infrastructure.

XXX. Establishment of the Guarantee Fund for Innovation.

XXXI. Support for the employability policy.

XXXII. Support for sustainable business initiatives, green and blue economy.

Rural development:

XXXIII. Strengthening of research, technical assistance and rural extension, agricultural and forestry defense policies.

XXXIV. Strengthening of the Social Fund to Support Family Farming.

XXXV. Promotion of rural credit.

XXXVI. Encouragement of the implementation of agro-industries on rural properties.

XXXVII. Strengthening of initiatives to support women in productive actions.

XXXVIII. Support for socioeconomic development from agricultural activities in the micro-basins of the lower Doce region.

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XXXIX. Carrying out construction, maintenance and conservation works of rural side roads.

XL. Strengthening of actions for housing, rural sanitation and energy.

XLI. Development of research, development and innovation initiatives to strengthen and diversify Plant Production and Agroecology.

XLII. Promotion of certifications and qualifications in agricultural and agro-industrial products.

XLIII. Increase in actions for the conservation of natural resources and restoration of degraded areas.

XLIV. Strengthening of the State System of Agriculture, Supply and Fishing.

Education:

XLV. Strengthening of actions to support and subsidize the training of young people.

XLVI. Strengthening of work qualification actions.

XLVII. Strengthening of environmental education initiatives.

Infrastructure and urbanization:

XLVIII. Investment in paving, maintenance and functional recovery of road infrastructure.

XLIX. Investment in road safety.

L. Interventions to improve urban infrastructure.

LI. To support the development and implementation of initiatives to improve urban mobility.

LII. Strengthening of housing policy, integrated urbanization and land regularization.

LIII. Increase of energy infrastructure and promotion of renewable energy sources.

LIV. Promotion of slope containment and flood control actions.

Fishing and Aquaculture:

LV. Strengthening of research, Technical Assistance and Fisheries and Aquaculture Extension (ATEPA), promotion and generation of alternatives for productive diversification.

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LVI. Elaboration and implementation of the Restructuring Plan for the Management of Fisheries and Aquaculture in the STATE OF ESPÍRITO SANTO – Interfaces with the Brazilian Institute of the Environment and Renewable Natural Resources (IBAMA), the Chico Mendes Institute for Biodiversity Conservation (ICMBio), the Ministry of Agriculture and Livestock (MAPA) and state agencies.

LVII. Elaboration and implementation of the program to support the strengthening of the fishing production chain.

LVIII. Support for the strengthening of regularization, control, monitoring and inspection actions.

LIX. Support for socioeconomic and statistical characterization of fisheries actions.

LX. Elaboration and implementation of the Communication Program on Fish for Consumers.

LXI. Strengthening of the space for management, institutional integration and organization of artisanal fishing.

LXII. Strengthening of funds to support the sustainable resumption of fishing and diversification of productive activities.

LXIII. Identification of demand for fishing planning and zoning for the river and the sea in the STATE OF ESPÍRITO SANTO.

Public Safety

LXIV. Strengthening of actions to promote citizen security and develop the culture of peace.

LXV. Development and implementation of cybersecurity actions.

LXVI. Strengthening of Civil Defense and promotion of training for municipalities;

LXVII. Modernization of the infrastructure of the Department of Public Security and Environmental Military Police, including the acquisition of vehicles and equipment to support the actions.

Strengthening of the Public Service:

LXVIII. Development of systems and improvements in technology for the modernization and efficiency of the Public Administration.

LXIX. Development of technologies and strengthening units to improve citizen service services.

LXX. Reform, modernization, equipping and logistical improvements of the physical structures and services of the Public Administration.

LXXI. Training, qualification and development of public servants.

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LXXII. Management training for the municipalities of the Doce River Basin, north coast of the STATE OF ESPÍRITO SANTO and Anchieta/ES.

Institutional Development to support state governance:

LXXIII. Structuring of the Management Unit and support to promote the integration of government actions in the integral reparation of the Doce River.

LXXIV. Construction, improvement, modernization and equipping of the infrastructure of the Public Administration.

LXXV. Training, qualification and development of public servants.

LXXVI. Support in the actions of evaluation of the results of recovery and reparation initiatives in the affected micro-regions.

LXXVII. Preparation of the Communication Plan for Reparation Actions.

LXXVIII. Encouragement of the strengthening of popular participation and instruments of direct and participatory democracy in the scope of public policies.

LXXIX. Strengthening of managerial, administrative, technological and social communication support for the implementation of initiatives in the set of sectoral initiatives within the scope of public policies.

LXXX. Support in actions for the requalification of public policies and the elaboration of local plans to promote Sustainable Cities.

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ANNEX 13 – INTER-FEDERATIVE COOPERATION ON MOBILITY INFRASTRUCTURE

Clause 1. Actions for investments in mobility infrastructure in the STATE OF MINAS GERAIS and in the STATE OF ESPÍRITO SANTO within the scope of this AGREEMENT are regulated in this ANNEX.

Clause 2. The amount of four billion three hundred million reais (BRL 4,300,000,000.00) will be allocated by the PROMISEE and/or FUNDAÇÃO RENOVA, according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY, for the following purpose:

I. Works and services for the construction and implementation of road improvements, operation and maintenance of the highways of the Ouro Preto – Mariana lot, with priority given to the widening of BR-356, from the junction with BR-040 to the junction with Highway MG-129 (Mariana/MG).

II. Construction, improvement or concession works on the Espírito Santo segments of BR-262.

Paragraph one. For the provisions of item I, the amount of two billion reais (BRL 2,000,000,000.00) will be allocated, transferred to an escrow account to be managed by the STATE OF MINAS GERAIS specific for this purpose. Any remaining funds should be directed to the improvement of mobility infrastructure in other segments of the Doce River Basin, in the STATE OF MINAS GERAIS.

Paragraph two. For the provisions of item II, the amount of two billion three hundred million reais (BRL 2,300,000,000.00) will be allocated, allocated to the FEDERAL FINANCIAL INSTITUTION referred to in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

Paragraph Three. Government of the STATE OF ESPÍRITO SANTO may allocate any remaining funds of item II to the improvement of mobility infrastructure in other stretches of the Doce River Basin or north coast, in the STATE OF ESPÍRITO SANTO.

Paragraph four. If, for any reason subsequent to the JUDICIAL RATIFICATION of this AGREEMENT, investment is not possible in some of the projects in this Clause 2, the respective state will choose an alternative project for the use of the funds, which also has as its purpose the improvement of infrastructure and mobility in the Doce River Basin.

Paragraph Five. There will be no liability of the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and/or their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this SETTLEMENT), in relation to the investment decisions/interventions made by the PROMISEE(S) with the funds under this ANNEX. There will also be no responsibility on this regard for the performance of the work and/or for the management of the concession, nor any commitment or obligation to make new contributions of values for any of the actions of the PROMISEE(S) with funds of this ANNEX.

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Sixth Paragraph. After receiving the first installment for the purpose referred to in Clause 2, item II, the GOVERNMENT will initiate the necessary modeling and administrative procedures for the feasibility of the work, considering ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Clause 3. In the event the works and services referred to in Clause 2 are carried out under the concession regime, the amounts will be applied in the manner to be provided for in a specific notice, which will be published and coordinated by the person legally responsible for the concession of the segment.

Paragraph one. The public notice will address all the specifications regarding the work and the composition of the funds to be used for its performance.

Paragraph two. In the concession notice, the use of proceeds and the performance of works and services will be foreseen, respecting the respective technical, legal and financial feasibility studies, under the terms of the legislation in force.

Paragraph Three. The public notice may address the composition of public and private funds for the performance of the project.

Clause 4. In the event the works and services referred to in Clause 2, item II, are carried out directly by the National Department of Transport Infrastructure (DNIT) or by means of a concession, the amounts will be applied in the manner to be provided for by the person legally responsible for the work.

Paragraph one. In the event of a concession notice, the use of proceeds and the performance of works and services will be foreseen, respecting the respective technical, legal and financial feasibility studies, under the terms of the legislation in force.

Paragraph two. The project may also be developed through the composition of public and private funds or, even, by delegation of the road segments object of the investments to the STATE OF ESPÍRITO SANTO, under the terms of Law No. 9,277, of 10 May 1996.

Clause 5. The actions provided for in this ANNEX will be disclosed under the terms of ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

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ANNEX 14 – REINFORCEMENT OF INSPECTION ACTIVITIES OF THE PUBLIC ENTITIES IN THE PREVENTION AND MITIGATION OF RISKS IN MINING

Clause 1. This ANNEX provides for compensatory measures of strengthening inspection, prevention, mitigation and other forms of action by the PUBLIC AUTHORITIES in relation to the risks of mining activity.

Sole Paragraph. As it is a compensatory measure, the reinforcement of the structure of the PUBLIC ENTITIES should prioritize structures, systems and measures in the Doce River Basin, and the benefits of the actions provided for in this ANNEX should reach the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO.

Clause 2. For the financing of the compensatory measures addressed in this ANNEX, the PROMISEE and/or the FUNDAÇÃO RENOVA will pay the total amount of one billion reais (BRL 1,000,000,000.00) in favor of the PUBLIC ENTITIES, in accordance with ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Sole Paragraph. The issues addressed in this ANNEX do not impact the ongoing discussions and legal controversies between the PROMISEE and the current holder of Concession Agreement No. 42/2000, nor do they represent recognition, settlement or confession on the part of the PROMISEE, THE FUNDAÇÃO RENOVA, THE SHAREHOLDERS, and/or the RELATED PARTIES (definition in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT), as to the allegations made in the private litigation on the subject.

Clause 3. The funds referred to in Clause 2 shall be allocated exclusively to the financing of actions of the PUBLIC ENTITIES that have as their goal the implementation of actions of prevention, inspection, monitoring, mitigation, analysis of disaster risks, related to mineral exploration activities in the area covered by this ANNEX.

Paragraph one. Among the actions dealt with in the heading of this clause, those aimed at the acquisition, preparation, implementation, updating and performance of the following can be included:

I. Technological infrastructure.

II. Inspection monitoring equipment, systems and services.

III. Regulatory improvement and strengthening of the National Mining Agency (ANM).

IV. Production of cartographic inputs, geospatial images, reports and technical/scientific reports.

V. Data governance systems, environmental risks and impacts analysis studies, satellite image and mapping services or other remote sensing services.

VI. Vehicles, equipment and services to carry out fieldwork.

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VII. Studies aimed at the safety of the communities involved and sustainable development in the vicinity of the mine or mining structures.

VIII. The contingency plan or related document.

IX. To carry out tests, simulations, campaigns and disclosure for accident prevention or emergency simulation.

X. Training of technical staff.

Paragraph two. For the purposes of this Clause, the implementation and maintenance of situation rooms for joint use by the Ministry of Mines and Energy (MME), the National Mining Agency (ANM), the Geological Service of Brazil (SGB/CPRM), the Brazilian Institute of the Environment and Renewable Natural Resources (IBAMA), or in partnerships with other public command and control bodies (Federal Police, civil defense protection agencies in the states, military police, etc.) and the Federal Prosecutor’s Office, to serve the geographic area specified in Clause 1.

Paragraph Three. The Ministry of Mines and Energy (MME) shall define the allocation of the funds provided for in this Clause, and the activities and projects to be developed and conducted by the Ministry and its related entities, provided that they enable the fulfillment of the purpose described in this Clause.

Paragraph four. The use of the funds is forbidden for the payment of debts, building renovations, acquisition and lease of real estate and payment of personnel and other expenses that are not directly linked to the fulfillment of the purpose referred to in Clause 1.

Clause 4. The PUBLIC ENTITIES undertakes to disclose the actions developed with funds from this ANNEX on the Transparency Portal of this AGREEMENT, as per ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

Clause 5. There shall be no liability of the FUNDAÇÃO RENOVA , the PROMISEE and/or the SHAREHOLDERS and their respective RELATED PARTIES in relation to the PUBLIC ENTITIES’ decisions for the allocation of the funds provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the PROMISEE(S) with funds in this ANNEX.

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ANNEX 15 – MUNICIPAL INITIATIVES

CHAPTER I

AMOUNT, FORM OF PAYMENT AND OBLIGATION TO JOIN TO RECEIVE FINANCIAL RESOURCES

Clause 1. The PROMISEE and/or FUNDAÇÃO RENOVA will allocate to the eligible municipalities the total amount of BRL 6,100,000,000.00 (six billion one hundred million reais), divided among the ADHERING MUNICIPALITIES in accordance with Clause 7 of this ANNEX.

Sole Paragraph. The amount allocated to each ADHERING MUNICIPALITY indicated in Clause 7 of this ANNEX will be divided according to the installments and PAYMENT dates described in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Clause 2. The access, by the ADHERING MUNICIPALITIES, to the financial resources provided for in this ANNEX is subject to the execution of the adhesion and commitment instrument according to the model contained in this ANNEX (“ADHESION AND COMMITMENT INSTRUMENT” AND “TEMPLATE OF ADHESION AND COMMITMENT INSTRUMENT”, respectively), within 120 (one hundred twenty) days from the JUDICIAL RATIFICATION of this AGREEMENT, as well as to compliance with the obligations set forth in clause 17 of the adhesion and commitment instrument.

First Paragraph. The PROMISEE will send a notice to the municipalities eligible to adhere to this AGREEMENT, listed in Clause 7 below, within 5 (five) days from the JUDICIAL RATIFICATION of this AGREEMENT, in order to communicate them about the terms of this ANNEX, the possibility of adhesion and measures necessary for its implementation.

Second Paragraph. If the ADHERING MUNICIPALITY signs and complies with the conditions contained in the ADHESION AND COMMITMENT INSTRUMENT within 20 (twenty) days from the JUDICIAL RATIFICATION of this AGREEMENT, the PAYMENT of the first installment will be made concomitantly with the deposit of thefirst installment provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY of this AGREEMENT.

Third Paragraph. If the ADHERING MUNICIPALITY signs and complies with the conditions contained in the ADHESION AND COMMITMENT INSTRUMENT after the deadline provided for in the second paragraph of this Clause and within the period provided for in the heading, the PAYMENT of the first and second installments due to it will be made on the date of the second installment of payment of the OBLIGATION TO PAY provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

Fourth Paragraph. As of the third installment of payment of the OBLIGATION TO PAY provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY, the PAYMENT of the amount due to each ADHERING MUNICIPALITY in accordance with Clause 7 of this ANNEX will follow the dates established in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY.

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Fifth Paragraph. As established in the GENERAL CONDITIONS of this AGREEMENT, the OBLIGATION TO PAY is subject to monetary adjustment, but no interest will be charged between the date of adhesion of the municipality and its respective payment term.

Sixth Paragraph. The absence of adherence to this AGREEMENT does not prevent the municipalities from being indirectly contemplated by the transfer of resources and/or actions by the GOVERNMENT, STATE OF MINAS GERAIS or STATE OF ESPÍRITO SANTO.

Clause 3. The signing of the ADHESION AND COMMITMENT INSTRUMENT assumes the performance of all authorization and ratification acts necessary for its validity and effectiveness by the ADHERING MUNICIPALITY.

Clause 4. The ADHERING MUNICIPALITIES will also receive the resources related to the TRANSFER OBLIGATIONS for the performance of the measures established in Clause 11 of the TEMPLATE OF ADHESION AND COMMITMENT INSTRUMENT of this ANNEX specified in their respective ADHESION AND COMMITMENT INSTRUMENT, upon adhesion to this AGREEMENT within the deadlines established herein. The payment of the TRANSFER OBLIGATIONS due to the ADHERING MUNICIPALITIES will take place within 60 (sixty) days from the delivery of the ADHESION AND COMMITMENT INSTRUMENT to the COMMITTED PARTY and compliance with the conditions set forth therein, under the terms of Clause 2 above.

Clause 5. If the municipality does not adhere to the AGREEMENT within the period established in the heading of Clause 2 above, the obligations foreseen for execution by the non-adhering municipality according to Table 1 of the TEMPLATEOF ADHESION AND COMMITMENT INSTRUMENT will be fulfilled by the FUNDAÇÃO RENOVA and/or by the COMMITTED PARTY, under the terms of ANNEX 1 – MARIANA AND RELOCATION and ANNEX 11 – REPAIR OF IMPACTED INFRASTRUCTURES. No other obligation or compensation will be owed by the FUNDAÇÃO RENOVA and/or the PROMISEE to the non-adhering municipality.

Sole Paragraph. The amounts provided for in Clause 7 to the municipalities eventually failing to adhere to this AGREEMENT will not be due by the PROMISEE and/or by the FUNDAÇÃO RENOVA to any of the PROMISORS. The amounts that would be allocated to non-adherent municipalities will be excluded from the amounts contained in ANNEX 22 – FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY.

Clause 6. The amounts received by the ADHERING MUNICIPALITIES are of mandatory budgetary and financial performance by the ADHERING MUNICIPALITIES for the respective purposes established in this AGREEMENT, which are subject to the mechanisms of performance supervision and transparency of the municipal entity, respecting the principles and rules of the Public Administration.

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CHAPTER II

ELIGIBLE MUNICIPALITIES

Clause 7. The municipalities eligible to receive the amounts established in this ANNEX are, solely and exclusively, those listed in the following table.

Sole Paragraph. The amounts described in the following table were defined by the PARTIES considering the proposal prepared by the Public Consortium for the Defense and Revitalization of the Rio Doce (CORIDOCE), based on technical criteria and considering the initiatives underway by the PROMISEE and/or FUNDAÇÃO RENOVA until the JUDICIAL RATIFICATION of this AGREEMENT and the impacts in each location, and are considered sufficient to fund the actions provided for in Clause 9 of this ANNEX.

State	Municipality	Resource value

Minas Gerais	Aimorés	BRL 68,000,000.00

	Alpercata	BRL 39,000,000.00

	Barra Longa	BRL 366,000,000.00

	Belo Oriente	BRL 68,000,000.00

	Bom Jesus do Galho	BRL 46,000,000.00

	Bugre	BRL 39,000,000.00

	Caratinga	BRL 175,880,487.82

	Conselheiro Pena	BRL 57,000,000.00

	Coronel Fabriciano	BRL 136,613,095.57

	Córrego Novo	BRL 39,000,000.00

	Dionísio	BRL 39,000,000.00

	Fernandes Tourinho	BRL 39,000,000,00

	Galiléia	BRL 39,000,000.00

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State	Municipality	Resource value

	Governador Valadares	BRL 272,548,711.55

	Iapu	BRL 39,000,000.00

	Ipaba	BRL 57,000,000.00

	Ipatinga	BRL 182,750,009,93

	Itueta	BRL 39,000,000.00

	Mariana	BRL 1,220,000,000.00

	Marliéria	BRL 39,000,000.00

	Naque	BRL 39,000,000.00

	Ouro Preto	BRL 127,759,655.07

	Periquito	BRL 39,000,000.00

	Pingo D’Água	BRL 39,000,000.00

	Ponte Nova	BRL 152,500,000.00

	Raul Soares	BRL 68,000,000.00

	Resplendor	BRL 57,000,000.00

	Rio Casca	BRL 46,000,000.00

	Rio Doce	BRL 244,000,000.00

	Santa Cruz do Escalvado	BRL 244,000,000.00

	Santana do Paraíso	BRL 205,817,907.98

	São Domingos do Prata	BRL 57,000,000,00

	São José do Goiabal	BRL 39,000,000.00

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State	Municipality	Resource value

	São Pedro dos Ferros	BRL 39,000,000.00

	Sem Peixe	BRL 39,000,000.00

	Sobrália	BRL 39,000,000.00

	Timóteo	BRL 155,363,150.02

	Tumiritinga	BRL 39,000,000.00

Espírito Santo	Aracruz	BRL 144,476,948.,18

	Anchieta	BRL 68,000,000.00

	Baixo Guandu	BRL 79,000,000.00

	Colatina	BRL 267,008,469.28

	Conceição da Barra	BRL 79,000,000.00

	Fundão	BRL 57,000,000.00

	Linhares	BRL 312,955,929.83

	Marilândia	BRL 39,000,000.00

	São Mateus	BRL 197,836,936.20

	Serra	BRL 106,488,698.57

	Sooretama	BRL 79,000,000.00

Clause 8. The list of eligible municipalities in Clause 7, as well as the payment of any amounts and/or the performance of any actions, does not imply any acknowledgement, AGREEMENT or confession by the FUNDAÇÃO RENOVA, PROMISEE, SHAREHOLDERS and/or RELATED PARTIES (definition in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) of direct or indirect damage to the municipalities, including, but not limited to, for the purposes of individual indemnification claims.

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CHAPTER III

ALLOCATION OF FINANCIAL RESOURCES AND RELEASE

Clause 9. The ADHERING MUNICIPALITY must use the amount fund exclusively the actions provided for in the respective ADHESION AND COMMITMENT INSTRUMENT.

Clause 10. The payment to the ADHERING MUNICIPALITY will result in the full, definitive and irrevocable release to the FUNDAÇÃO RENOVA , COMMITED PARTY, SHAREHOLDERS and RELATED PARTIES in relation to the property and non-material damages caused to the ADHERING MUNICIPALITIES object of this AGREEMENT related to the COLLAPSE, according to Clause 83 of the GENERAL CONDITIONS of the AGREEMENT.

Clause 11. The PARTIES agree with the TEMPLATE OF ADHESION AND COMMITMENT INSTRUMENT below and acknowledge their compliance with the law.

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ANNEX 16 – ENVIRONMENTAL RECOVERY PLAN

CHAPTER I

GENERAL PROVISIONS

Clause 1. The COMMITTED PARTY undertakes to fulfill the environmental OBLIGATIONS TO PERFORM set forth in this ANNEX and its respective Appendixes, which must be implemented and addressed in an integrated manner, according to the Integrated Recovery Management.

Clause 2. Integrated Recovery Management is defined as the structuring and comprehensive, integrated monitoring of the environmental recovery measures established in this ANNEX.

Sole Paragraph. The verification of compliance with each obligation will be individualized and based on the criteria and delivery milestones established in the Appendices of this ANNEX, including for purposes of release.

Clause 3. The PROMISEE undertakes to present an Environmental Recovery Plan (“PLAN”) that reflects and consolidates the environmental obligations set forth in this ANNEX, within 120 (one hundred twenty) calendar days from the JUDICIAL RATIFICATION of this AGREEMENT, which may be extended at the PROMISEE’S request for an equal period.

Paragraph one. The PLAN shall reflect the consolidation and specification of the obligations set forth in this ANNEX and its Appendices, which are integral and inseparable parts thereof, as well as the definition of its physical compliance schedule.

Paragraph two. The details of the actions and the physical schedule of the environmental recovery measures must include the milestones, deliverables, and respective dates of compliance with the obligations defined and contained in this ANNEX and its Appendices. The indicators and deliverables outlined in this ANNEX for each obligation shall be reflected in the PLAN, serving as the parameters for compliance and release of the obligations to perform environmental recovery, as set forth in this ANNEX, while respecting the releases already issued by the competent authorities and those formalized in this ANNEX.

Clause 4. The PROMISEE shall obtain approval for the actions of the PLAN together with the RESPONSIBLE GOVERNANCE of each obligation, according to the guidelines of Chapter VI of the General Conditions and Clause 10 of this ANNEX.

Paragraph one. Except for the provisions of the heading, the OBLIGATIONS TO PERFORM covered by this ANNEX that are already in progress, and whose transition measures are expressly provided for in this ANNEX, will not require new approval to be performed and must be continued by the PROMISEE and/or FUNDAÇÃO RENOVA.

Paragraph two. Upon the JUDICIAL RATIFICATION of this AGREEMENT, the OBLIGATIONS TO PERFORM in progress shall be governed by the provisions of this ANNEX and its Appendices, including for monitoring and release purposes.

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Paragraph Three. Without prejudice to its continuity and without the need for new approval, the OBLIGATIONS TO PERFORM under this ANNEX that are in progress at the time of the JUDICIAL RATIFICATION of this AGREEMENT will also be reflected and consolidated in the PLAN and will be monitored by the RESPONSIBLE GOVERNANCE.

Clause 5. The obligations to perform set out in this ANNEX are not subject to the FINANCIAL CAP of this AGREEMENT, as provided in the General Conditions.

Clause 6. The actions constituting the PLAN must be prepared and executed by qualified professionals with the appropriate Technical Responsibility Annotations (ART), and must adhere to the technical guidelines of the competent environmental agencies, in accordance with the technical premises defined in this ANNEX and its Appendices.

Clause 7. Updates on the status of the implementation of the actions outlined in the PLAN must be presented by the PROMISEE annually to the respective RESPONSIBLE GOVERNANCE of each obligation.

Clause 8. The GOVERNANCE(S) may request support from the ENVIRONMENTAL AUDIT for the monitoring of the respective OBLIGATIONS TO PERFORM covered by this ANNEX under its responsibility, according to the guidelines and procedures established in Chapter VII of the General Conditions of this AGREEMENT and in this ANNEX.

Clause 9. If any of the actions are monitored by the ENVIRONMENTAL AUDIT, it shall be obliged to present a quarterly report on the partial results of the chapters of the Environmental Recovery Plan, consolidating the progress of the agreed obligations in relation to the planned objectives, in an integrated manner, to be presented to the RESPONSIBLE GOVERNANCE of the audited obligations.

Clause 10. Upon completion of the actions provided for each sub-item of the obligations to perform set forth in this ANNEX, the PROMISEE shall issue a conclusive technical report indicating full compliance, in accordance with the milestones and discharge indicators established in this ANNEX and its Appendices, accompanied by the appropriate Technical Responsibility Annotation (ART), which shall follow the specified discharge process flow:

I. Within ten (10) days from receipt of the Final Report, the environmental agency of the RESPONSIBLE GOVERNANCE, pursuant to Clause 74 of the General Conditions of this AGREEMENT, shall decide whether the support of the ENVIRONMENTAL AUDIT is needed to verify compliance with the obligations reflected therein;

II. If the environmental agency of the RESPONSIBLE GOVERNANCE requests the support of the ENVIRONMENTAL AUDIT, it shall issue, within non-extendable period of thirty (30) days from the receipt of the final report, substantiated and individualized technical reports regarding the fulfillment of the obligations reflected therein, according to Clauses 74 and 75 of the General Conditions of this AGREEMENT;

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III. If the ENVIRONMENTAL AUDIT identifies failures or insufficiencies in the fulfillment of the obligations, each unfavorable opinion of the ENVIRONMENTAL AUDIT must be substantiated in accordance with Clause 76 of the General Conditions of this AGREEMENT;

IV. The PROMISEE and/or FUNDAÇÃO RENOVA may express their opinion on the unfavorable opinion of the ENVIRONMENTAL AUDIT, in accordance with Clause 75, first paragraph, of the General Conditions of this AGREEMENT;

V. Within thirty (30) days, extended for an equal period with justification, in the case of complex obligations, after receipt of the ENVIRONMENTAL AUDIT report referred to in item II above or the decision on the lack of necessity for an assessment by the ENVIRONMENTAL AUDIT, the competent environmental agency that is part of the RESPONSIBLE GOVERNANCE for measures in that territorial extension shall issue a conclusive and duly substantiated opinion, in accordance with Clause 60, first paragraph, of the General Conditions of this AGREEMENT

VI. This report may also request any additional information from the PROMISEE for the purpose of verifying compliance with the delivery and discharge milestones established in this ANNEX and its Appendixes, and, in the absence of these, in applicable Brazilian technical references. A technically reasonable period will be set for the PROMISEE to comply with this request for additional information, which may be extended with justification upon the PROMISEE’s request;

VII. Once the complementary information is provided or the deadline has passed without the PROMISEE presenting it, the declaration of release by the RESPONSIBLE GOVERNANCE shall be issued within forty-five (45) days; and

VIII. In case of non-approval of the measures performed by the PROMISEE, the RESPONSIBLE GOVERNANCE must indicate, within the same period as the previous item, the measures it considers necessary for full compliance with the obligation.

Paragraph one. In the event that the RESPONSIBLE GOVERNANCE does not approve the conclusive technical report(s), it must objectively, expressly and specifically indicate:

I. Which aspects, items, or obligations detailed in the conclusive technical report(s) are not approved;

II. The technical, normative, and legal grounds, taking into consideration:

a. The guidelines, delivery, and release milestones established in this ANNEX and its Appendices; and

b. Brazilian legislation; or, in the absence of this AGREEMENT and the legislation, applicable Brazilian technical standards that justify the non-approval.

III. The parameters, guidelines, or changes deemed necessary for the fulfillment of the obligation; and

IV. Deadline for compliance, based on the technical requirements established in this ANNEX and its Appendices.

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Paragraph two. The process outlined in this Clause applies exclusively to the obligations set forth in this ANNEX.

Paragraph Three. The provisions of Chapters VII and VIII (Audit of Obligations to Perform and Release) of the General Conditions of this AGREEMENT shall apply to the extent that they do not conflict with the process established in this Clause.

Clause 11. The provisions of this ANNEX do not eliminate the requirement for the PROMISEE to obtain any licenses, grants, consents, and other authorizing acts stipulated by environmental legislation for the actions to be carried out.

Clause 12. The damages and impacts related to the partial retention of tailings and sediments resulting from the COLLAPSE in the Doce River Basin, and adjacent coastal and marine region will be compensated by the OBLIGATIONS TO PERFORM and OBLIGATION TO PAY provided for in this AGREEMENT, except for the OBLIGATIONS TO PERFORM related to the management of tailings specified in Appendix 1 - Removal of Tailings/Sediments and Appendix 5 - GAC Assumptions, and any new impacts resulting from their implementation, as outlined in Clause 82 of the General Conditions.

Paragraph one. The OBLIGATIONS TO PERFORM and the OBLIGATION TO PAY of this AGREEMENT constitute measures agreed upon by the PARTIES to enhance environmental quality, compensating for the damage and socio-environmental impacts caused by the partial permanence of the tailings, except for matters related to any unknown, future, and supervening damages.

Paragraph two. Any new impacts caused exclusively by the execution of the recovery activities provided for in this AGREEMENT shall be subject to compensation based solely on the activities covered by the respective licenses and as provided for in the legislation, to be defined by the competent environmental agency, with new compensation for damage already known resulting from the COLLAPSE being voided.

CHAPTER II

CHAPTERS OF THE PLAN AND RESPECTIVE GOVERNANCE

Clause 13. The PLAN contains the following CHAPTERS:

I. Recovery of Degraded Areas, including:

a. In-channel Recovery and its sub-items:

1. Partial decommissioning of Dike S4, as provided for in Clauses 18 to 21, which shall be under the governance of the State Committee of the State of Minas Gerais;

2. Management of Tailings/Sediments of the Risoleta Neves HPP, as provided for in Clauses 22 and 23 and Appendix 1 - Removal of tailings/sediments from the reservoir of the Risoleta Neves HPP, which shall be under the governance of IBAMA;

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3. Restoration of Aquatic Habitats, as provided for in Clauses 24 to 25 and Appendix 2 - Restoration of Aquatic Habitats (Re-naturalization), which shall be under the governance of the State Committee of Minas Gerais.

b. Out-of-Channel Recovery and its sub-items:

1. Out-of-Channel Recovery of Sections 1 to 4, as provided for in Clause 27, which shall be under the governance of the State Committee of Minas Gerais;

2. Interventions in the area of Dike S4 (Section 5), as provided for in Clause 28, which shall be under the governance of the State Committee of Minas Gerais;

3. Out-of-Channel Recovery of Sections 6 to 11, as provided for in Clauses 29 to 32 and Appendix 3 - Reforestation, Control, and Compensatory Actions, which shall be under the governance of IBAMA;

4. Recovery of marginal lagoons, as provided for in Clauses 33 to 36 and Appendix 4 - Marginal Lagoons, which shall be under the governance of IBAMA; and

5. Recovery of APPs and Water Recharge, as provided for in Clauses 37 to 42 and Appendix 3 - Reforestation, Margin Control, and Compensatory Actions, which shall be under the governance of IBAMA.

II. Contaminated Area Management Procedure, as provided for in Clauses 43 to 58 and Appendix 5 - Essential Premises for the Term of Reference for the Management of Contaminated Areas, which shall be under the GOVERNANCE of the State Committee of Minas Gerais concerning the territory of the STATE OF MINAS GERAIS, and under the GOVERNANCE of the FEDERAL GOVERNMENT concerning the territory of the STATE OF ESPÍRITO SANTO.

a. Without prejudice to the definition of the exclusive GOVERNANCE of the FEDERAL GOVERNMENT in the territory of the STATE OF ESPÍRITO SANTO, the FEDERAL GOVERNMENT shall rely on the technical support of the STATE OF ESPÍRITO SANTO for the monitoring of the measures related to the Management of Contaminated Areas.

III. Environmental Monitoring, including:

a. Integrated Monitoring of the Doce River Basin, as provided for in Clauses 60 to 65, which shall be under the governance of IBAMA;

b. Monitoring of the water quality of the Doce River Basin, as provided for in Clauses 66 to 70 and Appendix 6 - Systematic Quali-quantitative Monitoring Program for Water and Sediments, which shall be under the governance of IBAMA; and

c. Air quality monitoring network, as provided for in Clauses 71 to 75, which shall be under the governance of the State Committee of Minas Gerais.

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CHAPTER III – RECOVERY OF DEGRADED AREAS

Clause 14. It is the responsibility of the PROMISEE to implement the necessary measures for the recovery of areas degraded as a result of the COLLAPSE, including those designated for alternative land use, in the locations and in accordance with the guidelines provided in this ANNEX and its Appendices.

Clause 15. For the ANNEX on the Recovery of Degraded Areas, the division of the area affected by the COLLAPSE into sixteen (16) sections shall be maintained, as indicated in the Tailings Management Plan (PMR) below:

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Stretch	Length (km)	Location	Municipalities
1	1.1	Fundão Dam to Santarém Reservoir Backwater	Mariana

2	2.5	Santarém Reservoir	Mariana

3	1.2	Santarém Dam	Mariana

4	3.9	Dike Reservoir S3	Mariana

5	1.9	Dike S3 to Dike S4 - Bento Rodrigues	Mariana

6	7.7	Gualaxo do Norte River, upstream of the mouth of the Santarém stream	Mariana

7	3.2	Gualaxo do Norte River, downstream of the mouth of the Santarém stream	Mariana

8	9	PCH Spouts. Gualaxo do Norte River	Mariana

9	58	Middle and Lower Gualaxo do Norte	Mariana and Barra Longa

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Stretch	Length (km)	Location	Municipalities

10	25	Carmo River to confluence with Piranga River (formation of the Doce River)	Barra Longa, Ponte Nova

11	5.8	Doce River, to the Candonga Reservoir Backwater	Rio Doce

12	11	Candonga Reservoir, Risoleta Neves HPP	Rio Doce and Santa Cruz do Escalvado

13	220	Doce River from the Candonga dam to the Baguari dam	Rio Doce, Santa Cruz do Escalvado, Sem-Peixe, Rio Casca, São Domingos do Prata, São José do Goiabal, São Pedro dos Ferros, Raul Soares, Dionísio, Córrego Novo, Pingo-d’Água, Marliéria, Bom Jesus do Galho, Timóteo, Caratinga, Ipatinga, Santana do Paraíso, Ipaba, Belo Oriente, Bugre, Iapu, Naque, Periquito, Sobrália, Fernandes Tourinho, Governador Valadares and Alpercata.

14	180	Doce River, from the Baguari dam to the Mascarenhas dam	MG: Alpercata, Governador Valadares, Tumiritinga, Galiléia, Conselheiro Pena, Resplendor, Itueta and Aimorés. ES: Baixo Guandu.

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Stretch	Length (km)	Location	Municipalities

15	100	Doce River from the Mascarenhas dam to the city of Linhares	ES: Baixo Guandu, Colatina, Marilândia and Linhares

16	42	Doce River, from the city of Linhares to its mouth to the 10-meter isobath (coastal zone)	Aracruz, Linhares and São Mateus

Clause 16. The above division does not apply to the other OBLIGATIONS TO PERFORM set forth in this AGREEMENT.

Section I – RECOVERY OF INTRACANAL AREAS

Clause 17. The tailings/sediment management actions established herein, along with the other actions set forth in this AGREEMENT, shall aim to contribute to the environmental recovery of the Doce River Basin and the coastal and marine region of the STATE OF ESPÍRITO SANTO.

Sub Section I – Partial Decommissioning of Dike S4

Clause 18. The PROMISEE undertakes to carry out the partial decommissioning of Dike S4, lowering the dam by 2.12 meters to maintain the sediment containment function of Section 5. This obligation must be fulfilled through the following measures:

I. Within one hundred eighty (180) days from the JUDICIAL RATIFICATION of this AGREEMENT, submit to the RESPONSIBLE GOVERNANCE an updated conceptual plan for the partial decommissioning of Dike S4, accompanied by the respective environmental control plan, in compliance with the applicable legislation, and the Recovery Plan for Degraded Areas, observing the provisions of this ANNEX;

II. The project referred to in this Clause must include appropriate measures to ensure the safety, stability, and efficiency of the sediment containment function of the structure, including during partial decommissioning activities, as well as technical alternatives to minimize environmental impact during the interventions;

III. The project must include provisions for the potential removal and environmentally appropriate disposal of the sediment volume to be removed, the evaluation of the sediments remaining in Dike S4, and the implementation of the Degraded Areas Recovery Plan (PRAD) for the area that may be exposed in Section 5 after the completion of the partial decommissioning of Dike S$ as described in this item;

IV. Upon approval of the project by the RESPONSIBLE GOVERNANCE, the PROMISEE shall execute the environmental control plan, which must include monitoring and, when applicable, the mitigation of the following impacts: i. Water quality; ii. Solid Waste; iii. Effluents; iv. Structural safety; v. Atmospheric Emissions; vi. Fauna Displacement Plan; vii. Ichthyofauna;

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V. The Degraded Areas Recovery Plan to be implemented upon completion of the partial decommissioning of Dike S4 must adhere to the definition of the future use of the Bento Rodrigues area as established in ANNEX 1 - MARIANA AND RESETTLEMENTS of this AGREEMENT; and

VI. Upon completion of the implementation of the Degraded Areas Recovery Plan, the PROMISEE shall prepare a compliance report in accordance with the terms established in this ANNEX, to be approved by the RESPONSIBLE GOVERNANCE for the purpose of discharging the obligation.

Clause 19. Even after the completion of the partial decommissioning and the eventual release by the RESPONSIBLE GOVERNANCE, the PROMISEE undertakes to continue implementing the necessary measures to maintain stability and safety and to submit an annual report of the activities performed during the period, certifying stability and safety with the respective Technical Responsibility Annotation (ART) to the Municipality of Mariana.

Clause 20. After completing of the partial decommissioning works of Dike S4, the PROMISEE undertakes to update or complement the ecotoxicological study and characterization of the tailings/sediments and the natural substrate deposited in Dike S4. The study to be updated or complemented is the one submitted by the PROMISEE to the environmental agency of the STATE OF MINAS GERAIS.

Clause 21. The environmental agency of the RESPONSIBLE GOVERNANCE shall issue a Term of Reference Instrument prior to conducting the study, following these guidelines:

I. The species to be tested for acute and chronic ecotoxicity must be proposed and defined based on updated Brazilian technical standards relevant to the subject;

II. Comparative evaluations of the toxicity measured in the tailings/sediment and natural substrate of Dike S4 must be conducted using a reference area to be defined by the study, in comparison with the geochemical studies;

III. For the samples collected at Dike S4 submitted to ecotoxicity tests, chemical characterization must be performed considering the same physicochemical parameters used in the previous version of the study;

IV. If the toxicity tests yield inconclusive results, the PROMISEE must repeat or conduct additional tests, following the guidelines provided by the environmental agency;

V. If ecotoxicity is detected, the possible causes of this ecotoxicity must be assessed through a Toxicity Identification Assessment (TIA);

VI. If ecotoxicity is confirmed, measures must be proposed for (i) ecological risk assessment; and (ii) possible actions to mitigate such risks; and

VII. The following shall not be considered as risk mitigation alternatives: (i) new dredging, (ii) further lowering of Dike S4; or (iii) complete decommissioning of Dike S4.

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Sub Section II – Removal of Tailings/Sediments from the Risoleta Neves HPP Reservoir

Clause 22. In addition to the 964,051 m³ of tailings/sediments already removed, the PROMISEE undertakes to perform dredging actions of up to 9,150,000 m³ of tailings/sediments from the Risoleta Neves HPP reservoir, as stipulated in the respective environmental licensing procedure and under the terms set forth in Appendix 1 – Removal of Tailings/Sediments.

Clause 23. The PARTIES agree that the PROMISEE shall prioritize the disposal of sediments resulting from activities to maintain the operating conditions of the Risoleta Neves HPP at Floresta Farm, as authorized by the COPAM-MG Corrective Operation License 1496/2020.

Sole Paragraph. Any reports of results, monitoring data, and studies related to the disposal of materials at Floresta Farm shall be submitted to the environmental agency of the STATE OF MINAS GERAIS as part of the aforementioned environmental licensing process.

Sub Section III – Restoration of Aquatic Habitats

Clause 24. The PROMISEE undertakes to promote the restoration of aquatic habitats based on the following obligations:

I. Continue fulfilling the ongoing re-naturalization obligations in the Gualaxo do Norte River as outlined in the Re-naturalization Pilot Project (a project already in progress), to meet the indicators established in Appendix 2 – Restoration of Aquatic Habitats (Re- naturalization); and

II. Carry out the actions for the restoration of aquatic habitats (re-naturalization) across up to4.31km in Sections 8 and 9, as provided for in Appendix 2 – Restoration of Aquatic Habitats (Re-naturalization).

Clause 25. The release of the obligations provided for in this subtopic shall occur upon achieving the final indicators established in Appendix 2 – Restoration of Aquatic Habitats (Re-naturalization).

Section II – Recovery of Out of bed Areas

Clause 26. The PROMISEE undertakes to promote the recovery of the OUT-OF-CHANNEL areas impacted by the COLLAPSE, under the following terms.

Sub Section I – Out of Bed Recovery of Stretches 1 to 4

Clause 27. The PROMISEE undertakes to implement the necessary measures for the environmental recovery of the areas degraded by the COLLAPSE in Sections 1 to 4, following the technical guidelines of the environmental licensing agency of the STATE OF MINAS GERAIS, in compliance with the current legislation, and incorporating all recovery plans already approved under the COPAM-MG Corrective Operation License 020/2019.

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Sub Section II – Out of bed Recovery of Stretches 5

Clause 28. The PROMISEE undertakes to implement the necessary measures for the environmental recovery of the areas degraded by the COLLAPSE in Section 5, while also respecting the definitions concerning the future use of Bento Rodrigues as set forth in ANNEX 1 – MARIANA AND RELOCATIONS, and the provisions of Chapter III, Section I, Subsection I - Partial Decommissioning of Dike S4 of this ANNEX.

Sub Section III – Out of Bed Recovery of Stretches 6 to 11

Clause 29. The PROMISEE undertakes to continue forest restoration and native recovery actions in the areas directly affected, covering 2,000 hectares in the Municipalities of Mariana, Barra Longa, Ponte Nova, Rio Doce and Santa Cruz do Escalvado, in accordance with the guidelines and delivery milestones established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Clause 30. The PROMISEE undertakes to continue the regularization of riverbeds and banks and the control of erosive processes in the Gualaxo do Norte, Carmo and Doce Rivers in the upstream sections of the Risoleta Neves HPP, in accordance with the guidelines and delivery milestones established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Clause 31. The releases provided for shall be progressive, with annual and/or partial deliveries, and shall be granted upon proof of the achievement of the indicators set forth in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Sole Paragraph. For the area described in Sections 6 to 11, after the planned recovery actions have been completed and the indicators outlined in the Appendix have been achieved, monitoring shall be maintained exclusively for four (4) years. The results will not affect the release granted.

Clause 32. The guidelines established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions must be followed concerning payment for environmental services (PES) to landowners, the preparation and execution of Adhesion Instrument with landowners, as well as the formalization procedures in case of withdrawal by landowners or technical infeasibility of restoration, along with the respective associated compensatory measures.

Sub Section IV – Recovery of Marginal Lagoons

Clause 33. The PROMISEE undertakes to submit to the RESPONSIBLE GOVERNANCE a specific proposal for the environmental recovery of the marginal lagoons that fulfill or previously fulfilled an ecological function. This proposal must take into account the actions and diagnoses carried out, the ecological functions of the marginal lagoons, and the impacts resulting from any intervention measures, in accordance with the guidelines and delivery milestones established in Appendix 4 - Marginal Lagoons.

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Clause 34. The pilot project for the recovery of marginal lagoons already in progress shall be continued, in accordance with Appendix 4 – Marginal Lagoons.

Clause 35. Monitoring of the lagoons within the scope of the pilot project must be maintained at least every six months (during the dry and rainy season) in the marginal lagoons provided, as long as they have safe access, and until the completion indicated in Appendix 4 – Marginal Lagoons.

Clause 36. The release of the obligations set forth in this subtopic shall occur upon achieving the final indicators established in Appendix 4 – Marginal Lagoons.

Sub Section V – Recovery of Permanent Preservation Areas (APPS) and Water

Recharge

Clause 37. The PROMISEE undertakes to continue, as compensation, the vegetation restoration actions in the APPs and degraded water recharge areas within the channel and tributaries of the Doce River Basin, as follows:

I. 10,000 hectares of active recovery in the tributaries, already initiated;

II. 30,000 hectares of assisted recovery in the tributaries, already initiated;

III. 10,000 hectares along the properties bordering the main channel of the Doce River downstream of the Risoleta Neves HPP, to be initiated; and

IV. Recovery of 5,000 springs, already initiated.

Paragraph one. The study of prioritization of areas already conducted in the Doce River Basin must be adhered to, as provided for in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Paragraph two. The areas designated for forest restoration and native vegetation recovery provided for in this section shall not overlap, for the purposes of release, with those of other obligations to perform established in this ANNEX.

Paragraph Three. There shall be no interruption of the activities already underway, as described in items I, II and IV, without prejudice to any methodological adjustments proposed by the PROMISEE in the PLAN and submitted for approval by the RESPONSIBLE GOVERNANCE, including for release purposes. This adjustment, along with any necessary contractual modifications to ensure the continuity of such actions, may result in schedule changes.

Paragraph four. The indicators, delivery and release milestones, and methodologies to be employed by the PROMISEE in fulfilling this obligation are those established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Clause 38. The PROMISEE undertakes to continue, until 2026, the structuring and strengthening of the seed and seedling network in the basin - the Doce River Seed and Seedling Network – and must meet the indicators established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions for the purpose of releasing the obligation.

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Clause 39. The PROMISEE undertakes to carry out forest restoration and native vegetation recovery actions in the priority areas identified in Table 1 of Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Sole Paragraph. This obligation shall be included in the target of 10,000 hectares set forth in Item III.

Clause 40. Additionally, to meet the target of 10,000 hectares established in the previous clause, the PROMISEE undertakes to continue the forest restoration and native vegetation recovery in the APPs of affected islands in the main channel of the Doce River downstream of Candonga.

Clause 41. The releases shall be progressive, with annual deliveries, and will be granted upon due proof of the achievement of the indicators established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions.

Sole Paragraph. After the planned recovery actions have been completed and the indicators outlined in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions have been achieved, monitoring shall be maintained exclusively for four (4) years. The results will not affect the release granted.

Clause 42. The guidelines established in Appendix 3 - Reforestation, Margin Control, and Compensatory Actions must be followed regarding the payment for environmental services (PES) to landowners, the preparation and execution of Adhesion Instrument with landowners, as well as the formalization procedures in case of withdrawal by landowners or technical infeasibility of restoration, along with the respective associated compensatory measures.

Section III - MANAGEMENT OF CONTAMINATED AREAS

Clause 43. The Management of Contaminated Areas shall adhere to the details outlined in this section and in Appendix 5 - GAC Assumptions, without prejudice to the other actions described in other sections of this AGREEMENT.

Clause 44. The Management of Contaminated Areas shall be conducted exclusively in the areas defined in Appendix 5 - GAC Assumptions.

Paragraph one. The areas defined in Appendix 5 - GAC Assumptions were selected based on technical criteria, scientific data gathered from various studies and technical analyses conducted in the affected area before and after the COLLAPSE, anthropogenic activities, reparatory and compensatory measures already implemented in the Basin, as well as those outlined in this AGREEMENT, and criteria of higher ecological interest and/or population density.

Paragraph two. For the purposes of Contaminated Site Management, no additional investigation and remediation measures shall be required from the PROMISEE and its SHAREHOLDERS beyond the areas defined in Appendix 5 - GAC Assumptions.

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Paragraph Three. If a contamination plume identified within the areas specified in Appendix 5 - GAC Assumptions extends to contiguous or bordering areas to the polygons defined in said appendix, the respective polygonal may be extended as necessary to contemplate the entirety of the characterized contamination plume and to implement the corresponding GAC. This extension shall be limited to the Chemical Substances of Interest (SQIs) that show contamination at the boundary of the original target area and must be directly related to the investigation’s target area.

Clause 45. The Management of Contaminated Areas shall consider only the chemical substances specified in Appendix 5 - GAC Assumptions.

Clause 46. The PROMISEE shall not be responsible for adopting intervention measures in the studies identify risks to human health or the environment associated with substances on the list that are (i) naturally occurring, as determined by the VRA; and/or (ii) attributable to an alternative anthropogenic source identified during the study’s execution.

Clause 47. The entities of the GOVERNMENT, in the exercise of their powers, may, when deemed technically necessary, carry out actions to investigate potential contamination by other chemical substances and in other areas of the Doce River Basin.

Paragraph one. At the discretion of the FEDERAL GOVERNMENT, resources from the Rio Doce Environmental Fund, referred to in ANNEX 17 - ENVIRONMENTAL ACTIONS OF THE FEDERAL GOVERNMENT, may be used to conduct any investigations in accordance with the law.

Paragraph two. The results of any additional investigations carried out by the GOVERNMENT regarding other substances or areas beyond those specified in this ANNEX may result in liability of the PROMISEE and/or FUNDAÇÃO RENOVA, provided that a causal link with the COLLAPSE is established, in accordance with the law.

Clause 48. The PROMISEE shall be responsible for hiring and funding specialized company(ies) to conduct studies and analyses for the development of the Management of Contaminated Areas, in accordance with the terms defined in this ANNEX and in Appendix 5 - GAC Assumptions.

Sole Paragraph. The contracted company(ies) must have the appropriate capacity for the activities to be performed and shall remain independent of the SIGNATORIES. The professionals responsible for the work must have proven experience and technical qualification in the activities to be performed, with an annotation of technical responsibility for the documents produced. Direct communication with the RESPONSIBLE GOVERNANCE shall be ensured, with the mandatory participation of the PROMISEE and/or its representatives in all stages of Management process.

Clause 49. The Terms of Reference for hiring of the company(ies) responsible for the Management of Contaminated Areas must be issued by the RESPONSIBLE GOVERNANCE within ninety (90) days from the hiring of the AUDIT provided for in this ANNEX. It must necessarily reflect the assumptions of Appendix 5 - GAC Assumptions, as well as the technical, methodological, and procedural definitions outlined in this ANNEX.

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Clause 50. The studies shall be conducted in the areas defined and delimited in Appendix 5 - GAC Assumptions. The studies in each location will follow independent and autonomous schedules, ensuring that the progress of studies in one location does not depend on or impact the others.

Clause 51. The governance established in this AGREEMENT shall be responsible for the technical monitoring, supervision, and approval of the stages and results of the studies in the eight (8) areas defined in Appendix 5 - GAC Assumptions. This includes the approval of the intervention and/or remediation measures to be implemented under the responsibility of the PROMISEE, concerning the substances listed in said appendix. The RESPONSIBLE GOVERNANCE shall also be responsible for approving the full compliance of the interventions and/or remediation measures identified in the studies under the PROMISEE’s responsibility.

Paragraph one. The RESPONSIBLE GOVERNANCE’s position on the studies, as outlined in this section, shall be expressed through the issuance of technical notes. The RESPONSIBLE GOVERNANCE may request a prior evaluation from the Environmental Audit/Consultancy, at its discretion, and facilitate a prior, non- binding consultation with the competent environmental agencies in the respective territorial scope of the study or measure subject to analysis/approval, as deemed necessary.

Paragraph two. For the issuance of technical notes, RESPONSIBLE GOVERNANCE may, at its discretion, request meetings with the contracted company responsible for carrying out the stages of Contaminated Area Management in the respective area under study or measure to be evaluated. The ENVIRONMENTAL AUDIT may also participate in these meetings if its involvement in monitoring the studies in that location has been requested, and the PROMISEE must be invited to participate.

Paragraph Three. The technical notes shall be simultaneously sent to the company contracted to carry out the stages of the Management of Contaminated Areas in the respective evaluated location, to the competent environmental agency in the respective territorial scope covered by the technical note, and to the PROMISEE.

Paragraph four. The approval of the verification reports of each applicable stage shall be issued through a technical note within two (2) months from the submission of the report by the company contracted for each location.

Paragraph Five. The Parties shall exert their best effort to address and resolve any technical differences that may arise during the implementation of the Studies in the course of the technical meetings.

Clause 52. The statements of the ENVIRONMENTAL AUDIT may be used as a reference by the RESPONSIBLE GOVERNANCE in making decisions regarding the adequacy of the studies to the Terms of Reference and to the standards applicable to the Management of Contaminated Areas, as provided in this AGREEMENT and in Appendix 5 - GAC Assumptions, if the respective RESPONSIBLE GOVERNANCE so chooses; however, these statements shall not be binding.

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Clause 53. The procedure for contracting the company(ies) responsible for developing the Management of Contaminated Areas shall comply with the provisions of this section and the criteria and technical assumptions of Appendix 5 - GAC Assumptions.

Paragraph one. The documents evidencing the independence, experience, and technical qualification in the proposing company(ies) in relation to the activities to be performed must be submitted to the RESPONSIBLE GOVERNANCE, along with their respective technical and commercial proposals.

Paragraph two. Within the timeframe defined in the Terms of Reference, the PROMISEE shall select and present to the RESPONSIBLE GOVERNANCE proposals from at least three companies with equivalent technical qualification that meet the conditions established in the Terms of Reference for executing the Management of Contaminated Areas.

Paragraph Three. The PROMISEE may hire more than one company to execute the Management of Contaminated Areas in the locations outlined in Appendix 5 - GAC Assumptions, aiming for greater efficiency in conducting the studies. However, the PROMISEE shall prioritize hiring a single company or the smallest possible number of companies for the GAC to streamline management of data, information, and interventions.

Paragraph four. The RESPONSIBLE GOVERNANCE may veto, based on criteria such as expertise, prior experience, technical independence, and/or appropriate capacity, the company(ies) proposed by the PROMISEE, within sixty (60) days from the submission of the proposals by the PROMISEE. The parties shall make their best efforts to ensure that the selection and hiring process for the company(ies) responsible for the development of the Management of Contaminated Areas is conducted efficiently and promptly, with unjustified vetoes, disputes, and disagreements strictly prohibited.

Paragraph Five. If, as a result of a veto(s) by RESPONSIBLE GOVERNANCE, only one company remains to operate in a given location, the PROMISEE may restart the competitive procedure to solicit new proposals. The PROMISEE shall have thirty (30) days to hire the company(ies) that has not been vetoed with valid justifications by the RESPONSIBLE GOVERNANCE.

Sixth Paragraph. The contracted company(ies) must submit and make all documents related to the Management of Contaminated Areas simultaneously available to the PROMISEE and the RESPONSIBLE GOVERNANCE.

Seventh Paragraph. The contracted company(ies) may be replaced by the PROMISEE during the Management of Contaminated Areas due to failures, delays, or technical insufficiencies in the delivery of the work. The justification for such replacement must be approved by the RESPONSIBLE GOVERNANCE, in accordance with the procedure outlined in Paragraph Four.

Paragraph Eight. The newly contracted company shall utilize the data and analyses already conducted by the replaced company and take the necessary measures to mitigate any impacts of the replacement on the study schedule for that location.

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Clause 54. The PROMISEE shall submit, as part of this ANNEX, an updated schedule for the execution of the Management of Contaminated Areas, specific to each of the locations established in Appendix 5 - GAC Assumptions. This schedule must be approved by the RESPONSIBLE GOVERNANCE and will be subject to adjustments based on the developments of the Management of Contaminated Areas.

Clause 55. The PROMISEE undertakes to execute all intervention and/or remediation actions established in the results of the Management of Contaminated Areas regarding the substances under its responsibility, observing the guidelines set forth in this ANNEX and in Appendix 5 - GAC Assumptions.

Sole Paragraph. The implementation of the actions shall be monitored as outlined in Clause 10.

Clause 56. The effectiveness and efficiency of the actions provided for in the Management of Contaminated Areas will be assessed by the RESPONSIBLE GOVERNANCE throughout their execution. The release of the obligation to perform related to this chapter will be formalized through the issuance of the Closure Instrument of the Contaminated Area Management Process for each area, as established in Appendix 5 - GAC Assumptions.

Clause 57. Any intervention or remediation measures established as a result of the Management of Contaminated Areas must take into account other recovery actions planned or under implementation within the scope of the Environmental Recovery Plan, as well as all reparatory and compensatory measures already carried out by the PROMISEE and the FUNDAÇÃO RENOVA, and those outlined in this AGREEMENT, including initiatives under the responsibility of the GOVERNMENT.

Paragraph one. The parties agree that any intervention or remediation measures defined as a result of the Management of Contaminated Areas shall prioritize alternatives that eliminate or mitigate the risks identified in the Human and Ecological Health Risk Assessment, avoiding additional actions such as reservoirs dredging and/or sediment or tailings removal.

Paragraph two. The measures must also take into account the continuity of operations of existing hydroelectric projects in the Doce River Basin, avoiding any interruption of plant activities in the areas under study, as defined by the territorial boundaries in Appendix 5 - GAC Assumptions.

Paragraph Three. The Intervention Plan must consider the technical, environmental, and social feasibility of the proposed interventions.

Clause 58. All parties involved in the Management of Contaminated Areas must ensure the conscious and proper management of technical data and the dissemination of final results in an suitable, transparent, and responsible manner, in accordance with the provisions of CONAMA Resolution No. 420, as applicable, Appendix 5 - GAC Assumptions, and Federal Law No. 13,709, of August 14, 2018 - General Data Protection Law, including its subsequent amendments, and other applicable laws in effect at the time of the JUDICIAL RATIFICATION of this AGREEMENT.

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Section IV - ENVIRONMENTAL MONITORING

Clause 59. The PROMISEE undertakes to conduct environmental monitoring of the Doce River Basin, based on the obligations described in the following items.

Paragraph one. Considering that at the time of the JUDICIAL RATIFICATION of this AGREEMENT there will be no changes to the guidelines currently adopted by FUNDAÇÃO RENOVA for conducting the monitoring addressed in this section, the PARTIES agree that until the PLAN is approved, there will be no interruption of the monitoring activities currently carried out by FUNDAÇÃO RENOVA or the PROMISEE.

Paragraph two. The data related to the monitoring provided for in this Chapter shall be forwarded to the RESPONSIBLE GOVERNANCE and may be used exclusively for the purpose of informing public policies, without imposing any additional obligations on the PROMISEE, the SHAREHOLDERS and/or the FUNDAÇÃO RENOVA.

Sub Section I – Integrated Monitoring of the Doce River Basin

Clause 60. The actions for Monitoring the Doce River Basin to be included in the PLAN must adhere to the details outlined in this section, without prejudice to the other monitoring actions described in other sections of this ANNEX.

Clause 61. Within this Chapter, the PROMISEE shall present the revised work plan for integrated monitoring (PMI) within the riverbed and for sediment transport monitoring, aiming to support update of the hydro-sedimentology model of large basins with a sediment module (MGB-SED), already calibrated for the stretches, which is deemed suitable for the purposes of this AGREEMENT.

Clause 62. The integrated in-bed monitoring (PMI) shall be conducted annually during the dry season (1 campaign), in stretches 6 to 16, aiming at the chemical and granulometric characterization of the sediments in the transects.

Sole Paragraph. Based on the analysis of the data from the first campaign, the PROMISEE may propose optimization of the sampling network.

Clause 63. The monitoring of suspended sediment transport and bottom sediment transport shall be conducted to support the proper calibration of the hydro- sedimentology model, as outlined in paragraph six.

Paragraph one. The collection methods must adhere to the procedures detailed in the ANEEL Sediment metric Practices Guide (2000).

Paragraph two. Alternative measurement procedures may be accepted, provided that they are technically justified, to facilitate the collection of information during flood events.

Paragraph Three. The stations to be monitored are: RGN08, RCA02, RDO01, Faz. Cach D’Antas (56425000), ROD04, RDO06, RDO08, RDO09, RDO 012, and RDO15.

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Paragraph four. For the purpose of updating the hydro-sedimentology model, the verification of the modeled data with the data measured during the monitoring must be conducted annually, considering the flows observed throughout the hydrological year.

Paragraph Five. The update of the future scenarios of the hydro-sedimentology model will be performed if a deviation exceeding 25% between the estimated annual sediment transport for the most likely predicted scenario predicted and the updated observed scenario is identified.

Sixth Paragraph. The recalibration of the model must be conducted every three (3) years or whenever the analysis referred to in the fourth paragraph indicates a decline in the modeling performance compared to the previous calibration.

Clause 64. The Integrated Monitoring Plan must be executed under the terms provided in this Subsection for fifteen (15) years from the JUDICIAL RATIFICATION of this AGREEMENT.

Clause 65. The Integrated Monitoring of the Doce River Basin does not aim to established actions to be undertaken by the PROMISEE beyond those expressly stipulated in this AGREEMENT and its Appendixes.

Sub Section II – Monitoring of the Water Quality of the Doce River Basin

Clause 66. Samarco undertakes to continue the Systematic Qualitative Monitoring Plan (PMQQS) for fifteen (15) years from the JUDICIAL RATIFICATION of this AGREEMENT, submitting its results to the RESPONSIBLE GOVERNANCE.

Sole Paragraph. Upon reaching the deadline established in the previous item, the PROMISEE may request the release of the obligation.

Clause 67. The scope of the PMQQS must adhere to the scope approved by the government, as outlined in Appendix 6 - Systematic Quali-quantitative Monitoring Program of Water and Sediments.

Clause 68. The parameters of the PMQQS may be reviewed every two (2) years or whenever deemed necessary by the RESPONSIBLE GOVERNANCE.

Clause 69. The PMQQS consists of trend monitoring, and the information generated will serve as a resource for the government to monitor the revitalization of the Doce River Basin. The PMQQS is not intended to, and must not be used, directly or indirectly, to define actions to be undertaken by the PROMISEE beyond those expressly stipulated in this AGREEMENT, this ANNEX, and in its Appendices.

Clause 70. The PROMISEE undertakes to maintain the PMQQS Portal as long as the obligation provided for in this Sections remains in effect.

Sub Section III – Air Quality Monitoring Network

Clause 71. The PROMISEE is obliged to maintain automatic and continuous monitoring of air quality at the stations of Barra Longa Centro, Volta da Capela, and Paracatu de Baixo, sending the data to the supervisory center of SEMAD-DQMA/NQA until the completion of repair works in the municipalities of Barra Longa and Mariana. The obligation is based on the analysis of the dispersion study presented by FUNDAÇÃO RENOVA and a comparative study of the stations inside and outside the ADA.

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Clause 72. The stations may be deactivated upon verification of the completion of the works, evidenced to the environmental agency through a photographic report and other supporting documents.

Clause 73. The completion of the works shall be deemed to occur upon the conclusion of the stages involving the transit of heavy machinery and earthmoving.

Clause 74. The results of the monitoring conducted until the total decommissioning of the stations shall be presented to the RESPONSIBLE GOVERNANCE for the purpose of data compilation and use in public policies, and shall not be used to seek complements to the PLAN or additional actions by the PROMISEE.

Clause 75. The automatic and continuous air quality monitoring stations in Gesteira shall be demobilized immediately following the JUDICIAL RATIFICATION of this AGREEMENT, considering the agreement ratified on May 30, 2023, by the 4th federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte/MG in the records of the Enforcement Proceeding Case No. 1000321-98.2020.4.01.3800, and the conversion of the performance of the works into an obligation to pay as established in this AGREEMENT.

Section V – ENVIRONMENTAL MEASURES RELATED TO THE LINHARES COFFERDAM

Clause 76. Considering that in the Public Civil Action, case no. 1012064- 42.2019.4.01.3800 (“Linhares CPA”), currently pending before the 4th Federal Civil and Agrarian Court of the Belo Horizonte/MG Judicial Subsection, listed in ANNEX 23 - LEGAL ACTIONS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT, filed by the Municipality of Linhares, the impacts of the cofferdams installed in Linhares are under discussion, the PROMISEE and/or FUNDAÇÃO RENOVA undertake to implement the actions of the respective Degraded Area Recovery Plans - PRAD, as approved by the competent environmental agencies.

Clause 77. FUNDAÇÃO RENOVA and/or the PROMISEE will implement the Degraded Area Recovery Plans (PRADs) approved by the competent environmental agencies.

Clause 78. FUNDAÇÃO RENOVA and/or the PROMISEE will carry out surface water and sediment monitoring for the Bananal, Doce, and Pequeno rivers, as well as for the Nova, Juparanã, and Terra Altinha lagoons, as defined within the scope of the Linhares CPA until October 2028.

Clause 79. FUNDAÇÃO RENOVA and/or the PROMISEE will conduct quarterly monitoring of the ichthyofauna in the Bananal and Pequeno rivers and in the Nova and Juparanã Lagoons until October 2028, following the technical guidelines outlined in the decision rendered in the Linhares CPA proceedings (ID 1411315854) and the schedule presented by FUNDAÇÃO RENOVA.

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Clause 80. The improvements and other measures related to the Linhares Water Treatment Plant are provided for in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMS, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS.

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ANNEX 17 – ENVIRONMENTAL ACTIONS OF THE FEDERAL GOVERNMENT

CHAPTER I

GENERAL PROVISIONS

Clause 1. This ANNEX regulates:

I. The actions taken by the FEDERAL GOVERNMENT in total or partial replacement of the socio-environmental programs carried out by the FUNDAÇÃO RENOVA until the JUDICIAL RATIFICATION of this AGREEMENT, subject to the provisions of ANNEX 19 – TRANSITION AND TERMINATION OF THE PROGRAMS, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES.

II. The new compensatory actions to be coordinated and supervised by the FEDERAL GOVERNMENT, which promotes socio-environmental benefits to the Doce River Basin, as well as to its terrestrial, marine and coastal ecosystems.

Paragraph one. For the measures and actions referred to in this ANNEX, the PROMISEE and/or the FUNDAÇÃO RENOVA will allocate the amount of BRL 8,132,000,000.00 (eight billion and one hundred and thirty-two million reais) to the federal financial institution, according to ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY and Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

Paragraph two. There shall be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in relation to the investment decisions/objectives/purposes and other actions of the FEDERAL GOVERNMENT for the allocation of the resources provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the FEDERAL GOVERNMENT with resources from this ANNEX.

Clause 2. The FEDERAL GOVERNMENT will disclose the actions developed in this ANNEX on the Single Portal of this AGREEMENT, according to ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

CHAPTER II

ACTIONS OF TTAC’S ENVIRONMENTAL PROGRAMS CONTINUED BY THE FEDERAL GOVERNMENT

Clause 3. ICMBIO [Chico Mendes Institute of Biodiversity] will continue the following actions of Program 28 of the TTAC (PG 28 - Conservation of Aquatic Biodiversity), extinguished by this AGREEMENT:

I. Aquatic Biodiversity Monitoring Program, for a period of 10 (ten) years, counting from the availability of the amounts necessary for its execution.

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II. Action Plan for the Recovery and Conservation of the Aquatic Fauna of the Doce River’s Watershed (PABA), in part, in relation to the remaining actions.

III. Certain measures of the Action Plan for the Recovery and Conservation of Aquatic Biodiversity of the Doce River Basin and the Coastal and Marine Environments.

Paragraph one. The action referred to in item I will continue to be carried out by the Federal University of Espírito Santo (UFES) and the Espírito Santo Technology Foundation (FEST), and ICMBIO will be responsible for evaluating its applicability for conservation and, if necessary, defining adjustments in execution.

Paragraph two. The identification of a causal link with the COLLAPSE or the definition of additional obligations for the damages object of this AGREEMENT will not be subject to the monitoring of item I.

Clause 4. In relation to Program 30 of the TTAC (PG 30 - Conservation of Terrestrial Biodiversity), extinguished by this AGREEMENT, ICMBIO will include the local populations of endangered species in the national conservation action plans.

Clause 5. ICMBIO will cede to the STATE OF ESPÍRITO SANTO the land for the said state to provide for the construction of the Technical Information Center (CIT) referred to in Program 35 of the TTAC (PG 35 - Information Program for the Population), extinguished by this AGREEMENT.

Clause 6. In relation to Program 39 of the TTAC (PG 39 - Conservation Units), extinguished by this AGREEMENT, it will be incumbent on:

I. ICMBIO, to consolidate the federal conservation units located in the Doce River Basin and in the coastal-marine area.

II. TO THE FEDERAL GOVERNMENT, to create the Environmental Protection Area (APA) of the mouth of the Doce River, with an estimated area of 43,400 (forty-three thousand four hundred) hectares.

Sole Paragraph. In order to fund the actions necessary for the consolidation and implementation of the federal conservation units referred to in item I, the FEDERAL GOVERNMENT may pay in part of the resources of this ANNEX into a private fund of a perpetual nature, to be constituted and managed by the federal financial institution referred to in Chapter IV of the GENERAL CONDITIONS of this AGREEMENT.

CHAPTER III

NEW FEDERAL GOVERNMENT PROJECTS FOR COMPENSATION FOR

SOCIO- ENVIRONMENTAL IMPACTS - RIO DOCE ENVIRONMENTAL FUND

Clause 7. The FEDERAL GOVERNMENT will coordinate and supervise the implementation of new compensatory actions that promote socio-environmental benefits to the Doce River Basin, as well as to its terrestrial, marine and coastal ecosystems.

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Clause 8. The actions referred to in this Chapter III shall be financed with funds paid into the Rio Doce Fund in accordance with Chapter IV of the GENERAL CONDITIONS.

Paragraph one. Specifically for the actions referred to in this Chapter III, the Rio Doce Fund will adopt the designation “Rio Doce Environmental Fund” and will have a collegiate body for its management, whose composition and competencies will be defined in an act of the Minister of State for the Environment and Climate Change.

Paragraph two. The federal financial institution responsible for the administration of the Rio Doce Fund shall be responsible for the direct or indirect execution of the resources paid in it for the actions referred to in this ANNEX.

Clause 9. Actions aimed at the following may be funded with resources from the Rio Doce Environmental Fund:

I. Payment for environmental services, primarily water.

II. Recovery, conservation and sustainable use of biodiversity.

III. Promotion of bioeconomy value chains.

IV. Consolidation and management of public forests, conservation units and protected areas.

V. Prevention and fighting of forest fires and support for environmental inspection.

VI. Forest restoration and environmental recovery.

VII. Water and soil conservation.

VIII. Integrated management of water resources and water security.

IX. Risk management and response to environmental emergencies.

X. Protection and conservation of fauna and flora, with special attention to endangered species and aquatic species.

XI. Studies and actions related to contamination management, impact assessment, maintenance, recovery, monitoring and improvement of the environmental quality of the Doce River Basin.

XII. Structuring, management of data and information related to the COLLAPSE and the compensatory measures resulting from this AGREEMENT.

XIII. Environmental education.

Sole Paragraph. The Rio Doce Environmental Fund may pay for the hiring of technical consultants to assist the FEDERAL GOVERNMENT in the planning, execution, monitoring and supervision of the actions dealt with in this ANNEX.

Clause 10. The development of the actions related to this Chapter III and their respective results shall be published and detailed annually by the FEDERAL GOVERNMENT, after hearing, on a non-binding basis, the Doce River Basin Committee.

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ANNEX 18 – FLOOD RESPONSE AND ENVIRONMENTAL AND

PRODUCTIVE RECOVERY OF THE BANKS OF THE DOCE RIVER

Clause 1. This ANNEX is intended for actions aimed at responding to floods and other disasters resulting from rainfall and the environmental and productive recovery of the banks and mouth of the Doce River, to be carried out by the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO.

Clause 2. For the execution of the actions, the amounts will be divided as follows:

I. The amount of BRL 250,000,000.00 (two hundred and fifty million reais) in a linked account to be indicated by the STATE OF MINAS GERAIS, for the implementation of actions in accordance with the objectives set forth in Clause 5.

II. The amount of BRL 750,000,000.00 (seven hundred and fifty million reais) in an escrow account be indicated by the STATE OF MINAS GERAIS, for the constitution of an account, similar to a perpetual fund, for the use of income only, in order to ensure the sustainability of the long-term actions.

III. The amount of BRL 1,000,000,000.00 (one billion reais) in an escrow account, similar to a perpetual fund, for the use of income only, in order to ensure the sustainability of the long-term actions, to be indicated by the STATE OF ESPÍRITO SANTO, will be used in the actions provided for in Clause 5.

Paragraph one. The STATE OF MINAS GERAIS hereby appoints the Development Bank of Minas Gerais S.A. (“BMDG” – Banco de Desenvolvimento de Minas Gerais S.A.) as its agent to receive, store and financially manage the amounts referred to in item II, and it is incumbent upon said financial institution to open a specific bank account for such destination.

Paragraph two. Development Bank of Minas Gerais S.A (“BMDG” - Banco de Desenvolvimento de Minas Gerais S.A.) will agree to its respective appointment, by means of its own instrument, committing itself to comply with all the terms and conditions set forth in this ANNEX, and employing, in the execution of the mandate hereby granted, the same diligence that it would employ in the management of its own business.

Paragraph Three. In the event of impossibility, unfeasibility, failure or any frustration of the performance of Development Bank of Minas Gerais S.A (“BMDG” - Banco de Desenvolvimento de Minas Gerais S.A.), the STATE OF MINAS GERAIS will appoint another financial institution in its place. In this case, the State will also inform the PROMISEE of the change, together with the data for deposit of the respective amounts of the following installments as provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY. The absence of indication of this change by the State to the PROMISEE will not result in a new payment of any installment that is deposited in the previous financial institution, and the State must ensure that the funds are transferred to the new institution, at no cost to the PROMISEE.

Paragraph four. The remuneration and expenses of the financial institution indicated, related to the management services of the resources of this ANNEX, will be fixed in a specific instrument and will be deducted from the total resources allocated in this ANNEX.

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Paragraph Five. The amounts defined in this ANNEX are compensatory in nature and are intended to compensate and settle controversies regarding any possible contributions or impacts arising from the COLLAPSE in the volume of rainfall in the region covered by this AGREEMENT, floods and other disasters resulting from rainfall.

Paragraph Six. The fulfillment of the OBLIGATION TO PAY by the PROMISEE and/or FUNDAÇÃO RENOVA does not imply in acknowledgment, agreement or confession by the FUNDAÇÃO RENOVA, the PROMISEE, the SHAREHOLDERS and their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) of any impact or contribution of the COLLAPSE as to any floods and other disasters resulting from rains and their consequences on individual properties.

Clause 3. The actions provided for in this ANNEX must necessarily be geographically located in the flood area indicated in Appendix 18.1 and in adjacent areas up to the limit of 100 (one hundred) meters from said area.

Paragraph one. The benefited area may be expanded in case of future large floods, by administrative act of the STATE OF MINAS GERAIS or the STATE OF ESPÍRITO SANTO.

Paragraph two. Communities on islands in the Doce River may also benefit from the actions of this ANNEX.

Paragraph Three. Priority will be given to properties located on the banks of the Doce River.

Paragraph four. With regard to rural areas, only properties that sign a term of adhesion will be benefited, according to the public policy specified by the public agency responsible for carrying out the actions.

Paragraph Five. It will be exclusively up to the state public agency responsible for the execution of the actions to define the conditions for adhesion and establish the public policy for the allocation of the resources provided for in this ANNEX.

Clause 4. The execution of the actions provided for in this ANNEX may be carried out directly by the State Government or by an entity to be defined by the respective STATE OF MINAS GERAIS or STATE OF ESPÍRITO SANTO, and the rules of execution in each modality shall be established in a subsequent regulation.

Paragraph one. The execution of the actions may be transferred to the Municipal Executive Branch, according to the need and convenience of the respective STATE OF MINAS GERAIS or STATE OF ESPÍRITO SANTO, subject to the prior execution of a legal instrument for access to resources and the formalization, by the municipal entity, of a term of adhesion.

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Paragraph two. The transfer of the execution to the Municipal Executive Branch must provide for the responsibility of the Municipality for the services contracted by it, such as coordination, monitoring, inspection, receipt of services, validation of measurements, obtaining licenses, authorizations and permits that may be necessary, as well as authorization from the owners of private areas eventually indicated or located in the area of competence of the Municipality, to carry out the necessary actions.

Clause 5. The use of the resources of this ANNEX in both the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO, may be directed to the following actions:

I. With regard to rural areas:

a. Cleaning, removal, transportation of waste and/or sediments mobilized with rains, floods and floodings, with environmentally appropriate disposal.

b. Technical assistance and rural extension for environmental and productive recovery, including soil analysis, fertilizer, seeds, correctives and other necessary inputs, respecting the local characteristics of the economic activity.

c. Alternative individual water supply solutions to address temporary interruptions in water supply systems caused by floods, floods and other disasters resulting from the presence of waste and sediment.

d. Training and research focused on methodologies for productive recovery and environmental preservation, aiming at the sustainability of areas affected by floods and other natural disasters object of this ANNEX.

e. Supply of solar energy generation systems, in order to ensure the sustainability and energy resilience of the properties.

f. Other support actions, according to detailed projects to be detailed.

II. With regard to urban areas, the resources in this ANNEX shall be used primarily for actions to clean roads and public infrastructure affected by floods and other natural disasters that are the subject of this ANNEX.

Paragraph one. For the execution of the actions referred to in items I and II, mechanized services and specialized labor may be used, whenever necessary.

Paragraph two. Recovery actions may be reassessed and repeated in subsequent years, as necessary, to address losses associated with floods, and damage caused by mobilized waste and sediments.

Paragraph Three. The resources may be directed to other actions for the prevention and/or response to floods and/or disasters, in compliance with the purpose of this ANNEX, at the discretion of the STATE OF MINAS GERAIS and/or the STATE OF ESPÍRITO SANTO, provided that in accordance with the guideline provided for in Clause 1 and the area provided for in Clause 3 is observed.

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Clause 6. There shall be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES in relation to the decisions of the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO for the allocation of the resources provided for in this ANNEX, nor any commitment or obligation to make new contributions of amounts to any of the actions of the PROMISEE(s) with resources in this ANNEX.

Clause 7. The actions carried out with resources from this ANNEX must be disclosed on the Single Portal of this AGREEMENT, according to ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

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ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMS, MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS CONSEQUENCES

CHAPTER I GENERAL PROVISIONS

Clause 1. This ANNEX provides for the transition and termination of PROGRAMS, measures, responsibilities and obligations arising from the COLLAPSE and its consequences.

Sole Paragraph. The TRANSITION measures addressed in this ANNEX, the OBLIGATIONS TO PERFORM and the OBLIGATIONS TO PAY set forth in this AGREEMENT, fully and satisfactorily replace all TTAC PROGRAMS, extinguished by this AGREEMENT.

Clause 2. The actions, obligations and conducts described in this ANNEX are divided into OBLIGATION TO TRANSFER and/or OBLIGATIONS TO PERFORM and are not subject to the FINANCIAL CAP of this AGREEMENT.

Clause 3. The PROMISEE and/or the FUNDAÇÃO RENOVA must follow the guidelines and methodologies currently applied in the PROGRAMS, during its transition period, observing the provisions of this ANNEX and Appendix 1 - Details of Transition actions.

Clause 4. Appendix 1 - Detailing of Transition Actions lists the 42 (forty-two) PROGRAMS signed in the TTAC, indicating the milestones for the termination of transition measures and the GOVERNANCE responsible for their monitoring.

Clause 5. The actions of the TTAC PROGRAMS, terminated by this AGREEMENT, will be handled in one of the following possibilities:

I. Immediate Termination: the action or its cycles and phases were completed before the signing of this AGREEMENT;

II. Finalization by the executing institutions: the action will be finalized by executing institutions, as provided for in Clause 13. The finalization will occur with the anticipation of the remaining financial transfer of the current contract by the FUNDAÇÃO RENOVA or PROMISEE, upon formal acceptance by the responsible institution;

III. Completion after determined deliveries: the action is in progress on the date of signature of this AGREEMENT, and the current cycle or phase will be completed as provided for in Appendix 1 - Detailing of the Transition actions, with no additional deliveries being necessary; and

IV. Full completion: the action must have all the execution of the scope completed, as stipulated in Appendix 1 - Detailing of the Transition actions, ensuring the execution of all the planned cycles and phases.

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Paragraph one. Actions that have not been initiated by the date of JUDICIAL RATIFICATION of this AGREEMENT are novated through OBLIGATION TO PAY and OBLIGATIONS TO PERFORM, and receive the same treatment as “Immediate Termination”, as provided for in item I.

Paragraph two. Any actions of TTAC PROGRAMS not listed in Appendix 1 - Details of Transition actions will be informed by any of the PARTIES to the GOVERNANCE, which shall define the treatment of such actions within sixty (60) days, from the knowledge of the action, according to one of the referrals provided for in the items of the main section.

Clause 6. To ensure the correct monitoring of the established transition actions, it is the duty of the PROMISEE and/or the FUNDAÇÃO RENOVA, even after the execution of this AGREEMENT, to pass on to the GOVERNANCE of each Section any pertinent information to the transition actions addressed therein.

Sole paragraph. The PARTIES will observe the privacy of personal data that may be contained in the documentation provided, pursuant to Law No. 13,709, of 14 August 2018 (General Law for the Protection of Personal Data – LGPD).

Clause 7. There is no commitment to the preparation of future studies and/or new projections, beyond those already underway and expressly listed in this ANNEX and Appendix 1 - Details of the Transition actions, regarding to the scope of the terminated PROGRAMS, and the PUBLIC AUTHORITY is responsible for evaluating the best way to use the information arising from the PROGRAMS listed in this ANNEX, respecting all the provisions of this AGREEMENT.

Clause 8. It will be incumbent upon the PROMISEE and/or FUNDAÇÃO RENOVA, as the case may be, to be responsible for any demands from third parties, including requests for information and clarifications, on a measure or project that has been executed by them up to the date of signature of this AGREEMENT or that will be finalized or executed by them or by their partners/contractors under their responsibility in the transition established in this ANNEX, so that the PUBLIC AUTHORITIES cannot be held responsible for these actions.

Clause 9. The PROMISEE and/or the FUNDAÇÃO RENOVA shall prepare and forward to the GOVERNANCE responsible for the transition of each action dealt with in this ANNEX, within sixty (60) days of the JUDICIAL RATIFICATION of this AGREEMENT, a list of contracts in force, a schedule containing details and deadlines for the obligations to perform that remained under its responsibility by virtue of this ANNEX, observing the projects and their deliveries provided for in this ANNEX or its Appendix 1 - Detailing of the Transition actions, as well as those indicated for completion by the executing institutions.

Paragraph one. The PROMISEE and/or FUNDAÇÃO RENOVA may request the GOVERNANCE to extend the period provided for in the main section, without prejudice to the continuity of the actions already in progress at the time of the JUDICIAL RATIFICATION of this AGREEMENT.

Paragraph two. Without prejudice to the provisions of the first paragraph, the PROMISEE and/or FUNDAÇÃO RENOVA may submit to the GOVERNANCE of each measure lists of contracts and specific partial schedules of each PROGRAM provided for in this ANNEX.

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Paragraph three. The partial submission provided for in the second paragraph shall not be understood as non-compliance with the deadline provided for in the main section, provided that there has been a request for an extension of the deadline in accordance with the first paragraph.

Clause 10. The PROMISEE and/or FUNDAÇÃO RENOVA undertake to provide information related to the transition measures for disclosure by the responsible GOVERNANCE on the Transparency Portal of this AGREEMENT, in accordance with the provisions of ANNEX 21 - COMMUNICATION AND TRANSPARENCY.

Clause 11. The PROMISORS grant release to the PROMISEE, FUNDAÇÃO RENOVA and/or the SHAREHOLDERS and their RELATED PARTIES (defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) with respect to the obligations of the TTAC PROGRAMS, terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT, pursuant to Chapter VIII of the GENERAL CONDITIONS.

Clause 12. With respect to the transition obligations of the TTAC PROGRAMS, the GOVERNANCE will grant release after the full completion of each action, according to the milestones established in this ANNEX and its Appendix and under the terms of Chapter VIII of the GENERAL CONDITIONS.

Clause 13. For the purposes of this AGREEMENT, executing institutions are outsourced institutions, of a public or private nature, hired by FUNDAÇÃO RENOVA to perform specific actions of this ANNEX.

Paragraph one. It will be up to the GOVERNANCE to monitor the execution of the referenced projects or measures that will be developed by the executing institutions, in the form of this ANNEX, and there will be no additional transfers, participation, obligation or responsibility of the PROMISEE and/or the FUNDAÇÃO RENOVA, in relation to the project and/or measure executed by these contractors or partners after the transfer of the respective contractual balances.

Paragraph two. If the executing institution described in the main section does not accept the terms of termination of the contract, if necessary, the project and/or measure will be addressed for full completion by the PROMISEE and/or FUNDAÇÃO RENOVA.

Paragraph three. In case of contractual non-compliance by the executing institutions, the GOVERNANCE of the measure and the PROMISEE or FUNDAÇÃO RENOVA will adopt the necessary measures to activate the defaulting institution.

Paragraph four. In the situations covered by the second paragraph, the obligations to be carried out by the PROMISEE and/or FUNDAÇÃO RENOVA will be considered terminated upon the fulfillment of the deliveries provided for in Appendix 1 - Details of the Transition actions, to be attested by the GOVERNANCE.

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Paragraph five. For the actions that will be finalized by the executing institutions, the FUNDAÇÃO RENOVA and/or the PROMISEE must negotiate the transfer of the remaining contractual balance within one hundred and eighty (180) days from the JUDICIAL APPROVAL of this AGREEMENT.

Clause 14. The payment of OBLIGATION TO TRANSFER due to the ADHERING MUNICIPALITIES will take place within sixty (60) days of the delivery of the Term of Adhesion and Commitment to the PROMISEE and compliance with the conditions set forth therein.

Sole paragraph. If there is no adherence to this AGREEMENT by the municipality within the established period, the obligations foreseen for execution by the non- adhering municipality will be fulfilled by the FUNDAÇÃO RENOVA and/or PROMISEE, and no other obligation or compensation will be owed by the FUNDAÇÃO RENOVA and/or PROMISEE to the non-adhering municipality.

Clause 15. The SIGNATORIES fully ratify the agreement ratified on May 30, 2023 by the Court of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte/MG in the records of the Judgment Compliance Action, Case No. 1000321-98.2020.4.01.3800, and recognize that the obligations related to the community of Gesteira regarding PG07, PG08, 11, PG12, PG17, PG18, PG 19, PG23 and PG32 were agreed with the PROMISEE and the SHAREHOLDERS in said agreement.

CHAPTER II

PROGRAMMES TERMINATED WITHOUT TRANSITIONAL MEASURES

Clause 16. The following TTAC PROGRAMS, terminated by this AGREEMENT, do not have any additional and/or remaining actions:

I. Program for the Survey and Registration of Impacted People (PG-01);

II. Program for Reimbursement and Indemnification to Impacted People (PG-02);

III. Animal Assistance Program (PG-07);

IV. Program for the reconstruction, recovery and relocation of Bento Rodrigues, Paracatu de Baixo and Gesteira (PG-08);

V. Risoleta Neves UHE Reservoir Recovery Program (PG-09);

VI. Program for the Recovery of Impacted Communities and Infrastructures (Recovery of other Impacted Communities and Infrastructures between Fundão and Candonga, including Barra Longa) (PG-10);

VII. Emergency Financial Aid Program (PG-21);

VIII. Socioeconomic Programs Management Program (PG-22);

IX. Tailings Management Program (PG-23);

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X. Tailings Containment Systems and Treatment at Impact Sites Program (PG-24);

XI. Revegetation, Rockfill and Other Methods Program (PG-25);

XII. Program for the Recovery of Permanent Preservation Areas and Water Reserves (PG-26);

XIII. Spring Recovery Program (PG-27);

XIV. Information Program for the Population (PG-35);

XV. Environmental Risk Management Program (PG-37); and

XVI. Socio-Environmental Programs Management Program (PG-41).

Paragraph one. Despite the absence of transitional measures indicated in this ANNEX for PGs 01, 02 and 21, the assistance of the affected individuals regarding compensation is provided for in ANNEX 2 – INDIVIDUAL INDEMNIFICATION.

Paragraph two. Despite the absence of transition measures indicated in this ANNEX for PGs 07 and 08, the actions related to animal assistance and resettlement must be carried out by the PROMISEE and/or FUNDAÇÃO RENOVA as provided in ANNEX 1 – MARIANA AND RESETTLEMENTS.

Paragraph three. Subject to the provisions of the third paragraph of Clause 1 of the GENERAL CONDITIONS of this AGREEMENT, the PROMISEE and/or the FUNDAÇÃO RENOVA undertakes to carry out actions in the reservoir of the Risoleta Neves Hydroelectric Power Plant (UHE), until the end of the concession period in force on the date of JUDICIAL APPROVAL of this AGREEMENT, aiming at the safety of the main dam of the UHE and the maintenance of the operating conditions of the plant, whose need is verified by its direct relationship with the COLLAPSE.

Paragraph four. ANNEX 11 – REPAIR OF INFRASTRUCTURE IMPACTED BETWEEN FUNDÃO AND CANDONGA sets out for the measures provided for in PG 10 and their form of execution by the PROMISEE and/or the FUNDAÇÃO RENOVA.

Paragraph five. ANNEX 16 – ENVIRONMENTAL RECOVERY PLAN provides for the measures set out in PGs 23, 25, 26 and 27 that are assumed as OBLIGATIONS TO PERFORM of the PROMISEE and/or the FUNDAÇÃO RENOVA in this AGREEMENT.

Paragraph six. The PG35 measures related to the construction and funding of the Technical Information Center in the State of Espírito Santo (CIT), to be carried out in space provided by Chico Mendes Institute of Biodiversity (ICMBio), are provided for in ANNEX 12 – STATE INITIATIVES.

Paragraph seven. The measures of PG35 related to the development of an integrated information system, to be shared with state environmental agencies, may be carried out through the Rio Doce Environmental Fund referred to in ANNEX 17 – FEDERAL GOVERNMENT ENVIRONMENTAL ACTIONS.

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Clause 17. Any contracts related to the PROGRAMS and/or actions related to the PROGRAMS mentioned in this ANNEX will be immediately terminated by the FUNDAÇÃO RENOVA after the JUDICIAL APPROVAL of this AGREEMENT.

CHAPTER III

PROGRAMMES CLOSED WITH TRANSITIONAL MEASURES

Section I – Program for the Protection and Recovery of the Quality of Life of

Indigenous People (PG-03)

Clause 18. The Program for the Protection and Recovery of the Quality of Life of Indigenous People (PG-03) will be immediately terminated with the signing of this AGREEMENT, subject to the transition actions provided for in this Section.

Clause 19. The PROMISEE and/or the FUNDAÇÃO RENOVA undertake to continue the following actions:

I. Supply of mineral water: supply of mineral water to the communities of Comboios and Córrego do Ouro in the Indigenous Land (TI) Comboios for a period of 66 (sixty-six) months from the JUDICIAL APPROVAL of this AGREEMENT.

II. Ongoing consulting for PBA-CI: activities of the consulting company H&P with the Tupiniquim and Guarani indigenous people aimed at the construction of the final version of the Basic Environmental Plan – Indigenous Component (PBA-CI) integrated;

III. Hiring of a consultancy to finalize PBA-CI: a bidding process currently underway within the scope of the FUNDAÇÃO RENOVA for the hiring of another consultancy to finalize the final version of the integrated PBA-CI; and

IV. Artesian Wells: obligation to complete the drilling of artesian wells in the villages of Pau Brasil, Córrego do Ouro, Olhos D’água and Comboios, according to objectives and schedule already agreed and in progress.

Sole paragraph. In the event that the obligation of item IV of this clause is not completed within eighteen (18) months of the JUDICIAL RATIFICATION of the AGREEMENT, the term for the supply of mineral water referred to in item I shall be forty-eight (48) months from the effective fulfillment of the obligation referred to in item IV.

Clause 20. The payment of ASE for indigenous people will be made in the form of ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLAS COMMUNITIES AND TRADITIONAL PEOPLE.

Clause 21. The GOVERNANCE of the transition of this PROGRAM will be exercised by the Federal Government, through the Ministry of Indigenous People.

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Section II – Quality of Life Program for Other Traditional People and

Communities (PG-04)

Clause 22. The Quality of Life Program for Other Traditional People and Communities (PG-04) will be immediately terminated with the signing of this AGREEMENT, subject to the transition measures of this Section.

Clause 23. The PROMISEE and/or the FUNDAÇÃO RENOVA undertake to continue the following actions:

I. H&P Consulting: activities of the consulting firm H&P with traditional miners and sparklers to complete the actions foreseen in the work plans already approved by the communities;

II. Water Supply – Degredo: continuity of the supply of water for human consumption in progress in the Quilombola Community of Degredo until the implementation of the Supply System – Degredo; and

III. Implementation of the Supply System – Degredo: implement the Water Supply System for the Quilombola Community of Degredo, in the STATE OF ESPÍRITO SANTO.

Clause 24. The payment of AFE for traditional communities will be made in the form of ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES, AND TRADITIONAL PEOPLE.

Clause 25. The governance of the transition of this PROGRAM will be exercised by the Federal Government, through the Ministry of Agrarian Development and Family Agriculture and the Ministry of Racial Equality.

Section III – Social Protection Program (PG-05)

Clause 26. The Social Protection Program (PG-05), extinguished by this AGREEMENT, includes the following actions:

I. Municipal Plans for Reparation in Social Protection;

II. Logistical support for the execution of Municipal Social Protection Reparation Plans;

III. CREA [Regional Council of Engineering and Agronomy] lease in Mariana;

IV. Mariana – Fuel;

V. Mariana – Vehicles;

VI. State Social Protection Reparation Plans; and

VII. Municipal training for Social Protection.

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Clause 27. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I. Municipal Social Protection Reparation Plans of the following municipalities: Aimorés, Alpercata, Belo Oriente, Bom Jesus do Galho, Bugre, Caratinga, Conselheiro Pena, Córrego Novo, Dionísio, Fernandes Tourinho, Iapu, Ipaba, Ipatinga, Itueta, Marliéria, Naque, Periquito, Pingo D’água, Santana do Paraíso, São Domingos do Prata, São José do Goiabal, São Pedro dos Ferros, Sem Peixe, Sobrália, Timóteo, Rio Casca, Galileia, Rio Doce, Barra Longa, Governador Valadares, Tumiritinga and Santa Cruz do Escalvado in Minas Gerais; Aracruz, Baixo Guandu, Linhares, Colatina, Marilândia and Sooretama in Espírito Santo;

II. Logistical support for the execution of Municipal Social Protection Reparation Plans, with the exception of supply support for Mariana;

III. State Plan for Reparation in Social Protection of MG;

IV. State Plan for Reparation in Social Protection of Espírito Santo; and

V. Municipal training for Social Protection in the following municipalities: Alpercata, Córrego Novo, Dionísio, Iapu, Marliéria, São Domingos do Prata, São Pedro dos Ferros, Sem Peixe, Sobrália and Timóteo.

Clause 28. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Municipal Training for Social Protection”, “Lease of CREA in Mariana”, “Mariana - Fuel” and “Mariana - Vehicles”, in Mariana/MG, will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through determined deliveries, as provided for in Appendix 1 - Details of Transition actions.

Paragraph one. The PROMISEE and/or the FUNDAÇÃO RENOVA must transfer the remaining resources related to the “Municipal Training for Social Protection” of Mariana, in Minas Gerais, to the executing municipality, in the amount of BRL 70,063.41 (seventy thousand and sixty-three reais and forty-one centavos - updated August/24).

Paragraph two. Once the OBLIGATION TO TRANSFER is fulfilled, the obligations of the PROMISEE and/or FUNDAÇÃO RENOVA related to the “Municipal Training for Social Protection” of Mariana/MG are terminated.

Clause 29. The PROMISEE and/or the FUNDAÇÃO RENOVA must transfer the remaining resources related to the “Municipal Plans for Reparation in Social Protection” of Mariana and Resplendor, in Minas Gerais, to the executing municipality, according to the following amounts:

Municipality	Value
Mariana	BRL 16,444,073.71 (updated August/24)

Resplendor	BRL 807,500.00 (updated August/24)

Sole paragraph. Once the OBLIGATION TO TRANSFER is fulfilled, the obligations of the PROMISEE and/or FUNDAÇÃO RENOVA related to the Municipal Plans for Reparation in Social Protection of Mariana and Resplendor are terminated.

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Clause 30. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section IV – Communication, Participation, Dialogue and Social Control Program

(PG-06)

Clause 31. The Communication, Participation, Dialogue and Social Control Program (PG-06), extinguished by this AGREEMENT, includes the following actions:

I. Maintain channels of interaction, dialogue and continuous relationship with the affected population and other interested audiences;

II. Adopt relationship channels;

III. Install Information and Service Centers – CIAS; and

IV. Maintain an ombudsman for the activities developed by the FUNDAÇÃO RENOVA.

Clause 32. Subject to the provisions of ANNEX 21 – COMMUNICATION AND TRANSPARENCY, the FUNDAÇÃO RENOVA and/or PROMISEE will remain responsible for the actions described below, duly restructured and readjusted to the obligations to perform under its responsibility in this AGREEMENT:

I. Relationship channels, namely the 0800 line, the Contact Us, the Information and Service Centers (CIAs), the User Portal and the Institutional Information Center (NII);

II. Production of content on the repair process in the usual institutional channels and vehicles, aiming exclusively to account for the actions carried out by them, to publicize actions with a service provision character and to inform the internal and/or external public on specific matters pertinent to the obligations under their responsibility in this AGREEMENT, being able to produce technical material (actions and communication pieces), if necessary, to generate accessible and effective social information;

III. Ombudsman, maintaining usual processes such as (i) registration, qualification, verification and response to manifestations received; (ii) forwarding, investigating and dealing with the manifestations; (iii) intermediation and investigation with the protesters for more information and clarifications; (iv) information to the protester about the progress of the process of investigating the manifestations; (v) management of information regarding the manifestations received, verified and finalized; (vi) continuous monitoring of results and indicators; (vii) preparation and publication of periodic reports; and (viii) critical analyses and recommendations to the teams aimed at improving the performance of their activities and providing subsidies to improve the service to the communities impacted by the event; and

IV. Social/institutional relationship and dialogue teams to maintain interactions with the affected communities in the areas covered by obligations to perform so in this AGREEMENT, maintaining the actions carried out today of context analysis and participation and social control in the respective projects related to these obligations.

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Sole paragraph. The actions listed above must be carried out for the time necessary for the complete completion of the execution of all obligations to be carried out under the responsibility of the PROMISEE and/or FUNDAÇÃO RENOVA by virtue of this AGREEMENT.

Clause 33. Actions that are not listed in the previous clause will be considered closed with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 34. The PROMISEE and/or FUNDAÇÃO RENOVA undertake to maintain the current communication and transparency actions in the way they are currently carried out and with the necessary adjustments to adapt the obligations provided for in Clause 32 and ANNEX 21 – COMMUNICATION AND TRANSPARENCY, until the implementation by the PROMISEE of the communication measures provided for in ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Paragraph one. Until the implementation by the PROMISEE of the communication measures provided for in ANNEX 21 – COMMUNICATION AND TRANSPARENCY, the FUNDAÇÃO RENOVA must include in its communication channels the information on the OBLIGATIONS TO PERFORM executed by the PROMISEE as a result of this AGREEMENT.

Paragraph two. The PROMISEE must subsidize the FUNDAÇÃO RENOVA with the data necessary for the fulfillment of the obligation provided for in the first paragraph.

Clause 35. After the implementation by the PROMISEE of the communication measures provided for in ANNEX 21 – COMMUNICATION AND TRANSPARENCY, the FUNDAÇÃO RENOVA must keep in its communication channels updated all information on the OBLIGATIONS TO PERFORM for which it is responsible.

Clause 36. The governance of the transition of this PROGRAM will be the responsibility of the following Justice Institutions: Federal Public Prosecutor’s Office, Public Prosecutor’s Office of the State of Minas Gerais, Public Prosecutor’s Office of the State of Espírito Santo, Federal Public Defender’s Office, Public Defender’s Office of the State of Minas Gerais and Public Defender’s Office of the State of Espírito Santo.

Section V – School Recovery and School Community Reintegration Program (PG-11)

Clause 37. The School Recovery and School Community Reintegration Program (PG- 11), terminated by this AGREEMENT, includes the following actions:

I. Mariana Psychopedagogical Support;

II. Psychopedagogical Support Barra Longa;

III. Pedagogical Support Mariana;

IV. Pedagogical Support Barra Longa;

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V. Art, Culture and Knowledge Production;

VI. Temporary Schools;

VII. School Structures;

VIII. Emergency Training; and

IX. Integrated Agenda.

Clause 38. The actions of “Training for Emergency” and “School Structures – José Vasconcelos Lanna” will be immediately terminated with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 39. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA upon determined deliveries, as provided for in Appendix 1 - Details of the Transition actions:

I. Mariana Psychopedagogical Support;

II. Psychopedagogical Support Barra Longa;

III. Pedagogical Support Mariana; and

IV. Pedagogical Support Barra Longa.

Sole paragraph. The training/courses/training/workshops and/or other measures that are in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT must be completed as described in Appendix 1 - Details of the Transition actions.

Clause 40. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Temporary Schools”, such as funding, maintenance, transportation of students and other projects in progress for this public, must be maintained by the PROMISEE and/or FUNDAÇÃO RENOVA until the complete transition to the resettlement schools is completed.

Sole paragraph. Included in the obligation of the main section are the actions “Art, Culture and Production of Knowledge”, “School Structures” and the structures listed below:

I. School located in Novo Bento Rodrigues/MG (reconstruction in the resettlement);

II. School located in Novo Paracatu de Baixo/MG (reconstruction in the resettlement);

III. Municipal Temporary School of Bento Rodrigues/MG, currently in operation in Mariana/MG (in maintenance/conservation until transition to resettlement); and

IV. Municipal temporary school in Paracatu de Baixo/MG, currently in operation in Mariana/MG (in maintenance/conservation until transition to resettlement).

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Clause 41. The PROMISEE and/or the FUNDAÇÃO RENOVA must transfer the resources related to the “Integrated Agenda” to the municipality of Sooretama, in the amount of four million reais, (BRL 4,000,000.00), historical value, duly corrected by the IPCA until the date of effective disbursement.

Sole paragraph. Once the OBLIGATION TO TRANSFER to the municipality of Sooretama/ES is fulfilled, the obligations of the PROMISEE and/or FUNDAÇÃO RENOVA related to the Integrated Agenda are terminated.

Clause 42. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT, and each committee will monitor the actions affecting the municipalities in its territory.

Section VI – Program for the Preservation of Historical, Cultural and Artistic Memory (PG-12)

Clause 43. The Program for the Preservation of Historical, Cultural and Artistic Memory (PG-12), extinguished by this AGREEMENT, includes the following actions:

I. Inventories and Diagnostics of:

a. reparation of assets of an intangible nature;

b. safeguarding of archaeological assets; and

c. safeguarding cultural references.

II. Cultural Reference Plan;

III. Technical Reserve;

IV. House of Knowledge;

V. Strengthening of Leisure;

VI. Bento Rodrigues Memorial; and

VII. Chapel roof.

Clause 44. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I. Preparation of the “Inventories and Diagnoses of:

a. reparation of assets of an intangible nature;

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b.	safeguarding of archaeological assets; and

c.	safeguarding cultural references.

Clause 45. The following measures in progress at the time of the JUDICIAL RATIFICATION of this AGREEMENT will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through determined deliveries, as provided for in Appendix 1 - Details of the Transition actions:

I.	Cultural Reference Plan;

II.	Strengthening of Leisure; and

III.	House of Knowledge.

Clause 46. The measures in progress regarding the actions of the “Bento Rodrigues Memorial”, the “Chapel Roof” and the “Chapel of Nossa Senhora das Mercês (Bento Rodrigues)”; “Chapel of São Bento (Bento Rodrigues)”; and “Chapel of Santo Antônio (Paracatu de Baixo)”, as well as on the “Technical Reserve” were established in ANNEX 1 - MARIANA AND RESETTLEMENTS.

Clause 47. The referrals referring to the works in the structures of the listed assets listed below are dealt with in ANNEX 11 – REPAIR OF IMPACTED INFRASTRUCTURES BETWEEN FUNDÃO AND CANDONGA and in the respective Appendix 1 – Details of the Transition actions:

I.	Mother-Church of São José;

II.	Hotel Xavier; and

III.	ten (10) residences and private property listed.

Clause 48. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section VII – Support Program for Tourism, Culture, Sports and Leisure (PG-13)

Clause 49. The Support Program for Tourism, Culture, Sports and Leisure (PG-13), extinguished by this AGREEMENT, includes the following actions:

I.	Diagnoses and Impact Assessments in Tourism, Culture, Sports and Leisure;

II.	Support for the Estrada Real Program;

III.	Infrastructure Increase;

IV.	Incentive to Reading;

V.	Project to Combat Leisure Losses;

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VI.	Fishing Tournament;

VII.	Project for the Institutional Strengthening of Culture, Sports and Leisure;

VIII.	Tourism Entrepreneurship;

IX.	Doce Notice;

X.	Strengthening community relations, appreciation and cultural preservation; XI. Integrated Development Program of the Mouth of Doce River;

XII.	Institutional Strengthening of Tourism; and

XIII.	Rio Doce Urban Park.

Clause 50. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Diagnoses and Impact Assessments in Tourism, Culture, Sports and Leisure;

II.	Support for the Estrada Real Program;

III.	Infrastructure Increase; IV. Incentive to Reading;

V.	Project to Combat Leisure Losses;

VI.	Fishing Tournament;

VII.	Project for the Institutional Strengthening of Culture, Sports and Leisure;

VIII.	Tourism Entrepreneurship;

IX.	Integrated Development Program of the Mouth of Doce River; and

X.	Institutional Strengthening of Tourism.

Clause 51. The PROMISEE and/or the FUNDAÇÃO RENOVA shall transfer the resources related to the “Rio Doce Urban Park” to the municipality of Rio Doce, in the amount of nine million reais (BRL 9,000,000.00), an amount already corrected until the signing of the AGREEMENT.

Sole paragraph. Once the OBLIGATION TO TRANSFER to the municipality of Rio Doce/MG is fulfilled, the obligations of the PROMISEE and/or FUNDAÇÃO RENOVA related to the Integrated Agenda are terminated.

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Clause 52. The measures in progress at the time of the JUDICIAL RATIFICATION of this AGREEMENT regarding the “Doce Notice” and the project “Strengthening community relations, appreciation and cultural preservation” will be finalized by the FUNDAÇÃO RENOVA and/or PROMISEE through determined deliveries, as provided for in Appendix 1 - Details of the Transition actions.

Paragraph one. The edition of the public notice that is in progress will be continued until its completion, including the accountability of the selected projects.

Paragraph two. All classes or rounds of training, courses, training and/or workshops of these projects that are in progress at the time of JUDICIAL APPROVAL of this AGREEMENT will be finalized by the FUNDAÇÃO RENOVA and/or SAMARCO.

Clause 53. The Integrated Development Program of the Mouth of the Doce River (PID FOZ) for the STATE OF ESPÍRITO SANTO, corresponding to item 8.2 of Priority Axis No. 8, will be an integral part of the State’s Public Policies, for the purposes of planning and monitoring the integration between measures, and there will be no participation or responsibility for the preparation or implementation of the program by the FUNDAÇÃO RENOVA, SAMARCO or its SHAREHOLDERS and its RELATED PARTIES.

Clause 54. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT, and each committee will monitor the actions affecting the municipalities in its territory.

Section VIII – Program to Support the Physical and Mental Health of the Impacted Population (PG-14)

Clause 55. The Support Program for the Physical and Mental Health of the Impacted Population (PG-14), extinguished by this AGREEMENT, includes the following actions:

I.	Human health risk assessment studies;

II.	Epidemiological and Toxicological Studies;

III.	Health Action Plans; and

IV.	Health training.

Clause 56. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Human health risk assessment studies;

II.	Epidemiological and Toxicological Studies;

III.	Health Action Plans; and

IV.	Health training.

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Paragraph one. Within a maximum period of ninety (90) days from the JUDICIAL APPROVAL of this AGREEMENT, the PROMISEE AND/OR FUNDAÇÃO RENOVA will send to the GOVERNANCE all reports, data, information and documents prepared and/or produced within the scope of the Support Program for the Physical and Mental Health of the Impacted Population (PG-14).

Paragraph two. The PARTIES agree that the Health Action Plans subject to Public Civil Action No. 0039564-83.2018.8.13.0400 of Mariana/MG and Judicial Agreement No. 1024832-63.2020.4.01.3800 of Barra Longa/MG will be maintained observing the deadlines, conditions and resources defined in the respective instruments.

Clause 57. The governance of the transition of this PROGRAM will be exercised by the FEDERAL GOVERNMENT, through the Ministry of Health, the State Committee of Minas Gerais and the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS.

Section IX – Research Support Program for the Development and Use of Socioeconomic Technologies Applied to Impact Remediation (PG 15)

Clause 58. The Research Support Program for the Development and Use of Socioeconomic Technologies Applied to Impact Remediation (PG-15), extinguished by this AGREEMENT, includes the following actions:

I.	Survey of Technological Matrix;

II.	Public Notice for the Promotion of Innovation;

III.	Multiset Fair;

IV.	TRL Scale Development;

V.	Call 09/2018;

VI.	Empreende Rio Doce (Include);

VII.	University Entrepreneurship;

VIII.	Rio Doce Digital;

IX.	Entrepreneur’s Journey;

X.	Tumiritinga Demonstration Unit;

XI.	Innovation Hub (Rio Doce Labs and Impulso Rio Doce);

XII.	Public Notice: Green Economy;

XIII.	Public Notice: Green and Blue Economy; and

XVI.	Innovative Technologies for Repair.

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Clause 59. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Survey of Technological Matrix;

II.	Public Notice for the Promotion of Innovation;

III.	University Entrepreneurship;

IV.	Rio Doce Digital;

V.	Multiset Fair;

VI.	TRL Scale Development;

VII.	Call 09/2018;

VIII.	Entrepreneur’s Journey;

IX.	Tumiritinga Demonstration Unit;

X.	Green Economy Notice; and

XI.	Green and Blue Economy Notice.

Clause 60. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the Innovation Hub (Rio Doce Labs and Impulso Rio Doce) will be fully finalized by the PROMISEE and/or FUNDAÇÃO RENOVA, as provided for in Appendix 1 - Details of the Transition actions.

Clause 61. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA upon certain deliveries, as provided for in Appendix 1 - Details of the Transition actions:

I.	Empreende Rio Doce (Include); and

II.	Innovative Technologies for Repair.

Clause 62. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT, and each committee will monitor the actions affecting the municipalities in its territory.

Section X – Program for the Resumption of Aquaculture and Fishing Activities (PG-16)

Clause 63. The Program for the Resumption of Aquaculture and Fishing Activities (PG-16), extinguished by this AGREEMENT, includes the following actions:

I.	Panel of Experts;

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II.	Cultivating for Fishing Project;

III.	Cultivating to Fish Project: APAP;

IV.	Promotion and Strengthening of Associativism and Cooperativism;

V.	Productive Groups: Entre Rios;

VI.	Productive Groups: Areal;

VII.	Productive Groups: Regência;

VIII.	Productive Groups: Povoação;

IX.	Productive Groups: Pedra Corrida;

X.	Productive Groups: Rio Casca;

XI.	Mapping of economic potential in fisheries and aquaculture;

XII.	Program Communication;

XIII.	Advisory and Project Management;

XIV.	Fisheries and Aquaculture Recovery Plan (ES [state of Espírito Santo and MG [state of Minas Gerais]);

XV.	Strengthening of Fishing Culture and Activity - (MG and ES);

XVI.	Socioeconomic Characterization and Fisheries Monitoring Project;

XVII.	Foz Projects – ASPER;

XVIII.	Foz Projects – APAP;

XIX.	Foz Projects – Photovoltaic Microstation;

XX.	Empodera Belo Oriente Project;

XXI.	Social Fish Farming Project;

XXII.	Fish Farming Demonstration Unit; and

XXIII.	Technical Assistance and Extension:

a.	Accompaniment;

b.	Technical Assistance and Extension – MG; and

c.	Technical Assistance and Extension – ES.

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Clause 64. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Panel of Experts;

II.	Cultivating for Fishing Project;

III.	Cultivating to Fish Project: APAP;

IV.	Promotion and Strengthening of Associativism and Cooperativism;

V.	Mapping of economic potential in fisheries and aquaculture;

VI.	Program Communication;

VII.	Advisory and Project Management;

VIII.	Fisheries and Aquaculture Recovery Plan (ES and MG);

IX.	Strengthening of Fishing Culture and Activity (ES and MG);

X.	Empodera Belo Oriente;

XI.	Social Fish Farming Project;

XII.	Foz Projects – Photovoltaic Microstation; and

XIII.	Demonstration Unit of Fish Farming.

Clause 65. The following actions will be completed by the PROMISEE and/or the FUNDAÇÃO RENOVAthrough determined deliveries, as provided for in Appendix 1 - Details of Transition actions:

I.	Productive Groups: Entre Rios;

II.	Productive Groups: Areal;

III.	Productive Groups: Povoação;

IV.	Productive Groups: Regência;

V.	Productive Groups: Pedra Corrida;

VI.	Productive Groups: Rio Casca;

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VII.

“Socioeconomic Characterization and Fisheries Monitoring Project”, which deals with the quantification and qualification of fishing production in the Doce River and on the coast of Espírito Santo, carried out in partnership with the São Paulo Fisheries Institute/FUNDEPAG [Agribusiness Research Development Foundation] and the Federal University of Espírito Santo/FEST;

VIII.	Technical Assistance and Extension – Monitoring;

IX.	Technical Assistance and Extension – MG; and

X.	Technical Assistance and Extension – ES.

Clause 66. The actions “Foz Projects – ASPER” and “Foz Projects – APAP” will be fully completed by the PROMISEE and/or FUNDAÇÃO RENOVA, as provided for in Appendix 1 - Details of Transition actions.

Clause 67. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS, and each committee will monitor the actions affecting the municipalities in its territory.

Section XI – Program for the Resumption of Agricultural Activities (PG-17)

Clause 68. The Program for the Resumption of Agricultural Activities (PG-17), extinguished by this AGREEMENT, includes the following projects and respective actions:

I.	PROJ01 (Productive Environmental Zoning);

II.	PROJ02 (Analysis of Forest Restoration Opportunities);

III.	PROJ03 (PASEA):

a.	Diversification of income sources;

b.	Rural sanitation;

c.	Productive restructuring and sustainable production;

d.	Renova Rebanho;

e.	Simple infrastructures;

f.	Complex infrastructure;

g.	Forest restoration of Permanent Preservation Areas (APPs) and Payment for Environmental Services (PES);

h.	Soil and water conservation practices;

i.	Demonstration units;

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j.	Silage – Animal feed;

k.	Technical Assistance and Rural Extension – ATER;

IV.	PROJ04 (PTIP):

a.	Soil repair and management and water management;

b.	Demonstration units;

c.	Silage – Animal feed; and

d.	Technical Assistance and Rural Extension – ATER.

V.	PIDRES (Integrated Program for Sustainable Rural and Economic Development).

Clause 69. The following projects and respective actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	PROJ01 (Productive Environmental Zoning);

II.	PROJ02 (Analysis of Forest Restoration Opportunities);

III.	PROJ03 (PASEA):

a.	Diversification of income sources;

b.	Rural sanitation;

c.	Productive restructuring and sustainable production; and d. Renova Rebanho.

IV.	PIDRES (Integrated Program for Sustainable Rural and Economic Development).

Sole paragraph. The Integrated Program for Sustainable Rural and Economic Development (“PIDRES”) will be an integral part of the Public Policies of the State of Espírito Santo, for the purposes of planning and monitoring the integration between measures under the responsibility of this public entity, without any participation or responsibility of the PROMISEE, FUNDAÇÃO RENOVA and/or SHAREHOLDERS and their RELATED PARTIES regarding the preparation or implementation of the PIDRES.

Clause 70. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA upon determined deliveries, as provided for in Appendix 1 - Details of the Transition actions:

I.	PROJ03 (PASEA):

a.	Complex infrastructure (where applicable);

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b.	Silage – Animal feed; and

c.	Technical Assistance and Rural Extension – ATER.

II.	PROJ04 (PTIP):

a.	Silage – Animal feed; and

b.	Technical Assistance and Rural Extension – ATER.

Paragraph one. The actions of PROJ03 (PASEA) referring to the “Complex Infrastructures” located upstream of the Risoleta Neves UHE, which are pending execution, will be dealt with according to the judicial decision rendered on 05.30.2023 by the Court of the 4th Federal and Agrarian Court of the Judicial Subsection of Belo Horizonte in the records of Priority Axis No. 8 – Case No. 1000417-16.2020.4.01.3800 (ID 1387041881).

Paragraph two. The PROMISEE and/or FUNDAÇÃO RENOVA shall continue the actions of “Technical Assistance and Rural Extension – ATER” and “Silage - Animal Feed” of PROJ03 (PASEA) and PROJ04 (PTIP) for a period of twenty-four (24) months, counted from the JUDICIAL APPROVAL of this AGREEMENT.

Paragraph three. Only owners who manifested themselves within the judicial deadline (31/07/2020), according to the judicial decision rendered in the records of Priority Axis No. 8 – Process No. 1000417-16.2020.4.01.3800 (ID 275212393), and who meet the criteria approved by the Court, are eligible for the “Silage – Animal Feed” actions of PROJ03 (PASEA) and PROJ04 (PTIP).

Paragraph four. The payment of the amounts corresponding to the monthly silage needs will be made according to the rules established in the Silage Exit Plan, considering the calculation of the silage volume and the review of eligibility carried out by the PROMISEE and/or FUNDAÇÃO RENOVA, based on the Conclusive Study.

Clause 71. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be fully finalized by the PROMISEE and/or FUNDAÇÃO RENOVA, as provided for in Appendix 1 - Details of the Transition actions:

I.	PROJ03 (PASEA):

a.	Simple infrastructures;

b.	Forest restoration of APPs and Payment for Environmental Services (PES);

c.	Soil and water conservation practices; and

d.	Demonstration units.

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II.	PROJ04 (PTIP):

a.	Soil repair and management and water management; and

b.	Demonstration units.

Paragraph one. The conclusion of the actions listed in this clause will be formalized upon the presentation of a term of completion signed by the owner, which must be submitted to the governance responsible for the transition.

Paragraph two. If the owner refuses to sign the term of conclusion, the PROMISEE and/or FUNDAÇÃO RENOVA will send the supporting documentation to the governance, which will grant the release if the completion of the actions is verified.

Clause 72. For the referrals proposed in this Section, the properties currently served by the PROMISEE and/or FUNDAÇÃO RENOVA within the scope of PG-17 will be considered, except for measures related to the supply of silage, which must comply with the provisions of the third and fourth paragraphs of Clause 70.

Clause 73. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT, and each committee will monitor the actions affecting the municipalities in its territory.

Section XII – Program for the Recovery and Diversification of the Regional Economy with Incentive to Industry (PG-18)

Clause 74. The Program for the Recovery and Diversification of the Regional Economy with Industry Incentives (PG-18), extinguished by this AGREEMENT, is composed of the following actions:

I.	Master Plan and Urban Mobility and Market Intelligence Plan;

II.	Compete Rio Doce Fund;

III.	Desenvolve Rio Doce Fund;

IV.	Entrepreneur’s House;

V.	Mariana Business District;

VI.	Milk Production Chain;

VII.	Reactivation of the Mariana Dairy Product;

VIII.	Cocoa Chain;

IX.	Business Incubator;

X.	Diversify Mariana Fund;

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XI.	Microcredit - Community Banks;

XII.	Collective and Individual Businesses;

XIII.	Promotion of Associativism and Cooperativism;

XIV.	Agroecology in Settlements; and

XV.	Production Chain - Meliponiculture Project.

Clause 75. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Master Plan and Urban Mobility and Market Intelligence Plan;

II.	Compete Rio Doce Fund;

III.	Desenvolve Rio Doce Fund;

IV.	Entrepreneur’s House;

V.	Mariana Business District;

VI.	Milk Production Chain;

VII.	Promotion of Associativism and Cooperativism;

VIII.	Reactivation of the Mariana Dairy Product;

IX.	Cocoa Chain; and

X.	Business Incubator.

Clause 76. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Diversifica Mariana Fund” will be finalized by the executing institutions, as provided for in Appendix 1 - Details of the Transition actions.

Sole paragraph. The PROMISEE and/or FUNDAÇÃO RENOVA may designate another executing institution for the execution of the “Microcredit - Community Banks”, if the institution originally responsible is not interested in assuming the continuity of the execution of the actions.

Clause 77. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be fully finalized by the PROMISEE and/or FUNDAÇÃO RENOVA, as provided for in Appendix 1 - Details of the Transition actions:

I.	Agroecology in Settlements;

II.	Collective and Individual Businesses;

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III.	Promotion of Associativism and Cooperativism;

IV.	Production Chain - Meliponiculture Project; and

V.	Microcredit - Community Banks.

Clause 78. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT, and each committee will monitor the actions affecting the municipalities in its territory.

Section XIII – Program for the Recovery of Micro and Small Businesses in the Commerce, Services and Productive Sector (PG-19)

Clause 79. The Program for the Recovery of Micro and Small Businesses in the Commerce, Services and Productive Sector (PG-19), extinguished by this AGREEMENT, is composed of the following actions:

I.	Adaptation of the business to new market conditions;

II.	Territorial Marketing;

III.	Business Roundtable;

IV.	Marketplace;

V.	Business Formalization;

VI.	Access to Credit;

VII.	Recovery of production conditions (physical and economic);

VIII.	Rental of commercial spaces;

IX.	Renovation and/or adaptation of infrastructure;

X.	Replacement of Inputs and Equipment;

XI.	Business Planning;

XII.	Competitiveness Gain;

XIII.	Training Project; and

XIV.	Development of Productive Groups.

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Clause 80. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Adaptation of the business to new market conditions;

II.	Territorial Marketing;

III.	Business Roundtable;

IV.	Marketplace;

V.	Business Formalization; and

VI.	Access to Credit.

Clause 81. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through determined deliveries, ensuring the possibility of payment of the obligations to each business in cash, as provided for in Appendix 1 - Details of the Transition actions:

I.	Recovery of production conditions (physical and economic);

II.	Rental of commercial spaces;

III.	Renovation and/or adaptation of infrastructure;

IV.	Replacement of Inputs and Equipment; and

V.	Business Planning.

Paragraph one. For the purpose of attesting to completion, after carrying out the actions in progress, it will be necessary for the PROMISEE and/or FUNDAÇÃORENOVA to present a term of completion signed by the owner.

Paragraph two. If the owner refuses to sign the term of conclusion, the PROMISEE and/or FUNDAÇÃO RENOVA will send the supporting documentation to the GOVERNANCE, which will grant release if the completion of the actions is verified.

Clause 82. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the actions of “Competitiveness Gain”, “Training Project” and “Development of Productive Groups” will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through determined deliveries, as provided for in Appendix 1 - Details of the Transition actions.

Sole paragraph. All actions, training, workshops and/or other measures of these actions that are in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT must be completed by the FUNDAÇÃO RENOVA and/or PROMISEE.

Clause 83. For the referrals proposed in this Section, the businesses currently served by the PROMISEE and/or FUNDAÇÃO RENOVA within the scope of PG-19 will be considered.

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Clause 84. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT, and each committee will monitor the actions affecting the municipalities in its territory.

Section XIV – Local Hiring Stimulus Program (PG-20)

Clause 85. The Local Hiring Stimulus Program (PG-20), extinguished by this AGREEMENT, includes the following actions:

I.	Professional Qualification (Capacita Rio Doce);

II.	Mariana’s Professional Profile;

III.	Supplier Prospecting;

IV.	Monitoring of Local Hiring;

V.	Monitoring and Evaluation Process; and

VI.	Qualification Companies + Management.

Clause 86. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Mariana’s Professional Profile;

II.	Monitoring of Local Hiring; and

III.	Monitoring and Evaluation Process.

Clause 87. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the actions “Qualification Companies + Management”, “Professional Qualification Process (Capacita Rio Doce)”, and “Supplier Prospection” will be finalized by the FUNDAÇÃO RENOVA and/or SAMARCO through determined deliveries, as provided for in Appendix 1 - Details of the Transition actions.

Sole paragraph. All classes or rounds of guidance, courses, training, workshops and/or other measures of these projects that are in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT must be finalized by the FUNDAÇÃO RENOVA and/or SAMARCO.

Clause 88. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS, and each committee will monitor the actions affecting the municipalities in its territory.

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Section XV – Aquatic Biodiversity Conservation Program (PG-28)

Clause 89. The Aquatic Biodiversity Conservation Program (PG-28), extinguished by this AGREEMENT, includes the following projects and actions:

I. Project for the Recovery and Conservation of Aquatic Fauna in Environmental Area 1 - PJ01;

II. Process of Monitoring Aquatic Biodiversity in fresh, estuarine, coastal and marine environments impacted - PJ02;

III. Preparation and execution of the Integrated Action Plan for the Recovery and Conservation of Aquatic Biodiversity of the Doce River Basin and Coastal and Marine Environments - PJ03;

IV. Preparation and execution of contingency actions - PJ04; and

V. Unified Database (Aqua Biota).

Clause 90. The action of “Preparation and execution of contingency actions - PJ04” will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 91. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Monitoring Process of Aquatic Biodiversity in the Fresh, Estuarine, Coastal and Marine Impacted Environments - PJ02” will be finalized by the executing institutions, as provided for in Appendix 1 - Detailing of the Transition actions, through the execution of the following steps:

I. Execution of the monitoring of the evolution of aquatic and riparian ecosystems, object of Research Support Foundation of the State of Minas Gerais (FAPEMIG) Call No. 10/2018, expected to end in 2025; and

II. Monitoring of Aquatic Biodiversity in Espírito Santo for a period of 18 (eighteen) months, carried out by the Espírito Santo Technology Foundation (FEST), according to the Work Plan of the New Monitoring Phase, dated April 2024.

Paragraph one. The contractual obligations in force between the FUNDAÇÃO RENOVA and the executing institutions, related to the FAPEMIG Call No. 10/2018 and the monitoring conducted by FEST, will continue until the conclusion of the OBLIGATION TO TRANSFER necessary for the execution of the monitoring referred to in items I and II.

Paragraph two. After the transfer of resources to the executing institutions, the results of the monitoring cycles will be forwarded to GOVERNANCE.

Clause 92. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Project for the Recovery and Conservation of the Aquatic Fauna of Environmental Area 1 - PJ01” will be finalized by the FUNDAÇÃO RENOVA and/or the PROMISEE through determined deliveries related to the Action Plan for the Recovery and Conservation of the Aquatic Fauna of the Rio Doce Basin (PABA), as provided for in Appendix 1 - Details of the Transition actions.

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Sole paragraph. The determined deliveries consist of the execution of the Action Plan for the Conservation of Terrestrial Biodiversity and delivery of their respective products and services already provided for in the PABA for a period of eighteen (18) months, counted from the JUDICIAL APPROVAL of this AGREEMENT.

Clause 93. As for the project “Elaboration and execution of the Integrated Action Plan for the Recovery and Conservation of Aquatic Biodiversity of the Doce River Basin and Coastal and Marine Environments - PJ03”, the FUNDAÇÃO RENOVA and/or PROMISEE must finalize the preparation of the Integrated Action Plan for the Recovery and Conservation of Aquatic Biodiversity of the Rio Doce Basin and the Coastal Environment, as provided in Appendix 1 - Details of Transition actions.

Clause 94. The PROMISEE and/or FUNDAÇÃO RENOVA must complete the creation of a unified database (Aqua Biota) for the Doce River Basin, with the capacity to supply SpeciesLink and the Brazilian Biodiversity Information System (SiBBr).

Paragraph one. After the completion of the database, it should be passed on to Chico Mendes Institute of Biodiversity (ICMBio), Federal University of the State of Espírito Santo (UFES), and the State Committee of Espírito Santo.

Paragraph two. The inclusion of the data generated during the monitoring provided for in Clause 91 to the unified database will be the responsibility of the executing institutions.

Clause 95. The studies and monitoring carried out by public and private institutions, referenced in Appendix 1 - Details of Transition actions, shall not indicate any future measure, under responsibility or obligation for the PROMISEE and/or FUNDAÇÃO RENOVA and/or SHAREHOLDERS and their RELATED PARTIES, given the environmental compensation provided for in this AGREEMENT.

Clause 96. The governance of the transition of this PROGRAM will be exercised by the FEDERAL GOVERNMENT, through the Ministry of Environment and Climate Change, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section XVI – Program for the Strengthening of Wildlife Screening and Reintroduction Structures (PG-29)

Clause 97. The Program for the Strengthening of Wildlife Screening and Reintroduction Structures (PG-29), extinguished by this AGREEMENT, includes the construction, equipping and operational maintenance of Wild Animal Screening Centers – CETAS, in the STATE OF MINAS GERAIS and in the STATE OF ESPÍRITO SANTO.

Sole paragraph. The PROMISEE and/or the FUNDAÇÃO RENOVA must transfer to the executing institution the budget balance of the respective contract, so that the action is finalized by the executing institution, according to the contractual specifications.

Clause 98. The governance of the transition of this PROGRAM will be exercised by the FEDERAL GOVERNMENT, through the Ministry of Environment and Climate Change.

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Section XVII – Terrestrial Fauna and Flora Conservation Program (PG-30)

Clause 99. The Terrestrial Fauna and Flora Conservation Program (PG 30), extinguished by this AGREEMENT, includes the following actions:

I.	Impact assessment study on endangered species (PJ01);

II.	Rapid Ecological Assessment (PJ02);

III.	Preparation of the Action Plan for the Conservation of Terrestrial Biodiversity (PJ03); and

IV.	Execution of the Action Plan, including monitoring of Terrestrial Biodiversity (PJ04).

Clause 100. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Impact assessment study on endangered species (PJ01);

II.	Rapid Ecological Assessment (PJ02); and

III.	Preparation of the Action Plan for the Conservation of Terrestrial Biodiversity (PJ03).

Clause 101. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Execution of the Action Plan, including monitoring of Terrestrial Biodiversity - PJ04”, will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA upon determined deliveries.

Sole paragraph. The determined deliveries consist of the execution of the Action Plan for the Conservation of Terrestrial Biodiversity and delivery of their respective products and services for a period of eighteen (18) months, counted from the JUDICIAL APPROVAL of this AGREEMENT, as provided for in Appendix 1 - Details of Transition Actions.

Clause 102. The studies and monitoring carried out by the public and private institutions, referred to in this Section, shall not indicate any future measure, under responsibility or obligation for the PROMISEE, FUNDAÇÃO RENOVA and/or SHAREHOLDERS and their RELATED PARTIES, given the environmental compensation provided for in this AGREEMENT.

Clause 103. The governance of the transition of this PROGRAM will be exercised by the FEDERAL GOVERNMENT, through the Ministry of Environment and Climate Change.

Section XVIII – Sewage Collection and Treatment and Solid Waste Disposal Program (PG-31)

Clause 104. The Sewage Collection and Treatment and Solid Waste Disposal Program (PG-31), extinguished by this AGREEMENT, includes the following actions:

I.	Funds Transfer Process (PR01);

II.	Technical Support Process (PR02); and

III.	Training Project (PR03).

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Clause 105. The actions related to the “Training Project (PR03)” will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 106. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Funds Transfer Process (PR01)” will be finalized by the municipalities and/or executing institutions, as provided for in this Chapter.

Clause 107. The PROMISEE and/or FUNDAÇÃO RENOVA shall transfer the total amount of one hundred and thirty-three million, nine hundred and thirty-two thousand, one hundred and thirty-six reais and eighty-nine centavos (BRL 133,932,136.89) to the Development Bank of Minas Gerais (BDMG) and one hundred and twelve million, three hundred and thirty-one thousand, seven hundred and seventy-seven reais and thirty-two centavos (BRL 112,331,777.32) to the Development Bank of Espírito Santo (BANDES), which will act as financial operators responsible for the continuity of the projects and works already in progress in the municipalities of Minas Gerais and Espírito Santo within the scope of the actions related to the “Process of Transfer of Funds (PR01)”, as shown in Tables 1 and 2 at the end of this ANNEX.

Paragraph one. Projects and works already in progress will be considered those that, until the date of the JUDICIAL APPROVAL of this AGREEMENT, have already at least the publication of the bidding notice for the project, work or acquisition of equipment.

Paragraph two. The transfer of funds includes the payment of the administrative fee to the Development Bank of Minas Gerais (BDMG) and the Development Bank of Espírito Santo (BANDES), as financial operators.

Paragraph three. RESPONSIBLE GOVERNANCE shall decide on the allocation of resources not used by the municipalities within five (5) years after the JUDICIAL APPROVAL of this AGREEMENT.

Paragraph four. After the transfer of the resources referred to in the main section by the PROMISEE, their management will be exclusively carried out by the financial operators and the receiving municipalities.

Paragraph five. In the case of the STATE OF ESPÍRITO SANTO, the Public Consortium for the Treatment and Proper Disposal of Solid Waste in the Doce Oeste region of the State of Espírito Santo – CONDOESTE will manage the resources of the cap value and the necessary updates. The resources will be fully transferred to the Development Bank of Espírito Santo (BANDES), and these will be executed, according to projects for the implementation of the Solid Waste Treatment Center - CTR Colatina and the Transshipment Stations - ETs, and should be fully used in basic sanitation.

Clause 108. Also with regard to the “Funds Transfer Process (PR01)”, the PROMISEE and/or the FUNDAÇÃO RENOVA shall transfer directly to each municipality the amount corresponding to the cap established for each municipality for the PG-31, with correction by the IPCA, subtracted from the amount already transferred until the JUDICIAL APPROVAL of this AGREEMENT and from the amount transferred according to Clause 107, according to the corresponding column in Table 2 at the end of this ANNEX.

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Paragraph one. The municipalities must use the amount in sanitation actions and works, in compliance with the rules of ANNEX 15 – MUNICIPAL INITIATIVES regarding accountability.

Paragraph two. With the transfer provided for in Clause 107, the municipalities will directly manage the funds received, without any responsibility of the PROMISEE, FUNDAÇÃO RENOVA or SHAREHOLDERS and their RELATED PARTIES as to the management of these amounts.

Clause 109. There shall be no liability of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES in relation to the decisions of the municipalities and financial operators for the allocation of the resources provided for in this Section, nor any commitment or obligation to make new contributions of amounts, in addition to those already provided for in PG-31 currently.

Clause 110. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT, referring to the “Technical Support Process - PR02”, will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA upon determined deliveries.

Sole paragraph. The PROMISEE and/or the FUNDAÇÃO RENOVA shall continue to provide the technical support service to the municipalities of Minas Gerais and Espírito Santo and to Public Consortium for the Treatment and Proper Final Disposal of Solid Waste in the Doce Oeste Region of the State of Espírito Santo - CONDOESTE for a period of two (2) years.

Clause 111. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section XIX – Water Supply Systems Improvement Program (PG-32)

Clause 112. The Water Supply Systems Improvement Program – PG 32, extinguished by this AGREEMENT, includes the following actions:

I.	Projects and works related to alternative raw water abstractions and improvement of water treatment systems; and

II.	Emergency supply by water truck and distribution and storage of mineral water.

Clause 113. The PROMISEE shall execute certain deliveries of water supply works already started, as shown in Table 3, including commissioning and assisted operation of the water supply systems, according to the respective schedule, until their completion.

Paragraph one. In order to characterize the termination of the obligations herein agreed, the PROMISEE and/or the FUNDAÇÃO RENOVA must present to the GOVERNANCE the Term of Delivery and Receipt signed by the respective municipality and water supply service provider.

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Paragraph two. The works provided for in the main section will become part of the municipal assets and must be maintained by the municipalities themselves and/or concessionaires from the signing of the Term of Delivery and Receipt, which will only be issued after the assisted operation is carried out for a minimum period of three (3) months.

Clause 114. The PROMISEE shall transfer the amounts related to the water supply works not started (OBLIGATION TO TRANSFER), according to the scope defined in the design studies, basic and executive projects that will be made available to the respective municipalities.

Paragraph one. Water supply works that have not started are understood to be the works provided for in the design and project studies, but with execution not started until the date of signature of the AGREEMENT, as shown in Table 4.

Paragraph two. The pricing of works that have not started includes the amounts to be spent on the preparation of the design, basic and executive projects not yet prepared and necessary for the completion of the work.

Paragraph three. For cases in which the obligation of the PROMISEE and/or FUNDAÇÃO RENOVA is only the delivery of the design study, the pricing must be presented to the beneficiary municipality within 60 (sixty) days from the delivery. In the case of basic and executive projects, pricing must be included in said project.

Paragraph four. The PROMISEE and/or FUNDAÇÃO RENOVA must follow the deadlines and scopes established in conciliation hearings held in Priority Axis No. 9 (proceeding No. 1000462-20.2020.4.01.3800) and in the processes originated from the dismemberment of this to make available the determined deliveries, to each municipality, consistent with the design studies and projects under preparation in relation to the works not started.

Paragraph five. The design and project studies must be prepared by qualified professionals with the appropriate Technical Responsibility Notes (ART).

Paragraph six. The information and technical documents may be used by the municipalities to eventually subsidize them in technical decisions within the scope of their water supply policy, at their sole discretion and responsibility.

Paragraph seven. The PROMISEE and/or the FUNDAÇÃO RENOVA must transfer (OBLIGATION TO TRANSFER) the amounts related to the water supply works not started within 60 (sixty) days from the formal agreement of the respective municipalities with the studies and projects.

Paragraph eight. The municipality will have discretion in the allocation of the resource provided for in the main section, with the condition that it is applied in basic sanitation.

Paragraph nine. Once the OBLIGATION TO TRANSFER provided for in paragraph seven is fulfilled, there will be no liability of the PROMISEE and/or the FUNDAÇÃO RENOVA in relation to investment decisions/interventions carried out by the municipalities.

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Paragraph ten. ANNEX 1 – MARIANA AND RESETTLEMENTS provides for the water supply works to be carried out by the PROMISEE and/or FUNDAÇÃO RENOVA in the locality of Paracatu de Baixo, in the municipality of Mariana/MG.

Clause 115. The PARTIES acknowledge as terminated the actions carried out by the PROMISEE, during the emergency period, and subsequently by the FUNDAÇÃO RENOVA, up to the date of JUDICIAL RATIFICATION of this AGREEMENT, as shown in Table 5.

Clause 116. The PROMISEE and/or FUNDAÇÃO RENOVA shall ensure the emergency supply to the locality of Santo Antônio do Rio Doce, in the municipality of Aimorés, for a period of six (6) months from the delivery of the projects to the municipality, provided for in Table 4.

Clause 117. The PROMISEE and/or FUNDAÇÃO RENOVA undertake to deliver to the municipalities of Barra Longa (Gesteira), Belo Oriente (Cachoeira Escura), Resplendor (Headquarters), Colatina (Headquarters – alternative catchment in the Santa Maria River and improvements to the ETA [Water Treatment Plan] – emergency period) and Linhares (Regência – emergency period) the as-built projects of the works carried out.

Clause 118. For the municipalities of Resplendor and Itueta, as they are municipalities that receive water on an emergency basis, the PROMISEE and/or the FUNDAÇÃO RENOVA, in alignment with the respective water supply service providers, must carry out a treatability test procedure as determined in the records of Priority Axis No. 9 (proceeding No. 1000462- 20.2020.4.01.3800).

Paragraph one. From the confirmation of the treatability of the water, the emergency supply must be maintained only for the time necessary for the resumption of the public supply, to be indicated by each water supply service provider.

Paragraph two. In case of verification of non-treatability with the current conditions of each system, the PROMISEE and/or the FUNDAÇÃO RENOVA must carry out actions to improve/change the treatment system(s) necessary for the resumption.

Paragraph three. The treatability test will be paid for by the PROMISEE and/or the FUNDAÇÃO RENOVA, which will be responsible for hiring the accredited laboratory, with the participation of technical representatives of the respective municipalities.

Clause 119. The PROMISEE and/or the FUNDAÇÃO RENOVA shall ensure the emergency supply to the locality of Boninsegna, in the municipality of Marilândia, until the completion of the pending works, according to the work schedule described in Table 6.

Clause 120. In case of disagreement between the Municipalities with the works, projects and studies prepared in compliance with this Section and if it is not possible to reach a consensual solution with the PROMISEE and/or the FUNDAÇÃO RENOVA, the localities will be excluded from the release criteria for the obligations of this Section, except for the rights of the Municipalities and the respective concessionaires to individually pursue their claims against the PROMISEE and/or the FUNDAÇÃO RENOVA.

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Clause 121. The PROMISEE and/or the FUNDAÇÃO RENOVA undertake to offer to the two hundred and sixty-one (261) beneficiaries, detailed in Table 7, a definitive alternative supply solution, understood as a determined delivery, and must execute it, if the beneficiary is interested.

Paragraph one. Alternative solutions must be evaluated by a consultancy to be hired by the PROMISEE and/or the FUNDAÇÃO RENOVA, before being presented to users. The technical manifestation of the consultancy will be presented to the beneficiary along with the offer of the solution.

Paragraph two. The user must have a period of forty-five (45) days from the offer to join the solution. If the beneficiary does not manifest itself after forty-five (45) days of the offer, the provisions of the fourth paragraph below shall apply.

Paragraph three. The PROMISEE and/or the FUNDAÇÃO RENOVA must maintain the individual supply until the completion of the execution and regularization of the alternative system for beneficiaries who express interest in joining.

Paragraph four. The PROMISEE and/or the FUNDAÇÃO RENOVA shall maintain the individual supply for the beneficiaries who do not wish the definitive alternative solution for a period of six (6) months from the refusal or six (6) months after the offer, if the beneficiary does not manifest itself in relation to the definitive supply alternative.

Paragraph five. All solutions must be delivered to users duly regularized, and the PROMISEE and/or the FUNDAÇÃO RENOVA are responsible for defects in the service or product implemented.

Paragraph six. Public supply solutions should be prioritized when this is a viable alternative, and this solution cannot be ruled out exclusively due to the cost of implementation.

Paragraph seven. The definitive solution should observe measures that are less costly for users, in the perspective of future maintenance of the equipment.

Paragraph eight. In cases where the solution is not interconnection to the public supply system, after installation of the system, the PROMISEE and/or the FUNDAÇÃO RENOVA must carry out, as a determined delivery, an assisted operation with the receiver of the system, for a period of three (3) months, to attest the achievement of the potability of the water. At the end of the period of three (3) months, those responsible for each supply alternative will be responsible for the operation and maintenance of their systems, ending the emergency supply.

Paragraph nine. Those responsible for each supply solution shall receive sufficient resources to maintain the operation of their solutions for a period of two (2) years, the value of which shall be evaluated by the consultancy provided for in the first paragraph. There will be no new contribution of funds after the assumption of the operation by the owner, once the period of assisted operation has ended.

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Paragraph ten. The PROMISEE and/or the FUNDAÇÃO RENOVA must pass on the guidelines for the operation and maintenance of the systems developed in writing to the operators of each system.

Paragraph eleven. In cases where the definitive solution is the connection of the beneficiary to the public supply system, the water supply will be paralyzed immediately after the completion of the household connection and the start of the supply by the public network.

Paragraph twelve. Beneficiaries are understood to be the family nucleus identified in Table 7, which will benefit from the alternative solution to be offered and executed by the PROMISEE and/or the FUNDAÇÃO RENOVA.

Paragraph thirteen. Considering the provisions of Law No. 13,709, of 14 August 2018, Table 7 will not be published and access will be restricted to the PROMISORS and to the Court of the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Belo Horizonte for the purpose of complying with the provisions of this AGREEMENT.

Clause 122. Actions related to indigenous people, Quilombola Communities and/or traditional people within the scope of basic sanitation and emergency supply are addressed in Sections I and II, in ANNEX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE and in ANNEX 8 – HEALTH.

Clause 123. The governance of the transition of this PROGRAM, with the exception of Clause 122, will be exercised by the State Committee of Minas Gerais and by the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS, and each Committee will monitor the actions affecting the municipalities in its territory.

Section XX – Education Program for the Revitalization of the Doce River Basin (PG-33)

Clause 124. The Education Program for the Revitalization of the Doce River Basin (PG-33), terminated by this AGREEMENT, includes the following actions:

I.	Training of Educators;

II.	Strengthening of Networks and Public Policies;

III.	Training of Young Leaders; and

IV.	Education for Sustainable Territory Planning.

Clause 125. The actions of “Strengthening Networks and Public Policies” will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 126. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Training of Educators” will be finalized by the executing institutions, according to the provisions of Appendix 1 - Details of Transition actions.

Paragraph one. The PROMISEE and/or FUNDAÇÃO RENOVA must transfer to the executing institution the budget balance of the respective contract, so that the action can be finalized by the companies already contracted, according to the contractual specifications.

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Paragraph two. Once the OBLIGATION TO TRANSFER is fulfilled, the obligations of the PROMISEE and/or FUNDAÇÃO RENOVA related to the “Training of Educators” are terminated.

Clause 127. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding “Education for Sustainable Territory Planning” and “Youth Leadership Training” in Minas Gerais and Espírito Santo will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through determined deliveries, as provided for in Appendix 1 - Detailing of Transition actions.

Sole paragraph. The PROMISEE and/or the FUNDAÇÃO RENOVA shall complete all guidance, courses, training, workshops or other measures that are in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the action of “Education for Planning of Sustainable Territories”.

Clause 128. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS.

Section XXI – Environmental Emergency Preparedness Program (PG-34)

Clause 129. The Environmental Emergency Preparedness Program (PG34), extinguished by this AGREEMENT, is composed of the following subprojects:

I.	Civil Defense Training – PJ02;

II.	Strengthening of the Civil Protection and Defense System – PJ03;

III.	NUPDEC – Civil Protection and Defense Center – PJ04;

IV.	Safe School – PJ05;

V.	Structural Improvement of Civil Defenses – PJ06; and

VI.	Acquisition of equipment – Contingency Plan for the Linhares region.

Clause 130. The actions related to the “Structural Improvement of Civil Defenses – PJ06” and the “Acquisition of equipment – with the objective of strengthening the civil defense of the government of Espírito Santo and the municipalities of Linhares and Sooretama” will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 131. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the following actions will be fully finalized by the PROMISEE and/or FUNDAÇÃO RENOVA, as provided for in Appendix 1 - Details of the Transition actions:

I.	Civil Defense Training – PJ02;

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II.	Strengthening of the Civil Protection and Defense System – PJ03;

III.	NUPDEC – Civil Protection and Defense Center – PJ04; and

IV.	Safe School – PJ05.

Clause 132. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section XXII – National and International Communication Program (PG-36)

Clause 133. The National and International Communication Program (PG-36) provides for the implementation and maintenance of the website and digital platform for information on the actions adopted by the FUNDAÇÃO RENOVA since its creation.

Clause 134. As a transition from the National and International Communication Program – PG36, FUNDAÇÃO RENOVA must reformulate, within three (3) months after the JUDICIAL APPROVAL of this AGREEMENT, its current website/platform, in order to make it compatible with the OBLIGATIONS TO PERFORM that were its responsibility in this AGREEMENT.

Sole paragraph. FUNDAÇÃO RENOVA shall maintain on its website and digital platform the data of the actions implemented until the JUDICIAL APPROVAL of this AGREEMENT, observing the provisions of this ANNEX and ANNEX 21 – COMMUNICATION AND TRANSPARENCY.

Clause 135. The current website/platform of FUNDAÇÃO RENOVA shall be maintained during the period of execution of its obligations in this AGREEMENT and for at least 12 (twelve) months after its termination.

Sole paragraph. In compliance with the obligation set forth in this Clause, the PROMISEE and/or the FUNDAÇÃO RENOVA may insert an initial notice so that the data on the OBLIGATION TO PAY and the OBLIGATIONS TO PERFORM provided for in this AGREEMENT are obtained from the PROMISEE’s communication channels.

Clause 136. The GOVERNANCE of the OBLIGATIONS TO PERFORM provided for in this Section will be the responsibility of the following Justice Institutions: Federal Public Prosecutor’s Office, Public Prosecutor’s Office of the State of Minas Gerais, Public Prosecutor’s Office of the State of Espírito Santo, Federal Public Defender’s Office, Public Defender’s Office of the State of Minas Gerais and Public Defender’s Office of the State of Espírito Santo.

Section XXIII – Doce River Basin Monitoring Program (PG-38)

Clause 137. The Doce River Basin Monitoring Program (PG-38), extinguished by this AGREEMENT, is composed of the following actions:

I.	Systematic Quali-Quantitative Monitoring Program of Water and Sediment (PMQQS) of the Doce River;

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II.	Quali-Quantitative Monitoring Program for Environmental Surveillance of Interventions (PMQQVAI);

III.	Water Quality Monitoring Plan for Human Consumption (PMQACH);

IV.	On-demand monitoring; and

V.	Rainy Season Action Plan.

Clause 138. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Quali-Quantitative Monitoring Program for Environmental Surveillance of Interventions (PMQQVAI);

II.	On-demand monitoring; and

III.	Rainy Season Action Plan.

Clause 139. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Systematic Qualitative and Quantitative Monitoring Program of Water and Sediment (PMQQS) of the Rio Doce” will be finalized in accordance with the obligations established in ANNEX 16 – ENVIRONMENTAL RECOVERY PLAN.

Clause 140. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Water Quality Monitoring Plan for Human Consumption (PMQACH)” will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA, considering the current scope of the plan, through determined deliveries, for a period of eighteen (18) months from the JUDICIAL APPROVAL of this AGREEMENT, as provided for in Appendix 1 - Details of the Transition actions.

Paragraph one. The execution, finalization and submission of all information, reports and documents related to the transition actions of the “Water Quality Monitoring Plan for Human Consumption (PMQACH)” will lead to the termination of the transition obligation, upon delivery of the results of the last monitoring cycle.

Paragraph two. The results will be processed and delivered to the Ministry of Health and the State Health Secretariats of Minas Gerais and Espírito Santo.

Clause 141. The GOVERNANCE of the transition of this PROGRAM will be exercised by the FEDERAL GOVERNMENT, through the Ministry of Health, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section XXIV – Program for the Consolidation of Conservation Units (PG-39)

Clause 142. The Program for the Consolidation of Conservation Units (PG-39), extinguished by this AGREEMENT, includes the following actions:

I.	Project for the Impact Assessment of Conservation Units (UCs) and Repair of Potentially Impacted Conservation Units - PJ01;

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II.	Consolidation of REVIS Santa Cruz - PJ02;

III.	Consolidation of the Rio Doce State Park (PERD) - PJ03;

IV.	Preparation and execution of the Management Plan of the APA at the Mouth of the Doce River- PJ04;

V.	Construction of the APA Headquarters in the Mouth of the Doce River - PJ05; and

VI.	Rebio Comboios Repair Action Plan.

Clause 143. The following actions will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT:

I.	Preparation and execution of the Management Plan of the APA at the mouth of Rio Doce – PJ04;

II.	Construction of the APA Headquarters at the mouth of Doce River – PJ05; and

III.	Consolidation of the PERD – PJ03.

Clause 144. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Project for the Impact Assessment of Conservation Units (UCs) and Repair of Potentially Impacted UCs PJ01” will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA upon determined delivery, which consists of the delivery of the final impact assessment report of the conservation units indicated in Table 8.

Paragraph one. The studies and data regarding the conservation units will be delivered by the PROMISEE and/or FUNDAÇÃO RENOVA to the federative entities managing the respective conservation units studied. The studies will be used by the managing bodies of the Conservation Units with the exclusive purpose of technically subsidizing their decisions for planning investments in the respective conservation units, observing the provisions of ANNEX 15 – MUNICIPAL INITIATIVES for the Municipalities.

Paragraph two. The PROMISEE and/or the FUNDAÇÃO RENOVA will deliver a copy of the studies to the GOVERNANCE for compliance with the obligation set forth in this Clause. There will be no validation or evaluation by the GOVERNANCE, to comply with or obtain release of this obligation.

Clause 145. There will be no responsibility of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their RELATED PARTIES, in relation to the investment decisions in the Conservation Units, nor any commitment or obligation to carry out, complement or correct any additional study/technical document or collect any other additional information.

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Clause 146. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Rebio Comboios Reparation Action Plan”, will be finalized by the executing institutions, limited to the following actions:

I.	Adjustments in the water collection system for the sea turtle tanks;

II.	Deck Recovery; and

III.	Improvements aimed at accessibility for visitors with mobility difficulties.

Clause 147. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Consolidation of REVIS Santa Cruz – PJ02” will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through the continuity of the technical cooperation agreement between Chico Mendes Institute of Biodiversity (ICMBio), FUNDAÇÃO RENOVA and Brazilian Fund for Biodiversity (Funbio), in the form of financial transfer, as provided for in Appendix 1 - Details of Transition actions.

Clause 148. The impacts identified in the final impact assessment report of the Private Natural Heritage Reserves (RPPNs) José Luiz Magalhães Neto, Lagoa Silvana, Sete de Outubro and Fazendo Bulcão will be compensated through the payment of compensation to be negotiated directly between the PROMISEE and/or the FUNDAÇÃO RENOVA with the owners of the RPPNs.

Sole paragraph. In case of disagreement between the owners regarding the proposed values, and if it is not possible to reach a consensual solution with the PROMISEE and/or the FUNDAÇÃO RENOVA, the obligation in relation to that RPPN will be terminated, with the owners being reserved for the right to individually pursue their claims against the PROMISEE and/or the FUNDAÇÃO RENOVA.

Clause 149. The governance of the transition of this PROGRAM will be exercised by the Federal Government, through the Ministry of Environment and Climate Change and by the State Committee of Espírito Santo, according to the federative entity managing the respective conservation unit, under the terms of the GENERAL CONDITIONS of this AGREEMENT.

Section XXV – Program to Promote the Implementation of the Rural Environmental Registry CAR and PRA (PG-40)

Clause 150. The Program to Promote the Implementation of the Rural Environmental Registry CAR and the PRA (PG-40), extinguished by this AGREEMENT, includes the following actions:

I.	Promotion of the Rural Environmental Registry (CAR) - PJ01;

II.	Promotion of the Environmental Regularization Program (PRA) - PJ02;

III.	Technical Cooperation Agreement with the Institute of Agricultural and Forestry Defense of Espírito Santo - IDAF (without taxonomy); and

IV.	Technical Cooperation Agreement with the State Institute of Forests - IEF (no taxonomy).

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Clause 151. The actions related to the “Technical Cooperation Agreement with the Institute of Agricultural and Forestry Defense of Espírito Santo (IDAF)” and the “Technical Cooperation Agreement with the State Institute of Forests (IEF)” will be terminated immediately with the JUDICIAL APPROVAL of this AGREEMENT.

Clause 152. The measures in progress at the time of the JUDICIAL APPROVAL of this AGREEMENT regarding the “Promotion of the Rural Environmental Registry (CAR) – PJ01” and the “Promotion of the Environmental Regularization Program (PRA) – PJ02” will be finalized by the PROMISEE and/or FUNDAÇÃO RENOVA through determined deliveries, as provided for in Appendix 1 - Details of the Transition actions.

Paragraph one. The promotion of the Rural Environmental Registry (CAR) and the Promotion of the Environmental Regularization Program (PRA) will be directed to rural landowners currently served by PG-40, whose regularization processes have not been completed.

Paragraph two. The promotion of the Rural Environmental Registry (CAR) and the Promotion of the Environmental Regularization Program (PRA) is subject to the voluntary adherence of rural landowners. If the owner does not express interest, chooses not to join the project, or gives up the benefit during the term of the contracts, his property will be excluded from the list of beneficiaries, upon proof of withdrawal to be validated by RESPONSIBLE GOVERNANCE.

Paragraph three. Proof of withdrawal and/or non-adherence of the owners to the promotion of the Rural Environmental Registry (CAR) and the Promotion of the Environmental Regularization Program (PRA), will be given with the presentation, to the promisor responsible for GOVERNANCE, of (i) a term of refusal/withdrawal signed by the producer, owner or squatter; or (ii) in case of refusal to sign the term by the person responsible for the area, by a document signed by a technical professional involved in the actions, which proves the owner’s withdrawal and/or non-adherence, and must also contain the signature of two witnesses.

Paragraph four. After the validation of the GOVERNANCE, the obligation will be terminated immediately with respect to the referred property.

Clause 153. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais and the State Committee of Espírito Santo, under the terms of the GENERAL CONDITIONS.

Section XXVI – Program for the Reimbursement of Extraordinary Public Expenditures (PG-42)

Clause 154. The Program for the Reimbursement of Extraordinary Public Expenditures includes actions for the reimbursement of resources to public agencies upon demonstration of the effective expenditure, validated and approved by audit.

Clause 155. The PROMISEE and/or FUNDAÇÃO RENOVA shall transfer the remaining resources related to the “Reimbursement of Extraordinary Public Expenditures” in cases already validated by the audit.

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Paragraph one. The OBLIGATION TO TRANSFER provided for in the main section applies only in relation to the following claim, whose payment will take place within sixty (60) days from the JUDICIAL APPROVAL of this AGREEMENT, in a linked account to be indicated by the STATE OF MINAS GERAIS, according to the amount below:

Between	Historical value	Reference date	Updated value (IPCA - Sep/24)

State Secretariat for the Environment and Sustainable Development – SEMAD – State of Minas Gerais	BRL 199,893.04	16 October 2023	BRL 275,043.58

Paragraph two. Any delay in the submission of the incorrect data and/or data information referred to in the first paragraph shall not constitute a delay by the PROMISEE and/or the FUNDAÇÃO RENOVA regarding the disbursements provided for in ANNEX 22 – SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY of the AGREEMENT.

Paragraph three. Once the OBLIGATION TO TRANSFER is fulfilled, the obligations of the PROMISEE and/or FUNDAÇÃO RENOVA related to the Extraordinary Public Expenditure Reimbursement Program are terminated.

Clause 156. The governance of the transition of this PROGRAM will be exercised by the State Committee of Minas Gerais.

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Table 1 - Relating to Clause 107 of this ANNEX (PG-31)

UF	Entity	Claim Code	Type of claim	Plea

MG	AIMORÉS	AIMESPJ03	Project	Drawing up a project, including a topographical survey and licensing for the treatment of sanitary sewage generated only at the head office
		AIMRSOB05	Work	Expansion of the landfill and renovation and expansion of the Sorting and Composting Plant
		AIMRSPJ01	Project	Preparation of a project to expand the sanitary landfill and renovate the Sorting and Composting Plant - UTC

MG	ALPERCATA	ALPESCT01	Buying land	Acquisition of the land where the Sewage Treatment Plant (STP) for the municipality’s headquarters and the district of Era Nova will be built
		ALPESPJ01	Project	Design of the sewage system for the municipality’s headquarters and the district of Era Nova
		ALPRSAB01	Purchase of goods	Acquisition of vehicles and equipment for the operation of selective collection
		ALPRSPM01	Plans and studies

Preparation of feasibility studies for the design of infrastructure services for integrated systems for the final disposal of solid urban waste, as well as environmental education and selective collection programs

MG	BARRA LONGA	BALESCT01	Buying land	Acquisition of land for the construction of the municipal wastewater treatment plant
		BALESOB01	Work	Execution of the SES project at the municipal headquarters
		BALESPJ01	Project	Adaptation of the SES engineering project at the municipal headquarters
		BALRSCT01	Buying land	Acquisition of land where the Sorting and Composting Plant (UTC) will be set up and where the Transfer Station (ET) is already built.
		BALRSPJ01	Project	Preparation of design studies, basic and executive projects, preparation of environmental licensing and definition of works, with a view to implementing the Sorting and Composting Plant (UTC)

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UF	Entity	Claim Code	Type of claim	Plea

MG	BELO ORIENTE	BEOESOB04	Work	Implementation of the sewage system - SES in the district of Perpétuo Socorro (Cachoeira Escura)
		BEORSAB01	Purchase of goods	Acquisition of equipment and vehicles for the operation of selective collection

MG	BOM JESUS DO GALHO	BJGESOB02	Work	Implementation of the sewage system in the district of Revés do Belém
		BJGESPJ02	Project	Preparation of sanitary sewage system projects for the municipality's headquarters and the Revés do Belém district.
		BJGRSOB03	Work	Implementation of a sorting shed for recyclable materials

MG	BUGRE	BUGESCT01	Buying land	Acquisition of land to build the Wastewater Treatment Plant in Bugre
		BUGESOB02	Work	Implementation of the sewage system in the towns of Bugre, Boachá, São Lourenço, Livramento and São José do Bugre
		BUGESPJ02	Project	Preparation of sewage system projects for the towns of Bugre (headquarters), São Lourenço, Livramento and São José do Bugre
		BUGRSAB01	Purchase of goods	Purchase of a truck with a wooden body and a skid steer loader

MG	CARATINGA	CARESPJ02	Project	Completion and revision of the Conception Studies and Basic Projects and preparation of the Executive Projects for the Sanitary Sewerage Systems (SES) for the districts of São Cândido, Sapucaia and Cordeiro de Minas (including the Porto Seguro neighborhood).
MG		CARRSOB02	Work	Expansion of the Caratinga sanitary landfill

MG	CÓRREGO NOVO	CONESOB01	Work	Implementation of the sanitary sewage system at the municipality's headquarters
		CONRSAB01	Purchase of goods	Purchase of a dump truck

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UF	Entity	Claim Code	Type of claim	Plea

MG	CONSELHEIRO PENA	COPESAO01	Technical advice	Hiring technical consultants for land regularization
		COPESOB01	Work	Construction of the sewage system at the municipal headquarters
		COPRSAB01	Purchase of goods	Acquisition of vehicles and equipment for the operation of selective collection

MG	CIMVALPI	CVPRSAB01	Purchase of goods	Purchase of 29 roll on off bucket containers with a minimum capacity of 30m³
		CVPRSPM01	Plans and studies	Preparation of the Intermunicipal Integrated Solid Waste Management Plan for the municipalities associated with the Piranga Valley Multi-Sector Intermunicipal Consortium (PIGIRS/CIMVALPI),

MG	DIONÍSIO	DIOESCT01	Buying land	Expropriation/acquisition of area for the installation of the WWTP in the Conceição de Minas district of Dionísio
		DIOESOB03	Work	Implementation of sewage collection and treatment works in the Baixa Verde district
		DIOESPJ01	Project	Preparation and adaptation of engineering projects for the sanitary sewage system at the municipal headquarters and in the Baixa Verde and Conceição de Minas districts.
		DIORSAB01	Purchase of goods	Purchase of dump truck, sorting conveyor, hydraulic press, scale, hydraulic hand truck and branch crusher
		DIORSPM02	Plans and studies	Preparation of PRAD for dump/controlled landfill

MG	FERNANDES TOURINHO	FETESCT01	Buying land	Acquisition of land for the implementation of the sewage system for the district of Senhora da Penha
		FETESPJ01	Project	Design for the Senhora da Penha district wastewater treatment plant
		FETESPJ02	Project	Design of a sewage system for the municipality of Fernandes Tourinho

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UF	Entity	Claim Code	Type of claim	Plea

		FETRSPM01	Plans and studies	Drawing up feasibility studies for the design of infrastructure services for integrated systems for the final disposal of solid urban waste, as well as environmental education and selective collection programs
		FETRSPM02	Plans and studies	Review of the Fernandes Tourinho Municipal Basic Sanitation Plan
		FETRSPM03	Plans and studies	Drawing up the Degraded Area Recovery Plan for the old dumpsite

MG	GALILÉIA	GALESCT01	Buying land	Acquisition of land for the implementation of the sanitary sewage system at the municipality’s headquarters
		GALESPJ01	Project	Preparation of sanitary sewage system projects for the municipality’s headquarters.
		GALESPM01	Plans and studies

Preparation of the environmental study and payment of the fees for analyzing the process with the environmental agencies, for the environmental regularization process of the SES in the municipality of Galiléia/MG

		GALRSAO01	Technical advice	Environmental regularization of MSW and payment of fees for analysis of the process with the environmental agencies of the municipality of Galiléia/MG
		GALRSPM01	Plans and studies

Preparation of feasibility studies for the design of infrastructure services for integrated systems for the final disposal of solid urban waste, as well as environmental education and selective collection programs

MG	GOVERNOR VALADARES	GOVESAO01	Technical advice	Hiring technical consultancy to support obtaining environmental licenses - ETE Elvamar
		GOVESCT01	Buying land	Acquisition of land to build the Fernão Dias pumping station for the Sanitary Sewerage System - SES ETE Elvamar
		GOVESOB13	Work	Expansion of the Santos Dumont WWTP laboratory and acquisition of equipment/inputs and equipment calibration and staff training services

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UF	Entity	Claim Code	Type of claim	Plea

		GOVESPJ11	Project	Design of interconnections between collectors and interceptors - Santos Dumont ETE Basin - 1st Stage BDMG

		GOVESPJ12	Project	Design of interconnections between collectors and interceptors - Grã- Duquesa, Centro, Vale Verde (Santos Dumont ETE Basin)

		GOVESPJ13	Project	Design of interconnections between collectors and interceptors - Santos Dumont WWTP Basin - Completion of 1st Stage RENOVA

		GOVESPJ14	Project	Design of interconnections between collectors and interceptors - Santos Dumont ETE Basin - 2nd Stage CEF

		GOVESPJ15	Project	Design of interconnections between collectors and interceptors - (ETE Elvamar Basin)

		GOVRSPJ01	Project	Drawing up projects for landfill sites

		GOVRSPM01	Plans and studies	Preparation of feasibility studies for the design of infrastructure services for integrated systems for the final disposal of solid urban waste, as well as environmental education and selective collection programs

MG	IAPU	IAPESCT01	Buying land	Acquisition of land to build a sewage treatment plant
		IAPESOB03	Work	Implementation of sanitary sewage collection and treatment system
		IAPRSAB01	Purchase of goods	Purchase of a branch shredder and a skid steer loader
		IAPRSAB02	Purchase of goods	Acquisition of body truck with tipping bucket

MG	IPATINGA	IPAESOB03	Work	Expansion of the municipal sewage collection and treatment system
		IPARSPM02	Plans and studies	Hiring services to draw up a Selective Collection Plan, implement and monitor MSW

MG	IPABA	IPBESOB01	Work	Implementation of a sewage system in the town center and the village of Boachá

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UF	Entity	Claim Code	Type of claim	Plea

		IPBESPJ01	Project	Design of the sewage system for the town center and the village of Boachá

		IPBRSOB03	Work	Implementation works for the Recyclable Materials Sorting Shed in Ipaba /MG

MG	ITUETA	ITUESOB05	Work	Implementation of the sewage system (SES) in the Vila Neitzel district
		ITUESPJ02	Project	Hiring a specialized engineering company to prepare basic and executive projects for the expansion of the sewage system in the Vila Nietzel and Quatituba districts
		ITUESPM01	Plans and studies

Preparation of a study of the dilution capacity of the Quatis stream and a project for a technological alternative for the purpose of discharging the effluent treated by the Sewage Treatment Plant (STP) at the Itueta headquarters in order to obtain an environmental license.

		ITURSOB02	Work	Maintenance of the consortium landfill in Resplendor

MG	MARLIÉRIA	MREESOB01	Work	Implementation of the sewage system in the Cava Grande district
		MREESPJ02	Project	Design of the sewage system in the Cava Grande district
		MRERSOB01	Work	Renovation/expansion of the Sorting and Composting Plant - UTC and acquisition of equipment

MG	MARIANA	MRNESAO01	Technical advice	Management of the SES implementation project in Mariana/MG
		MRNESOB04	Work	Execution of SES implementation works for the city of Mariana
		MRNESPJ03	Project

Preparation of engineering projects Districts of Rita Durão, Monsenhor Horta, Bandeirantes, Cláudio Manoel, Furquim, Barroca and Passagem de Mariana, including the Liberdade neighborhood and the sub-districts of Mainart, Barro Branco and Águas Claras

MG	NAQUE	NAQESCT01	Buying land	Acquisition of the land to build the WWTP at the municipality’s headquarters

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UF	Entity	Claim Code	Type of claim	Plea

		NAQESOB03	Work	Implementation of the Sanitary Sewerage System in the Municipality of Naque/MG

		NAQESPJ02	Project	Preparation of concept studies, basic design, executive design and environmental licensing for the implementation of the Sanitary Sewerage System (SES) at the Municipal Headquarters

		NAQESPM01	Plans and studies	Review of the Municipal Basic Sanitation Plan

		NAQRSOB02	Work	Works to set up the Recyclable Materials Sorting Shed in Naque/MG

MG	PERIQUITO	PERESCT01	Buying land	Acquisition of land for the implementation of the sanitary sewage system (SES) at the municipality's headquarters
		PERESOB01	Work	Implementation of a sewage system in the municipality's headquarters and the São Sebastião do Baixio, Pedra Corrida and Serraria districts.
		PERESPJ01	Project	Preparation of sanitary sewage system projects for headquarters and the São Sebastião do Baixio, Pedra Corrida and Serraria districts.the municipality's
		PERRSOB02	Work	Improvements to the Recyclables Sorting and Composting Unit

MG	PINGO D’ÁGUA	PIAESPJ02	Project	Preparation of a sanitary sewage system project for the municipality's headquarters.
		PIARSOB03	Work	Construction of the Sorting and Composting Plant in Pingo d'Água/MG

MG	RAUL SOARES	RASESPJ02	Project	Review and preparation of engineering projects for sanitary sewage systems for the municipality's headquarters
		RASRSAB01	Purchase of goods	Acquisition of two dump trucks to help implement selective collection and equipment for the Sorting and Composting Plant
		RASRSPM02	Plans and studies	Preparation of the Degraded Area Recovery Plan (PRAD) for the controlled landfill in Raul Soares/MG

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UF	Entity	Claim Code	Type of claim	Plea

MG	RESPLENDOR	RESESPJ01	Project	Design, technical feasibility, economic and environmental studies, basic and executive projects for the districts of Calixto, Nicolândia, Campo Alegre and Independência
		RESRSOB02	Work

Emergency works to be carried out in accordance with the projects already approved for the project during the concession phase of the current AAF, including works on the platform in use, implementation of a drainage system for percolates and gases, maintenance of common use areas

MG	RIO CASCA	RICESAO01	Technical advice	Hiring a technical advisor for technical monitoring of works under TC/PAC 0352/14
		RICESOB05	Work

Completion of Sanitary Sewerage System works at the municipality’s headquarters (EEE02, LR 02, Interceptor 01 on the right bank of the Casca River, gabion retaining walls at EEE 01 and Final, sewage connections, demolition and recomposition of polyhedral sidewalk with reuse in part of the Roma Incerceptor, among other services).

		RICESOB06	Work	Execution of the second and third stages of the Sanitary Sewerage System (SES) in the municipality of Rio Casca
		RICRSPM02	Plans and studies	Drawing up the Degraded Area Recovery Plan for the old dumpsite in Rio Casca/MG

MG	RIO DOCE	RIDESOB01	Work	Construction of SES for the Matadouro district
		RIDESOB02	Work	Construction of SES for the district of Jorge
		RIDESOB03	Work	Construction of SES for the district of São José de Entre Montes
		RIDESOB04	Work	Implementation of individual sewage treatment systems in the municipality of Rio Doce/MG
		RIDRSAB01	Purchase of goods	Purchase of equipment to help operationalize the Sorting and Composting Plant
		RIDRSOB02	Work	Renovations and Improvements to the Rio Doce Sorting and Composting Plant, Minas Gerais, Brazil

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UF	Entity	Claim Code	Type of claim	Plea

MG	SANTANA DO PARAÍSO	SAPESPJ01	Project	Preparation/adaptation of engineering projects for the provision of sewage services in the localities of Córrego Bom Sucesso, Córrego Batinga, Comunidade Boa Vista, Córrego Monjolo, Córrego do Achado, Córrego do Coruja, Comunidade Chico Lucas, Córrego Ponciano, Comunidade Areia Grossa, Córrego do Brejão, Distrito Industrial and Bairro Ipaba do Paraíso totaling 10 locations in rural areas and 02 in urban areas.
		SAPRSAB02	Purchase of goods

Acquisition of a forklift truck, a dump truck, a truck for selective collection with an adapted body, a transport vehicle for 21 passengers and other equipment for selective collection in the municipality

		SAPRSPM01	Plans and studies	Review of the PGIRS

MG	SANTA CRUZ DO ESCALVADO	SCEESPJ02	Project	Preparation of engineering projects for the municipality’s headquarters
		SCERSAB01	Purchase of goods	Acquisition of a tipper truck to be used to help implement selective collection for collecting and transporting waste to the Sorting and Composting Plant.

MG	SÃO DOMINGOS DO PRATA	SDPESCT02	Buying land	Acquisition of property for the construction of a sewage treatment plant, final pumping station and indemnification of the easement strip
		SDPESOB05	Work	Construction of the sewage system at the municipal headquarters
		SDPRSAB01	Purchase of goods	Implementation, expansion and improvements related to selective collection through the acquisition of: one(1) Compactor Truck and acquisition of collectors - Recyclable Material (garbage cans)
		SDPRSOB02	Work	Renovation and expansion of the Sorting and Composting Plant
		SDPRSPM01	Plans and studies	Preparation of the Municipal Integrated Solid Waste Management Plan (PGIRS)
		SDPRSPM04	Plans and studies	Preparation of the Degraded Area Recovery Plan (PRAD) for the dump/controlled landfill only for the municipality of São Domingos do Prata.

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UF	Entity	Claim Code	Type of claim	Plea

MG	SEM-PEIXE	SEPESOB01	Work	Complementation of counterpart funds for TC/PAC 0366/14
		SEPESOB02	Work	Implementation of sewage treatment in the district of São Bartolomeu
		SEPESOB03	Work	Construction of cesspits and drains throughout the village of São Paulino and the entire countryside
		SEPESPJ01	Project	Drawing up an engineering project for the São Bartolomeu district
		SEPESPJ02	Project	Drawing up an engineering project for the village of São Paulino and the entire rural area

MG	SÃO JOSÉ DO GOIABAL	SJGESOB02	Work	Execution of the SES project at the headquarters
		SJGESPJ02	Project	Adjustment of the SES project for the municipality’s headquarters. Adjustment necessary for the release of funds from TC/PAC 534/14 signed with Funasa.
		SJGESPJ03	Project	Preparation of engineering projects for sanitary sewage systems in the towns of Biboca, Patrimônio, Lagoa das Palmeiras, Messias Gomes and Isidório

MG	SOBRÁLIA	SOBESPJ02	Project	Elaboration of sanitary sewage system projects for the municipality’s headquarters and the Plautino Soares district.
		SOBRSPM01	Plans and studies

Preparation of feasibility studies for the design of infrastructure services for integrated systems for the final disposal of solid urban waste, as well as environmental education and selective collection programs

MG	SÃO PEDRO DOS FERROS	SPFESPJ01	Project	Drawing up an engineering project for the municipality’s headquarters and the Águas Férreas district
		SPFRSAB01	Purchase of goods	Purchase of a dump truck for selective collection - São Pedro dos Ferros /MG

MG	TIMÓTEO	TIMESCT01	Buying land	Acquisition of land to build the sewage system (SES) for the Santa Rita Sewage Pumping Station
		TIMESOB03	Work	Implementation of Sanitary Sewerage Systems to serve the Cachoeira do Vale and Santa Rita neighborhoods

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UF	Entity	Claim Code	Type of claim	Plea

		TIMESPJ02	Project	Preparation of executive projects to expand the SES to serve the Cachoeira do Vale and Santa Rita neighborhoods

		TIMRSAB01	Purchase of goods	Purchase of equipment for the Sorting Plant and expansion of the Selective Collection Program in the municipality of Timóteo/MG

		TIMRSCT01	Buying land	Acquisition of land to expand the recyclable materials sorting plant

		TIMRSPJ01	Project	Drawing up a project to renovate and expand the recyclable materials sorting plant

		TIMRSPM03	Plans and studies	Preparation of the Degraded Area Recovery Plan (PRAD) for the purpose of recovering the area of the former Coronel Fabriciano garbage dump

MG	TUMIRITINGA	TUMESCT01	Buying land	Acquisition of land for the SES of the municipality’s headquarters and the district of São Geraldo do Tumiritinga and sewage pumping stations at the headquarters
		TUMESPJ01	Project	Preparation of sanitary sewage system projects for the municipality’s headquarters and the district of São Geraldo do Tumiritinga
		TUMRSAB02	Purchase of goods	Acquisition of equipment and vehicles for the operation of selective collection
		TUMRSOB02	Work	Construction of a shed for sorting waste and storing recyclable materials

ES	BAIXO GUANDU	BAGESPJ01	Project	Preparation of a sewage system project for the municipal headquarters (neighborhoods: Rosário II, Rosário I, São Vicenti, Alto Guandu, Sapucaia, Centro, Mauá, São José, Santa Mônica, Vila Kenedy, Valparaíso, Ricardo Holz, São Pedro Operário and Mascarenhas) and the districts of Vila Nova do Bananal, Ibituba, Km 14 and Alto Mutum Preto.

ES	COLATINA	COLESOB06	Work	Completion of the SES on the north side of the municipal center - EEEs, LRs and interceptor
		COLESOB24	Work	Complementation of counterpart funds for the implementation of LR S03, an integral part of the South Side SES

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UF	Entity	Claim Code	Type of claim	Plea

		COLESOB25	Work	Complementation of counterpart funds for the implementation of EEE S02 and EEE S04, part of the South Side SES

		COLESOB26	Work	Complementation of counterpart funds for implementation of 1st stage of ETE

		COLESOB27	Work	Implementation of the 2nd stage of the SES on the north side of the municipal headquarters -EEEs and LRs

		COLESOB29	Work	Completion of sanitary sewage works at the Barbados ETE - 2nd stage

		COLESOB30	Work	Supplementary funding for the works to install the N04 pumping station and booster line, an integral part of the sewage system in the municipality of Colatina.

ES	CONDOESTE	CDTRSAO01	Technical advice	Management of the implementation of the first phase of the Colatina Solid Waste Treatment Center - CTR Colatina,
		CDTRSAO02		Management of the works for the five (5) transshipment stations of the Condoeste regional solid waste disposal system and related engineering services
		CDTRSOB01	Work	Construction of the five transshipment stations planned to be built in the municipalities of Alto Rio Novo, Itarana, Laranja da Terra, São Domingos do Norte and Colatina.
		CDTRSOB02		Implementation of the Waste Treatment Center - CTR Colatina, including the removal of the electricity transmission line located on the CTR Colatina site

ES	LINHARES	LINESOB09	Work	Other complementary works - SES in the district of Povoação (work started and halted in 2012)
		LINESOB10		Other complementary works - Regência district SES (work started and halted in 2012)
		LINESOB11		Other complementary works - expansion of the SES at the municipal headquarters - construction of the ETE in the Aviso neighborhood

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UF	Entity	Claim Code	Type of claim	Plea

		LINESOB13		Execution of the sanitary sewage system in the town of Baixo Quartel
		LINESOB14		Execution of sanitary sewage system in Vila Bagueira

ES	MARILÂNDIA	MRLESOB01	Work	Works to improve and expand the sewage system in the municipality of Marilândia/ES
		MRLESPJ07	Project	Adaptation and design of sewage systems in the towns of São Marcos, Monte Sinai, Patrão Mor, Brejal, Alto Liberdade and the Municipal Headquarters

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Table 2 - Relating to Clauses 107 and 108 of this ANNEX (PG-31) - updated until Sep/2024

MUNICIPALITY	AMOUNT TO BE DELIVERED BY THE BANKS TO THE MUNICIPALITIES (Clause 107)	AMOUNT TO BE PROVIDED BY THE PROMISEE TO THE MUNICIPALITIES (Clause 108)	TOTAL VALUE FOR THE MUNICIPALITY

AIMORÉS	BRL 581.560,06	BRL 15.616.929,46	BRL 16.198.489,52

ALPERCATA	BRL 3.802,72	BRL 6.637.086,63	BRL 6.640.889,35

BARRA LONGA	BRL 7.944.232,20	BRL 4.466.319,05	BRL 12.410.551,25

BELO ORIENTE	BRL 4.970.645,18	BRL 1.389.189,84	BRL 6.359.835,02

BOM JESUS DO GALHO	BRL 1.572.333,79	BRL 2.684.144,24	BRL 4.256.478,03

BUGRE	BRL 1.534.591,14	BRL 209.772,96	BRL 1.744.364,10

CARATINGA	BRL 5.609.943,71	BRL 26.904.548,46	BRL 32.514.492,17

CONSELHEIRO PENA	BRL 8.579.592,74	BRL 4.461.358,84	BRL 13.040.951,58

CÓRREGO NOVO	BRL 464.208,10	BRL 194.566,34	BRL 658.774,44

DIONÍSIO	BRL 632.422,42	BRL 3.159.309,85	BRL 3.791.732,27

FERNANDES TOURINHO	BRL 409.582,50	BRL 3.464.521,33	BRL 3.874.103,83

GALILÉIA	BRL 3.803,01	BRL 6.076.393,02	BRL 6.080.196,03

GOVERNADOR VALADARES	BRL 1.470.286,38	BRL 94.469.730,46	BRL 95.940.016,84

IAPU	BRL 2.993.583,43	BRL 1.022.936,54	BRL 4.016.519,97

IPABA	BRL 1.582.402,89	BRL 364.725,78	BRL 1.947.128,67

IPATINGA	BRL 3.174.112,37	BRL 11.273.909,10	BRL 14.448.021,47

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MUNICIPALITY	AMOUNT TO BE DELIVERED BY THE BANKS TO THE MUNICIPALITIES (Clause 107)	AMOUNT TO BE PROVIDED BY THE PROMISEE TO THE MUNICIPALITIES (Clause 108)	TOTAL VALUE FOR THE MUNICIPALITY

ITUETA	BRL 2.756.814,31	BRL 482.139,25	BRL 3.238.953,56

MARIANA	BRL 53.500.920,79	BRL 48.168.440,69	BRL 101.669.361,48

MARLIÉRIA	BRL 59.287,29	BRL 6.415.691,74	BRL 6.474.979,03

NAQUE	BRL 5.297.465,98	BRL 599.357,85	BRL 5.896.823,83

PERIQUITO	BRL 3.352.813,71	BRL 2.333.959,28	BRL 5.686.772,99

PINGO D’ÁGUA	BRL 1.109.151,65	BRL 6.021.351,45	BRL 7.130.503,10

RAUL SOARES	BRL 420.123,08	BRL 14.754.061,50	BRL 15.174.184,58

RESPLENDOR	BRL 284.488,56	BRL 12.502.314,04	BRL 12.786.802,60

RIO CASCA	BRL 1.675.233,18	BRL 5.093.815,71	BRL 6.769.048,89

RIO DOCE	BRL 721.998,15	BRL 72.473,61	BRL 794.471,76

SANTA CRUZ DO ESCALVADO	BRL 148.788,19	BRL 6.377.569,55	BRL 6.526.357,74

SANTANA DO PARAÍSO	BRL 336.584,68	BRL 17.057.631,64	BRL 17.394.216,32

SÃO DOMINGOS DO PRATA	BRL 1.315.216,37	BRL 1.043.074,27	BRL 2.358.290,64

SÃO JOSÉ DO GOIABAL	BRL -	BRL 40.642,45	BRL 40.642,45

SÃO PEDRO DOS FERROS	BRL 125.423,17	BRL 6.328.148,96	BRL 6.453.572,13

SEM-PEIXE	BRL 1.120.147,22	BRL 180.801,34	BRL 1.300.948,56

SOBRÁLIA	BRL 243.261,40	BRL 6.905.082,52	BRL 7.148.343,92

TIMÓTEO	BRL 8.400.169,98	BRL 22.274.149,66	BRL 30.674.319,64

TUMIRITINGA	BRL 651.014,34	BRL 5.203.890,64	BRL 5.854.904,98

BAIXO GUANDU	BRL 231.556,16	BRL 16.736.979,98	BRL 16.968.536,14

COLATINA	BRL 18.397.241,97	BRL 25.817.321,55	BRL 44.214.563,52

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MUNICIPALITY	AMOUNT TO BE DELIVERED BY THE BANKS TO THE MUNICIPALITIES (Clause 107)	AMOUNT TO BE PROVIDED BY THE PROMISEE TO THE MUNICIPALITIES (Clause 108)	TOTAL VALUE FOR THE MUNICIPALITY

LINHARES	BRL 56.915.790,15	BRL 2.226.652,31	BRL 59.142.442,46

MARILÂNDIA	BRL 6.362.504,89	BRL 1.283.344,14	BRL 7.645.849,03

CONDOESTE	BRL 24.650.094,12	N/A	N/A

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Table 3 - Relating to Clause 113 of this ANNEX (PG-32)

Works Started
UF	Municipality	Location	Scope	Detailed scope	Deliveries and status
MG	Governador Valadares	São Vitor	Alternative funding	Deep well + interconnection + STA + electrical shelter _ warehouse	Projects in the pipeline
			WTPimprovem ents	Rio Doce ferry + water main + WTP adjustments	As-built projects of completed works.
		Municipal headquarters	WTPimprovem ents	Improvements to the Central WTP	Approved projects. In procurement phase: 01/07/24 - 30/12/24
				Improvements to the Vila ISA WTP	Approved projects. In procurement phase: 01/07/24 - 30/12/24
				Improvements to the Recanto dos Sonhos WTP	Approved projects. In procurement phase: 01/07/24 - 30/12/24
				AGV interconnection at the Central WTP	AGV interconnection stages at the central WTP to begin

MG	Periquito	Pedra Corrida	Alternative funding	Deep well + water main + STA + adjustments	Projects completed - adjustments being implemented

MG	Tumiritinga	São Tomé do Rio Doce	WTPimprovem ents	Rio Doce catchment + pipeline + compact WTP 3 l/s + adjustments	Executive project - in progress

ES	Baixo Guandu	Municipal headquarters	Alternative funding	Catchment + Rio Guandu pipeline + desander + interconnection	Works in progress

			Alternative funding	Rio Pancas pipeline - electrical re-establishment and land regularization	Completed - adjustments being implemented

ES	Colatina	Municipal headquarters	Alternative funding	Morada do Sol Reservoirs	Works in progress

			WTPimprovem ents	Emergency 2024 - adaptation of decanter hives + replacement of filter beds - 03 WTPs	Works in progress Completion of works: 30/11/2024

ES	Linhares	Municipal headquarters	Alternative funding	Adjustments/reinstatement Lagoa Nova ferry - 400l/s + water main + access	Completed - adjustments being implemented

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Works Started
UF	Municipality	Location	Scope	Detailed scope	Deliveries and status

			WTPimprovements	Execution of the final adjustments to the dosing systems in accordance with ACP Barreiras	In progress

ES	Marilandia	Boninsegna	Alternative funding	Deep well + water mains + electrical network extension + interconnection + STA + reservoirs	Works in progress

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Table 4 - Relating to Clauses 114 and 116 of this ANNEX (PG-32)

Works Not Started
UF	Municipality	Location	Scope	Project scope	Delivery and target date

MG	Aimorés	Santo Antônio do Rio Doce	Alternative funding	Treated water pipeline + contact tank + 100m³ reservoir	Conceptual design: 30/10/2024 - 28/12/2024 Basic design: 20/01/2024 - 19/04/2025 Executive design: 12/05/2025 - 09/08/2025
			UTR	Construction of a RTU for the town of Santo Antônio do Rio Doce will only be applicable if the WTP collects water from the Rio Doce.	If applicable UTR, price the projects and works and pass them on to the municipality (no timetable defined)

MG	Alpercata	Municipal headquarters	WTP improvements	Rio Doce Intake + New WTP - 30 L/s	Conceptual Design, Basic Design and Executive Design (no timetable defined)
			UTR	30 L/s - densifiers + pumping stations + polymer + dewatering yard (BAGs)	Conceptual Design, Basic Design and Executive Design (no timetable defined)

MG	Barra Longa	Barreto	Collection, supply and treatment	No scope defined	Price the projects and works and pass them on to the municipality (no timetable has been set)

MG	Belo Oriente	Cachoeira Escura	WTP improvements	Rio Doce Cap. (Ramp with amphibious pumps + streetcar + access) + 1 km pipeline - DN180 mm + boxes + interconnection of existing crossing	Basic project: 23/07/24 - 20/10/24 FR executive project: 11/11/24 - 08/02/25
			UTR	Conceptual Project in preparation - 40 l/s	Conceptual design: 22/07/24 - 19/09/24 Basic design 13/10/24 -11/12/24 Executive design: 02/01/24 - 01/04/25
			Alternative funding	Deep wells, water mains, crossings (directional boreholes), STA and re-powering of pumping stations and boosters (electric)	Executive project: 22/07/24 - 25/09/24

MG	Fernandes Tourinho	Senhora da Penha	Alternative funding	Deep wells, raw water pipelines, STA, treated water pipeline and reservoir 50 m³	Conceptual design: 28/08/24 - 26/10/14 Basic design: 18/11/24 -16/01/25 Executive design: 09/02/25 - 09/04/25
			UTR	Not applicable, as the locality has alternative collection.	N/A
MG	Governador Valadares	Municipal headquarters	UTR	Central 900 l/s -Electrical room + Cx flow div + polymer + Tq sedimentation + densifiers + elevators + centrifuges	Basic project: 24/06/24 -23/08/24 Executive project: 02/12/24 -21/12/24
				Recanto dos Sonhos 25 l/s - Adensers + Polymer + Electrical panel + Pumping stations + Tq regularization + Bags + sidewalk	Basic project: 24/06/24 - 23/08/24 Executive project: 02/12/24 - 21/12/24
				Vila Isa 220 l/s - Demolitions + Secondary decanter + elevators + polymer + densifiers + bags + sidewalk	Basic project: 24/06/24 - 23/08/24) Executive project: 02/12/24 - 21/12/24
		São Vitor		6 l/s - Arrangements: drying bed or bags	Initial studies to define the scope to be implemented: 22/07/24 - 20/08/24
		Municipal headquarters	WTP improvements	Santa Rita WTP: installation of 60 l/s WTP module + Rio Doce Cap + pipeline + Improvements to existing 36 l/s WTP	Price the works and pass them on to the municipality (no timetable has been set)
			UTR	Santa Rita 96 l/s - Adenser + pumping stations + Mechanized dewatering + Polymer	Price the works and pass them on to the municipality (no timetable has been set).

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Works Not Started
UF	Municipality	Location	Scope	Project scope	Delivery and target date

MG	Itueta	Municipal headquarters	WTP and RTU improvements	Doce River catchment + pipeline + new WTP and RTU - 25 L/s	Basic project: 07/03/24 -16/05/24 Executive project: 06/06/24 - 16/08/24

MG	Mariana	Camargos	Alternative funding	Deep wells + raw water pipelines + STA (IPHAN)	Design Study - awaiting drilling and testing of wells: 12/12/24 - 09/02/25

		Pedras	Alternative funding	Deep well + water main + revitalization of spring + pedestrian access + STA + vehicle access	Consolidated project (conceptual, basic and executive): 26/06/24 -10/12/24

MG	Periquito	Pedra Corrida	UTR	08 l/s - densifiers + elevators + bucket bags	Conceptual design: 05/03/24 - 03/05/24 Basic design 24/05/24 - 01/08/24 Executive design 11/10/24 - 30/10/24

MG	Resplendor	Municipal headquarters	UTR	60 l/s - Boxes + Tq sedimentation + densifiers + mechanized dewatering + pumping stations	Conceptual design: 19/02/24 - 03/04/24 Basic design: 24/04/24 - 24/06/24 Executive design: 15/07/24 - 22/10/24
			WTP improvements	Complementary WTP improvements (flocculator + guardrail) + (Rio Doce catchment) Improvements for treatability test	Approval of projects by the concessionaire (no timetable set)

			Alternative funding	Well automation + salt deposit + adjustments	Conceptual design: 30/11/2023 - 26/02/24 Basic design: 27/02/204 - 06/05/24 Executive design: 30/07/2024 - 08/08/24

MG	Santana do Paraíso	Ipaba do Paraíso	UTR	Construction of a RTU for the town of Ipaba do Paraíso does not apply, as the town is to be interconnected to the Santana do Paraíso public supply system.	N/A
			Alternative funding	Scope under study	Conceptual design: 06/11/24 - 04/02/25 Basic and executive design: 25/02/2025 - 26/05/25

MG	Tumiritinga	Municipal headquarters	UTR	15 l/s	Conceptual project - under development (no timetable defined)
			WTP improvements	Doce River mooring/WTP improvements/WTP access	Executive project being adapted (no timetable defined)

			Alternative funding	Deep well 15 L/s, raw water pipeline 15 L/s, STA 5.7 L/s	Executive project - in progress (no timetable defined)

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Works Not Started
UF	Municipality	Location	Scope	Project scope	Delivery and target date

ES	Baixo Guandu	Municipal headquarters	WTP improvements	Study of the capacity of the existing WTP	Design study: 01/08/24 - 25/09/24 Price the projects and works and pass them on to the municipality (no timetable set)
			UTR	Definition of the flow rate of the RTU and the use of the existing project with SAAE	Existing executive project under discussion with SAAE: 25/07/24 - 25/09/24
			Alternative collection	Deep wells - CIF Deliberation No. 816/2024 (Well + pipeline + STA)	Geophysical study, well drilling and water quality analysis: 28/09/24 - 27/01/25
		Mascarenhas	UTR	No scope defined	Price the projects and works and pass them on to the municipality (no timetable has been set)
			WTP improvements	Revitalization of the Rio Doce catchment + improvements to the existing WTP	The scope of the WTP improvement works for the town of Mascarenhas will depend on the definition of the scope of the alternative catchment.
ES	Colatina	Municipal headquarters	WTP improvements	Structural improvements - 3 WTPs	Conceptual design: 04/12/23 - 22/02/24 Basic design: 12/02/24 - 13/03/24 Executive design: 22/03/24 - 22/04/24
			UTR	Columbia - 24 L/s: sludge Tq + regularization Tq + densifiers + pumping stations + drying beds	Conceptual design: 04/12/23 - 02/02/24 Basic design: 03/03/24 - 22/04/24 Executive design: 02/05/24 - 21/06//24.
			UTR	Aparecida - 200 L/s: electrical room + sedimentation Tq + densifiers + polymers + dehydration yard (Bags)	Conceptual design: 01/07/24 - 19/09/24 Basic design 29/09/24 - 28/12/24 Executive design: 07/01/25 - 18/03/25

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Works Not Started
UF	Municipality	Location	Scope	Project scope	Delivery and target date
ES	Linhares	Municipal headquarters	UTR	Marista - 160 L/s: electrical room + Tq sedimentation + densifiers + polymers + dehydration yard (drying bed)	Conceptual design: 01/07/24 - 19/09/24 Basic design: 29/09/24 - 28/12/24 Executive design: 07/01/25 - 18/03/25
			WTP improvements	Automation of the existing WTP + complementary improvements	Conceptual design: 15/07/24 - 02/10/24 Basic design: 19/10/24 - 17/12/24 Executive design: 03/01/25 - 19/03/25
ES		Povoação	UTR	20 L/s	Initial studies: 15/07/24 - 29/10/24 Conceptual design: 29/03/25 - 27/05/25 Basic design: 13/06/25 - 11/08/25 Executive design: 28/08/25 - 28/10/25
			Main catchment	Deep well or Rio Doce	Initial studies: 01/07/24 - 30/07/24 Price the projects and works and pass them on to the municipality (no timetable set)
			Alternative funding	Existing wells (shallow + Amazon)	Conceptual design: 30/08/24- 28/10/24 Basic design: 03/12/24 -18/04/25 Executive design: 15/01/25 - 28/02/25
			WTP improvements	Diagnosis of the improvements to be implemented at the Existing WTP	Conceptual design: 16/09/24 - 14/11/24 Basic design: 03/12/24 - 31/01/25 Executive design 28/02/25 - 18/04/25
ES		Regência	WTP improvements	Complementary Improvements	Conceptual design: 15/07/24 - 12/09/24 Basic design: 01/10/24 - 14/11/24 Executive design: 03/12/24 - 31/01/25:
			Main intake	Rio Doce catchment, pipeline, interconnection - 15l/s	Conceptual design: 28/04/25 - 26/06/25 Basic design: 15/07/25 - 12/10/25 Executive design: 29/10/25 - 26/01/26

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Table 5 - Relating to Clause 115 (PG-32)

Completed Works
UF	Municipality	Location	Scope	Project scope implemented	Do you need to present As Built?

MG	Barra Longa/MG	Gesteira	Alternative funding	Tube well + water main + simplified treatment	YES
			WTP improvements	new WTP + simplified treatment	YES

MG	Belo Oriente	Cachoeira Escura	WTP improvement	Conventional WTP - GRP - 40 L/s. Implemented during the emergency period	YES

MG	Galiléia	Municipal headquarters	Alternative funding	Deep wells + raw water pipelines + STA	NO

MG	Periquito	Pedra Corrida	WTP improvements	Revitalization of Rio Doce cap + renovation of chemical plant + adjustments to WTP area	NO

MG	Resplendor	Municipal headquarters	Alternative funding	Deep wells + water mains + pre-chlorination system + STA + interconnections + adjustments	YES

MG	Tumiritinga	São Tomé do Rio Doce	Alternative funding	Agreement under Axis 9 that the work will not be carried out.	NO

ES	Colatina	Municipal headquarters	Alternative funding	Santa Maria River Pipeline	YES
			WTP improvements	Emergency Period - Samarco	YES

ES	Linhares	Regência	Alternative Funding/WTP/UTR Improvements	Emergency period - Implementation of alternative funding/improvements to WTP/implementation of RTU	YES

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Table 6 - Relating to Clause 119 (PG-32)

Scope	Duration	Deadline

Instrumentation of the new well, installation of the raw water pipeline and preparation of as-builts	150 days	07/02/2025

Water quality tests and commissioning of the complete system	30 days	09/03/2025

Formalization of the completion of the work to SAAE and Marilândia City Hall	0 days	09/03/2025

Training update for Assisted Operation	30 days	08/04/2025

Issuing Assisted Operation reports and reports	30 days	08/05/2025

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Table 8 - Relating to Clause 144 (PG-39)

Group	Conservation units

1	APE Mariana, APA Barra Longa and MONA Rio Piranga

2	APA Nascentes do Ribeirão Sacramento, APA Dionísio, APA Santana do Paraíso, APA Belo Oriente, APA Córrego Novo, APA Pingo d’Água, APA Bom Jesus do Galho, APA Lagoas de Caratinga, RPPN José Luiz Magalhães Neto, RPPN Lagoa Silvana, PERD, APAM Lagoas de Caratinga

3	MONA Pico de Ibituruna, APE Pico de Ibituruna, PNM Governador Valadares, APAM Pico de Ibituruna

4	RPPN Sete de Outubro, Sete Salões State Park, FLONA Goytacases and RPPN Fazendo Bulcão

5	RDS Piraquê Açu Piraquê Mirim, David Vitor Farina Park, REVIS Santa Cruz and APA Costa das Algas

6	REBIO Comboios, ARIE Degredo, APA Região Litorânea

ES Coastal Region	Itaúnas State Park, Conceição da Barra APA, Paulo Cesar Vinha State Park, Tartarugas Municipal APA, Lagoa Grande APA, Guanandy APA, MONA Falésias de Marataízes, Jacaranema Municipal Natural Park, Concha das Ostas RDS, RDS Papagaio, APA Setiba, APA Praia Mole, RDS Barra Nova, PNM Morro da Pescaria, APA Manguezal Sul, ESEC Ilha do Lameirão, PNM Dom Luiz Gonzaga Fernandes, APA Barra Seca, MONA Morro do Penedo, PNM Morro da Mantegueira

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ANNEX 20 - REIMBURSEMENT TO SOCIAL SECURITY

Clause 1. This ANNEX addresses the reimbursement to the FEDERAL GOVERNMENT for extraordinary public expenses with Social Security arising from the COLLAPSE.

Clause 2. The amount of BRL 493,530,000.00 (four hundred and ninety-three million, five hundred and thirty thousand reais) will be allocated for the reimbursement provided in this ANNEX, which constitutes the OBLIGATION TO PAY of this AGREEMENT.

Clause 3. From the total amount provided in Clause 2, BRL 15,485,048.99 (fifteen million, four hundred and eighty-five thousand, forty-eight reais and ninety-nine cents) will be allocated to reimburse the amounts spent on social security benefits paid due to work-related accidents resulting from the COLLAPSE, as the subject of regressive incidental lawsuits n. 0000427-16.2017.4.01.3822 and n. 1002062-44.2019.4.01.3822.

Paragraph 1. The amounts provided in this Clause will be consolidated by the responsible sector of the Federal Attorney General’s Office within 30 (thirty) days after the JUDICIAL APPROVAL of this AGREEMENT for collection, in a single installment, by the PROMISEE, to the General Social Security Regime Fund (FRGPS), through the Federal Government Collection Guide, to be issued by the tenth day of the month of payment, due by the last business day of the respective month, with applicable legal additions.

Paragraph two. The PROMISEE recognizes the claims on which the regressive incidental lawsuits n. 0000427-16.2017.4.01.3822 and n. 1002062-44.2019.4.01.3822 are based and waives any potential rights arising from the same facts or legal grounds that gave rise to such lawsuits, and this AGREEMENT shall be deemed the cause for the dismissal of these lawsuits with merit resolution under Article 487, item III, ‘a’ and ‘b’ of Law no. 13,105, dated March 16, 2015 (Code of Civil Procedure).

Paragraph 3. In the event of non-payment of the amount provided in this Clause, this point of this AGREEMENT shall be terminated, regardless of any summons, notification or judicial or extrajudicial notice, and this AGREEMENT will serve to register the debts related to regressive incidental lawsuits n. 0000427-16.2017.4.01.3822 and n. 1002062- 44.2019.4.01.3822 as active debt.

Clause 4. From the total amount provided in Clause 2, BRL 478,044,951.01 (four hundred and seventy-eight million, forty-four thousand, nine hundred and fifty-one reais and one cent) will be allocated to reimburse the social security contributions not collected by the group of special insured artisanal fishermen during the period they were unable to practice fishing due to the COLLAPSE, from November 5, 2015, until the date of the JUDICIAL APPROVAL of this AGREEMENT, or the insured’s engagement in other remunerated activities, whichever is earlier.

Paragraph 1. The amounts provided in this Clause will be deposited in a linked account/fund at the National Bank for Economic and Social Development (BNDES) and subsequently transferred to the General Social Security Regime Fund – FRGPS, according to the flow outlined in ANNEX 22 – FINANCIAL DISBURSEMENT SCHEDULE FOR THE OBLIGATION TO PAY of this AGREEMENT, and will, being, exceptionally, subject to annual adjustment by SELIC from the date of JUDICIAL

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APPROVAL of this AGREEMENT.

Paragraph 2. The FEDERAL GOVERNEMENT shall provide the PROMISEE and/or FUNDAÇÃO RENOVA with the data for deposit into a fund at the National Bank for Economic and Social Development (BNDES).

Paragraph 3. Any delays in providing the information and/or the provision of incorrect data will not constitute a default by the PROMISEE and/or the FUNDAÇÃO RENOVA with regard to the disbursements provided in ANNEX 22 – FINANCIAL DISBURSEMENT SCHEDULE FOR THE OBLIGATION TO PAY of this AGREEMENT.

Paragraph 4. The PROMISEE and/or FUNDAÇÃO RENOVA may anticipate the payment of the amounts referred to in Clause 4, including through a single installment.

Paragraph 5. The list of special insured fishermen to benefit from the reimbursement provided in this Clause will be attached after consolidation by the National Institute of Social Security (INSS) and the Ministry of Fisheries and Aquaculture (MPA), under the terms of paragraphs six and seven of Clause 8 of ANNEX 10 – FISHING.

Clause 5. Upon fulfillment of the OBLIGATION TO PAY provided in this ANNEX, the FEDERAL GOVERNMENT will grant release to the PROMISEE, the SHAREHOLDERS, and their respective RELATED PARTIES (as defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) regarding the extraordinary expenses with social security provided in this ANNEX.

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ANNEX 21 - COMMUNICATION AND TRANSPARENCY

CHAPTER I

SINGLE PORTAL “REPARATION RIO DOCE” (REPARAÇÃO RIO DOCE)

Clause 1. This ANNEX deals with the forms of active and passive transparency of information on the actions, measures, initiatives and programs established in this AGREEMENT.

Paragraph one. With the signing of this AGREEMENT, a Single Portal called “Reparation Rio Doce” (Reparação Rio Doce) will be created and implemented.

Paragraph two. All projects, initiatives and actions carried out, as well as any large-scale goods acquired with funds from this AGREEMENT, must bear identification related to this AGREEMENT.

Clause 2. The Single Portal must at least contain the following:

I. An introductory page, with information about the COLLAPSE and a contextualization of the reparation process that has already taken place, the full content of this AGREEMENT and a summary of the other pages of the Single Portal.

II. A page for monitoring information on the status of the reparation or compensation measures, with a uniform layout, containing a brief explanation of each ANNEX to this AGREEMENT, indicating its main objectives and the entity responsible for its GOVERNANCE/implementation, which will be updated at least every six months.

III. A page for monitoring the PROMISEE’s and/or FUNDAÇÃO RENOVA OBLIGATIONS TO PERFORM, to be fed by each entity responsible for Governance in each case, with simplified and objective data, for accountability purposes and for information purposes, prioritizing the information contained in the latest AUDIT reports.

IV. A contact page for answering questions and submitting any protests, on which an Ombudsman’s Office will be provided for actions carried out by the PUBLIC AUTHORITIES, which is governed by Chapter II of this APPENDIX, and redirection information for the Ombudsman’s Office carried out by the PROMISEE and/or FUNDAÇÃO RENOVA.

V. A page dedicated to the information currently contained on the IBAMA/CIF portal.

Clause 3. The Single Portal will be developed and managed operationally and financially by the STATE OF ESPIRITO SANTO.

Paragraph one. At the discretion of the STATE OF ESPIRITO SANTO and under its management and responsibility, a specialized company may be hired to implement and maintain the Single Portal.

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Paragraph two. The details of the content to be included in the Single Portal will be defined by the entity responsible for the GOVERNANCE of each theme, observing the guidelines set out in this ANNEX.

Paragraph three. The entities and institutions responsible for carrying out or managing actions with OBLIGATION TO PAY resources must make information available on the Single Portal about the scope, estimated value, expected results and an update, at least every six months, on the stage of each action.

Paragraph four. The ADHERING MUNICIPALITIES must provide their respective states, every six months, with information on the actions carried out with funds from this AGREEMENT.

Paragraph five. It will be up to the STATE OF MINAS GERAIS and the STATE OF ESPÍRITO SANTO to forward the information passed on for publication on the Single Portal. Any failure by the ADHERING MUNICIPALITIES to send the information shall be the sole responsibility of the municipal entity and shall not give rise to liability on the part of the respective state.

Clause 4. The Single Portal must be maintained throughout the period of execution of this AGREEMENT and for at least twelve (12) months after the end of all the actions provided for in this AGREEMENT.

Sole paragraph. The Single Portal must be made available to the public within twelve (12) months of the JUDICIAL APPROVAL of this AGREEMENT.

Clause 5. The FEDERAL GOVERNMENT shall replace the content available on the IBAMA/CIF portal with a page containing information about the signing of this AGREEMENT and the future establishment of the Single Portal. Once the Single Portal has been set up, the IBAMA/CIF portal page must direct interest parties to the Single Portal.

Sole paragraph. The information contained on the IBAMA/CIF portal will be sent for storage on a dedicated page on the Single Portal.

Clause 6: The Single Portal shall be referred to by the SIGNATORIES as an official source of information whenever actions arising from this AGREEMENT are publicized.

Clause 7. Without prejudice to the centralization of information on the Single Portal, the PROMISEE and/or FUNDAÇÃO RENOVA shall provide information to the public on the progress of the reparation actions under their responsibility, for the purposes of rendering accounts to society and without advertising purposes.

Sole paragraph. The Single Portal will be implemented without prejudice to the possibility of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS carrying out purely informative disclosure, with no advertising purpose, of the measures under their responsibility in this AGREEMENT, as well as the SHAREHOLDERS providing accounts or clarifications regarding the progress of such actions.

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CHAPTER II

PUBLIC OMBUDSMAN

Clause 8. The creation of an Ombudsman’s Office is hereby established, the purpose of which shall be to receive questions, complaints, compliments, requests for information, or any manifestation regarding the actions established by this AGREEMENT in charge of public entities, in accordance with the Access to Information Law No. 12.527, of 18 November 2011 (“LAI”).

Clause 9. The Ombudsman’s Office must have the structure to maintain a flow of receiving questions through its channels, sorting them, forwarding them to the public entity responsible for the response, collecting the response and returning it to the citizen.

Sole paragraph. Should the Ombudsman’s Office receive any complaint, compliment, request for information or manifestation regarding the actions that consist of OBLIGATIONS TO PERFORM by the PROMISEE and/or FUNDAÇÃO RENOVA in this AGREEMENT, it shall inform that this is not the appropriate channel for formulating the record or request, instructing the interested party to seek the ombudsman’s channels of the PROMISEE and/or FUNDAÇÃO RENOVA and informing the means of access, as the case may be.

Clause 10. The public entities of this AGREEMENT and the adhering municipalities undertake to provide the information requested by the Ombudsman’s Office, so as to enable compliance with the deadlines provided for in the LAI for the purposes of requests for access to information and within the deadlines of Law no. 13,460, of 26 June 2017, for other cases.

Clause 11. The Ombudsman’s Office will be contracted and managed, including financially, by the STATE OF ESPIRITO SANTO.

Sole paragraph. At the discretion of the STATE OF ESPIRITO SANTO and under its management and responsibility, a specialized company may be contracted to implement, maintain and service this channel.

Clause 12. The Ombudsman’s Office shall be maintained throughout the period of implementation of the actions provided for in this AGREEMENT.

Clause 13. The Ombudsman’s Office must be made available to the public within twelve (12) months of the JUDICIAL APPROVAL of this AGREEMENT.

CHAPTER III

NATIONAL AND INTERNATIONAL COMMUNICATION OF THE PROMISEE’S OBLIGATIONS

Clause 14. The PROMISEE and/or the FUNDAÇÃO RENOVA shall remain responsible for the actions described below, duly restructured and adapted to the OBLIGATIONS TO PERFORM of this AGREEMENT, including the adaptation of the transition measures provided for in ANNEX 19 - TRANSITION AND TERMINATION OF PROGRAMS,

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MEASURES, RESPONSIBILITIES AND OBLIGATIONS ARISING FROM THE COLLAPSE AND ITS DEVELOPMENTS.

I. Relationship channels, namely the 0800 line, Contact Us, the Information and Service Centers (CIAs), the User Portal and the Institutional Information Center (NII).

II. Production of content about the repair process on the institutional channels and vehicles in force, with the sole aim of reporting on the actions they have carried out, publicizing actions of a service-providing nature and informing the internal and/or external public about specific matters pertaining to the obligations they are responsible for under this AGREEMENT, and may produce technical material (actions and communication pieces), if necessary, to generate accessible and effective social information.

III. Ombudsman’s Office, maintaining the usual processes such as: (i) registering, qualifying, investigating and responding to the complaints received; (ii) forwarding, investigating and dealing with the complaints; (iii) mediating and investigating with the complainants for further information and clarification; (iv) informing the complainant about the progress of the process of investigating the complaints; (v) managing information on complaints received, investigated and finalized; (vi) continuous monitoring of results and indicators; (vii) drawing up and publishing periodic reports; and (viii) critical analyses and recommendations to the teams aimed at improving the performance of their activities and providing input to improve service to the communities impacted by the event.

IV. Relationship and social/institutional dialog teams to maintain interactions with the communities affected in the areas covered by OBLIGATIONS TO PERFORM, maintaining the actions currently carried out in terms of context analysis and social participation and control in the respective projects related to these obligations.

Sole paragraph. The actions listed above must be carried out for the time necessary to complete the execution of all the OBLIGATIONS TO PERFORM.

Clause 15. Within ninety (90) days of the JUDICIAL APPROVAL of this AGREEMENT, the PROMISEE shall draw up and submit to GOVERNANCE a timetable containing details and deadlines for implementing the actions set out in Clause 14.

CHAPTER IV

FINAL PROVISIONS

Clause 16. All the communication mechanisms in this ANNEX must observe the ease and accessibility of the data made available, providing spaces with clear, objective and easy-to-understand language for access by the general population, observing Law no. 10.098, of 19 December 2020.

Clause 17. Seventy-eight million reais (BRL 78,000,000.00) will be paid to the STATE OF ESPÍRITO SANTO by the PROMISEE and/or FUNDAÇÃO RENOVA, in accordance with APPENDIX 22 - SCHEDULE OF FINANCIAL DISBURSEMENT OF THE OBLIGATION TO PAY for the implementation and maintenance of the actions provided for by the PUBLIC AUTHORITIES, in Chapters I and II of this APPENDIX.

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Paragraph one. There shall be no liability on the part of the FUNDAÇÃO RENOVA, the PROMISEE and/or the SHAREHOLDERS and their PARTIES RELATED (as defined in Clause 94, first paragraph of the GENERAL CONDITIONS of this AGREEMENT) in relation to the investment decisions/objectives/purposes and other actions carried out to direct the resources provided for in this APPENDIX, nor any commitment or obligation to make new contributions of amounts for any of the actions carried out with the resources of this APPENDIX.

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ANNEX 22 - FINANCIAL DISBURSEMENT SCHEDULE OF THE OBLIGATION TO PAY

Clause 1. This ANNEX establishes the financial disbursement schedule and division of the installments of the OBLIGATION TO PAY set out in this AGREEMENT.

Sole paragraph. The amounts and payment dates relating to TRANSFER OBLIGATIONS are not dealt with in this APPENDIX and do not make up the amounts set out in APPENDIX 22.1 - GENERAL SCHEDULE or APPENDIX 22.2 - AMOUNT PER APPENDIX.

Clause 2. The OBLIGATION TO PAY shall be divided into twenty (20) installments, according to the following deadlines:

I. PAYMENT of the first installment will be made within thirty (30) days of the JUDICIAL APPROVAL of this AGREEMENT.

II. The PAYMENT of the second installment will be made one hundred and eighty (180) days after the date set for the PAYMENT of the first installment.

III. The third installment will be PAID on 30/4/2026, and the remaining PAYMENTS will be made annually, i.e. on the same date as in subsequent years.

Sole paragraph. If the date of any PAYMENT falls on a national holiday, bank holiday or weekend, the due date of the PAYMENT shall be the immediately following business day, without this constituting late payment.

Clause 3. The amount of each installment of the OBLIGATION TO PAY may not exceed the total amount indicated in Appendix 22.1 - GENERAL SCHEDULE of this APPENDIX for that installment (“MAXIMUM INSTALLMENT”), except in the following cases:

I. Anticipation of the compulsory installment provided for in Clause 3 of ANNEX 20 - PREVIDENTIAL REIMBURSEMENT; and

II. For the second installment, in the event that the eligible municipalities join this AGREEMENT after twenty (20) days of its JUDICIAL APPROVAL, as provided for in Clause 6 of this ANNEX.

Paragraph one. The MAXIMUM INSTALLMENTS indicated in APPENDIX 22.1 – GENERAL SCHEDULE include the amounts relating to APPENDIX 3 – INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES, TRADITIONAL PEOPLE AND COMMUNITIES and APPENDIX 15 - MUNICIPAL INITIATIVES.

Paragraph two. The amounts of each installment will only be lower than the MAXIMUM INSTALLMENTS indicated in APPENDIX 22.1 – GENERAL SCHEDULE if all the eligible municipalities listed in APPENDIX 15 – MUNICIPAL INITIATIVES and/or the traditional people and communities specified in APPENDIX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES, TRADITIONAL PEOPLE AND COMMUNITIES do not join.

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Paragraph three. The amount provided for in item I will be deducted from the first installment earmarked for APPENDIX 20 - PREVIDENTIAL REIMBURSEMENT, in accordance with APPENDIX 22.2 - AMOUNT PER APPENDIX.

Paragraph four. In the payments provided for the “Women’s Program”, sufficient funds will be set aside in the respective judicial deposit installments for the direct payment of the entity that will manage and operate said program.

Clause 4. The provisions of APPENDICES 22.1 - GENERAL SCHEDULE and 22.2 - AMOUNT PER APPENDIX detail the payment to be made by the PROMISEE and do not prevent the practice of interchangeability motivated by the PROMISORS referred to in Clause 136 of the GENERAL CONDITIONS of this AGREEMENT.

Clause 5. If any eligible municipality formalizes its adhesion to this AGREEMENT after the twentieth (20th) day of its JUDICIAL APPROVAL, as provided for in Clause 2 of APPENDIX 15 - MUNICIPAL INITIATIVES, the second installment of APPENDIX 22.1 - GENERAL SCHEDULE of this APPENDIX may exceptionally exceed the amount indicated for it as the MAXIMUM INSTALLMENT, in order to cover the first two installments due to such municipalities.

Sole Paragraph. The part of the first installment due to eligible municipalities that have not expressed their adhesion to this AGREEMENT within the twenty (20) day period, referred to in this Clause, will not be due when the first installment of the OBLIGATION TO PAY is PAID. In the event that these municipalities formalize their adhesion within the deadline set out in ANNEX 15 - MUNICIPAL INITIATIVES, their share of the first installment will be paid together with the second installment of the OBLIGATION TO PAY, as set out in APPENDIX 22.1 - GENERAL SCHEDULE.

Clause 6. The amounts allocated in each installment of the OBLIGATION TO PAY to ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE include:

I. The total amount for payment of the ASE, AFE and monthly supplementary allowance, in the terms and amounts set out in the aforementioned ANNEX, which will be paid by the PROMISEE and/or FUNDAÇÃO RENOVA directly to the respective beneficiaries, deducted by the PROMISEE and/or FUNDAÇÃO RENOVA as described in APPENDIX 22.1 – GENERAL SCHEDULE;

II. Costs related to simplified studies for the Quilombola Communities of Vila Santa Efigênia, Sapê do Norte and Povoação, in the amount of BRL 20,000.000.00 (twenty million reais), as defined in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE, which will be borne by the PROMISEE and/or FUNDAÇÃO RENOVA and deducted by the PROMISEE and/or FUNDAÇÃO RENOVA from the second installment of APPENDIX 22.1 - GENERAL SCHEDULE;

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III. Costs related to studies and consultations, as well as measures to strengthen institutional actions in the territories, all of which will be paid by the PROMISEE and/or FUNDAÇÃO RENOVA to the FEDERAL GOVERNEMENT, according to the amounts and rules established in APPENDIX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES A N D TRADITIONAL PEOPLE, observing the proportionality of the transfer in each installment, according to the division provided for in APPENDIX 3.1 - Financial Division by Indigenous People, Quilombola Communities and/or Traditional People; and

IV. Amounts for structuring measures and family support funds, in the event that the people and communities accept self-management with collaborative governance with the PUBLIC AUTHORITIES, which will be paid to the FEDERAL GOVERNMENT, observing the proportionality of the transfer attributable to each community in each installment, according to the division provided for in Appendix 3.1 - Financial Division by Indigenous People, Quilombola Communities and/or Traditional People.

Paragraph one. The amounts of items I and IV referred to in this Clause are interchangeable in each installment, in the form of the paragraph four of Clause 1 of Appendix 3.1 - Financial Breakdown by Indigenous People, Quilombola Communities and/or Traditional People, provided that the total amount for each community is not altered.

Paragraph two. The value of item IV referred to in this Clause will depend on the acceptance of the traditional people and communities referred to in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE for self-management with collaborative governance with the PUBLIC AUTHORITIES, within the period established in said ANNEX.

Paragraph three. The first two installments of the OBLIGATION TO PAY shall be used exclusively for the purposes of items I, II and III of this Clause.

Paragraph four. If any of the people and/or communities referred to in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE does not accept self-management with collaborative governance with the PUBLIC AUTHORITIES, the amount of item IV referred to in this Clause will be deducted from each installment of the OBLIGATION TO PAY, in proportion to the transfer attributable to the respective community, in accordance with Appendix 3.1 - Financial Breakdown by Indigenous People, Quilombola Communities and/or Traditional People.

Paragraph five. In any event, the MAXIMUM INSTALLMENTS set out in APPENDIX 22.1 - GENERAL SCHEDULE must be respected.

Paragraph six. The GOVERNANCE, respecting the value of the MAXIMUM INSTALLMENT, will calculate the amounts owed to each community and to the FEDERAL GOVERNEMENT and will inform the PROMISEE and/or FUNDAÇÃO RENOVA for payment purposes. This calculation will be made considering the need for resources to be available in the first and second installments of the OBLIGATION TO PAY to cover the cost of ASE, AFE and the complementary monthly budget, as established in ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE.

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Paragraph seven. From the amounts of the second and/or third installments of the OBLIGATION TO PAY of ANNEX 3 - INDIGENOUS PEOPLE, QUILOMBOLA COMMUNITIES AND TRADITIONAL PEOPLE, to be paid to the FEDERAL GOVERNEMENT, will be deducted the resources necessary for the payment of ASE and AFE of the current beneficiaries on the date of the signing of the AGREEMENT and those who will join the lists jointly agreed upon in the form of said annex.

Clause 7. At least ten (10) days before each PAYMENT date, the PROMISEE shall inform the PROMISORS and adhering municipalities the amount to be paid and the respective beneficiary, taking into account the adherence and development of the measures set out in ANNEX 3 - TRADITIONAL PEOPLE AND COMMUNITIES.

Clause 8. The amounts indicated in APPENDIX 22.2 - AMOUNT PER APPENDIX specify the amount that each APPENDIX will have of resources in each installment of the OBLIGATION TO PAY.

Sole Paragraph. The FEDERAL GOVERNMENT and the states of MINAS GERAIS and ESPÍRITO SANTO shall make the balances received from each APPENDIX available on the Single Portal of this AGREEMENT, annually at the end of each financial year, and shall update APPENDIX 22.2 - AMOUNT PER APPENDIX.

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ANNEX 23 - LAWSUITS AND ADMINISTRATIVE PROCEEDINGS TO BE EXTINGUISHED BY THIS AGREEMENT

CHAPTER I

LAWSUITS AND ADMINISTRATIVE PROCEEDINGS

Main premise: The renegotiation procedure will have the full scope established in the GENERAL CONDITIONS of this AGREEMENT, with the termination of all TTAC programs, dismissal of all related lawsuits and replacement of previous agreements, as well as release of all deliberations, technical notes, fines and legal acts of the CIF and conversion of fines applied by environmental, social and historical, artistic and cultural heritage protection control bodies related to the COLLAPSE as expressly established in the GENERAL CONDITIONS of this AGREEMENT. Furthermore, for the purposes of interpretation, the list of the main legal proceedings includes the appeals and procedural incidents arising therefrom.

Section I - Actions Involving Public Entities and Justice Institutions

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1024354- 89.2019.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, FEAM, State of Espírito Santo, IEMA and AGERH.	Samarco, Vale and BHP.	30/11/2015	Public Civil Action – 20bn CPA .	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action filed by the Federal Government and others against Samarco, Vale and BHP, seeking, in summary: (i) urgent measures to contain the environmental damage; (ii) an initial deposit of BRL 2,000,000.000.00; (iii) the unavailability of existing mining licenses and concessions in favor of Samarco, Vale and BHP; (iv) the preparation of a global socio-environmental recovery plan for the Doce River Basin and the entire degraded area; (v) the preparation of a global socio-economic recovery plan to assist the populations affected by the disaster; (vi) the execution, at their own expense, and based on the global environmental recovery plan approved by the competent environmental bodies, of the necessary measures; and (vii) provision of funds for the full reparation of the socio-environmental and socio-economic damages caused.	BRL 20.204.968.949,00
2	1029406- 32.2020.4.01.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, FEAM and State of Espírito Santo.	Samarco, Vale and BHP.	24/07/2020	Enforcement Proceeding - Priority Axis n.12 - IEF Ordinance n.40/2017 -Prohibition of Fishing in the Doce River Basin in Minas Gerais.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a judgment enforcement proceeding initiated under the terms of the decision handed down on 24/07/2020, within the scope of Priority Axis n. 6, to determine the opening of a specific case to deal with the issue of IEF Ordinance n. 40/2017 and, in this sense, the creation of Priority Axis n. 12 - IEF Ordinance N. 40/2017 - Prohibition of Fishing in the Doce River Basin in Minas Gerais.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

3	1011729- 52.2021.4.01.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, ANM, State of Minas Gerais, IEF, IGAM, FEAM, IEMA, AGERH, CIF, DPMG and DPU.	Samarco, Vale, BHP and Fundação Renova.	16/03/2021	Enforcement Proceeding - Priority Axis n. 13.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding initiated under the terms of the decision handed down on 10/03/2021, within the scope of 20 Bn CPA, to inspect and monitor the legal situation and governance structure of the Fundação Renova and compliance with the obligations stipulated in the terms of commitments.	N/A

4	1034535- 18.2020.4.01.3800	CIF, IBAMA, ICMBio, ANM and ANA.	Samarco, Vale, BHP and Fundação Renova	25/06/2020	Enforcement Proceeding distributed by dependency to Priority Axis n. 1.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding assigned to the same court as Priority Axis n. 1 to deal with compliance with CIF Resolution n. 304/2019.	N/A

5	1000260- 43.2020.4.01.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, SEFAZ-ES, FEAM, IEMA and AGERH.	Samarco, Vale, BHP.	07/01/2020	Enforcement Proceeding - Priority Axis n. 2- Risk to Human Health and Ecological Risk.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding initiated under the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal with Priority Axis n. 2 - Risk to Human Health and Ecological Risk.	N/A

6	1000321- 98.2020.4.01.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, SEFAZ-ES, FEAM, IEMA and AGERH.	Samarco, Vale, BHP	07/01/2020	Enforcement Proceeding - Priority 3 - Resettlement of affected communities.	4th Federal Civil and Agrarian Court of Belo Horizonte SSJ	This is a judgment enforcement handed down according to the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal with Priority Axis 3 - Resettlement of affected communities.	N/A
7	1021441- 03.2020.4.01.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, CIF, MPF and MPMG.	Samarco, Vale, BHP and Fundação Renova.	08/06/2020	Enforcement Proceeding assigned to the same court as the main proceedings of Priority Axis n.10 (1003050- 97.2020.4.01.3800).	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding assigned to the same court as Priority Axis n. 10 to monitor and supervise the performance of the technical assistance Association of Fishermen and Extractivists of Degredo - Atalino Leite de Araujo (ASPERQD) for the Quilombo Territory of Degredo under the terms of the decision handed down on 08/06/2020.	N/A

8	1000412- 91.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, SEFAZ-ES, FEAM, IEMA and AGERH.	Samarco, Vale, BHP.	07/01/2020	Enforcement Proceeding - Priority Axis n. 6- Performance Measurement and Monitoring.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding initiated under the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal with Priority Axis n. 6 - Performance Measurement and Monitoring.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
9	1021611- 72.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, CIF, DPU, DPMG, Municipality of Rio Casca, Municipality of Rio Doce, Municipality of Sobrália, Municipality of Marlieria, Municipality of Itueta, Municipality of Santana do Paraíso, Municipality of São José do Goiabal, Municipality of Dionísio, Municipality of Aimorés, Municipality of Bugre, Municipality of Sem-Peixe, Municipality of Bom Jesus do Galho, Municipality of Governador Valadares, Municipality of Tumiritinga, Municipality of Naque, Municipality of Ipaba, Municipality of Iapu, Municipality of Alpercata and Municipality of Barra Longa.	Samarco, Vale, BHP and Fundação Renova.	09/06/2020	Enforcement Proceeding - Priority Axis n.11 - Health Actions Fund of BRL 150 million.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a judgment enforcement proceeding initiated under the terms of the decision handed down on 06/08/2020, within the scope of 20bn CPA, to deal with Priority Axis n. 11 with the aim of offering a fund for health actions, in the amount of BRL 150 million.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

10	1053000- 41.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, State of Minas Gerais, State of Espírito Santo, FUNAI and ANA.	Samarco, Vale, BHP and Fundação Renova	03/08/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding in which the plaintiffs, on the grounds of safeguarding the “provisions contained in CIF Deliberation no. 518/2021, which in its turn is based on Technical Note 089/2021 of the Technical Chamber for Economics and Innovation (CT-EI) and Technical Chamber for Biodiversity (CT-Bio)”, state that Fundação Renova and the maintainers, when implementing the Program for the Resumption of Aquaculture and Fishing Activities (PG16), are failing to comply with Clause 245 of the TTAC, insofar as they intend to “carry out the preparation of the project and define its execution without the participation of the CIF and, consequently, of all the public environmental bodies”. They claim that, on 30 June 2021, the FR prepared and launched Public Call Notice No. 4200064227, which, according to them, is the “materialization of the recovery procedure that the Fundação Renova wants to conduct without the approval of the CIF”. Finally, they request: (i) that the Fundação Renova be required to prepare and make adjustments to the implementation of the Program for the Resumption of Aquaculture and Fishing Activities (PG16), in accordance with the provisions of the TTAC, submitting it to the CIF for evaluation and analysis, as well as submitting other plans resulting from the Program, such as the Fishing and Aquaculture Recovery Plan; (ii) that Fundação Renova be ordered to immediately suspend the procedure and activities related to Public Call Notice no. 4200064227, suspending all the activities provided for therein until they have been fully analyzed and approved by the CIF; (iii) Fundação Renova be ordered not to carry out, in the implementation of PG-16, acts or activities contrary to the provisions governing and established along Axes 6, 8 and 12; and (iv) a procedural pecuniary penalty be set, as a daily fine imposed by the court for failure to comply with judgment in the event of non- compliance, with a destination to be set by the Court. Finally, inaudita altera pars, it requests “the suspension of the procedure related to Public Notice n. 4200064227”.	BRL 2.000.000,00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

11	1011637- 45.2019.4.01.3800	State of Espírito Santo and IEMA.	Samarco and Vale.	08/01/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action filed by the state of Espírito Santo and IEMA against Samarco and Vale, seeking the recovery of the Doce River Basin, as well as the implementation of socio-economic measures to assist the affected populations. The preliminary injunction requested: (i) that Samarco pay compensation for the public costs of hiring temporary professionals; (ii) that Samarco and Vale jointly create and set up offices with the power to make technical decisions in Colatina and Linhares; and (iii) that Samarco develop water treatment technology. In the final analysis, it sought confirmation of the injunctions and a joint and several order against Samarco and Vale to compensate the State Treasury for the damages suffered by the company. Damages relating to public spending on travel expenses for state employees to learn about dealing with environmental disasters, and public spending arising from the terms of agreement to be signed with Universities and Academic Centers.	BRL 1,000,000.00

12	1000415- 46.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, SEFAZ-ES, FEAM, IEMA and AGERH.	Samarco, Vale and BHP.	07/01/2020	Enforcement Proceedings - Priority Axis n. 7 - Registration and Compensation.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding filed under the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal with Priority Axis n. 7 - Registration and Compensation.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

13	1000417- 16.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, ANM, State of Minas Gerais, IEF, IGAM, SEFAZ-ES, FEAM, IEMA, AGERH and MPF.	Samarco, Vale, BHP.	07/01/2020	Enforcement Proceedings - Priority Axis n. 8 - Resumption of economic activities.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a judgment enforcement proceeding initiated under the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal with Priority Axis n. 8 - Resumption of economic activities.	N/A
14	1020729- 76.2021.4.01.3800	Samarco, BHP, Vale and Fundação Renova	Federal Government, DPU, State of Minas Gerais, DPMG, CIF, State of Espírito Santo, IBAMA and AGERH	30/04/2021	Incident for Divergent Interpretation.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a petition for rehearing due to a divergent interpretation of compliance with TTAC in relation to CIF Resolution 389.	BRL 1,000.00

15	1000242- 22.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, SEFAZ, FEAM, IEMA, AGERH, MPF and MPMG.	Samarco, Vale, BHP and Fundação Renova	07/01/2020	enforcement Proceeding - Priority Axis n. 1- Extra and intra-river environmental recovery.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding filed under the terms of the decision handed down on 07/01/1010, within the scope of 20bn CPA to deal with Priority Axis n. 1 - Extra and intra-channel environmental recovery.	N/A

16	1003050- 97.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, CIF, MPF and MPMG, Palmares Cultural Foundation, Nova Quatis - Naturalidade, Organização e Visão do Amanhã (in the case file, iPAZ) and FUNAI.	Samarco, Vale, BHP and Fundação Renova.	31/01/2020	Enforcement Proceeding - Priority No. 10 - Hiring technical consultants.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding assigned to the same court as the 20bn and 155bn CPA, because of the relationship between the three proceedings, under the terms of the decision handed down on 30/01/2020 to deal with Priority Axis n. 10 - Hiring technical advisory services for those affected.	N/A
17	1021643- 43.2021.4.01.3800	CIF, IBAMA, ICMBio, ANA, FUNAI, ANM, State of Minas Gerais and State of Espírito Santo.	Fundação Renova.	05/05/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	The public entities and autarchies that signed the TTAC aim to compel the Fundação Renova to carry out the ordinary review process of the Socioeconomic and Socioenvironmental Programs provided for in the TTAC, as set out in Clause 203 of the TTAC. According to the Plaintiffs, the Fundação Renova has not fully complied with its obligations in the process of reviewing the Programs.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

18	1000406- 84.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF and MPMG.	Samarco, Vale, BHP and Fundação Renova.	08/01/2020	Enforcement Proceeding - Priority Axis n. 5- Operacional Resumption of the Risoleta Neves HPP.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a judgment enforcement proceeding initiated under the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal specifically with Priority Axis n. 5 – Operational Resumption of the Risoleta Neves HPP.	N/A

19	1000462- 20.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	09/01/2020	Enforcement Proceeding - Priority Axis n. 9- Supply of water for human consumption.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a judgment enforcement proceeding initiated under the terms of the decision handed down on 07/01/2020, within the scope of 20bn CPA, to deal with Priority Axis n. 9 - Supply of water for human consumption.	N/A

20	6026194- 35.2024.4.06.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	03/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the locality of Colatina/ES and Boninsegna (Marilândia/ES), according to a decision handed down on 21/04/2024.	N/A
21	6025921- 56.2024.4.06.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	29/05/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the localities of Resplendor/MG (headquarters); Itueta/MG (headquarters) and Santo Antônio do Rio Doce (Aimorés/MG), according to a decision handed down on 21/04/2024.	N/A

22	6026657- 74.2024.4.06.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	05/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the locality of Tumiritinga/MG (Headquarters) and São Tomé do Rio Doce (District of Tumiritinga/MG) and Pedra Corrida (District of Periquito)/MG, according to a decision handed down on 21/04/2024.	N/A

23	6026703- 63.2024.4.06.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	05/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the localities of Governador Valadares (Headquarters), São Vitor (Governador Valadares) and Galileia/MG (Headquarters), according to a decision handed down on 21/04/2024.	N/A

A-23 - 7

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
24	6026711- 40.2024.4.06.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	05/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the locality of Ipaba do Paraíso (District of Santana do Paraíso/MG), Perpétuo Socorro (District of Belo Oriente/MG), Senhora da Penha (District of Fernandes Tourinho/MG) and Alpercata (Headquarters), according to a decision handed down on 21/04/2024.	N/A

25	6026733- 98.2024.4.06.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and the Fundação Renova.	05/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the locality of Linhares/ES, Povoação (District of Linhares) and Regência (District of Linhares), according to the decision handed down on 21/04/2024.	N/A

26	6026844- 82.2024.4.06.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	06/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the locality of Baixo Guandu/ES (Headquarters) and Mascarenhas (District of Baixo Guandu), according to a decision handed down on 21/04/2024.	N/A
27	6026870- 80.2024.4.06.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	06/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the localities of Pedras (Mariana/MG), Camargos (Mariana/MG) and Paracatu de Baixo (Mariana/MG), according to a decision handed down on 21/04/2024.	N/A

28	6026874- 20.2024.4.06.3800	Federal Government, IB AMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF (as an interested third party).	Samarco, Vale, BHP and Fundação Renova.	06/06/2024	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a development of the enforcement proceeding of Axis 9, for the locality of Barreto (Barra Longa/MG) and Gesteira (Barra Longa/MG), according to a decision handed down on 21/04/2024.	N/A

29	1013613- 24.2018.4.01.3800	Samarco.	Federal Government, CIF, IBAMA, ICMBio, ANM, FUNAI and ANA.	07/11/2018	Incident of divergent interpretation.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an incident of divergent interpretation in the execution of the TTAC regarding the deduction of AFE values in the PIM.	N/A

A-23 - 8

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

30	1040611- 58.2020.4.01.3800	Samarco.	Federal Government, IBAMA and CIF.	01/10/2020	Incident of divergent interpretation.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an incident of divergent interpretation in the execution of TTAC clauses, which aims to resolve the divergence established between the Parties, adopting the Technical Report of the company TETRA+, in order to recognize: (i) the absence of evidence of environmental impact in the so-called New Areas; and, subsequently; and (ii) the nullity of CIF Deliberation No. 58, which “lists impacted coastal and marine estuarine areas”.

as a socio-economic catchment area under the terms of Clauses I, VI and VIII of the TTAC”.

N/A
31	1013996- 85.2023.4.06.3800	Federal Government, IBAMA, ICMBio, ANA, ANM, State of Minas Gerais, IEF, IGAM, State of Espírito Santo, FEAM, IEMA, AGERH, MPF, MPMG and CIF.	Samarco, Vale, BHP and Fundação Renova.	01/03/2023	Enforcement Proceeding - Priority Axis n. 14 - Scope and Implementation of TTAC -20bn/155bn CPA .	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding initiated under the terms of the decision handed down on 17/02/2023, under Axis 7, to deal with Priority Axis 14 - Scope and Implementation of the TTAC - 20bn/155bn CPA.	N/A

32	1001824- 86.2022.4.01.3800	Fundação Renova.	CIF, IBAMA and the Federal Government.	17/01/2022	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an incident of divergent interpretation in the execution of TTAC clauses that aims to resolve the divergence established between the Parties, in order to recognize the nullity of CIF Resolution 551, any related resolutions, such as CIF Resolutions 172 and 219, as well as any acts derived from them, and determine the adoption of the latest version of the scope prepared by the Fundação Renova for PG-014.s 172 and 219, as well as any acts derived from them, and that the latest version of the scope prepared by the Fundação Renova for PG-014 be adopted, at least as a basis for the discussions to be held within the scope of Priority Axis 2. In the alternative, the CIF be ordered to rectify the scope approved by means of Resolution 551, in accordance with the items indicated in the opening petition.	N/A

A-23 - 9

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

33	6021709- 89.2024.4.06.3800	Federal Government	Samarco, BHP and Vale	03/05/2024	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Provisional Enforcement proceeding initiated by the Federal Government against Samarco, BHP and Vale seeking the enforcement of the order to pay compensation for collective moral damages, in the amount of BRL 79,684,210,000.00 referring to Public Civil Action n. 1016756- 84.2019.4.01.3800 (“155bn CPA”).	BRL 79.684.210.000,00

34	1008864- 10.2021.4.01.0000	MPF, DPU, MPMG, DPES and DPMG	12th Federal Civil Court	12/03/2021	Writ of mandamus	Judge Evandro Reimão - 2nd Section	Writ of mandamus filed by the MPF against the Federal Court of the 12th Federal Civil Court, seeking injunctive relief against the work plans and updated budgets submitted by the Technical Advisors of Territories 1 to 16.	N/A
35	1008877- 09.2021.4.01.0000	MPF, DPU, MPMG, DPMG and DPES	Samarco, Vale and BHP	15/03/2021	Constitutional Complaint	Regional Court of the 1st Region - TRF1	This is a demand for the continuity of work on Axis 2, in view of the alleged paralysis of compliance with the sentence and, at the same time, non-compliance with the referrals made by the CT-Saúde to the Fundação Renova and the monocratic decision handed down by Judge Daniele Maranhão in the case of interlocutory appeal no. 101032-43.2020.4.01.0000.	BRL 1,000.00

36	1008894- 45.2021.4.01.0000	MPF, DPU, MPMG, DPES and DPMG	12th Federal Agrarian Court of SJMG.	12/03/2021	Writ of mandamus	Judge Ricardo Machado Rabelo - 2nd Section	This is a writ of mandamus, with a request for preliminary injunction, for a decision on the continuity and implementation of studies on human health by the Getúlio Vargas Foundation.	N/A

37	1023835- 46.2021.4.01.3800	MPF, MPMG, DPU, DPMG and DPES	Fundação Renova, Samarco, Vale and BHP	11/05/2021	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action seeking preliminary injunction, under penalty of a daily fine of no less than BRL 100,000.00, to impose obligations to cease the dissemination of any and all advertisements published/sponsored by the Fundação Renova, notably those called “From repair to here”, “Rio Doce Expedition” and “Branded content - UOL site” and the like, which are still on the Fundação Renova’s institutional website, among others.	BRL 84.453.846,90

A-23 - 10

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

38	1044889- 22.2021.4.01.0000	MPF, MPMG, DPU, DPMG and DPES	Substitute Federal Judge of the 12th VFBH	14/12/2021	Writ of mandamus	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a writ of mandamus, with a request for a preliminary injunction, filed by the Institutions of Justice against the omission of the Court of the 12th VFBH in relation to “the unilateral and arbitrary cancellations of the Emergency Financial Aid (AFE - PG 21) practiced by the Fundação Renova ”.	N/A

39	1016957- 59.2021.4.01.0000	MPF, MPMG, DPU, DPMG and DPES	Substitute Federal Judge of the 12th VFBH	18/05/2021	Preliminary Injunction to Suspend a Lower Court decision on the merits	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a request for a preliminary injunction to suspend the decision that established the matrix of damages, complemented by the decision that partially granted the Companies’ motions for clarification, requested by the MPF, the MPMG, the DPU, the DPMG, the DPES.	N/A

40	1008899- 67.2021.4.01.0000	MPMG, DPMG, MPES, DPEES and DPU	12TH VFBH	12/03/2012	Writ of mandamus	3rd Section of the Federal Regional Court of the 1st Region	Writ of mandamus against an act that failed to consider a preliminary injunction requested in the records of the Main Action of Axis 7 against the cessation of the AFE.	N/A
41	1008874- 54.2021.4.01.0000	MPF, MPMG, DPU, DPMG and DPES	Federal Judge of the 12th Civil and Agrarian Court of the Judicial Section of Minas Gerais	12/03/2021	Writ of mandamus	2nd Section of the Federal Regional Court of the 6th Region	This is a writ of mandamus, with a request for urgent injunctive relief, filed by the MPF against the omissive act of the 12th Federal Civil and Agrarian Court of Belo Horizonte, Judicial Section of the State of Minas Gerais.	N/A

A-23 - 11

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

42	1008884- 98.2021.4.01.0000	MPF, MPMG, DPU, DPMG and DPES	Federal Court of the 12th Federal Circuit in Belo Horizonte/MG	12/3/2021	Writ of mandamus	2nd Section of the TRF6	This is a Writ of Mandamus seeking preliminary injunction relief from the immediate assessment of the petition filed by the Applicants on 11/25/2020 in the Priority Axis No. 8 proceedings, in which they requested that silage be maintained until the matter was definitively examined by the 12th Federal Court in Belo Horizonte/MG. 8, in which they requested the maintenance of the delivery of silage until the final examination of the matter by the 12th Federal Court in Belo Horizonte/MG to those affected who requested the receipt, but whose registration was not carried out, due to the fact that it is essential to ensure fundamental rights belonging to those affected (rural owners) located in several territories affected by the Collapse and, finally, they request the confirmation of the request for preliminary injunction and the granting of the order to receive and process the petition filed on 11/25/2020 in the records of Priority Axis n. 8. 8.	N/A

43	0060017- 58.2015.4.01.3800	MPF and Association for the Defense of Collective Interests (ADIC)	Samarco	16/11/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action brought by the Association for the Defense of Collective Interests (ADIC) and the Federal Public Prosecutor’s Office (MPF) against Samarco seeking compensation for the damage caused by the collapse of the Fundão Dam, in particular the reconstruction of private and public buildings.	BRL 10,000,000,000.00

44	0040979- 26.2016.4.01.3800	MPF	Samarco	10/11/2015	Precautionary Order	4th Federal Civil and Agrarian Court of the SSJ from Belo Horizonte	This is a precautionary order filed by the MPMG against Samarco for the purpose of supplying water in the city of Governador Valadares/MG, as well as monitoring the water quality of the Doce River.	BRL 1,000,000.00

A-23 - 12

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
45	1051315- 96.2021.4.01.3800	MPF	Samarco, the Federal Government, IBAMA, ICMBio, the State of Espírito Santo and the National Institute for the Environment and Water Resources (INEMA)	03/02/2016	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Section	This is a public civil action brought by the MPMG against Samarco, the Federal Government and others, in which they require the implementation of preventive and mitigating measures to aggravate damage to the marine environment and exposure to consumer health risks resulting from the Fundão Dam collapse, with an immediate ban on fishing of any kind, given the contamination of the ichthyofauna. As an injunction, Samarco was asked to: (i) make boats available for inspection actions; (ii) publish the fishing ban on its website, so as to give it wide publicity; and (iii) identify the fishermen affected so that they can be paid subsistence aid. The Public Prosecutor’s Office asked for the preliminary injunction to be confirmed and for Samarco to be ordered to compensate the fishermen for their proven damages during the fishing ban.	BRL 1,000.00 (purely for fiscal purposes)

46	0073114- 91.2016.4.01.3800	MPF	Samarco, Vale and BHP	15/01/2016	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action filed by the MPES seeking to order Samarco, BHP and Vale to pay compensation for collective damages to the population of Colatina, in the amount of BRL 2 billion reais, due to the environmental impacts resulting from the accident, the uncertainty as to the potability of the water collected from the Doce River and supplied to their homes and the inconvenience suffered in the queues for the distribution of mineral water. As a preliminary injunction, the Public Prosecutor’s Office requested the blocking of BRL 2,000,000,000.00 from Samarco, Vale and BHP to secure the execution and removal of the tax secrecy of these companies. As an injunction, they asked for the legal personality of Samarco and, if necessary, Vale and BHP to be disregarded, and for each of the companies to be ordered to pay diffuse moral damages of at least BRL 2,000,000,000.00.	BRL 2,000,000,000.00

A-23 - 13

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

47	1000504- 03.2020.4.01.3822	MPF	Fundação Renova, Samarco, Vale and BHP	12/03/2020	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action initially filed by the Federal Public Prosecutor’s Office against Fundação Renova, seeking a preventive injunction relief to impose on the Defendants the obligations to: (i) fully fund, in favor of the SUS, the implementation of the Barra Longa Health Action Plan; (ii) alternatively, fund the uncontroversial points of the Health Action Plan of the municipality of Barra Longa, excluding the subject of “urgency and emergency”, which was reserved by the CIF, in paragraph “b” of its Deliberation no. 252; and (iii) be established as a public civil action. 252; and (iii) that a maximum period of sixty days be set for the Defendants to resolve the content of the provision made by the CIF in relation to paragraph “b” of its Deliberation no. 252, with implementation of this measure beginning no later than thirty (30) days after the dispute is resolved. On the merits, the plaintiffs also request that the Defendants be ordered to pay compensation for collective moral damages in an amount not less than BRL 32,588,712.00, to be reverted to the Barra Longa municipal health system.	BRL 32,588,712.00

A-23 - 14

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

48	1016756- 84.2019.4.01.3800	MPF	Samarco, Vale, BHP, the Federal Government and the State of Minas Gerais.	02/05/2016	Public Civil Action-155bn CPA	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action in which the MPF requests, in general terms; (i) allocation of financial resources and guarantees: MPF requested that the Companies: (a) deposit in a private fund the amount of BRL 7,752,600,000.00; (b) offer a financial guarantee of BRL 155,052,000,000.00; (c) maintain in said fund a working capital of no less than BRL 2,000,000,000,00,000.00 and, after approval of a full reparation schedule, 100% (one hundred percent) of the expenses provisioned for the following 12 (twelve) months; (d) be prohibited from disposing of their assets and distributing profits; and (e) the judicial seizure of all amounts arising from the Companies’ dividends that have not been paid; (ii) suspension of all government financial incentives and government funding; (iii) the disregard of the legal personality, in order to hold Vale and BHP responsible as well; (iv) guarantee of best market practices, and social and environmental compliance; (v) the reversal of the burden of proof and the hiring of an independent team of experts; (vi) the drafting, approval, management and execution of social, environmental and economic plans. In addition, the MPF requested: (vii) various environmental emergency measures; (viii) various social humanitarian emergency measures; and (ix) protection of indigenous people and other traditional communities.	BRL 155,052,000,000.00

49	1014546- 60.2019.4.01.3800	MPMG	Samarco	28/12/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	MPMG seeks that Samarco is ordered to deliver mineral water to every home in the municipality of Alpercata/MG.	BRL 2,000,000.00

A-23 - 15

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
50	1049235- 96.2020.4.01.3800 (former n. 5000231- 30.2019.8.13.0521)	MPMG	Samarco, Fundação Renova and the State of Minas Gerais	07/02/2019	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action arising from civil inquiry no. 0521.18.000253-2, due to alleged evidence of environmental damage in a permanent preservation area (Floresta Farm). The MPMG aims to declare the TAC signed on 11/21/2017 between the State of Minas Gerais and the defendants null and void, among other requests, such as obligations to perform, payment of compensation, payment of expert fees related to Civil Inquiry n. 0521.18.000253-2.	BRL 50,000.00

51	1037644- 40.2020.4.01.3800	MPMG	Samarco, Fundação Renova and the Municipality of Rio Doce	17/05/2019	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action filed by the MPMG against Samarco, the Fundação Renova and the Municipality of Rio Doce, seeking to condemn the defendants to certain obligations to perform, given the impossibility of concluding out-of-court negotiations to protect the Fazenda Floresta Architectural and Landscape Complex.	BRL 1,000.00

52	0028358- 94.2016.4.01.3800	MPMG	Samarco and Vale	14/12/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action brought by the MPMG of the State of Minas Gerais against Samarco and Vale, in which it is argued that they are liable for moral and property damage to the environment, health and consumers, due to the alleged damage caused by the accident resulting from the suspension of the water supply service in the Municipality of Governador Valadares/MG.	BRL 5,100,000,000.00

53	0016262- 23.2015.8.13.0273	MPMG	Samarco	13/11/2015	Public Civil Action	Galilee Single Court	This is a public civil action brought by the MPMG, aimed at ensuring that the basic needs of the population of the city of Galileia are met, albeit on a precarious basis and as a matter of urgency, in order to implement the emergency plan as a result of the collapse of the Fundão Dam.	BRL 50,000,000.00

A-23 - 16

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

54	1102312- 74.2023.4.06.3800 (former n. 0039891- 33.2015.8.13.0400 )	MPMG.	Samarco.	10/11/2015	Precautionary measure.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ (2nd Civil Court of Mariana/MG).	This is a preparatory precautionary measure filed by the MPMG against Samarco to request, as an injunction, the unavailability of the amount of three hundred million reais (BRL 300,000,000.00), initially blocking amounts deposited in financial institutions through BACENJUD, in order to secure compensation for the victims of the Fundão Dam collapse, residents of the Municipality of Mariana/MG.	BRL 300,000,000.00
55	1102520- 58.2023.4.06.3800 (former n. 0043356- 50.2015.13.0400)	MPMG.	Samarco, Vale and BHP	10/12/2015	Public Civil Action.	4th Federal Civil and Agrarian Court of the SSJ of Belo Horizonte/M G (2nd Civil Court of Mariana/MG)	This is a public civil action seeking socio- economic reparation for the victims of the Fundão Dam collapse, residents of the municipality of Mariana/MG (discussion of humanitarian issues), by means of emergency and definitive measures.	BRL 2,000,000,000.00

56	5002387- 92.2021.8.13.0400	MPMG.	Samarco, Vale and BHP.	04/10/2021	Enforcement proceeding	2nd Civil Court of Mariana/MG.	(ii) This is an enforcement of judgment distributed by dependency to Mariana CPA (0043356-50.2015.8.13.0400), seeking, in summary: (i) the establishment of a global amount for the compensation of all those affected in Mariana/MG, based on the damage matrix drawn up by Cáritas Brasileira; liquidation of the damages individually suffered by each affected person registered by the technical advisory body, with the values of the global amount deposited in court being earmarked for this purpose; allocation of any residual amount to the Fund for Diffuse Rights; and (iv) imposition of a fine on the Companies for delays in the compensation process for those affected.	BRL 500,000.00

57	1102705- 96.2023.4.06.3800 (former n. 0041497- 28.2017.8.13.0400)	MPMG.	Samarco, Vale and BHP.	01/11/2017	Enforcement proceeding	4th Federal Civil and Agrarian Court of the SSJ of Belo Horizonte/M G (2nd Civil Court of Mariana/MG).	This is an enforcement of judgment distributed by dependency to Mariana CPA (0043356-50.2015.8.13.0400), aiming, in summary, to set a deadline and specific guidelines for the delivery of the resettlements of the affected communities in Mariana/MG.	BRL 2,000,000,000.00

A-23 - 17

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

58	5002815- 45.2019.8.13.0400	MPMG.	Samarco, Vale and BHP.	11/10/2019	Enforcement proceeding	2nd Civil Court of Mariana/MG.	This is a case of compliance with a judgment distributed by dependency to Mariana CPA (0043356-50.2015.8.13.0400), aiming, in summary, for the Companies to provide individualized real estate for all the new family nuclei that were formed after the Fundão Dam collapse and that may be formed until the collective resettlement of the respective community to which the original family nucleus belongs, under penalty of the imposition of coercive measures.	BRL 500,000.00

59	1002020- 18.2022.4.06.3800 (former n. 5001485- 13.2019.8.13.0400)	MPMG.	Samarco.	09/07/2019	Public Civil Action.	4th Federal Civil and Agrarian Court of the SSJ of Belo Horizonte/M G (1st Civil Court of Mariana/MG).	This is a public civil action with a request for preliminary injunction, aiming to: (i) make the amount of BRL 1,294,643.51 unavailable, by blocking it via BACENJUD; and (ii) order the Defendant to provide the emergency preventive measures determined by SEMAD (ref. Release of mining tailings into the Santarém Stream, in Mariana/MG). On a definitive basis, it calls for the Defendant to be ordered: (i) to pay compensation not less than the amount of the administrative fine, updated with interest and monetary correction, imposed under infraction notice no. 88259/2016; (ii) to repair the environment degraded by the pollution, and to approve an environmental recovery plan with the competent bodies; and (iii) to refrain from promoting new pollution in the Santarém Stream, under penalty of a daily fine.	BRL 100,000,000.00

A-23 - 18

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

60	5001070- 93.2020.8.13.0400	MPMG.	Samarco, Vale and BHP.	27/07/2020	Enforcement proceeding	2nd Civil Court of Mariana/MG.	This is an enforcement of judgment distributed by dependency to Mariana CPA (0043356-50.2015.8.13.0400), seeking, in summary, the imposition of obligations on the Defendants to guarantee the resettlement of the affected families, observing the compensation criteria presented by Cáritas Brasileira, in the event that the destination properties have different characteristics from the properties of origin, under the terms of the resettlement guidelines agreed in the Mariana CPA (e.g. footage, slope, frontage, water resources, neighborhood, among others).	BRL 500,000.00

61	5001112- 11.2021.8.13.0400	MPMG.	Samarco, Vale and BHP.	05/07/2021	Enforcement proceeding	2nd Civil Court of Mariana/MG.	This is an enforcement of judgment distributed by dependency to Mariana CPA (0043356-50.2015.8.13.0400), seeking to impose a fine on the Companies for alleged delays in submitting a compensation proposal to 115 (one hundred and fifteen) families registered by Cáritas Brasileira.	BRL 1,000,000,000.00

62	1005202- 55.2019.4.01.3800	MPMG.	Samarco.	12/07/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action with a preliminary injunction filed to determine the implementation of measures by Samarco to stop the continuation and reverse the damage caused to the cultural heritage of Bento Rodrigues, consisting of assets allegedly inventoried, listed, protected by law and by a state conservation unit and owned by third parties.	BRL 5,000,000.00

63	0019601- 77.2017.4.01.3800	MPMG.	Samarco, Vale and BHP.	26/10/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action filed by the MPMG, seeking, in summary, to condemn Samarco, Vale and BHP to repair the damage allegedly caused to speleological assets, such as shelters, caves and caverns.	BRL 150,000,000.00

A-23 - 19

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

64	0011757- 76.2017.4.01.3800	MPMG.	Samarco, Vale and BHP.	02/12/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action filed by the MPMG, seeking to have the Defendants remove the tailings deposited on the banks of the rivers that cut through Mariana and dispose of them in deactivated mining pits or in another suitable and licensed location.	BRL 10,000,000.00

65	0051924- 50.2018.8.13.0400	MPMG.	Samarco, BHP, Vale, IEF, FEAM (FEAM) and IGAM (IGAM).	26/10/2018	Public Civil Action.	1st Civil Court of Mariana/MG.	This is a public civil action in which the MPMG opposes the implementation of Dike S4, on the grounds that irregularities have been found in the implementation procedure. Based on this report, it requests: (i) that Decree no. 500/2016 and the TAC signed on 19/09/2016 providing for the construction of said dike be declared null and void, with regard to the restrictions on compensation for victims; (ii) that all contracts signed with the owners stipulating the payment of compensation be declared null and void. Alternatively, the MPMG requests that: (i) the Decree and the TAC be interpreted in such a way as to ensure prior and fair compensation to the owners; and (ii) Samarco and its shareholders be ordered to pay prior and fair compensation for the administrative requisition, as well as compensation for moral damages.	BRL 50,000,000.00

66	0052302- 06.2018.8.13.0400	MPMG.	Fundação Renova, Samarco, Vale and BHP.	31/10/2018	Public Civil Action.	2nd Civil Court of Mariana/MG.	This is a public civil action filed by the MPMG seeking to order the defendants to pay compensation for the damage caused to the victims of the Collapse.	BRL 2,000,000,000.00

A-23 - 20

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

67	0014819- 10.2016.8.13.0400	MPMG.	Samarco, Vale, BHP and the Municipality of Mariana.	03/05/2016	Public Civil Action.	1st Civil Court of Mariana/MG.	This is an ACP filed by the MPMG against Samarco and others, requesting a preliminary injunction to: (i) impose the obligation on Samarco, Vale and BHP to maintain security and restrict access to Bento Rodrigues, for twenty-four (24) hours, according to the guidelines and under subordination to the Civil Defense of the Municipality of Mariana and the State of Minas Gerais, under penalty of a daily fine of BRL 100 thousand; (ii) impose on the Municipality of Mariana and the State of Minas Gerais the duty to regulate access to the site, establishing, together with the committees of those affected, fixed times and days for access by the population, as well as, with the help of the Defendants, to register those affected who intend to have access to the site, under penalty of a daily fine of BRL 100,000; (iii) impose on the defendants the duty to register the residents of Bento Rodrigues, under penalty of a daily fine of BRL 100,000. Rodrigues for access to the site, hiring members of the community to assist in security and access control activities, under penalty of a daily fine of BRL 100,000; (iv) imposing on the defendants the duty to provide courses and training to the residents of Bento Rodrigues, so that they are able to visit the site, under penalty of a daily fine of BRL 100,000; and (v) granting the claim, making the injunctions requested final.	BRL 100,000.00

A-23 - 21

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

68	0062888- 27.2016.4.01.3800	MPMG.	Samarco, Vale and BHP.	21/10/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.

This is a public civil action in which the MPMG aims, in summary, to order the companies to fulfill the following obligations: (i) prepare, present and execute the basic, structural and executive projects for the complete reconstruction, recovery and repair of all the public assets and infrastructure that were affected in the communities of Barretos, Gesteira and the town of Barra Longa; (ii) prepare and start executing the containment works for the entire bed of the Rio do Carmo in the stretch that crosses the town of Barra Longa; (iii) prepare and start executing the containment works that are capable of making the town of Barra Longa and the community of Gesteira resilient to other disasters; (iv) prepare a project for the implementation of a sewage treatment system for Barra Longa and Gesteira, with the execution of the respective project within a maximum period of one (1) year; and (v) prepare a project for the implementation of an adequate system for the final disposal of urban and industrial solid waste for the Municipality of Barra Longa, with the execution of the respective project within a maximum period of one (1) year.

BRL 600,000,000.00

A-23 - 22

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

69	0010263- 16.2016.4.01.3800	MPMG.	Samarco, Vale and BHP.	02/02/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action through which the MPMG aims, in summary, to: (i) decreeing the unavailability of the Companies’ assets in the amount of BRL 2,000,000,000.00, for the exclusive purpose of repairing material and moral damages, both individual and collective, in relation to the victims of the Ponte Nova District (indemnification and reconstruction of the communities); and (ii) the payment of compensation for collective moral damages, social damages, moral damages of an individual nature and material damages to each of those affected in Ponte Nova, in addition to bearing the costs necessary for the reconstruction of the communities and the development of emergency measures (e.g., temporary maintenance funds, housing for displaced families).	BRL 7,500,000,000.00

70	1002605- 16.2019.4.01.3800	MPMG.	Samarco, Vale and BHP.	29/8/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action through which the MPMG aims, in summary, to condemn the Companies to reimburse alleged damage to the Municipality of Mariana/MG due to the fall in the collection of Financial Compensation for the Exploration of Mineral Resources (CFEM).	BRL 1,394,308.39

71	1012537- 62.2018.4.01.3800	MPMG.	Samarco, Vale and BHP.	07/11/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action through which the MPMG aims, in summary, to defend the cultural and urban heritage of Gesteira, with the consequent condemnation of the Companies to the obligations to: (i) carry out a complete documentary and audiovisual record and diagnosis of the situation of the affected assets; (ii) remove the layer of tailings deposited along the community; to destine the belongings of the victims located on the mud to a suitable place, with the realization of an inventory and weekly communication to the Court; (iii) carry out archaeological monitoring during the interventions; and (iv) hire an independent external audit.	BRL 100,000,000.00

A-23 - 23

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

72	1002305- 88.2018.4.01.3800	MPMG.	Samarco, Vale and BHP.	07/11/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action through which the MPMG aims, in summary, to defend the historical and urban heritage of Barra Longa, with the consequent condemnation of the Companies to the obligations of: (i) prepare and carry out revitalization projects for the entire historic core of the municipality; (ii) complete restoration of the São José Mother Church; (iii) complete restoration of the Xavier Hotel; (iv) complete restoration of the listed and inventoried properties mentioned by the Parquet; (v) set up the Barra Longa municipal public archive; (vi) create a museum to record and tell the history of Barra Longa; (vi) create a museum to record and tell the history of Barra Longa. of Barra Longa, its community and the tragedy that struck it after the Collapse; (vii) tourism development in the Municipality; and (viii) a sweep of all the cultural assets in the Municipality, with the subsequent publication of a book containing this information. Finally, it was requested that the companies be ordered to pay compensation for interim damages and lost profits related to the deprivation of the enjoyment of the community’s cultural and urban heritage.	BRL 250,000,000.00

73	1002751- 52.2022.4.01.3800	MPMG.	Samarco, Vale and BHP.	31/10/2016	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action through which the MPMG aims, in summary, to remove tailings that are allegedly deposited in inappropriate places, such as in the gutters and banks of the Doce River and in all other disposal points in the municipalities that make up the Ponte Nova/MG District.	BRL 10,000,000.00

A-23 - 24

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

74	5003441- 93.2021.8.13.0400	MPMG.	Samarco, BHP and Vale.	29/12/2021	Enforcement proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a case of compliance with a sentence, through which the MPMG alleges that, to date, the Fundação Renova has not presented satisfactory proposals related to the water availability of the resettlements, in order to guarantee the resumption of the previous ways of life and economic activities of those affected (public supply, animal husbandry, agricultural production, etc.).	BRL 1,000,000,000.00

75	5023635- 78.2021.8.13.0024	MPMG.	Samarco, BHP, Vale and Fundação Renova.	24/02/2021	Civil action.	5th Civil Court of Belo Horizonte/MG.	This is a civil action filed by the MPMG against the Companies and the Fundação Renova, seeking, as a matter of urgency, intervention in the Fundação Renova, with the appointment of a Judicial Intervention Board—which will act as a Board of Trustees—contemplating a transitional institutional design. On a definitive basis, it requests: (i) the extinction of the Fundação Renova, with the consequent registration of the sentence in the civil registry of legal entities of Belo Horizonte and cancellation of the registration with the National Registry of Legal Entities (CNPJ); (ii) the condemnation of the Companies to pay compensation for the alleged material damages. caused as a result of the alleged misuse of purpose and the illicit practices carried out within and through the Fundação Renova, with the frustration of the TTAC programs, and (iii) the condemnation of the Companies to pay compensation for moral damages, in the amount of BRL 10,000,000,000.00.	BRL 10,000,000,000.00

A-23 - 25

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

76	5001730- 53.2021.8.13.0400	MPMG.	Samarco, Vale and BHP.	27/08/2021	Public Civil Action.	2nd Civil, Criminal and Penal Execution Court of the District of Mariana.	The public civil action in question deals with alleged failures by the Fundação Renova to comply with the obligation set out in Clause 125 “j” of the Transaction and Conduct Adjustment Agreement (TTAC) to provide food for the animals of those affected who had productive areas of their rural properties impacted by the mud from the Fundão Dam collapse.	BRL 100,000.00

77	5003426- 56.2023.8.13.0400 (former n.6008349- 87.2024.4.06.3800	MPMG.	Samarco, Vale and BHP.	18/8/2023	Public Civil Action.	1st Civil Court of Mariana/MG.	This is a public civil action in which the MPMG argues that, in the post-disaster scenario, the Fundação Renova became responsible for rescuing the affected animals, providing them with food and veterinary medical care, as well as providing a suitable place for them to live, which is not being done. Based on this report, it requests, as a matter of urgency, that the Defendants be ordered, under penalty of a daily fine, to promote: (i) effective and periodic care for the animals, regardless of whether they were acquired by those affected before or after the Collapse; (ii) access to green areas, running water, adequate food and shelter from bad weather; (iii) adequate housing for the animals or the refurbishment of temporary housing to better accommodate them; (iv) adaptation of the Fundação Renova’s service channels; and (v) publication of the judgment on its communication channels. In the event of a final judgment, it requests: (i) that this claim be upheld, making the preliminary injunction granted final; (ii) that the Defendants be condemned; (iii) to an obligation to pay, consisting of a pecuniary indemnification in favor of the State Fund for the Defense of Diffuse Rights (FUNDIF); and (viii) to an obligation to pay, concerning compensation to the families who lost their livestock or witnessed mistreatment after the collapse, to be defined in an individual judgment. Finally, it requests: (i) a reversal of the burden of proof; and (ii) that the Defendants be ordered to pay the burden of proof.	BRL 100,000,000,000.00

A-23 - 26

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

78	0023483- 68.2016.8.13.0549	MPMG.	Samarco.	17/08/2022	Public Civil Action.	Single Court of the District of Rio Casca.	This is a public civil action filed by the MPMG against Samarco requiring environmental restoration with reforestation of the area, compensation for environmental damage and cessation of corrosive activity, as well as measures to contain the flow of earth and other materials into the Canta Galo stream.	BRL 100,000.00
79	5004748- 48.2022.8.13.0400	MPMG.	Samarco, BHP and Vale.	06/10/2022	Enforcement Proceeding.	2nd Civil Court of Mariana/MG.	Enforcement of the agreement reached in C P A n. 5001730- 53.2021.8.13.0400. Allegation of alleged non-compliance, mistreatment and problems with the delivery of animal feed.	BRL 100,000.00

80	5002867- 02.2023.8.13.0400	MPMG.	Samarco, Vale, BHP and Fundação Renova	13/7/2023	Public Civil Action.	2nd Civil, Criminal and Penal Execution Court of the District of Mariana	This is a public civil action filed against Samarco, Vale, BHP and Fundação Renova, in which the MPMG alleges that the Collapse caused damage to the Nossa Senhora das Mercês Chapel, located in Bento Rodrigues	BRL 1,000,000.00

81	5000692- 35.2023.8.13.0400	MPMG.	Samarco.	23/02/2023	Public Civil Action.	2nd Civil Court of the District of Governador Valadares.	This is a Public Civil Action filed by the MPMG against Samarco, seeking to condemn the Defendant to repair environmental damage that occurred on 26/11/2015, consisting of pollution through the discharge of mud into a watercourse from a Water Treatment Plant (WTP) and the storage of products used in water treatment in an incorrect manner - in the open and without waterproofing the floor.	BRL 1,000,000.00

A-23 - 27

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

82	5001082- 05.2023.8.13.0400	MPMG.	Fundação Renova and Samarco.	14/03/2023	Public Civil Action.	2nd Civil, Criminal and Penal Execution Court of the District of Mariana.	Public civil action requesting that the Defendants: (i) immediately cease any intervention in the bed of the Gualaxo do Norte River, under penalty of a fine of BRL 10,000.00 per day; (ii) proceed with the full recovery of the area described, after prior approval of the project with the competent environmental agency, within a period of 12 (twelve) months, under penalty of a fine of BRL 10,000.00 per day; (iii) proceed with the full recovery of the area described, after prior approval of the project with the competent environmental agency, within a period of 12 (twelve) months, under penalty of a fine of BRL 10,000.00 per day; and (iii) make the payment of compensation in an amount to be arbitrated, not less than BRL 364,190.61.	BRL 364,190.61

83	6017748- 43.2024.4.06.3800	MPMG.	Fundação Renova.	12/04/2024	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Public Civil Action, with a request for a preliminary injunction, filed by the MPMG requesting the regularization of the intervention in the permanent preservation area of the Carmo River, in Barra Longa.	BRL 50,000.00

84	1007135- 34.2017.4.01.3800	DPU and DPES.	Samarco, Fundação Renova and the Federal Government.	02/05/2017	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Section.	Action filed against Samarco, Fundação Renova and the Federal Government requesting, as an injunction, under penalty of a daily fine of BRL 175,000.00: (i) immediate suspension of the effects of the broad, general and unrestricted release clause provided for in the Mediated Indemnification Program (PIM); (ii) individualized information on the suspension of the program to be sent to all those affected; (iii) summons to the Public Prosecutor’s Office; and, on the merits, (iv) confirmation of the injunctions.	BRL 19,250,000.00

A-23 - 28

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

85	1014649- 96.2021.4.01.3800	DPU and DPES.	Samarco, Vale and BHP.	14/12/2017	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Section.	This is a Public Civil Action filed by DPU and DPES against Samarco, Vale and BHP, seeking, as an injunction, under penalty of a daily fine of fifty thousand reais (BRL 50,000.00): (i) the immediate start of the emergency financial aid program, along the lines of the commitments signed by the companies under the terms of adjustment of conduct- TTAC and TCSAP2; (ii) the start of other socio- economic programs aimed at reducing the vulnerabilities experienced by the communities, such as health and social protection; (iii) the blocking of the minimum amount of nine million reais (BRL 9,000,000.00), as collective moral damages or social damages.	BRL 43,879,200.00

86	0009362- 43.2015.4.01.3813	DPU.	Samarco and the Federal Government.	12/11/2015	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action, with a request for a preliminary injunction, filed by the DPU against Samarco and the Federal Government for the purposes of: (i) supplying water in the city of Governador Valadares/MG; as well as (ii) monitoring the quality of the water in the Doce River; (iii) making 100 (one hundred) members of the Armed Forces available to distribute the water to be supplied by Samarco; and (iv) publicizing, in all media, the places and neighborhoods where the water will be distributed to the population.	BRL 10,000,000.00

87	0045281- 30.2018.4.01.3800	DPMG.	Samarco.	19/11/2015	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	The aim is to supply water to the district of Pedra Corrida, in the municipality of Periquito/MG, and the district of São Pedro, in the municipality of Governador Valadares/MG, as well as to monitor the quality of the water in the Doce River.	BRL 788.00

A-23 - 29

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

88	1023014- 76.2020.4.01.3800	DPES	Samarco, Municipality of Colatina and State of Espírito Santo.	04/12/2015	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action brought by the DPMG seeking to maintain the supply of drinking water to the population of Colatina. The injunction requested that Samarco maintain the supply of water to the population of Colatina, and that the State of Espírito Santo and the Municipality of Colatina adopt measures to ensure that the population has unrestricted access to the water supplied by Samarco. In the final analysis, confirmation of the injunctions was requested.	BRL 788.00

89	1033379- 58.2021.4.01.3800	Municipality of Santa Cruz do Escalvado and Rio Doce.	Samarco, BHP, Vale and Fundação Renova.	01/06/2021	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	The repair/recomposition of ICMS revenues linked to the VAF energy generation and CIFURH, which were suspended due to the stoppage of energy generation at the Risoleta Neves HPP, considering, for the purposes of calculating CIFURH revenues, the period between January 2016 and February 2024, and, for ICMS revenues, the period between January 2018 and December 2027.	BRL 48,971,859.15

90	1016233- 72.2019.4.01.3800	Municipality of Mariana.	Samarco, BHP and Vale.	31/10/2018	Compensation action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	The Municipality claims that the collapse caused it various damages, both moral and material, including a drop in tax revenue, loss of historical and cultural records and emergency expenses.	BRL 590,166,173.80

91	1013159- 44.2018.4.01.3800	Municipality of Ponte Nova.	Samarco, BHP, Vale and Fundação Renova.	29/10/2018	Public Civil Action.	4th Federal Civil and Agrarian Court of the SSJ of Belo Horizonte.	The municipality is asking to be included in the programs and actions provided for in the TTAC and conducted by the Fundação Renova.	BRL 1,000.00

92	0010090- 89.2016.4.01.3800	Municipality of Tumiritinga.	Samarco and COPASA.	23/11/2015	Precautionary measure	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a precautionary measure filed by the Municipality of Tumiritinga against Samarco for the purpose of supplying water in the city of Tumiritinga/MG, as well as paying for other emergency measures.	BRL 1,000.00

A-23 - 30

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

93	0010261- 46.2016.4.01.3800	Municipality of Itueta.	Samarco and COPASA.	26/11/2015	Precautionary measure	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a precautionary measure filed by the Municipality of Itueta against Samarco and COPASA, for the purpose of supplying water in the city of Itueta/MG, as well as paying for other emergency measures.	BRL 1,000.00
94	1022688- 53.2019.4.01.3800	Municipality of Resplendor.	Samarco, Vale and COPASA.	18/12/2015	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action brought by the MPMG against Samarco, Vale and COPASA, seeking compensation for the damage caused to the environment and the population of Resplendor as a result of the accident.	BRL 550.000.000,00

95	1022701- 52.2019.4.01.3800	Municipality of Resplendor.	Samarco and COPASA.	11/11/2015	Precautionary measure.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a preparatory precautionary measure filed by the Municipality of Resplendor against Samarco and COPASA for the purpose of supplying water in the city of Resplendor/MG, as well as monitoring the water quality of the Doce River.	BRL 1,000.00

96	1018465- 57.2019.4.01.3800	Municipality of Aimorés/MG.	Samarco, BHP and Vale.	21/11/2018	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action for liability for moral and property damage to the environment, health and consumers of the water supply service in Aimorés/MG, brought by the Municipality of Aimorés against Samarco, Vale and BHP, seeking to establish the liability of the Defendants for full reparation of the damage to the environment, health and consumers, and ordering the Defendants to subsidize interdisciplinary studies, carry out an executive project, install equipment, monitor water quality and pay moral damage, as well as imposing a daily fine.	BRL 100,000,000.00

97	1024832- 63.2020.4.01.3800	Municipality of Barra Longa/MG.	Samarco, Vale, BHP and Fundação Renova.	29/06/2020	Ordinary action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action filed by the Municipality of Barra Longa seeking to impose on the Defendants the obligations to: (i) implement the Health Action Plan in the Municipality; and (ii) maintain the costing/adoption of measures by the Fundação Renova to carry out the transshipment and final disposal of Barra Longa’s solid waste until the delivery of a licensed station.	BRL 2,800,000.00

A-23 - 31

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

98	1066831- 59.2021.4.01.3800	Municipality of Mariana/MG.	Samarco, Vale, BHP and Fundação Renova.	24/09/2021	Ordinary Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an ordinary action distributed by dependency to ACP 20 Bi and aims to discuss alleged non- compliance with Resolutions issued by the CIF (Resolutions 503/2021, 463/2021, 352/2021, 109/2017 and 50/2017). It also aims to notify the Brazilian Securities and Exchange Commission (CVM) to disclose to the entire market as a material fact the environmental damage caused by the “Mariana accident”, whose environmental remediation obligations have not yet been met and a procedure has been opened to ascertain responsibility.	BRL 71,368,067.25

99	5003816- 65.2019.8.13.0400	Municipality of Mariana/MG.	Samarco, Vale, BHP and Fundação Renova.	27/12/2019	Ordinary action.	1st Civil Court of Mariana/MG.	This is a collection action with a request for injunctive relief to impose on the Companies: (i) an obligation to pay an amount, consisting of the judicial deposit of the sum of BRL 60,742.09, referring to the taxes that were no longer collected between 2016 and 2019 (IPTU and Location and Operation License Fees); as well as (ii) a judicial deposit of the amounts corresponding to these taxes, every year, starting in 2020, until the definitive resettlement of Bento Rodrigues, under penalty of a judicial blockade and the imposition of a fine. On a definitive basis, it requests confirmation of the effects of the provisional injunction, as well as an order that the defendant companies pay the attorneys’ fees and costs.	BRL 60,742.09

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

100	5000826- 67.2020.8.13.0400	Municipality of Mariana/MG.	Samarco, Vale, BHP and Fundação Renova.	28/05/2020	Public Civil Action.	2nd Civil Court of the District of Mariana/MG.	This is a public civil action seeking provisional injunctive relief to impose on the Defendants the obligations to: (i) transfer and register the properties acquired by the Fundação Renova to allocate the areas for social housing, as agreed at a hearing held on 04/07/2017 in the context of the Mariana CPA (0043356- 50.2015.8.13.0400), on behalf of the Municipality of Mariana, within forty-eight (48) hours, under penalty of a daily fine; (ii) transfer the first installment of BRL 9.965,798.29, as provided for in the “Financial Transfer Commitment Agreement” to fund infrastructure works in social housing areas to the Municipality, under penalty of a daily fine. Finally, it requests that the injunctions be confirmed and that the Defendants provide for the transfer of the installments provided for in the “Financial Transfer Commitment Term” within the deadlines set out in the commitment.	BRL 9,965,798.29

101	5001650- 26.2020.8.13.0400	Municipality of Mariana/MG.	Samarco, Vale, BHP and Fundação Renova.	28/10/2020	Public Civil Action.	2nd Civil Court of the District of Mariana/MG.	This is a public civil action that seeks, as a matter of preliminary injunction, the immediate transfer of the amount allegedly owed by the Fundação Renova as a result of the signing of the Term of Commitment to fund the contract with the Inter municipal Multi sectoral Consortium of the Piranga Valley (CIMVALPI) and, successively, the decree of unavailability of the defendants’ resources in the amount of BRL 4,005,746.88. On a final basis, the Municipality of Mariana requests confirmation of the injunctions and an order that the Defendants pay directly to the Intermunicipal Multisectoral Consortium of the Piranga Valley (CIMVALPI) and to the suppliers the amounts defaulted by the Municipal Public Administration due to the alleged lack of regular and full transfers by the Fundação Renova since 29 April 2020.	BRL 4,005,746.88

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
102	1012064- 42.2019.4.01.3800	Municipality of Linhares.	Samarco.	19/11/2015	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a public civil action filed by the Municipality of Linhares against Samarco, seeking to compel the company to adopt the following measures: (i) rescue representatives of all species of native aquatic fauna that use the Doce River as their natural habitat, with the aim of safeguarding the variety (ii) rescuing the eggs of sea turtles, which could be affected by the turbidity plume; (iii) implementing structures to protect the riparian forest and the islands, such as containment barriers, so that there is no direct contact with the material, while also preventing the sedimentation of mud on the riverbanks, where other animals of the terrestrial fauna can have direct contact; and (iv) intervening at the mouth of the Doce River, before the tailings reach the mouth, by closing the note bar and opening the south bar, so that the necessary conditions can be re-established to eliminate the contaminated water and prevent the mud from decaying on the riverbanks. On a final basis, the Municipality requested confirmation of the injunctions and recognition of Samarco’s obligations under the TAC.	BRL 15,000,000.00

103	0008670- 11.2018.8.08.0030	Municipality of Linhares.	Samarco.	24/08/2018	Public Civil Action.	Public Finance, Public Records and Environment Court of Linhares/ES.	This is a Public Civil Action filed by the Municipality of Linhares against Samarco, seeking an injunction requiring the defendant to pay for temporary housing for those who need it due to the flooding of the Juparanã lagoon.	BRL 500,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

104	5001404- 42.2020.8.13.010 5 (JFMG case file no. 1030818- 61.2021.4.01.3800)	Municipality of Governador Valadares.	Samarco, BHP, Vale and Fundação Renova.	04/02/2020	Ordinary action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an ordinary action filed by the municipality to compel the Companies to clean up the public roads affected by the flooding of the Doce River, claiming that the silting up of the river was caused by the collapse of the Fundão Dam, which occurred on 5 November 2015.	BRL 10,000.00
105	1003916- 37.2022.4.01.3800	Municipality of Governador Valadares.	Samarco, BHP, Vale and Fundação Renova.	03/02/2020	Action for Early Production of Evidence.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	In summary, the Municipality claims that the city of Governador Valadares was impacted by the flooding of the Doce River due to the heavy rains in January 2020. Very briefly, the Municipality claims that the rainfall was lower than in previous years and the flooding occurred due to the accident at the Fundão Dam and tailings deposited along the Doce River. On the basis of this allegation, it objectively requests the early production of evidence consisting of technical expertise on the mud found in public places to assess its causal link with the collapse.	BRL 10,000.00

106	5002387- 87.2024.8.13.0400	MPMG.	Samarco, BHP, Vale and Fundação Renova.	17/06/2024	Public Civil Action.	1st Civil, Criminal and Child and Youth Court of the District of Mariana.	This is a public civil action with a request for provisional injunctive relief filed by the MPMG against the companies and the Fundação Renova. The lawsuit arose from a civil investigation set up after provocation by those affected by the Fundão Dam collapse, which revealed the existence of a pile in a controlled landfill for the deposit of Class II waste, called the Area for the Deposition of Excess Material (ADME) owned by the defendants, in Águas Claras. According to the investigation, the ADME has been used as a dumping ground for waste from the Collapse and poses an imminent risk to people living in the area. The MPMG requests that the public civil action be received and filed, as well as that the Defendants be ordered to pay the obligations.	BRL 1,000,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

107	6029634- 39.2024.4.06.3800	MPF.	Samarco, BHP, Vale and Fundação Renova.	21/06/2024	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a Public Civil Action filed by the MPF against Samarco, BHP, Vale and the Fundação Renova, requesting in summary that the command of clause 28 of the TTAC be complied with and that they promote, on an emergency basis, the updating, revision and correction of the registry of all women registered or with pending registration requests, on the basis of individualized applications already submitted and/or to be submitted by the women affected, so that it is possible to include or rectify any and all information that is necessary to substantiate their eligibility and allow them direct access to Emergency Financial Aid (AFE), the Mediated Indemnification Program (PIM) and NOVEL and the joint and several condemnations of the defendants to pay moral and material damages for the environmental accident.	BRL 10,000,000,000.00

108	5001402- 53.2019.8.13.0543	MPMG.	Fundação Renova and the Minas Gerais Sanitation Company (COPASA/MG).	05/12/2019	Public Civil Action.	Resplendor District Court.	This is a Public Civil Action filed by the Public Prosecutor’s Office of Minas Gerais against the Fundação Renova and COPASA, due to alleged problems in the collection, supply and quality of water distributed in the municipality of Resplendor/MG, following the collapse of the Fundão Dam.	BRL 1,000,000.00

109	6029903- 78.2024.4.06.3800	State of Minas Gerais, Municipality of Mariana and Fundação Renova.	N/A	24/06/2024	Other voluntary jurisdiction procedures.	Ratification of a judicial agreement	Judicial Settlement Agreement between the Municipality of Mariana, the State of Minas Gerais and Fundação Renova.	BRL 20,044,942.50

110	1035519- 02.2020.4.01.3800	MPF.	Vale.	31/08/2020	Public Civil Action.	5th Federal Civil Court of Belo Horizonte.	This is a public civil action seeking to order Vale to implement a restructuring of its internal safety and disaster prevention policies, through judicial intervention.	BRL 20,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
111	1013576- 94.2018.4.01.3800	Samarco.	CIF, Federal Government and IBAMA	17/10/2018.	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an incident of divergent interpretation of the TTAC with regard to the obligation set by the CIF to supply drinking water by the Fundação Renova to the community of Degredo, as well as requesting the nullity of the fines demanded by the CIF for its alleged non- compliance (CIF Resolution No. 188 - fine in the historical amount of BRL 280,000.00).	N/A

112	1048117- 85.2020.4.01.3800	Samarco.	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA.	13/11/2020.	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an incident of divergent interpretation in the execution of clauses of the TTAC which aims to resolve the divergence established between the Parties, in order to (i) recognize the criteria and scope of the PAFE, under the terms of the TTAC; (ii) reject the hasty extension of the PAFE deadline; and (iii) declare the nullity of CIF’s Resolutions 417, 420 and item 4 of Resolution 452, also dismissing the fines imposed.	N/A

113	6036530- 98.2024.4.06.3800	Samarco, BHP and Vale.	Federal Government and CIF.	29/07/2024	Incident of Divergent Interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an Incident of Divergent Interpretation in the Execution of the TTAC in which the companies request (i) the suspension of CIF Resolutions no. 691/2023 and 769/2024, in order to immediately suspend the payment determined by the CIF through CIF Resolution no. 801/2024, as well as the fines established in CIF Resolutions Nos. 770/2024, 771/2024; (ii) to recognize that the fines required by CIF Resolutions Nos. 770 and 771 should be applied in the period limited to the display of the Terms of Reference for Santa Efigênia and Sapê do Norte by the FCP (April 2024).	N/A

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Section II - Actions Involving Fundação Renova

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1029220- 38.2022.4.01.3800	Fundação Renova.	CIF, IBAMA, ICMBio, ANM, FUNAI, and ANA.	21/06/2022	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an incident of divergent interpretation in the execution of the TTAC, with a request for provisional injunctive relief filed by the Fundação Renova requesting the granting of provisional injunctive relief, consisting of the immediate suspension of the effects of CIF Resolution no. 569/2022 until the final judgment of this incident, as well as any Resolutions approving Health Action Plans submitted by impacted municipalities that have followed the flow established in said Resolution.	N/A

2	1000398- 10.2020.4.01.3800	Federal Government, IBAMA, ICMBio, ANA, DNPM, State of Minas Gerais, IEF, IGAM, FEAM and State of Espírito Santo.	Samarco, Vale and BHP.	07/01/2020	Enforcement Proceeding- Priority Axis n. 4 - Infrastructure and Development.	4th Federal Civil and Agrarian Court of SJMG/MG.	This is an enforcement proceeding initiated under the terms of the decision handed down on 07/01/2020, within the scope of the 20bn CPA, to deal with Priority Axis n. 4 - Infrastructure and Development – 20bm/155bn CPA. Referring to the agreement signed between the Government and Fundação Renova.	n/a

3	1021630- 44.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA.	Fundação Renova.	05/05/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a case of compliance with a judgment relating to the Fundação Renova’s alleged failure to comply with Clause 176 of the TTAC, with the aim of compelling the defendant to present a schedule of works and comply with the construction of the Lagoa Grande CETAS (Nova Lima/MG).	N/A

4	1021712- 75.2021.4.01.3800	IBAMA, DPU, Federal Government, State of Minas Gerais and State of Espírito Santo.	Fundação Renova.	05/05/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement with a judgment in which the plaintiff requests: (i) that Fundação Renova be ordered to fund CIF activities, under the terms expressed in Resolution 482, according to which it “approves, with reservations, the Budget of the CIF System’s Activity Plan for the 2021 financial year”; (iii) that astreintes be set for any violations carried out during the course of the incident, given its executive nature; (iv) that the Fundação Renova and the Sponsoring Companies be summoned to present the following information and (v) that the MPF, MPMG, MPES, DPU and DPMG be summoned to join the case, if they so wish.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

5	1026741- 43.2020.4.01.3800	Federal Government, IBAMA, CIF, State of Minas Gerais and State of Espírito Santo	Fundação Renova.	09/07/2020	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Compliance with the agreement signed under the “Integrated Agenda” Program to carry out actions on the specified road sections, in compliance with CIF Resolution 377/2020.	BRL 580,331,594.00

6	1044614- 56.2020.4.01.3800	IBAMA, CIF and the State of Espírito Santo.	Samarco, Vale, BHP and Fundação Renova.	26/10/2020	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement of an award established under the terms of CIF Resolution 447, which ordered the Fundação Renova not to suspend or interrupt the Aquatic Biodiversity Monitoring Program (PMBA).	N/A

7	1021699- 76.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, FUNAI, ANA, State of Minas Gerais and State of Espírito Santo.	Fundação Renova.	05/02/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	According to the initial complaint, in violation of clause 245 of the TTAC, the Fundação Renova is not fulfilling its duty to submit reports and provide information to the CIF on the execution of the TTAC, on the grounds that various issues are being litigated in the thematic axes. Furthermore, according to the Public Entities, any and all information presented by the Foundation to the CIF would be subject to a prior screening of adequacy by the managers of the Board of Trustees, and by the maintaining companies, which would compromise the purpose and effectiveness of the reparation model. In other words, the Public Entities claim that the Foundation is becoming a mere technical assistant, “losing its operational purpose as an executive agent of reparation”.	N/A

8	1009370- 95.2022.4.01.3800	Fundação Renova.	Federal Government and IBAMA.	25/02/2022	Incident of Divergent Interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Incident of disagreement to discuss CIF Resolution 533, which approved the scope, goals and indicators of the Social Protection Program (PG-05) presented by the Fundação Renova but replaced the concept of “vulnerable families”. As a result, there was a change in the definition of the program’s target audience.	N/A

9	1023686- 16.2022.4.01.3800	Fundação Renova.	CIF and IBAMA.	18/05/2022	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Incident of Disagreement to discuss CIF Resolution 248, which deals with the possibility of counting funds earmarked for the Judicial Fund as compensation.	BRL 2,020,496,894.90

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

10	6014991- 76.2024.4.06.3800	Fundação Renova.	CIF.	27/03/2024	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Incident of Divergent Interpretation of Compliance with the TTAC, with a request for preliminary injunction, proposed by Renova, requesting, in summary, that: (i) provisional preliminary injunction be granted, consisting of the immediate suspension of the effects of CIF Resolutions no. 651/2023 and 761/2024 until the final judgment of this incident; (ii) cumulatively, that the CIF be prevented from imposing any sanctions or fines on the Fundação Renova and its maintainers due to non-compliance with the aforementioned Resolutions; and (iii) that CIF Resolutions 651/2023 and 761/2024, as well as any related resolutions, be declared null and void.	N/A

11	1009931- 56.2021.4.01.3800	Fundação Renova.	Federal Government, IBAMA, State of Minas Gerais and IEF.	03/05/2021	Civil Petition	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Ratification of the Cooperation Agreement, signed on 15/01/2021, between the IEF and the Fundação Renova in compliance with CIF Resolution 472/2020 and Clause 182 of the Transaction and Conduct Adjustment Agreement.	BRL 93,141,600.00

12	1007657- 27.2018.4.01.3800	MPMG.	Fundação Renova.	29/06/2018	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Section.	This is a public civil action with a request for injunctive relief, requesting: (i) the suspension of some clauses of the Transaction, Settlement and Release of Liability Agreement used in Governador Valadares (header, clauses 1, 2 and 3); and (ii) the continuation of the Compensation Program by the Fundação Renova, paying the minimum amount of BRL 1,000.00 per adult and BRL 1,100.00 per vulnerable person, the amount that was being paid in the city of Governador Valadares. In addition, the main claim requested: (i) confirmation of the injunction, reaching all business done in “PHASE 1” of Renova’s “Mediated Indemnification Program” (PIM) in Governador Valadares; (ii) ordering the defendant to inform all those affected; and (iii) a fine in the event of non-compliance.	BRL 300,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

13	1055470- 45.2021.4.01.3800	MPMG.	COPASA and Fundação Renova.	14/05/2020	Public Civil Action.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Public Civil Action, with injunction request, filed by the MPMG that discusses the quality and necessary adjustments to the Supply System in the Municipality of Itueta/MG.	BRL 500,000.00

14	1011500- 63.2019.4.01.3800	MPES.	Fundação Renova.	25/11/2016	Public Civil Action.	12TH VF/MG.	This is a public civil action with a request for injunctive relief, requesting: (i) the suspension of some clauses of the Transaction, Settlement and Release of Liability Agreement used in Colatina (header, clauses 1, 2 and 3); and (ii) the continuation of the Indemnification Program by Renova, paying the minimum amount of BRL 1,000.00 per adult and BRL 1,100.00 per vulnerable person, the amount that was being paid in the city of Governador Valadares. In addition, the main claim requested: (i) confirmation of the injunction, covering all the deals made in “PHASE 1” of Renova’s “Mediated Indemnification Program” (PIM); (ii) ordering the defendant to inform all those affected; and (iii) a fine in the event of non- compliance.	BRL 300,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

15	1006500- 53.2017.4.01.3800	DPU and DPES.	Fundação Renova	30/08/2017	Public Civil Action.	12TH VFBH/MG.	This is a public civil action with a request for injunctive relief, seeking the immediate suspension of the effects of the broad, general and unrestricted release clause provided for in the Fundação Renova Mediated Indemnification Program (PIM) for general damage in the state of Minas Gerais. In relation to the main claim, the plaintiffs requested: (i) confirmation of the injunction; (ii) that the Fundação Renova be compelled to adopt a specific release clause in the agreements entered into with those affected under the PIM, expressly limited to the present damages itemized in the agreement, eliminating any reference to future and uncertain damages and excluding the requirement to withdraw requests made in lawsuits that are not related to the object of what has been or will be agreed; (iii) the declaration of nullity of all agreements entered into between Renova and Samarco with those affected, in which there is a broad, general and unrestricted release clause provided for in the Fundação Renova‘s PIM relating to general damages in the state of Minas Gerais; and (iv) an order that the defendants pay no less than BRL 3.500,000.00, as collective moral damage or social damage, and as individual damage actually arising from the conduct combated in these proceedings, which should be determined through a specific settlement, to be brought by the injured individual, safeguarded in a judgment of a minimum amount of BRL 3,500.00 for each settling party.	BRL 500,000.00

A-23 - 42

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

16	5001148- 24.2019.8.13.0400	Fundação Renova.	Municipality of Mariana/MG and MPMG.	29/05/2019	Enforcement Proceeding.	2nd Civil Court of the District of Mariana/MG.	This is an enforcement proceeding initiated to monitor/check compliance with the collective agreement ratified on 25 April 2019 in the context of public civil action No. 0039564- 83.2018.8.13.0400 (guaranteeing the supplementation of health and social assistance services in the Municipality of Mariana–Health Action Plan).	BRL 2,846,250.00
17	1071359- 39.2021.4.01.3800	Fundação Renova.	Municipality of Santa Cruz do Escalvado/MG.	15/10/2021	Voluntary Jurisdiction (incident of homologation of agreement).	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is a voluntary jurisdiction procedure in which the Municipality of Barra Longa/MG and the Fundação Renova request the ratification of an agreement signed between them in relation to the “Emergency Preparedness Program”. Environmental” provided for in Clause 173 of the TTAC - PG-34) and Deliberation n. 460/2021 issued by the CIF. In summary, the agreement establishes the financial transfer of one million, five hundred thousand reais (BRL 1,500,000.00) to the Municipality of Santa Cruz do Escalvado, by means of a judicial deposit, to be used for: (i) adapting the infrastructure used by the Municipal Civil Defense (COMPDEC), and (ii) increasing the resources made available by the delivery of the “kits”, carried out in 2017, through the acquisition of new equipment.	BRL 1,500,000.00

18	1028637- 53.2022.4.01.3800	Fundação Renova.	Municipality of Ouro Preto/MG.	17/06/2022	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Enforcement proceeding, within the Integrated Agenda Program, imposed by the 20bn CPA court. The recognition of Ouro Preto as affected and the existence of the process itself are contested by the Fundação Renova in its own lawsuits and appeals.	BRL 7,000,000.00

19	1032966- 11.2022.4.01.3800	Fundação Renova.	Municipality of Ponte Nova/MG.	13/07/2022	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Enforcement proceeding, within the Integrated Agenda Program, imposed by the 20bn CPA court. The recognition of Ponte Nova as affected and the existence of the process itself are contested by the Fundação Renova in its own lawsuits and appeals.	BRL 7,000,000.00

20	1012543- 55.2023.4.06.3800	Fundação Renova.	Municipality of Aracruz/ES.	23/02/2023	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Enforcement proceeding, within the Integrated Agenda Program, imposed by the decision handed down in the case of Incident of Divergent Interpretation n. 1040611-58.2020.4.01.3800, within the scope of which the recognition of the Municipality is contested.	BRL 7,000,000.00

A-23 - 43

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

21	1012547- 92.2023.4.06.3800	Fundação Renova.	Municipality of São Mateus/ES.	23/02/2023	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Judgement Enforcement proceeding, within the Integrated Agenda Program, imposed by the decision handed down in the case of Incident of Divergent Interpretation n. 1040611- 58.2020.4.01.3800, within the scope of which the recognition of the Municipality is contested.	BRL 7,000,000.00
22	1012548- 77.2023.4.06.3800	Fundação Renova	Municipality of Conceição da Barra/ES.	23/02/2023	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Enforcement proceeding, within the Integrated Agenda Program, imposed by the decision handed down in the case of Incident of Divergent Interpretation n. 1040611-58.2020.4.01.3800, within the scope of which the recognition of the Municipality is contested.	BRL 5,000,000.00

23	1012549- 62.2023.4.06.3800	Fundação Renova	Municipality of Fundão/ES.	23/02/2023	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Judgement Enforcement proceeding, within the Integrated Agenda Program, imposed by the decision handed down in the case of Incident of Divergent Interpretation n. 1040611- 58.2020.4.01.3800, within the scope of which the recognition of the Municipality is contested.	BRL 4,000,000.00

24	1012551- 32.2023.4.06.3800	Fundação Renova.	Municipality of Serra/ES	23/02/2023	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	Enforcement proceeding, within the Integrated Agenda Program, imposed by the decision handed down in the case of Incident of Divergent Interpretation n. 1040611-58.2020.4.01.3800, within the scope of which the recognition of the Municipality is contested.	BRL 7,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

25	6048075- 68.2024.4.06.3800	Fundação Renova.	Federal Government and CIF.	24/09/2024	Incident of divergent Interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an Incident of Divergent Interpretation in the Execution of the TTAC with a Request for Preliminary injunction filed by the Fundação Renova with the aim of questioning the validity of CIF Resolution No. 325/2019. Renova is asking for the Resolution to be suspended until the CIF makes a statement about any review of its content, as determined at the hearing held in case file no. 6025921- 56.2024.4.06.3800. In addition, Renova requested: (i) the distribution of the incident by dependency to case n. 1024354- 89.2019.4.01.3800 and its processing in separate files; (ii) the designation of a conciliation hearing, considering the interest in composition; (iii) the summoning of the Federal Attorney General’s Office (AGU), as representative of the CIF, to present a defense, within 15 (fifteen) days; and (iii) the production of all means of evidence admitted in law, especially documentary, expert and testimonial evidence.	N/A
26	5001476- 80.2021.8.13.0400	MPMG.	Fundação Renova.	01/08/2021	Public Civil Action.	1st Civil, Criminal and Child and Youth Court of the District of Mariana.	This is a Public Civil Action filed by the Public Prosecutor’s Office of Minas Gerais on the grounds that Civil Inquiry No. MPMG0400.21.000013-1 revealed that, during the asphalt-priming process of an eighty (80) meter stretch that gives access to the resettlement works of the Bento Rodrigues community, the Fundação Renova caused pollution to the environment by spreading diluted petroleum asphalt (CM 30). In the end, it requested that the burden of proof be reversed and that the initial claims be upheld.	BRL 1,000,000.00

27	5008015- 69.2024.8.13.0105	Municipality of Governador Valadares.	Fundação Renova.	22/03/2024	Tax enforcement.	3rd Civil Court of Governador Valadares.	This enforcement action aims to collect the debt relating to CDA n. 0010981/2024, referring to the ‘ISS Estima-Imposto sobre serviço de qualquer natureza’, in the updated amount (March/2024) of BRL 46,811.45, and CDA n. 0010982/2024, referring to the ‘Auto de Infração’, in the updated amount (March/2024) of BRL 48,860.58.	BRL 95,672.03

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

28	5001677- 72.2021.8.13.0400	Fundação Renova and the Municipality of Mariana.	N/A	24/08/2021	Ratification of a court settlement.	2nd Civil, Criminal and Penal Execution Court of the District of Mariana.	This is a Judicial Ratification of a Settlement Agreement between the parties, the purpose of which is to pass on the sum of BRL 8,486,752.52 to carry out works on three listed churches.	BRL 8,486,752.52
29	5000917- 94.2019.8.13.0400	Municipality of Mariana.	Fundação Renova.	03/05/2019	Public Civil Action.	1st Civil, Criminal and Child and Youth Court of the District of Mariana.	This is a Public Civil Action filed on the grounds that, with the decline in tax revenue resulting from the Fundão Dam collapse, the Plaintiff Municipality would no longer be able to afford the costs of the Full-Time Education Program. Finally, it requests that the Fundação Renova be ordered: (i) to reimburse the Municipality of Mariana the amount of BRL 202,295.40 related to the expenses incurred with the Full-Time Education Program in the second half of 2018; (ii) to fully fund the Full-Time Education Program in the second half of 2018; (iii) to reimburse the Municipality of Mariana the amount of BRL 202,295.40 related to the expenses incurred with the Full-Time Education Program in the second half of 2018. Full-Time Education Program in the amount of BRL 15,078,524.20 and in the manner indicated by the Municipal Department of Education in the respective Work Plan, at least until the end of the year 2021; (iii) to reimburse all the public amounts spent on the implementation of the Full-Time Education Program during the course of this lawsuit, which will be determined by means of settlement of the sentence; (iv) to pay BRL 5,345,595.40 as moral damages suffered by the Municipality of Mariana due to the lack of timely implementation of the Full-Time Education Program.	BRL 20,626,415.00

30	1026843- 65.2020.4.01.3800	Federal Government, State of Minas Gerais, State of Espírito Santo and CIF.	Samarco, Vale, BHP and Fundação Renova	09/07/2020	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	judgment enforcement to ratify agreements for the transfer of compensatory funds, which should be allocated to education under the terms of CIF Resolution 390.	BRL 0.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

31	1069233- 16.2021.4.01.3800	Fundação Renova	CIF, IBAMA, ICMBio, ANM, FUNAI, and ANA, Samarco, Vale and BHP	05/10/2021	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Incident of divergent interpretation in the execution of TTAC clauses that aims to resolve the divergence established between the Parties, in order to recognize the nullity of CIF Resolutions 434, 435, 436, 452 and 492 (Municipal Health Action Plan), as well as any acts derived from them. In the alternative, it requests that the fine imposed by the CIF be recognized as excessive.	N/A

32	6036774- 27.2024.4.06.3800	Fundação Renova	Federal Government and CIF	30/07/2024	Incident of divergent interpretation	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Incident seeking the nullity of CIF Resolutions no. 691, 769, 770, 771, 801, which, in summary, deal with (i) the recognition and inclusion of the Quilombo Communities of Conceição da Barra and São Mateus (“Sapê do Norte Territory”), and the beginning of assistance to the community of Santa Efigênia, in PG-04, with the receipt of Emergency Financial Aid (“AFE”); and (ii) the registration process and eligibility criteria for families belonging to indigenous, Quilombo and Afro- Brazilian communities. traditional to the TTAC programs, especially for receiving AFEs.	N/A

33	1022410- 81.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, State of Minas Gerais, State of Espírito Santo, FUNAI, ANA and Federal Government	Fundação Renova	07/05/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding based on CIF Resolutions 441/2020 (Alpercata/MG), 443/2020 (Resplendor/MG) and 445/2020 (Indigenous People), related to the issue of water supply, supply, monitoring and treatment, provided for under Priority Axisn. 9.	N/A

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Section III - Administrative Procedures

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1.22.000.000307/20 17-44	MPF.	Fundação Renova and Samarco.	30/01/2017	Administrative Procedure.	4th Chamber - Environment and Cultural Heritage.	This is an Administrative Procedure implemented to monitor the Preliminary Adjustment Agreement (TAP) signed within the scope of CPAs n. 0069758-61.2015.4.01.3400 and n. 0023863- 07.2016.4.01.3800. It is an Administrative Procedure in which the reports of the MPF’s experts are presented.	N/A

2	1.22.000.002708/20 18-10	MPF.	Fundação Renova and Samarco.	13/07/2018	Administrative Procedure.	4th Chamber - Environment and Cultural Heritage.	Administrative Procedure to monitor the implementation of the Conduct Adjustment Agreement on Governance (TAC-Governance) executed within the scope of 20bn and 155bn CPAs	N/A

3	0024.17.01788-0	MPMG.	Samarco.	15/01/2019	End Activity Support Procedure.	Coordination of Prosecutors for the Defense of Cultural and Tourist Heritage.	The procedure aims to monitor the programs developed by the Renova/Samarco Foundation, according to the report prepared by the company Ramboll. Official Letter No. 038/2019 forwarded digital media containing the Final Report - Phase I - Evaluation of the Socioeconomic and Environmental Programs. Socio-environmental Report for the period June 2017, prepared by the company Ramboll.	N/A

4	0521.17.000015-7	MPMG.	Samarco.	11/01/2017	Civil Inquiry.	4th Prosecutor’s Office of Belo Horizonte.	Analysis of the situation and adoption of the necessary measures for the protection, preservation and conservation of the São José Tourist Trail and the landmark Conjunto Paisagístico do Encontro dos Rios do Carmo e Gualaxo do Norte.	N/A

5	0521.17.000014-0	MPMG.	Samarco	11/01/2017	Civil Inquiry.	4th Prosecutor’s Office of Belo Horizonte.	Analysis of the situation and adoption of measures to protect, preserve and conserve the landmark Conjunto Paisagístico do Encontro dos Rios do Carmo e Gualaxo do Norte.	N/A

6	1.22.003765/2015- 73	MPF.	Samarco	04/12/2015	Civil Inquiry.	Federal Public Prosecutor’s Office in Belo Horizonte-MG.	This is a civil inquiry into the impacts of the Fundão Dam in the municipality of Mariana/MG on traditional communities.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
7	1.22.000.002208/20 18-88	MPF.	Samarco	01/06/2020	Civil Inquiry.	Public Prosecutor’s Office of the State of Minas Gerais.	To investigate the impacts of the Fundão Dam collapse on the municipality of Catas Altas and the region, especially regarding unemployment and the possible violation of citizens’ rights.	N/A

8	0273.21.000055-3	MPMG.	Samarco.	11/11/2015	Administrative Procedure.	Galiléia Single Prosecutor’s Office.	To monitor compliance with the obligations undertook by Samarco Mineração S/A in the Conduct Adjustment Agreement (TAC Galileia) signed on 08/12/2015 aiming at optimizing and improving the water supply system in the Municipality of Galileia, as a compensatory measure related to the damage resulting from the Collapse. Additional obligations that the Fundação Renova would have undertaken towards SAAE Galileia under PG-32 (Clause 171 of the TTAC) remain to be fulfilled, which have no relation to the object of the Galileia TAC, which has already been fully complied with.	N/A

9	2017/017-01359	DPES.	Samarco.	19/05/2017	Procedure of Legal assistance.	Federal Public Defender’s Office of the District of Vitória - ES.	This is a Legal Aid Procedure set up to request information about the supply of water suitable for human consumption to the population of the District of Povoação, by means of Official Letter no. 77/2017 and, to inform about the supply of water suitable for human consumption to the population of the District of Povoação, by means of Official Letter no. 116/2017.	N/A

10	1.22.000.000898/20 24-89	MPF.	Samarco.	11/04/2024	Administrative Procedure.	Attorney General’s Office in Brasília/DF.	The procedure was implemented to monitor the development of the Indigenous Basic Environmental Plan (PBAI) by the Fundação Renova, under the technical supervision of FUNAI, as a compensatory measure for the Tupiniquim Guarani indigenous territory, located in the state of Espírito Santo.	N/A

11	1.22.010.000246/20 15-34	MPF.	Samarco.	13/11/2015	Civil Inquiry.	Federal Public Prosecutor’s Office of the District of Ipatinga- MG.	Initiated to investigate environmental damage in the Ipatinga/MG PRM area resulting from the collapse of the Fundão and Santarém tailings dams belonging to the Samarco mining company, which occurred in Mariana/MG on 5 November 2015.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

12	000109/21	MPF, MPMG, DPMG and DPES, DPU.	Samarco, Vale, BHP and Fundação Renova.	07/06/2021	Administrative Procedure.	National Advertising Self- Regulation Council (CONAR).	This is a representation offered by the National Advertising Self-Regulation Council (CONAR), considering complaints from the MPMG, MPF, DPU, DPMG and DPES, objectifying the advertisements published on the Fundação Renova questioned links, under the responsibility of the Defendant companies.	N/A

13	0400.22.000344-8	MPMG.	Fundação Renova, Municipality of Mariana and Samarco.	10/10/2022	Civil Inquiry	1st Prosecutor’s Office of the District of Mariana.	This is a procedure implemented by the MPMG with the aim of analyzing the construction work on the tailings dam in the community of Águas Claras, called the “ADME tailings dam”, due to concerns about safety and the risk of contamination, considering that the work is being carried out close to homes and water sources used by those affected by the Fundão dam.	N/A

14	02001.014475/2022 -12	Information not available.	Information not available.	13/06/2022	Administrative procedure.	IBAMA.	This is an administrative proceeding to investigate non-compliance with Program 23 - Tailings Management and CIF Deliberation 86, specifically for non-compliance with the management flowchart of the Tailings Management Plan, due to dredging and desilting of the Gualaxo do Norte River.	-

15	1370.01.0003969/2 018-10	Information not available.	Information not available.	Information not available.	Administrative procedure.	Information not available.	This is an administrative proceeding to investigate the tailings removal activity carried out by the Fundação Renova in the main channel of the Gualaxo do Norte river in Mariana/MG.	-

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CHAPTER II

OTHER LAWSUITS AND ADMINISTRATIVE PROCEEDINGS

Premise: Each of the signatory parties undertakes to file a petition in the proceedings below requesting their termination to the extent that the legal claims overlap with those agreed within the scope of this AGREEMENT, seeking to give this AGREEMENT the broadest possible scope and effectiveness. Also, for the purposes of interpretation, the list of the main lawsuit includes the appeals and procedural incidents arising from it. Although the individual lawsuits are not listed below, the signatory parties undertake to defend the objectives and parameters established in this AGREEMENT in all the manifestations they present in the records of said individual lawsuits.

Section I - Axis 7 Actions and Incidents

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1039005- 58.2021.4.01.3800	Commission of Affected People of Rio Casca/MG	Samarco, BHP, Vale and Fundação Renova.	18/06/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ.	This is an enforcement proceeding filed by dependency on 20 Bn CPA, covering various demands from the Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE), through adherence to the new compensation system.	BRL 360,000,000.00

2	1008619- 45.2021.4.01.3800	Commission of Affected People of Resplendor/MG and Commission of Affected People of the Riverine Community of Vila Crenaque - Resplendor/MG	Samarco, Vale, BHP and Fundação Renova.	26/02/2021	Enforcement Proceeding.	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	BRL 360,000,000.00

3	1012796- 52.2021.4.01.3800	Santa Cruz do Escalvado Commission of Affected People and Chopotó District (Ponte Nova/MG)	Samarco, Vale, BHP and Fundação Renova	19/03/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a judgment enforcement filed under Axis 7, covering various demands from the Commission of Affected People on the following topics related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A
4	1012785- 23.2021.4.01.3800	Commission of Affected People of São José do Goiabal/MG	Samarco, Vale, BHP and Fundação Renova	19/03/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

5	1014223- 84.2021.4.01.3800	Commission of Affected People of Galileia/MG	Samarco, Vale, BHP and Fundação Renova	25/03/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	BRL 200,000,000.00

6	1035923- 19.2021.4.01.3800	Commission of People Affected by Mariana/MG	Samarco, Vale, BHP and Fundação Renova	09/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

7	1064825- 79.2021.4.01.3800	Commission of Affected People of Alvinópolis	Samarco, Vale, BHP and Fundação Renova	16/09/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

8	1037795- 69.2021.4.01.3800	Mathias Lobato Commission of Affected People	Samarco, Vale, BHP and Fundação Renova	15/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Judgement enforcement seeking compensation for those affected by the dam collapse.	BRL 360,000,000.00

9	1016742- 66.2020.4.01.3800	Commission of Affected People of Baixo Guandu/ES	Samarco, Vale, BHP and Fundação Renova	04/05/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected People on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

10	1017298- 68.2020.4.01.3800	Commission of Affected People of Naque/MG	Samarco, Vale, BHP and Fundação Renova	07/05/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

11	1038973- 53.2021.4.01.3800	Commission of Affected People of Sooretama/ES	Samarco, Vale, BHP and Fundação Renova	18/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

12	1054094- 58.2020.4.01.3800	National Confederation of Fishermen and Aquaculturists	Samarco, Vale, BHP and Fundação Renova	15/12/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	BRL 100,000,000,000.00

13	1055225- 68.2020.4.01.3800	Commission of Affected People of Periquito/MG and Commission of Affected People of Liberdade Settlement	Samarco, Vale, BHP and Fundação Renova	18/12/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a judgment enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

14	1055259- 43.2020.4.01.3800	Commission of Affected People of Ponte Nova and Rosário doPontal/MG	Samarco, Vale, BHP and Fundação Renova	18/12/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a judgment enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A

15	1055270- 72.2020.4.01.3800	Commission of Affected People of Bugre/MG	Samarco, Vale, BHP and Fundação Renova	18/12/2020	Judgement Enforcement	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected People on the following topics related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	BRL 360,000,000.00

16	1055278- 49.2020.4.01.3800	Commission of Affected People of Tumiritinga/MG	Samarco, Vale, BHP and Fundação Renova	18/12/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A
17	1055212- 69.2020.4.01.3800	Commission of Affected People of Rio Doce/MG	Samarco, Vale, BHP and Fundação Renova	18/12/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

18	1012738- 49.2021.4.01.3800	Pingo D’Água Commission of Affected People	Samarco, Vale, BHP and Fundação Renova	19/03/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

19	1019535- 41.2021.4.01.3800	Commission of Affected People of the District of São Rafael/ES	Samarco, Vale, BHP and Fundação Renova	25/04/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 150,000,000.00

20	1041443- 57.2021.4.01.3800	Commission of Affected People of Dionísio/MG	Samarco, BHP, Vale and Fundação Renova	24/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed in dependence on 20 Bn CPA, covering various demands from the Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE), through adherence to the new compensation system.

N/A

21	1041454- 86.2021.4.01.3800	Commission of Affected People of Córrego Novo/MG	Samarco, Vale, BHP and Fundação Renova	24/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

22	1018890- 50.2020.4.01.3800	Commission of Affected People of São Mateus/ES	Samarco, Vale, BHP and Fundação Renova	21/05/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A
23	1024965- 08.2020.4.01.3800	Commission of Affected People of Aracruz/ES	Samarco, Vale, BHP and Fundação Renova	30/06/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

24	1024973- 82.2020.4.01.3800	Commission of Affected People of Linhares/ES	Samarco, Vale, BHP and Fundação Renova	30/06/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

25	1025056- 98.2020.4.01.3800	Commission of Affected People of Pedra Corrida/MG	Samarco, Vale, BHP and Fundação Renova	30/06/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

26	1025077- 74.2020.4.01.3800	Commission of Affected People of Baguari/MG	Samarco, Vale, BHP and Fundação Renova	30/06/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected People on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

27	1027958- 24.2020.4.01.3800	Commission of Affected People of Conceição da Barra/ES	Samarco, Vale, BHP and Fundação Renova	16/07/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

28	1027964- 31.2020.4.01.3800	Commission of Affected People of Revés de Belém/MG	Samarco, Vale, BHP and Fundação Renova	16/07/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Judgment enforcement filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).	N/A
29	1027971- 23.2020.4.01.3800	Commission of Affected People of Ipaba do Paraíso/MG	Samarco, Vale, BHP and Fundação Renova	16/07/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

30	1036748- 94.2020.4.01.3800	Commission of Affected People of Cachoeira Escura/MG	Samarco, Vale, BHP and Fundação Renova	09/09/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

31	1037377- 68.2020.4.01.3800	Commission of Affected People of Itueta/MG	Samarco, Vale, BHP and Fundação Renova	14/09/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 360,000,000.00

32	1037382- 90.2020.4.01.3800	Commission of Affected People of Aimorés/MG	Samarco, Vale, BHP and Fundação Renova	14/09/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on the following topics related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 1,045.00

33	1050686- 59.2020.4.01.3800	Commission of Affected People of Colatina/MG and Itapina-Colatina/MG	Samarco, Vale, BHP and Fundação Renova	26/11/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 3,969,000,000.00

34	1039082- 67.2021.4.01.3800	Commission of Affected People of São Geraldo da Piedade/MG	Samarco, Vale, BHP and Fundação Renova	18/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement filed by dependency on 20 Bn CPA, covering various demands from the Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE), through adherence to the new compensation system.

BRL 360,000,000.00
35	1055245- 59.2020.4.01.3800	Commission of Affected People of Senhora da Penha/MG	Samarco, Vale, BHP and Fundação Renova	18/12/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 360,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

36	1006338- 19.2021.4.01.3800	Commission of Affected People of Caratinga/MG	Samarco, Vale, BHP and Fundação Renova	12/02/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 3,969,000,000.00

37	1049654- 82.2021.4.01.3800	Commission of Affected People of São Domingos do Prata	Samarco, Vale, BHP and Fundação Renova	22/07/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

38	1006326- 05.2021.4.01.3800	Commission of Affected People of Ipaba	Samarco, Vale, BHP and Fundação Renova	12/02/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 3,969,000,000.00

39	1006296- 67.2021.4.01.3800	Marilandia Commission of Affected People	Samarco, Vale, BHP and Fundação Renova	12/02/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 3,969,000,000.00

40	1006318- 28.2021.4.01.3800	Commission of People Affected by Sem Peixe	Samarco, Vale, BHP and Fundação Renova	12/02/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

BRL 17,882,000.00
41	1038968- 31.2021.4.01.3800	Commission of People Affected by the Territory of Dom Silvério/MG	Samarco, Vale, BHP and Fundação Renova	18/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed by dependency on 20 Bn CPA, covering various demands from the Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE), through adherence to the new compensation system.

BRL 360,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

42	1037386- 93.2021.4.01.3800	Commission of Affected People of the Municipality of Acaiaca/MG	Samarco, Vale, BHP and Fundação Renova	14/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed by dependency on 20 Bn CPA, covering various demands from the Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE), through adherence to the new compensation system.

N/A

43	1013358- 27.2022.4.01.3800	Commission of Affected People of Prado/BA	Samarco, Vale, BHP and Fundação Renova	22/03/2022	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ

This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected People on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE).

N/A

44	1013222- 64.2021.4.01.3800	Degredo Quilombo Commission and ASPERQD	Samarco, Vale, BHP	22/03/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed by the Degredo Quilombo Commission seeking compensation for those affected by the dam collapse.	N/A

45	5026890- 56.2022.4.02.5001	Association in Defense of Rivers and People Impacted by the Mariana Disaster in the Northern Region of ES	BHP, Vale, Samarco and Fundação Renova	09/09/2022	Ordinary action	1st Federal Court of Linhares/ES

This is an action in which the association demands: (i) a declaration that the contractual clauses (“clause 7, third and fifth paragraphs”) are null and void, since they are not in line with the provisions of article 51, items I and IV of the CDC, since they exonerate the liability for breach of contract, to the disadvantage of the plaintiffs; (ii) the Companies to be ordered to pay loss of profits; (iii) the Companies to be ordered to pay moral damages, in the minimum amount of 1000 (one thousand) minimum wages.

BRL 900.00

46	1016188- 63.2022.4.01.3800	Commission of People Affected in the Far South of Bahia and the Municipality of Nova Viçosa	BHP, Vale, Samarco and Fundação Renova	5/4/2022	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	This is an enforcement proceeding filed against the companies in order to repair the damage caused by the collapse of the Fundão Dam to the Abrolhos National Park.	N/A

47	1014809- 87.2022.4.01.3800	Commission of Affected People of Caravelas/BA	BHP, Vale, Samarco and Fundação Renova	29/3/2022	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an enforcement proceeding filed against the companies in order to repair the damage caused by the collapse of the Fundão Dam to the Abrolhos National Park.	N/A

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

48	1046532- 95.2020.4.01.3800

SINDIPESCA-

ES (Union of Workers in Fishing Companies and Fishing Apprentices, Similar Fishermen, Artisanal Fishermen, Professional Fishermen, Professional Fishermen) Specialized, boatswain, net master, apprentice driver, fishing driver, fishing driver, regional fishing boss, coastal fishing boss, deep-sea fishing boss and the like in the state of Espírito Santo)

			Samarco, Vale, BHP and Fundação Renova	5/11/2020	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection

This is an enforcement proceeding filed under Axis 7, covering various demands from SINDIPESCA-ES on issues related to registration, compensation and payment of Emergency Financial Aid (AFE) for fishermen.

BRL 63,000.00

49	1002965- 05.2022.4.06.3800	Commission of Affected People of Mariléria/MG	Samarco, Vale, BHP Billiton Brasil Ltda and Fundação Renova	27/9/2022	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection

This is an enforcement proceeding filed by dependency on 20 Bn CPA, covering various demands from the Affected Parties on issues related to Registration, Compensation and payment of Emergency Financial Aid (AFE), through adherence to the new compensation system.

N/A

50	1011856- 15.2022.4.06.3800	Guarapari Commission of Affected People	Samarco, Vale, BHP Billiton Brasil Ltda and Fundação Renova	13/11/2022	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	Enforcement of a sentence covering various demands from those affected on issues related to Registration and Compensation through adherence to the New Compensation System.	N/A
51	8000746- 79.2020.8.05.0172	Fishermen’s Colony and Aquaculture Z-35 of Mucuri	Samarco, Vale, BHP Billiton Brasil Ltda and Fundação Renova	30/7/2020	Compensation Action	Consumer, Civil and Commercial Court of Mucuri/BA	Indemnification action seeking compensation covering various demands from those affected on issues related to Registration and Compensation through adherence to the New Compensation System.	BRL 10,000.00

52	1027178- 41.2023.4.06.3800	Commission of Affected People of the Community of Barra Mansa - District of Rio Casca/MG	Samarco, Vale, BHP Billiton Brasil Ltda and Fundação Renova	12/04/2023	Judgement Enforcement	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	This is an enforcement proceeding filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to registration and compensation.	BRL 360,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
53	1069771- 85.2023.4.06.3800

Commission of People Affected by Mariana, Unified Commission of People Affected by the Municipality of Sooretama/ES, Commission of People Affected by the Municipality of Governador Valadares/MG,

Municipal Commission of People Affected by

Conselheiro Pena/MG,

Commission of People Affected by the Municipality of Galileia/MG, Unified Commission of People Affected by the Territory of Dom Silvério/MG, Comissão deAtingidos do Município de Rio Casca/MG, Comissão Geral de Atingidos de São Geraldo daPiedade/MG,

Comissão de

AtingidodeRio

Doce/MG, Commission of Affected People of Barra Longa e Seus Distritos, Comissão de Atingidos do Distrito do Rosário do Pontal e Ponte Nova, Commission of Affected People of Dom Silvério, Commission of Affected People of Acaiaca, Commission of Affected People of São Pedro dos Ferros, Comissão de Atingidos de Alvinópolis e Seus Distritos and Commission of Affected People of Santa Cruz do Escalvado e Distrito

			Samarco, Vale, BHP and Fundação Renova	30/6/2023	Compensation Action	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection

This is an indemnification action for compensation in which the Commissions of Affected Parties seek to establish a new matrix of damages in the New Compensation System, in order to take into account, the alleged damage caused to the mental and psychological health of those living around the Doce River Basin.

BRL 1,000.00

de Chopotó, Commission of Affected People of Tumiritinga/MG, Commission of Affected People of Baixo Guandu/ES, Commission of Affected People of Colatina/ES, Commission of Affected People of Itapina- Colatina/Es, Commission of Affected People of Marilândia/ES, Commission of Affected People of Ipaba, Commission of Affected People of Caratinga/MG, Commission of Affected People of Baguari/MG, Commission of Affected People of Bugre/MG, Commission of Affected

A-23 - 60

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

People of Cachoeira Escura, Commission of Affected People of Ipaba do Paraíso/MG,Comissão de Affected People of Pedra Corrida (Periquito/MG), Commission of Affected People of Senhora da Penha (District of Fernandes Tourinho), Commission of Affected People of Periquito/MG (Liberdade Settlement), Commission of Affected People of Itueta/MG, Commission of Affected People of Linhares/ES, Commission of Affected People of São Mateus/ES, Commission of Affected People of Sem Peixe/MG

A-23 - 61

Section II – Other Actions

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1001943- 86.2018.4.01.3800	Guanabara Bay Sea Men’s Association (AHOMAR)	Samarco, Federal Government, ANVISA, Vale and Allianz Seguros S.A.	23/02/2018	Ordinary Action	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Section	This is an ordinary lawsuit filed by the Guanabara Bay Men of the Sea Association (AHOMAR) against Samarco and others, through which the plaintiff seeks preliminarily: (i) the payment of compensation for moral damages to the artisanal fishermen associated with the Plaintiff Association in the amount of twelve thousand five hundred reais (BRL 12,500.00) in a partial, individual and anticipatory manner; and (ii) the payment of material damages and loss of profits in the amount of fourteen thousand and fifty-five reais (BRL 14,055.00) on a partial, individual and anticipatory basis arising from the fishermen’s inability to earn their usual income from their activity as a result of the environmental damage. On a final basis, the plaintiff requests: the granting of the preliminary injunction ordering the payment of moral damages to the fishermen due to their inability to fish and provide for themselves and their families as a result of the environmental damage; the definitive granting of the preliminary injunction ordering the payment of material damages and loss of profits in the amount of fourteen thousand and fifty-five reais (BRL 14,055.00) as a result of the environmental damage; and the granting of the injunction ordering the payment of material damages and loss of profits in the amount of fourteen thousand and fifty-five reais (BRL 14,055.00) as a result of the inability of the fishermen to fish and provide for themselves and their families as a result of the environmental damage resulting from the inability of artisanal fishermen to fish and earn their usual income from their activity as a result of the environmental damage caused by the dam collapse; the Defendants to be ordered, jointly and severally, to pay moral damages resulting from the fishermen’s distress and suffering in the amount of no less than twenty-five thousand reais (BRL 25.000,00), in individual amounts, plus default interest from the date of the event until the actual payment, minus the amounts paid by way of injunctive relief; and (iv) an order that the defendants, jointly and severally, pay material damages and loss of profits resulting from the period during which the fishermen were unable to carry out their activity and earn their income as a result of the collapse of the Fundão Dam, plus default interest from the date of the event until the date of the actual payment. payment, minus the amounts paid as emergency relief.	BRL 39,055,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
2	0025066- 04.2016.4.01.3800	Valadares Association for the Defense of the Environment	Samarco and Vale	09/12/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action aimed at supplying water to the Municipality of Governador Valadares and repairing the full damage caused to the environment and the community by the collapse.	BRL 5,000,000,000.00

3	1022813- 21.2019.4.01.3800	Resplendor Nautical Association	Samarco	20/11/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	The defendant’s obligation for the socio-environmental damage caused in the Municipality of Resplendor is discussed.	BRL 3,000,000.00

4	0018391- 59.2018.8.13.0543	Resplendor Nautical Association	Samarco, BHP and Vale	09/11/2018	Compensation Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	It seeks the payment by the defendants of moral damages in an amount of no less than BRL 1,000,000.00, the donation of at least five motorboats; the condemnation of the defendant to pay all procedural costs and other charges and the exemption of the plaintiff from performing the referred payments because it is a non-profit public utility entity.	BRL 1,000,000.00

5	5001728- 49.2022.8.13.0400	National Humanitarian Society (SOHUMANA)	Samarco — Under Judicial Reorganisation, Vale and BHP	19/04/2022	Public Civil Action	1st Civil Court of Mariana/MG	This is a public civil action brought by the National Humanitarian Society (SOHUMANA) in which it claims, among other things, that the Companies be ordered to: (i) pay compensation for material and moral damages to those affected and to the Municipalities for the “restoration of public assets in proportion to the value of the damage caused to (sic) each person who lost their home, their material assets and their life”, in the amount of twenty billion reais (BRL 20.000,000,000.00); as well as (ii) the obligation to perform consisting of restoring humanity’s natural and cultural heritage.	BRL 20,000,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
6	1074305- 81.2021.4.01.3800

Vila Lenira Residents Association, Rural Producers and Artisans Association of Espírito Santo, Colatina Velha Neighborhood Residents Association and Palmeiras Neighborhood United for

Progress Association

Samarco, Vale, BHP Billiton, Allianz Seguros S.A., Chubb

Seguros Brasil

S.A., Fairfax Brasil

Seguros Corporativos S.A., SwissRe Corporate SolutionsBrasil SegurosS.A., MapfreSeguros GeraisS.A.,

Serviço

Colatinense de Meio Ambiente (“SANEAR”), Servi ço Autônomo De Água e Esgoto, Federal Government, State of Espírito Santo, State of Minas Gerais,

Municipality of

Colatina and Municipality of Governador Valadares.

				28/10/2021	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a Public Civil Action filed by the Vila Lenira Residents Association, the Espírito Santo Rural Producers and Artisans Association, the Colatina Velha Neighborhood Residents Association and the Palmeiras Neighborhood United for Progress Association, against Samarco, Vale, BHP, Allianz Seguros, Chubb, Fairfax Brasil, Swiss RE Corporate, Mapfre Seguros, SANEAR, Serviço Autônomo de Água e Esgoto, the Federal Government, the State of Espírito Santo, the State of Minas Gerais, the Municipality of Colatina and the Municipality of Governador Valadores. In general terms, the plaintiff Associations allege that, after the Collapse, some municipalities were unable to collect water from the Doce River for human consumption and began to be “harassed” by Samarco, which supplied and recommended the use of the product TANFLOC, “which is clandestine for the purposes of treating water intended for human consumption, since there are no studies proving the benefits and harms of its use in humans in the long term, which put and puts the affected population at concrete risk of health damage”. They argue that the defendants should compensate the affected population for having been victims of an “illegal experiment” in the ingestion of TANFLOC and mention STJ precedents on civil liability arising from the exposure of consumers to the risk of injury to their health and safety, as well as arguing that the liability of public entities would be based on omission and negligence in relation to the “clandestine” use of TANFLOC in water intended for human consumption. They also argue for the nullity of the release clauses in the agreements executed with those affected, the payment of collective moral damages, the reduction of the price paid by the residents, and the reduction of the price paid by the residents for water consumption, etc. The Plaintiffs formulate 34 (thirty-four) requests, among which we highlight the request for an order to pay compensation for individual moral damages to each citizen affected, as well as compensation for collective damages, in the amount of BRL 10 billion reais.	BRL 120,000,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
7	1001614- 35.2022.4.01.3800	Commission of Affected People of the Municipality of Acaiaca/MG	Samarco, BHP, Vale and Fundação Renova	16/01/2022	Provisional Compliance with Infrastructure Damage Decision	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a case of provisional enforcement proceeding filed under Priority Axis 4, in which it is claimed that the residents of the Municipality of Acaiaca be recognized as affected and, consequently, have their entry into Novel Infraestrutura authorized, for the purposes of receiving compensation.	N/A

8	0007284- 81.2016.4.01.3800	Advisory Center for Communities Affected by Dams (NACAB)	Samarco in Judicial Recovery, Vale, and BHP	17/11/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action brought by NACAB against Samarco, Vale and BHP Billiton Brasil, which discusses damage caused to the Ribeirão do Carmo, Doce River, Piranga River, Gualaxo do Sul River and Peixe River, bordering the municipalities of Barra Longa, Rio Doce, Santa Cruz do Escalvado and Ponte Nova.	BRL 100,000,000.00

9	1048224- 32.2020.4.01.3800	Association of Residents and Friends of Perpétuo Socorro	Samarco, BHP and Vale	07/11/2018	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action filed by the Association of Residents and Friends of Perpétuo Socorro against Samarco, Vale and BHP, requesting that the defendant companies be ordered to perform.	BRL 16,488,161.10

10	6009593- 51.2024.4.06.3800	Galileia Residents Association (AMGAL) and Community Association for Food and Oriented Work (ACATO)	Samarco, BHP and Vale	04/12/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	In general terms, requests: (i) the construction of a dam on the Boa Vista stream, in the municipality of Galiléia/MG, to retain and treat water to supply urban homes; (ii) reparation for the damage caused to the Doce river, with all the necessary measures to be taken to recover and preserve the area; and (iii) the creation of sustainable sources of employment for the fishermen of Galiléia/MG.	BRL 1,000,000.00

11	1015844- 24.2018.4.01.3800	Valadar Association for the Defense of the Environment	Samarco, BHP and Vale	05/11/2018	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	It claims: (i) compensation for the material and moral damage caused to the population; and (ii) the collection and treatment of water from a new source other than the Doce River.	BRL 6,000,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
12	0017197- 54.2015.8.08.0030	Federation of Fishermen and Fish Farmers’ Colonies and Associations of Espírito Santo (FECOPES)	Samarco Mineração S/A	23/11/2015	Action for compensation for material and moral damages	3rd Civil and Commercial Court of Vitória	Compensation action filed by the Federation of Fishermen’s and Fish Farmers’ Colonies and Associations of Espírito Santo (FECOPES) against Samarco, arguing for compensation for all fishermen affiliated to the colonies in Espírito Santo on the banks of the Doce River up to its mouth in Vitória, by means of an emergency contribution, payment of a monthly pension and moral damages. As a preliminary injunction, the Federation of Fishermen’s and Fish Farmers’ Colonies and Associations of Espírito Santo (FECOPES) sought authorization for a monthly deposit of a minimum amount equivalent to one (1) minimum wage for each fisherman dependent on the Doce River, as well as the payment of monthly pensions due and falling due in the average amount of BRL 2,475.00 from the date of the event. Compensation for moral damages and the constitution of a capital guarantee for the payment of outstanding installments was also requested in a definitive manner.	BRL 50,000.00

13	0024186- 42.2016.8.08.0030	Federation of Fishermen and Fish Farmers’ Colonies and Associations of Espírito Santo (FECOPES)	BHP and Vale	14/12/2016	Action for compensation for material and moral damages	3rd Civil Court of Vitória	This is an action for compensation for moral damages brought by the Federation of Fishermen’s and Fish Farmers’ Colonies and Associations of Espírito Santo (FECOPES).	BRL 50,000.00

14	0045283- 97.2018.4.01.3800	Mauro Jorge de Paula Bomfim and Tito Lívio de Figueiredo	Samarco, BHP and Vale	13/11/2015	Popular Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	It aims to supply drinking water in the city of Governador Valadares/MG, repair environmental damage by restoring the fauna and flora of the Doce River Basin in the perimeter of the Municipality of Governador Valadares/MG and also to adopt the following measures necessary containment measures to prevent another collapse.	BRL 100,000,000.00

15	0017559- 26.2018.8.13.0543	Association of Resettled Small Producers of Aimorés, Itueta and Resplendor	Samarco in Judicial Recovery and Fundação Renova	05/11/2018	Ordinary Action	Single Court of the District of Resplendor/MG	This is an action seeking to order the Defendants to pay compensation for moral damages, as well as amounts relating to the supply of silage, concentrated feed (based on soy and corn), drinking water for human consumption and animal watering.	BRL 30,000,000.00

A-23 - 66

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
16	0000558- 28.2018.8.08.0006	Barra do Riacho Community Association	Samarco, Fundação Renova, Synergia Consultoria Urbana e Social Ltda. and the Municipality of Aracruz	07/3/2018	Public Civil Action	State, Municipal, Public Records and Environmental Court of Aracruz	This is a Public Civil Action filed by the Barra do Riacho Community Association against Samarco Mineração S/A., the Fundação Renova, Synergia and the Municipality of Aracruz seeking, in summary, to order the Defendants to: (i) disclose information about the ban on any activities involving the use of the beach in the region; (ii) pay compensation for material damage to fishermen and boat owners as a result of the damage caused by the accident; (iii) provide a basic food basket per person affected; (iv) present an action plan for the recovery of the affected community; and (v) monitor the quality of the water in the region.	BRL 1,200,000,000.00

17	1074662- 61.2021.4.01.3800	Commission of Bartenders, Street Vendors, Stallholders and Artisans of São Rafael/ES	Samarco, Vale, BHP and Fundação Renova	30/10/2021	Compensation Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a compensation action covering various demands from those affected on issues related to Registration and Compensation through adherence to the New Compensation System.	BRL 36,000,000.00

18	0011045- 23.2016.4.01.3800	Advisory Center for Communities Affected by Dams (NACAB)	Samarco – under judicial reorganization	22/01/2016	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a public civil action brought by NACAB against Samarco, in which it discusses the alleged inadequate allocation of tailings (sludge, wood and other debris) removed from permanent preservation areas of the Doce River, near the Risoleta Neves Plant, which are causing new environmental damage.	BRL 200,000.00

19	1035631- 97.2022.4.01.3800	Community Association of Residents of Lagoa das Palmeiras/Firma Araújo	Samarco, Vale, BHP, Fundação Renova and the Municipality of São José do Goiabal	28/07/2022	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is an ACP in which the Association claims that the Companies and the Municipality of São José do Goiabal are responsible for the alleged environmental and economic damage, especially with regard to the use and consumption of water in the Municipality of São José do Goiabal (MG).	BRL 32,800,000.00

A-23 - 67

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
20	1001569- 56.2023.4.06.3800	Commission of Affected People of Governador Valadares	Samarco, Vale, BHP and Fundação Renova	10/1/2023	Action for Obligation to Perform	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	In summary, it is alleged that in January 2022 there was the biggest flood in the last 25 (twenty-five) years and the third biggest in the history of the city of Governador Valadares, reaching 4.22m. According to the plaintiffs, although flooding was already part of the routine of the riverside residents before the Collapse, it would have worsened with the silting up of the Doce River due to the ore tailings.	BRL 1,320.00

21	5001401- 87.2020.8.13.0105 (n. TRF61030837- 67.2021.4.01.3800)	Mauro Jorge de Paula Bomfim and Aloisio Batista Gusmão	Samarco, Vale, BHP and Fundação Renova	4/2/2020	Popular Action	3rd Civil Court of the District of Governador Valadares	In summary, it is alleged that the city of Governador Valadares was impacted by the flooding of the Rio Doce due to heavy rains in January 2020, beyond what was expected. They mention that the critical point of the flooding occurred on 27 January 2020 at 7pm, when SAAE’s ruler reached 3.93m. According to the plaintiffs, the flooding is directly related to the siltation of the Doce River due to the ore tailings from the Fundão Dam.	BRL 50,000,000.00

22	0052328- 04.2018.8.13.0400	Archdiocese of Mariana	Samarco, BHP and Vale	31/10/2018	Compensation Action	2nd Civil, Criminal and Penal Execution Court of the District of Mariana	This is a compensation action filed against Samarco, Vale and BHP, in which the Archdiocese of Mariana claims to have suffered damage to its historical and religious heritage as a result of the Fundão Dam collapse. The dispute involves the complete and utter destruction of a church located in Bento Rodrigues: (i) the Chapel of São Bento: allegedly built in 1718 and measuring around 265m², it was furnished with historic furniture and ornaments from the 17th century, and contained various catalogued items that had been used to decorate the church were lost; (ii) the Parish House, located at the back of the chapel, with dimensions of 5.6m x 10.5m, was also completely lost.	BRL 18,401,964.24

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
23	0052336- 78.2018.8.13.0400	Arquidiocese of Mariana	Samarco, BHP and Vale	31/10/2018	Compensation Action	2nd Civil Court of Mariana/MG	This is a compensation action filed against Samarco, Vale and BHP, in which the Arquidiocese of Mariana alleges that it has suffered damage to its historical and religious heritage as a result of the collapse of the Fundão Dam. The dispute involves the flooding of religious temples located in the districts of Paracatu de Baixo and Ponte do Gama: (i) Santo Antonio Church: located in Largo de Santo Antônio, Paracatu de Baixo; (ii) Chapel of devotion to São Vicente de Paulo; and (iii) Chapel of Nossa Senhora Aparecida (or “Chapel of Ponte do Gama”).	BRL 7,073,145.00

24	0052708- 27.2018.8.13.0400	Arquidiocese of Mariana and Social Works of Our Lady of Glory of Mariana Landscape	Samarco, BHP and Vale	05/11/2018	Compensation Action	2nd Civil, Criminal and Penal Execution Court of the District of Mariana	This is an action for damages filed against Samarco, Vale and BHP, in which the Plaintiffs claim to have suffered damage to their historical and religious heritage as a result of the Fundão Dam collapse. The dispute involves the devaluation and maintenance costs of religious temples located in Bento Rodrigues.	BRL 8,850,292.00

25	5001467- 51.2018.8.13.0521	Arquidiocese of Mariana	Samarco, BHP and Vale	31/10/2018	Compensation Action	1st Civil Court of Ponte Nova/MG	This is an action for damages filed against Samarco, Vale and BHP, in which the Arquidiocese of Mariana claims to have suffered damage to its historical and religious heritage as a result of the Fundão Dam collapse. The dispute involves the flooding of tailings in a religious temple located in the Gesteira District: (i) Nossa Senhora da Conceição Chapel; and (ii) the Parish House.	BRL 7,504,008.47

26	5000668- 69.2023.8.08.0004	Community Association of Ubú Residents	Samarco and Fundação Renova	27/04/2023	Compensation Action	1st Court of Anchieta/ES	The Association seeks the inclusion of the residents of the Municipality of Anchieta/ES in the Mediated Indemnification Program (PIM), “for the reimbursement and compensation of the losses and damages of the impacted population”, on the grounds that the activities of the Usina de Ubú, located in the municipality, would have been paralyzed as a result of the collapse.	BRL 18,180,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
27	5001399- 03.2023.8.13.0400	Association of Milk Producers of Águas Claras and Region	Samarco, Vale and BHP	31/3/2023	Liquidation proceeding	2nd Civil, Criminal and Penal Execution Court of the District of Mariana/MG	This is liquidation proceeding filed by the Association of Milk Producers of Águas Claras and Region to seek the granting of measures to repair the damage resulting from the Collapse, in light of the agreement reached and ratified in the records of Public Civil Action n.0043356- 50.2015.8.13.0400.	BRL 5,946,400.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
28	1012283- 75.2023.4.06.3800	Associação de Surf da Ilha De Guriri - ASIG, Associação de Moradores - ASIG, Marisqueiros ePescadores do Balneário de Barra Nova Municipality of São Mateus ES, Associação dePescadores do Balneário de Guriri do Município de São Mateus ES - ASPEG, Associação de Moradores do Mariricu- AMOMAR, Associaçã o deMoradores e Pescadores das Meleiras - AMPM, Associação de Moradores, Pequenos Produtores Rurais do Brejo Velho, Ranchinho e Adjacências do Município de São Mateus ES. ASMOPRUBRA, Associação de Pequenos Agricultores, Pescadores, Marisqueiros, Amigos, Moradores e Pro- Desenvolvimento da Comunidade de Barreiras, Associação Comunitária E Recreativa Da Ilha De Guriri- ACORDAGURIR	Samarco, the Federal Government, Vale, BHP, the State of Espírito Santo, the State Institute for the Environment and Water Resources, the Municipality of São Mateus, the Autonomous Water and Sewage Service, the Municipality of Conceição da Barra and the Fundação Renova.	23/2/2023	Compensation Action	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	This is a compensation claim, with a request for preliminary injunction, initially filed under the number 1052045-12.2022.4.01.3400 by several Associations to claim that the Companies (Samarco, Vale and BHP) and others should be condemned for the alleged environmental damage caused by the collapse of the water distribution and basic sanitation system in the Guriri Island region.	BRL 280,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
29	6005574- 60.2024.4.06.3813	Student Union of Governador Valadares	Samarco, Vale, BHP and Fundação Renova	19/07/2024	Public Civil Action	2nd Federal Court of Governador Valadares	This is a Collective Action for Public Civil Compensation filed by the Student Union of Governador Valadares against the Companies and Renova, seeking various requests related to the dam collapse, including: (i) an order for the Companies to pay moral damages, not less than the amount paid to the residents of Barra Longa; (ii) the judicial deposit of fifty million reais (BRL 50.000,000.00) to guarantee payment of all the damage caused to the members; (iii) the environmental damage caused to be determined for due compensation to the members (BRL 100,000.00); (iv) the Defendants to be ordered to carry out a series of socio-environmental projects, in order to repair the environmental damage caused (i.e., environmental and basic sanitation projects in the Governador Valadares region; environmental classes and water education projects in urban and rural areas of the affected region; a project to replant native trees throughout the affected region, among others).	BRL 50,000,000.00

30	6025194- 97.2024.4.06.3800	National Association for Consumer Protection and National Association of Water Consumers and Victims of the Use of Tanfloc in the Treatment of Water from the Doce River Basin	Samarco, Vale, BHP, Fundação Renova, Government, Sanear, SAAE, Copasa Minas Gerais, Espírito Santo, Tanac S.A	Information not available. Process in secrecy of justice.	Public Civil Action	4th Federal Civil and Agrarian Court of the Subsection Belo Horizonte Judiciary	Information not available. Case under judicial secrecy.	BRL 177,220,847,000.00

31	1022753- 43.2022.4.01.3800	Commission of Affected People of Ilha do Rio Doce, District of Caratinga/MG	Samarco	12/05/2022	Judgement Enforcement	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	This is a case of compliance with a judgment filed under Axis 7, covering various demands from the Commission of Affected Parties on issues related to Registration and Compensation.	BRL 2,020,496,894.90

32	1002057- 11.2023.4.06.3800	Fernandes Tourinho Commission of Affected People	Samarco	12/01/2023	Declaratory action	4th Federal Civil and Agrarian Court of the Belo Horizonte Judicial Subsection	This is a declaratory action filed by the Commission of Affected People seeking recognition of its legitimacy to defend the interests of those affected in Fernandes Tourinho, on the grounds that the territory would be “completely different and independent” from Senhora da Penha.	BRL 1,320.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
33	1008474- 91.2018.4.01.3800	SAAE of Governador Valadares	Samarco, BHP, Vale and Fundação Renova	29/11/2016	Compensation Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	SAAE is demanding restitution of the sums spent on water treatment, treatment and disposal of the mud removed, water reagents analysis, measuring equipment, filtering materials, extraordinary hiring and overtime, de-silting, as well as losses due to low revenue.	BRL 31,398,043.42

34	0001611- 75.2017.8.08.0007	SAAE	Samarco	04/08/2017	Common Civil Procedure	1st Court of Baixo Guandú	It seeks civil reparation for an alleged unlawful act committed by the defendant, with the cause of action being the damage caused by the failure to provide the services it provided, which resulted in the collapse of the Fundão/MG tailings dam.	BRL 5,280,669.85

35	1004618- 80.2022.4.01.3800	SAAE Aimorés	Samarco, BHP and Vale	21/11/2018	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Public civil action brought by SAAE against Samarco, Vale and BHP, alleging that after the accident the water in the Doce River became unfit for consumption, as well as causing various damages to the district of Santo Antônio do Rio Doce. SAAE wants the parties to be compelled to carry out the proposed project to build water treatment catchment stations in order to provide sufficient flow to serve the city of Aimorés.	BRL 6,754,457.31

36	0004309- 47.2016.4.01.3813	MPF and DPU	Samarco, IBAMA, ANVISA, IGAM, ANA and SAAE of Governador Valadares	10/08/2016	Public Civil Action	2nd Federal Civil Court of Governador Valadares/MG	Public civil action aimed at protecting the diffuse and collective interests of several families in Governador Valadares/MG and adjacent districts with regard to the inspection of the quality of water supplied to families, as well as the supply of mineral water directly to the homes of the citizens of Governador Valadares and adjacent districts by Samarco, until it is proven, through the competent bodies, that the quality of the water supplied is fit for consumption.	BRL 100,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
37	0135334- 09.2015.4.02.5005 (formern.) 10638 03-74.2023.4.06.3800 (new n.)	MPF, MPES and Public Labor Ministry (MPT)	Samarco, State of Espírito Santo, SANEAR, Federal Government, Municipality of Colatina and ANA	30/11/2015	Public Civil Action	4th Federal Civil and Agrarian Court of Belo Horizonte	Public civil action filed by the MPES, the MPF and the Labor Prosecutor’s Office against Samarco, the Municipality of Colatina/ES, Sanear, the Federal Government, the ANA and the State of Espírito Santo, seeking an injunction requesting the following: (i) SANEAR to stop abstracting water from the Doce River; (ii) the Municipality of Colatina/ES to advise the population to dispose of treated water from the Doce River; (iii) the imposition on the Federal Government to set appropriate and specific parameters for the water body to replace those set out in the Ministry of Health Ordinances no. 2.194/2011; (iv) the imposition on the ANA to submit a proposal to the Doce River Basin Committee aiming to reframe the Doce River water body, for subsequent submission to the National Water Resources Council; (v) the obligation on SANEAR, the Municipality of Colatina/ES and Samarco to submit a technical project that provides for alternative sources of abstraction, among others measures. In the final analysis, they request confirmation of the injunction requests.	BRL 500,000.00

38	1012518- 22.2019.4.01.3800	MPMG	Samarco, Vale and SAAE of Governador Valadares	28/12/2015	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Public civil action brought by the MPMG (Public Prosecutor’s Office of the State of Minas Gerais) against Samarco, Vale and SAAE to defend the environment and health in the Municipality of Governador Valadares/MG, in which it alleges that SAAE has been degrading and polluting the environment by irregularly disposing of waste from its Effluent Treatment Plants directly into the environment, waste that was intensified by the tailings from Samarco and Vale after the Fundão Dam collapse in Mariana/MG.	BRL 1,000,000.00

39	0009948- 51.2017.4.01.3800	MPMG	Municipality of Governador Valadares, SAAE, Samarco and Vale.	17/08/2022	Public Civil Action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	It aims to repair local damage and implement the Governador Valadares Municipal Plan of Basic Sanitation.	BRL 1,000,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
40	0037446- 40.2016.8.08.0014	MPES	Samarco, Municipality of Colatina, State of Espírito Santo, SANEAR, Vale and BHP	10/11/2016	Public Civil Action	State, Municipal, Public Records and Environmental Court of Colatina	Public civil action brought by the MPES (Public Prosecutor’s Office of the State of Espírito Santo), so that the defendant companies are obliged to provide and pay for the application of Tanfloc in the ETAs of Colatina/ES, to the Department of Health to present, on a monthly basis, the parameters required by Ordinance MS n. 2914/2011, that modernization works be carried out and the supply of equipment that is necessary on the part of the companies for SANEAR to monitor the quality of the water, and the supply by the companies of professionals in the field of chemistry or biology that are necessary to maintain the quality service by SANEAR.	n/a

41	003492.2017.03. 000/0	MPT	Samarco and Vale	01/02/2018	Administrative Procedure	3rd Region Labor Prosecutor’s Office	MPT’s administrative procedure for monitoring judicial execution n. 1072631- 59.2023.4.06.3800, with a cause value of BRL 177,000,000.00, originally filed by the MPT in the Labor Courts for the payment of aid to the fishermen. Subsequently, the lawsuit was referred to the 4th Federal Civil and Agrarian Court of the Judicial Subsection of Minas Gerais and the plaintiff was changed to exclude the MPT and include the Federal Government and the States of Espírito Santo and Minas Gerais.	N/A

42	1072631- 59.2023.4.06.3800	Federal Government, State of Minas Gerais and State of Espírito Santo	Samarco	14/06/2023	Enforcement of Extrajudicial Instrument	4th Federal Civil and Agrarian Court of the Minas Gerais Judicial Subsection	Payment of financial aid and a basic food basket to fishermen.	BRL 177,000,000.00

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CHAPTER III

JUDICIALIZED CIF FINES AND ENVIRONMENTAL FINES

Premise: The procedures below refer to the fines that will be paid under the terms of the Clauses of this AGREEMENT - namely, CIF fines that are judicially enforced (Section I) and fines imposed by environmental agencies (Sections II and III). For the purposes of interpretation, the list of the main legal proceedings includes the appeals and procedural incidents arising from them.

Section I - Judicial Enforcement of CIF Fines and Related Incidents

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1014427- 94.2022.4.01.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, Vale, BHP andFundação Renova	28/03/2022	Enforcement Proceeding distributed by dependency to Priority Axisn. 5	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Incident of compliance with the obligation to pay a fine imposed by Resolutions 80/2017 and 195/2018 filed by the CIF, for non-compliance with clause 150 § 3. of the TTAC (“dredging of the first 400m of the Risoleta Neves HPP reservoir”). (Fine imposed by Resolutions 45/2017, 80/2017 and 195/2018)	Reduced by court decision handed down on 02/04/2024 to BRL 28,024,877.94.

2	1053672- 49.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, Vale, BHP andFundação Renova	05/08/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Incident of compliance with the obligation to pay a fine imposed by Resolution 183/2018 and 238/2018 filed by the CIF for non-compliance with clause 93 of the TTAC. (Fine imposed by Resolutions 183/2018 and 238/2018).	BRL 1,185,187.15

3	1027424- 37.2023.4.06.3800	CIF, IBAMA, ICMBio, ANA, ANM and FUNAI	Samarco, Vale, BHP and Fundação Renova	13/04/2023	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Incident of compliance with an obligation to pay (fine) for non-compliance with Clause 247 of the (TTAC) - “non-compliance with previous determinations regarding the inclusion, as of July 2019, of the seven (7) Krenak families in the payment of Emergency Financial Aid (AFE) and in the other actions provided for under the Emergency Agreement signed between the Krenak Indigenous People and Vale, operated by the Fundação Renova”. (Fine imposed by CIF Resolutions 335/2019 and 360/2019).	BRL 11,211,832.30, reduced by a court decision handed down on 18/10/2024, which recognized excess in the execution. The Federal Government will present calculation report, taking into account the new decision.

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
4	1030141- 22.2023.4.06.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, Vale, BHP andFundação Renova	17/04/2023	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Enforcement of a fine under Clause 247 of the Transaction and Conduct Adjustment Agreement (TTAC), due to the alleged “deadline for carrying out the Action Plan for the Comprehensive Reparation of Traditional Spark Producers (faiscadores) and Fishermen in the municipalities of Rio Doce, Santa Cruz do Escalvado and the rural community of Chopotó - municipality of Ponte Nova (MG)”. (Fine imposed by CIF Resolutions 546/2021 and 574/2022, calculated in the amount of BRL 1,280,499.45).	BRL 1,280,499.45

5	1040763- 72.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, BHP, Vale andFundação Renova	23/6/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	The public entities and autarchies that signed the TTAC aim to collect the punitive fines (a fixed amount of BRL 50,000.00) and daily fines (BRL 10,000.00 per day of non-compliance) imposed by the CIF on the Fundação Renova and Samarco due to non-compliance with Clause 203 of the TTAC, which deals with the process of reviewing the Programs. (Fine imposed by Resolutions 429/2020 and 481/2021)	BRL 2,747,512.90

6	1037148- 74.2021.4.01.3800	CIF, CIF, IBAMA, ICMBio, ANM, FUNAI, and ANA	Samarco, Vale, BHP and Fundação Renova	14/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	According to the initial request, the Companies had been duly notified, by means of CIF Resolution no. 356/2019 and Notification no. 22/2019, to pay penalties as a result of alleged non-compliance with CIF Resolutions no. 300/2019 and no. 333/2019, and due legal process had been complied with throughout the constitution of the credit, which was final in the administrative sphere. Despite the definitive constitution, the Companies continued to default, as demonstrated in the records of administrative proceeding SEI 02001.023950/2020-80. Also, according to the initial request, on the date of 14/06/2021, the updated amount of the debt would correspond to BRL 5,150,257.96 (BRL 54,488.23, referring to the punitive fine, and BRL 5,095,769.73, corresponding to the daily fine). (Fine imposed by Resolutions 300/2019, 333/2019 and 356/2019.)	Reduced by court decision handed down on 07/08/2024 to BRL 1,000,000.00.

7	1035848- 77.2021.4.01.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, BHP, Vale and Fundação Renova	09/06/2021	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	This is a fine enforcement case related to alleged non-compliance with CIF Resolutions 58/2017 and 93/2017. (Fines imposed by Resolutions 93/2017 and 141/2017)	BRL 14,611,543.88

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
8	6006977- 06.2024.4.06.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, Vale, BHP and Fundação Renova	15/02/2024	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Enforcement of a fine imposed by Resolution 575/2022 in relation to alleged non-compliance with CIF Resolutions 493/2021 and 545/2021, which, respectively: (i) determined the recognition of traditional miners (garimpeiros) in the municipalities of Mariana, Barra Longa and Acaica, as individuals affected by the Collapse; and (ii) set a deadline of ten (10) days for full compliance with the CIF’s determinations. (Fines imposed by Resolutions 545/2021 and 575/2022)	BRL 1,280,499.45

9	6006983- 13.2024.4.06.3800	CIF, IBAMA, ICMBio, ANM, FUNAI and ANA	Samarco, Vale, BHP and Fundação Renova	15/02/2024	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Enforcement of judgment, through which the CIF seeks to enforce the content of Resolution 484, which set a “punitive and daily fine due to the Fundação Renova’s failure to present the budget, in breach of Resolution 478/2021 and Notification 1/2021- CIF/GABIN” to Samarco, with copies to Vale and BHP.	BRL 5,182,819.66

10	6006993- 57.2024.4.06.3800	CIF	Samarco, Vale, BHP andFundação Renova	15/02/2024	Enforcement Proceeding	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Enforcement of judgment initiated by the CIF to enforce the fine of CIF Resolution No. 485/2021 against the Companies and the Fundação Renova, due to Renova’s alleged failure to resume payment of Emergency Financial Aid (AFE) to one hundred and forty-three (143) individuals who had their benefit canceled (Deliberation n. 457/2020: notifies to suspend cancellations of Emergency Financial Aid (AFE)). (Fines imposed by Resolutions 457/2020 and 485/2021)	BRL 5,182,819.66

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Section II - Lawsuits Disputing Environmental Fines

NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE
1	1002341- 25.2022.4.01.3822	IBAMA	Samarco	09/08/2022	Tax enforcement	Ponte Nova Federal Civil and Criminal Court - MG	Enforcement regarding the alleged debt of BRL 93,810,000.00 related to Notice of Violation No. 9118721-E.	BRL 93,810,000.00

2	0021493- 50.2019.4.01.3800	IBAMA	Samarco	06/08/2019	Tax enforcement	24th Federal Tax Enforcement Court of SJMG	Enforcement regarding the alleged debt of BRL 92,514,000.00 related to Notice of Infraction No. 24-E.	BRL 92,514,000.00

3	1110411- 33.2023.4.06.3800	Samarco	IBAMA	01/11/2023	Annulment action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Annulment Action No. 1110411 33.2023.4.06.380, filed by Samarco with the aim of invalidating Notice of Infraction No. 9082395-E issued by IBAMA.	BRL 50,000,000.00

4	0021492- 65.2019.4.01.3800	IBAMA	Samarco	06/08/2019	Tax enforcement	23rd Federal Tax Enforcement Court of SJMG	Enforcement regarding the alleged debt of BRL 92,808,000.00 related to Notice of Infraction no. 9082392-E.	BRL 92,808,000.00

5	0021491- 80.2019.4.01.3800	IBAMA	Samarco	06/08/2019	Tax enforcement	26th Federal Tax Enforcement Court of SJMG	Enforcement regarding the alleged debt of BRL 92,808,000.00 related to Notice of Infraction No. 21-E.	BRL 92,808,000.00

6	1002839- 95.2019.4.01.3800	Samarco	IBAMA	26/02/2019	Annulment action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Action seeking a declaration of nullity of Infraction Notices no. 21-E, 24-E and 9082392-E.	The annulment action concerns a tax assessment already covered by the Tax Foreclosures indicated.

7	1027729- 93.2022.4.01.3800	Samarco	IBAMA	10/06/2022	Annulment action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Declaration of nullity of Notice of Infraction no. 9118721-E, Administrative Proceeding no. 02001.006778/2016-13, as well as the charges imposed therein.	The annulment action concerns a tax assessment already covered by the Tax Foreclosures indicated.
8	1061360- 53.2023.4.06.3800	ICMBio	Samarco	05/06/2023	Tax enforcement	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Enforcement regarding an alleged debt of BRL 79,548,000.00 related to Notice of Infraction No. PWH29K5A (Administrative Proceeding No. 02125.000582/2022-67), issued by ICMBio against Samarco for alleged “pollution resulting from the collapse of the Fundão dam, causing significant and continuous destruction of biodiversity in the conservation units REBIO de Comboios, APA Costa das Algas, RVS de Santa Cruz, PARNAM dos Abrolhos and RESEX de Cassuruba, according to the ICMbio Santa Cruz Technical Report - SEI.	BRL 79,548,000.00

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NO.	PROCESS	AUTHOR	DEFENDANT	DISTRIBUTION	CLASS	JUDGING BODY	OBJECT	VALUE OF THE CASE

9	1017152- 81.2023.4.06.3800	Samarco	ICMBio	14/03/2023	Annulment action	4th Federal Civil and Agrarian Court of the Belo Horizonte SSJ	Annulment action filed by Samarco against ICMBio, seeking the annulment of Notice of Infraction No. PWH29K5A, issued on 05/04/2022, which imputes to Samarco the practice of the infraction consisting of “causing pollution resulting from the Fundão Dam Break, causing significant and continuous destruction of biodiversity in the conservation units REBIO de Comboios, APA Costa das Algas, RVS de Santa Cruz, PARNAM dos Abrolhos and RESEX de Cassuruba.	The annulment action concerns a tax assessment already covered by the Tax Foreclosures indicated.

10	5019594- 11.2022.8.08.0012	Samarco	IEMA - IEMA	27/09/2022	Annulment action	State Public Finance, Public Registry and Environment Court of Cariacica/ES	Annulment action, in which it is requested the declaration of nullity of Fine Notice no. 026/2016 issued in reference to Technical Note no. 02/2016 (doc. 04), in which IEMA points out that changes in color and turbidity have been identified in the waters of Lagoas Nova and Monsarás in Linhares ES.	BRL 400,000.00

11	5000247- 16.2022.8.08.0004	Samarco	IEMA - IEMA	07/03/2022	Annulment action	1st Court of Anchieta/ES	Annulment action, with preliminary injunction request inaudita altera pars, filed by Samarco against IEMA, requesting the declaration of nullity of Notice of Fine No. 79/2015.	BRL 1,970,861.14

12	5001862- 41.2022.8.08.0004	Samarco	IEMA - IEMA	14/11/2022	Annulment action	Municipal and State Public Finance, Public Registry and Environment Court of Linhares	Annulment action, with preliminary injunction request inaudita altera pars, filed by Samarco against IEMA, requesting the declaration of nullity of Notice of Fine No. 79/2015.	BRL 429,668.22

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Section III - Environmental Fines and Administrative Sanction Procedures Subsection I - IBAMA

NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
1	9121349-E	1st Instance	Administrative	IBAMA	BRL 501,000.00	17/07/2019	Failure to comply with legal requirements when duly notified by the competent environmental authority, as stated in Notification No. 9674E and in the analysis presented in Opinion 1-2019, within the period granted, aiming at adopting regularization, monitoring, evaluation, control and correction measures to cease the effects and impacts of environmental degradation. Notification no. 9674E: Submit written records of wild and domestic animals rescued by 15/11/2015.

2	9092913E	2nd instance	Administrative	IBAMA	BRL 42,000.00	07/02/2017	Daily fine for submitting omissive information regarding an environmental administrative procedure. Search and rescue program for fauna affected by the collapse of the Fundão tailings dam submitted in disagreement with IBAMA’s request in Annex II of Opinion 0215.000112/2016-01. Notification 19878-E. Process 02015.001753/2016-74. The amount of the fine was increased from BRL 21,000.00 to BRL 42,000.00. Notification no. 19878-E: submit a program to search for and rescue fauna affected by the Fundão dam collapse.

3	9091685	1st Instance	Administrative	IBAMA	BRL 41,800,000.00	13/05/2016	Notice of Infraction issued for “destroying 835.385 hectares of permanent preservation area as a result of the collapse of the Fundão Dam”.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
4	9121347-E	1st Instance	Administrative	IBAMA	BRL 1,000,000.00	17/07/2019	Failure to comply with legal requirements when duly notified by the competent environmental authority, as stated in Notification No. 9681E and characterized in the terms of the analysis presented in PAR 02015.000196-2016-74, within the deadline granted, aiming at correcting and adopting measures to control, monitor and evaluate the damage with a view to establishing corrective measures, mitigating the impacts, damages and effects of the environmental accident involving the collapse of the Fundão tailings dam in order to stop the resulting environmental degradation.

5	9092914E	2nd instance	Administrative	IBAMA	BRL 22,000.00	21/03/2017	Fine for failing to comply with legal or regulatory requirements when duly notified by the competent environmental authority within the period granted, aiming to adopt control measures to cease environmental degradation. Compliance with item 1.4 of CIF Deliberation No. 03. Notification n. 2590. Process n. 02001.003.403/2016-00. The amount of the fine was increased from BRL 11,000.00 to BRL 22,000.00.

6	8819E	1st Instance	Administrative	IBAMA	BRL 1,000,000.00	23/08/2016	Notice of Infraction issued for “failing to elaborate (on its Air Quality and Monitoring Plan in response to Notification No. 29602-E) in an environmental administrative procedure. OBS: When duly notified to present, among other information, before Notification No. 29720-E, efficient and effective measures for the containment and dispersion of tailings in Barra Longa MG, including the Temporary Tailings Deposits, the company omitted this information by officially stating that it has no areas in the region of the city classified as a temporary deposit. However, there are 35,000 m² of tailings deposited in the Park at position 20.17’11.96’’ s 43.03’17.75’’ w in app do Rio do Carmo, initially on an emergency and temporary basis.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
7	8855/E	2nd instance	Administrative	IBAMA	BRL 202,000.00	10/10/2016	Notice of Infraction issued “for failing to comply with legal requirements, when duly notified with a view to environmental regularization (Emergency Action Plan). Referring to Notification No. 8268/E.

8	9092912E	2nd instance	Administrative	IBAMA	BRL 402,000.00	07/02/2017	Failure to comply with legal or regulatory requirements when duly notified by the competent environmental authority, with a view to adopting control measures to cease the environmental degradation resulting from the Fundão Dam collapse. Depletion of the Risoleta Neves HPP (Candonga). IBAMA Notification No. 8265-E. IBAMA Process No. 02015.001065/2016-12.

9	9236909E	1st Instance	Administrative	IBAMA	BRL 761,000.00	16/09/2019	Failure to comply with legal requirements when duly notified by the environmental authority competent authority, within the period granted by Notification n. 46719- E ref. proc. n. 02001.003398/2016-27, with a view to regularizing, correcting or adopting control measures to cease environmental degradation. Notification. 46719-E: comply with item 3.4. of CIF Deliberation n. 03/2016 (measures regarding emergency and priority tailings management actions to be taken in 2016).

10	9082395E	2nd instance	Administrative	IBAMA	BRL 50,757,000.00	12/02/2016	Notice of Infraction issued for “discharging, as a result of the collapse of the Fundão dam, solid and liquid waste (iron mining tailings) into the waters of the Doce River, in disagreement with the requirements established by law or normative acts”. This Notice of Infraction is the subject of Declaratory Action for Nullity No. 1110411 33.2023.4.06.380.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
11	8856/E	2nd instance	Administrative	IBAMA	BRL 102,000.00	10/10/2016	Notice of Infraction issued for “failing to comply with legal requirements, when duly notified, with a view to environmental regularization (Emergency Action Plan)”. Referring to Notice no. 8270/E. Notification no. 8270/E: Submission of a Joint Emergency Action Plan for the Risoleta Neves HPP, following the collapse of the Fundão Dam.

12	9121348-E	1st Instance	Administrative	IBAMA	BRL 1,000,000.00	17/07/2019	Failure to comply with legal requirements when duly notified by the competent environmental authority, according to Notification No. 9671E and characterized in the terms of technical opinion No. 4-2017- SUPES-MG, within the deadline granted for the adoption and establishment of control measures, monitoring and evaluation of environmental impacts and damage, with a view to mitigating the effects and damage to the environment resulting from the environmental accident of the collapse of the mining tailings dam called Fundão, to make it possible to cease the resulting environmental degradation.

13	9060972-E	1st Instance	Administrative	IBAMA	BRL 311,000.00	24/11/2016	Failure to comply with legal or regulatory requirements when duly notified by the competent environmental authority. Failure to comply with Notification No. 678320-E issued as a result of the collapse of the Fundão Dam, after more than 11 (eleven) months of the deadline granted, with a view to adopting control and enforcement measures. Assessment of the impacts of: Marine Fauna Monitoring Invertebrates (benthos and plankton).

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
14	9121350-E	1st Instance	Administrative	IBAMA	BRL 761,500.00	17/07/2019	Submit an environmental report in an environmental administrative notification procedure for follow-up, monitoring and evaluation by the environmental agency, of the actions carried out by Samarco (Germano Unit) in the rescue, assistance, care and destination of the animals affected by the Fundão Dam collapse, containing in the set of documents submitted inconsistent, contradictory, incoherent and misleading data, in the terms recorded in the analysis contained in the document Opinion 1-2019.

15	9122382 E	1st Instance	Administrative	IBAMA	BRL 603,000.00	08/02/2018	Failure to comply with legal or regulatory requirements when duly notified by the competent environmental authority within the period granted, with a view to adopting control measures to cease environmental degradation. Non- compliance with IBAMA Notification No. 8266-E (Process No. 02015.001064/2016-60), according to Opinion 01 DITEC/MG (SEI No. 1665179), which deals with compliance with the turbidity triggers criteria by Samarco and Fundação Renova.

16	8874E	1st Instance	Administrative	IBAMA	BRL 500,000.00	01/11/2016	Failure to adopt, when required by the competent authority, precautionary or containment measures in the event of a risk of serious or irreversible environmental damage, by not effectively treating the tailings upstream of Dike S3, and not completing its elevation before the rainy season, as determined, respectively, in notifications 46706-E and 2575-E.

17	9092911 E	2nd instance	Administrative	IBAMA	BRL 102,000.00	20/01/2017	Failure to comply with legal requirements when duly notified by the competent environmental authority, with a view to adopting control measures to cease the environmental degradation resulting from the Fundão Dam collapse. Notification No. 2577 (dredging and tailings disposal schedule for Dike S3).

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
18	9111638 E	1st Instance	Administrative	IBAMA	BRL 311,500.00	24/10/2016	Failure to comply with legal requirements. Failure to comply with Notification No. 678311-D issued as a result of the Fundão Dam collapse, which required the implementation of an ichthyofauna monitoring program.

19	19E	1st Instance	Administrative	IBAMA	BRL 100,000,000.00	12/11/2015	Notice of Infraction issued for “causing the perishing of biodiversity specimens (fauna and fishery resources) in the directly affected area and along the Doce River as a result of the collapse of the Fundão dam”.

20	9111641 - E	1st Instance	Administrative	IBAMA	BRL 31,150.00	10/11/2016	Failure to comply with legal or regulatory requirements when duly notified by the competent environmental authority. Failure to comply with Notification No. 678755-D issued as a result of the Fundão Dam collapse, which required the implementation of the Rio Doce ichthyofauna monitoring program, as well as Official Letter No. 02015.002263/2016- 95 GABIN/MG/IBAMA, which required its immediate start.

21	9091611 E	2nd instance	Administrative	IBAMA	BRL 603,000.00	01/11/2016	IBAMA Notice of Infraction no. 9091611-E issued to Samarco for: (i) not presenting the projects for controlling and reshaping the watercourses - reseeding and disciplining rainwater - in the stretch between the Fundão Dam and the Risoleta Neves HPP - Candonga - detailing the methodologies and schedules to be adopted in each area to be recovered, in order to prioritize, for 2016, actions that prevent the return of tailings deposited on the banks to the bed of the affected rivers; and (ii) not complying with CIF Deliberation no. 3.1, as well as other documents with the same requirement, but which have not been complied with either, according to Technical Information No. 02001.0000897/2016-62.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
22	8857/E	2nd instance	Administrative	IBAMA	BRL 102,000.00	10/10/2016	Notice of Infraction for “failing to comply with legal requirements, when duly notified, aimed at adopting control measures to cease environmental degradation (tailings accumulated in the reservoir of the Risoleta Neves HPP as a result of the collapse of the Fundão dam)”. Referring to Notice 46707/E.

23	9091609 E	2nd instance	Administrative	IBAMA	BRL 102,000.00	01/11/2016	Failure to comply with legal requirements when duly notified by the environmental authority with a view to adopting control measures to cease the environmental degradation resulting from the collapse of the Fundão dam (schedule for raising Dike S3, as well as compliance with the deadline for completion and operation). Referring to Notification No. 2575/E.

24	GMU0C1A5	1st Instance	Administrative	IBAMA	BRL 22,000.00	23/10/2020	This is an infraction notice issued for failing to comply with Notification No. 23258-E, as requested in Administrative Proceeding 02001.003570/2016-42. Notification no. 23258- E, linked to administrative process no. 02001.003570/2016- 42, ordered Samarco to submit, within thirty (30) days of receiving it, the Emergency Action Plan (PAE) for accidental scenarios involving the remaining structures of the Fundão Dam, the Risoleta Neves HPP, the emergency structures built by Samarco and the material from the Fundão Dam deposited and available for remobilization on the banks and beds of the Gualaxo do Norte River, Carmo River and Doce River. The PAE should contain at least the content described in the annex to the Notice.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
25	9118722E	2nd instance	Administrative	IBAMA	BRL 801,000.00	25/11/2016	Using products harmful to the environment, in disagreement with the requirements established in the law or its regulations, when receiving dredged material from the breach at the Risoleta Neves HPP. The amount of the fine was increased from BRL 400,500.00 to BRL 801,000.00.

26	24-E	N/A	N/A	IBAMA	BRL 50,000,000.00	12/11/2015	Causing water pollution through the transfer of mining tailings from Samarco’s Fundão Dam deposition system - Germano Mine, causing the necessary interruption of the public water supply to the community in the municipality of Governador Valadares/MG.

27	21-E	N/A	N/A	IBAMA	BRL 50,000,000.00	12/11/2015	Causing pollution in the Doce River, in the states of Minas Gerais and Espírito Santo, through the dumping of iron mining tailings, causing the death of animals along the river and resulting in a risk to human health.

28	9082392-E	N/A	N/A	IBAMA	BRL 50,000,000.00	12/11/2015	Making an urban area unfit for human occupation as a result of the Fundão Dam collapse.

29	9118721-E	N/A	N/A	IBAMA	BRL 50,000,000.00	11/11/2016	Failure to adopt, when required by the competent authority, precautionary and containment measures in the event of a risk of serious environmental damage (sediment being carried into water bodies).

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Subsection II - ICMBio

NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
1	02125.000582/2022. 67	1st Instance	Administrative	ICMBio	BRL 50,000,000.00	05/05/2022	Notice of Infraction issued by ICMBio (ES region) received by Samarco on 05/06/2022 in the amount of BRL 50 million. Failing to take the necessary measures to stop the continued Damage to the Federal Conservation Units referred to in the Notice of Infraction. Causing pollution from the collapse of the Fundão Dam. Causing significant and continued destruction of Biodiversity in the Conservation Units.

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Subsection III - Environmental Bodies of the State of Minas Gerais

NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
1	02125.000582/2022. 67	1st Instance	Administrative	ICMBio	BRL 50,000,000.00	05/05/2022	Notice of Infraction issued by ICMBio (ES region) received by Samarco on 05/06/2022 in the amount of BRL 50 million. Failing to take the necessary measures to stop the continued Damage to the Federal Conservation Units referred to in the Notice of Infraction. Causing pollution from the collapse of the Fundão Dam. Causing significant and continued destruction of Biodiversity in the Conservation Units.

2	55978/2016	2nd Instance	Administrative	SEMAD	BRL 5,646,463.73	04/07/2016	Notice of Infraction issued as a result of the impacts of the Fundão Dam collapse for: (i) “suppressing and causing the death of 1104 hectares of forest, in a permanent preservation area, through the spillage of mining tailings, in areas within a conservation unit, APE - Ouro Preto/Mariana and APA - Barra Longa, without authorization from the competent body”; (ii) “suppressing and causing the death of forests on 6 hectares, in a permanent preservation area, through the spillage of mining tailings, without authorization from the competent body”; and (iii) “suppressing and causing the death of forests, on 301 hectares, in a common area, through the spillage of mining tailings, without a license or authorization from the environmental body”.

3	109152/2017	1st Instance	Administrative	SEMAD	BRL 0.00	31/07/2017	Suppression of vegetation and clearing of land in an APP area - Floresta Farm.

4	4992/2016	2nd instance	Administrative	SGRAI/SEMAD	BRL 33,230.89	28/03/2016	Notice of infraction issued based on the following description of the infraction: “the values of the volumes projected for the reservoirs of Dikes 1 and 2 of the Fundão Dam, informed in the RADA of Process 00015/1984/095/2013 resulted in a value (12.4 million m3) well below the value of the volume of tailings disposed of declared in FEAM’s Bank of Environmental Declarations.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
5	4956/2016	1st Instance	Administrative	SGRAI/SEMAD	BRL 1,246,095.90	10/03/2016	Notice of infraction for “operating an activity that is effectively or potentially polluting or degrading the environment without an operating license, once the existence of pollution or environmental degradation has been verified. Receiving and disposing of tailings from the Vale company at the Fundão Dam, without having an environmental license for this purpose”.

6	88259/2016	2nd instance	Administrative	SUCFIS	BRL 830,730.60	04/04/2016	Causing environmental pollution by dumping tailings from the Fundão Dam into the Santarém Stream.

7	5619/2015	2nd instance	Administrative	SUCFIS	BRL 751,269.18	03/12/2015	Notice of infraction issued for discharging sludge into a watercourse from a water treatment plant and storing products used in water treatment incorrectly - in the open, without waterproofing (...)

8	95704/2017	2nd instance	Administrative	SUCFIS	BRL 56,838,460.60	30/05/2017	As a result of the collapse of the Fundão dam, the death of more than 200,000 fish of 90 different species in the Santarém stream, the Gualaxo do Norte River, the Carmo River and the Doce River, due to changes in water quality or a reduction in the oxygenation level.

9	204593/2020	2nd instance	Administrative	FEAM	BRL 83,074.72	28/08/2020	This is an infraction notice issued for “providing false information or tampering with technical data requested by SEMAD and its related entities, regardless of intent”. “Quantification and correct disposal of dead animals; analysis of the characterization of the mud deposited”

10	89194/2016	1st Instance	Administrative	FEAM	BRL 33,230.89	14/03/2016	Notice of infraction issued for “withholding data and information requested by COPAM and its related entities, failing to present the project” the raising of the Fundão Dam, which was in progress at the time of the accident”.

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NO.	PROCEDURE	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
11	69352/2016	1st Instance	Administrative	PMMG	BRL 16,616.27	14/10/2016	Notice of Infraction issued for “operating an activity to dispose of mining waste originating from the collapse of the Fundão dam, in an area of 1.4ha and with 18 declared employees, without a LO or TAC with the competent environmental agency. Place of Infraction: Exhibition Park/Football Field, Municipality of Barra Longa. The activity was not suspended due to its emergency nature.

12	69351/2016	1st Instance	Administrative	PMMG	BRL 16,616.27	14/10/2016	Notice of Infraction issued for “operating an activity to dispose of mining waste originating from the collapse of the Fundão dam in an area of 3.42ha and with 15 employees, without a LO or TAC with the environmental agency. Place of Infraction: Vista Alegre Farm, Rural Area, Municipality of Barra Longa. The suspension of the activity was not ordered due to its emergency nature.”

13	69353/2016	1st Instance	Administrative	PMMG	BRL 2,990.64	14/10/2016	Notice of Infraction issued for “intervening in APP (within the 100m strip on the bank of the Carmo River, whose bed width is 45m at the site), by disposing of mining waste originating from the collapse of the Fundão dam, in an area of 1.6ha, without the DAIA (authorizing document for environmental intervention). Site of violation: Exhibition Park/Football Field, Barra Longa municipality. The intervention was not suspended due to its emergency nature.

14	001255/2016	2nd instance	Administrative	PMMG	BRL 1,495.32	22/02/2017	Intervening in a permanent preservation area, by building one (01) pond for the purpose of raising fish, near a marshy area, without environmental authorization.

15	11.159/2016	N/A	N/A	SUCFIS	BRL 110,186.65	30/03/2016	Withholding data or information requested by COPAM, the URCs or SEMAD and its related entities.

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Subsection IV - Environmental Bodies of the State of Espírito Santo

NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
1	94588	76939049	1st Instance	Administrative	IEMA - State Environmental Institute	BRL 0.00	23/11/2018	IEMA issued Fine Notice No. 032/2017 for the alleged contamination of Monsarás Lagoon by material from the environmental accident involving the collapse of the tailings dam called “Fundão” in Mariana/MG, owned by the mining company Samarco S.A., as a result of the rise in the level of the Doce River.

2	15066	0652016	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016	Warning for non-compliance with item 3 of Notice 12.348- B, setting a deadline of five (5) days from receipt of the notification to comply with the notice, under penalty of a fine. Item 3 of the Notice of Intimidation stated: Dead animals from the Fundão Dam collapse that have been collected and require temporary storage must be kept under refrigeration before final disposal, or subjected to another conservation method.

3	7007	Warning Notice no.251/2015	1st Instance	Administrative	IEMA - IE	BRL 0.00	05/01/2016	Warning for non-compliance with the following items: (i) 06 of Notice of Intimidation no. 12346; and (ii) 01 and 02 of Notice of Intimidation no. 12347, ordered to comply within twenty-four (24) hours under penalty of a daily fine for non- compliance. In relation to Notice 12347, IEMA ordered the installation of a governance management model for studies and analysis to identify the uses and economic activities related to the Doce River and their risks, as well as a social communication plan. With regard to notice 12346 in item 6, IEMA ordered the implementation of an ongoing plan to monitor the persistence of pollutants as a result of the collapse of the Fundão Dam in water, soil, terrestrial and marine fauna and its consequences.

4	15036	72920548	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	21/06/2016	Warning for non-compliance with Notice of Intimation no. 12.365 as a result of the collapse of the Fundão dam setting a deadline of forty-eight (48) hours from receipt of the notification to comply with the notice, under penalty of a daily fine. The summons ordered that an urgent public hearing be held, as well as other related measures.

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NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
5	15093	72919132	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	28/03/2016

Warning for non-compliance with Notice of Intimidation No.

12,349 and a 48-hour deadline, from receipt of the notice, to comply with the notice under penalty of a daily fine. The Notice ordered the immediate establishment of a dialog with rural landowners and riverside dwellers in the Foz region with a view to drawing up, together with them, a Work Plan, including a physical and financial timetable, which outlines short-term alternatives for the resumption of animal and plant production activities, as well as eco-agrotourism activities on the properties.

6	15088	72920270	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016	Warning for non-compliance with item 3 of Official Letter No. 41/2016, setting a deadline of five (5) days from receipt of the notification to comply with the notice, under penalty of a fine. Item 3 of Official Letter No. 41/2016 stipulated the monthly submission of an Inspection Report with weekly data on the impacts caused by the waste generated by the recurrence of the disaster throughout the affected area in the state of Espírito Santo.

7	15068	72920270	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016	Warning for non-compliance with item 1 of Official Letter No. 41/2016, setting a deadline of 5 days from receipt of the notification to comply with the notice under penalty of a fine. As a result of the environmental degradation caused to the Doce River Basin by the collapse of the Fundão Dam, item 1 of Official Letter No. 41/2016 stipulated: Presentation of the Solid Waste Management Plan (PGRS), structured based on assessments of the impacts observed so far and those expected.

8	15059	72920270	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016	Warning for non-compliance with item 1 of Notice 12.348- B, setting a deadline of five (5) days from receipt of the notice to comply with the notice, under penalty of a fine As a result of the environmental degradation caused to the Doce River Basin by the Fundão Dam collapse, item 1 of the Notice of Intimidation stated: The final disposal of dead animals and vegetation waste in unauthorized or environmentally unlicensed locations is prohibited.

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NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
9	15060	72920602	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	21/06/2016	Warning for non-compliance with Notice of Intimidation No. 12.363, setting a deadline of forty-eight (48) hours from receipt of the notice to comply with the notice under penalty of a daily fine. The Notice of Intimidation ordered the immediate establishment of a dialog with the fishing community and the like in the estuary region with a view to drawing up, together with them, a work plan, including a physical and financial timetable, which outlines short- term alternatives for resuming fishing or harvesting activities, as well as eco- tourism activities involving fishermen’s boats and services and the like.

10	15071	72920386	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	16/03/2016	Warning for non-compliance with Notice of Intimation No. 12.351, which, as a result of the collapse of the Fundão Dam, ordered the presentation of a plan agreed between the company and the Baixo Guandu SAEE within thirty (30) days. Failure to submit the agreed plan within five (5) days will subject the company to the other penalties provided for by law, including a daily fine.

11	6888	72917903	1st Instance	Administrative	IEMA - IE	BRL 0.00	05/02/2016	Warning issued for non-compliance with Notice of Intimidation No. 12.357, which required the submission of a preliminary work plan, including a physical and financial schedule, aimed at regulating emergency actions to minimize or compensate for the social and economic losses suffered by the tourism sector at the mouth of the Doce River.

12	6873	Warning Notice no.234/2015	1st Instance	Administrative	IEMA - IE	BRL 0.00	19/11/2015	IEMA issued a Warning Notice ordering the submission of the report requested in Notice No. 12.347, item 01 (Identify the main uses of water and the types of economic activities carried out along the entire length of the Espírito Santo portion of the Doce River, such as: fishing, sanitation, agriculture, industries, among others), under penalty of a fine of non-compliance.

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NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
13	131703	72920483 Notice 12355/2015	1st Instance	Administrative	IEMA – IEMA	BRL 0.00	16/12/2015	Notice of Intimidation GIF no. 12.355 by this environmental authority, determining, among other obligations, that the company immediately adopt the following measures: (i) urgently carry out the rehabilitation of the Pancas and São João Grande Rivers in the municipality of Colatina, along the lines of that carried out on the Guandú River, in order to capture water and make it available to the population; (ii) urgently provide assistance (financial and material) to fishermen as specified by the authority; (ii) present the Action Plan produced jointly with the Brazilian Navy at a meeting held with the fishermen in Regência, as well as the results, if any, already achieved; (iv) carry out a survey of economic losses in the agriculture, livestock and tourism sectors with a view to providing financial compensation to those affected; and (v) submit the reports on the actions mentioned above to IEMA on a weekly basis.

14	128998	12345/2015	1st Instance	Administrative	IEMA	BRL 0.00	11/11/2015	Notice of Intimation No. 12.345/2015 was issued on 8 November 2015, ordering the implementation of various measures to mitigate the environmental and social damage caused by the Fundão Dam collapse.

15	23100	73833266	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	30/04/2016	With reference to GFI Notice No. 12373 of 29/03/2016, Samarco was required to protect water resources potentially affected by events involving an increase in the level of the Doce River (river flooding).

16	15085	72920270	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016	Warning for non-compliance with item 4 of Notice of Intimidation no. 12.348-B, setting a deadline of five (5) days, from receipt of the notice, to comply with the notice under penalty of a fine. Item 4 of the Notice of Intimidation stated: If it is not possible to classify the waste collected as a result of the Fundão Dam collapse, in accordance with NBR 10004- 2004, it must be sent to hazardous waste landfills or incinerators, duly authorized or environmentally licensed.

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NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
17	6894	148/20157 2518561	1st Instance	Administrative	IEMA - IE	BRL 300,000.00	13/11/2015	Fine for failing to fully comply with item no. 04 of Notice of Intimidation no. 12345/2015 within the deadline set, namely: Provide an independent, multidisciplinary team of specialists, preferably from academia available in the region, for continuous monitoring and issuing technical reports on the impacts on all the affected environments: physical, biotic and anthropic, as well as monitoring the entire affected area.

18	31466	73833177	2nd instance	Administrative	IEMA - IE	BRL 4,000.00	30/10/2017	Fine Notice n. 235-D/2017 Ref.: IEMA Process n. 73833177 and ES State Government Process n. 3087 issued in relation to the Fundão Dam Collapse, Description of Infraction: Provided false information through Protocols n. 4668/2017 and 4445/2017 - SEQ 0427/2017/GJU and n. 5866/2017 - SEQ 0427-022017/GJU, as the lagoons of the lower course of the Doce River were not included in the Tailings Management Plan, as mentioned in the aforementioned protocols.

19	41204	313/2017	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	30/10/2017	Warning Notice issued because the documents filed under Nos. 4668/2017, 4446/2017 and 5866/2017 allegedly did not fully comply with what was requested in Official Letter No. 693/16-DP-IEMA. In addition, Samarco was required to fully comply with Official Letter No. 693/16-DP-IEMA within five (5) working days, under penalty of a daily fine.

20	19080	74952277	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	12/09/2016	Failure to comply with Notice of Intimation no. 12.374/2016. A deadline of forty-eight (48) hours was set for compliance, under penalty of a daily fine. The Notice ordered the removal, within five (5) days, of waste and debris from the dams located in the following places: Córrego Ouro, Córrego Terra Altinha, Lagoa Nova, Córrego Lagoa do Limão, Córrego Terra Alta, Rio Pequeno, Lagoa Cobra Verde and Lagoa da Boa Morte, as well as other related measures.

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NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
21	15069	72920270	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016

Warning for non-compliance of item 2 of the Official Letter n. 41/2016, setting a deadline of five (5) days from receipt of the notification to comply with the notice under penalty of fine. Item 2 of Official Letter no. 41/2016 stipulated: Presentation of a report and report on the analyses carried out on the dead animals collected, including at least the parameters consistent with those analyzed in the river’s water and sediment, stating the methodology used, in accordance with current technical standards.

22	29528	76719880	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	03/01/2018

Warning Notice No. 0179/2017 and Technical Note GTECAD Biodiversity Fauna and Flora No. 004/2017, through which this environmental body ordered the Company to submit, within five (5) working days, a Work Plan to comply with the aforementioned Technical Note.

23	15081	72920270	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	22/07/2016

Warning for non-compliance with item 2 of Notice of Intimidation no. 12.348-B, setting a deadline of five (5) days, from receipt of the notice, to comply with the notice under penalty of a fine. Item 2 of the Notice stated: Dead animals resulting from the Fundão Dam collapse must be collected and transported by vehicles authorized or environmentally licensed for this purpose.

24	23349	76719880	1st Instance	Administrative	IEMA and the State of Espírito Santo	BRL 0.00	09/02/2017

A warning notice determining various measures, such as assessing and monitoring the impact of the event on terrestrial and aquatic flora in the areas affected and in contact with the mining tailings throughout the state of Espírito Santo, as well as related measures.

25	72518650	Notice of Infringement no. 79/2015	N/A	N/A	IEMA	BRL 50,000.00	23/11/2015	Failure to comply with Notice of Intimidation no. 12347, not sufficiently preventing impacts on the physical, biotic and anthropic environments.

26	73833266	Notice of Infringe ment no. 26/2016	N/A	N/A	IEMA	BRL 400,000.00	30/03/2016

Affecting Lagoa Nova and Lagoa Monsarás by the contribution of suspended material present in the Doce River, containing mining tailings from the Fundão dam accident, causing the incorporation of unnatural elements into these lake environments, as well as causing inconvenience to the well-being of the local Population that directly or indirectly uses the water resources of these springs population that directly or indirectly uses the water resources of these springs.

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NO.	PROCEDURE	NOTIFICATION	INSTANCE	SPHERE	OPPOSING PARTY	AMOUNT	DATE OF SUMMONS	OBJECT
27	73833266	Notice of Infringe ment no. 32/2017	N/A	N/A	IEMA	BRL 300,000.00	19/01/2017	Monsarás Lagoa affected by suspended material present in Doce River from the Samarco mining tailings dam, known as the “Fundão” dam, which collapsed in Mariana, Minas Gerais.

28	565-D/2019	Notice of fine no. 565-D/2019	N/A	Administrative	IEMA	BRL 4,500.00	05/09/2019	Carrying out work to reinforce the slope dam and bottom spillway without a license or authorization from the competent environmental agency.

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DEFINITIONS

AGERH	State Water Resources Agency

ANA	National Water and Sanitation Agency

ANEEL	National Electric Agency

ANM	National Mining Agency

ANVISA	National Health Surveillance Agency

COPASA	Minas Gerais Sanitation Company

DNPM	National Department of Mineral Production

DPES	Public Defender’s Office of the State of Espírito Santo

DPMG	Public Defender’s Office of the State of Minas Gerais

DPU	Federal Public Defender’s Office

Companies	Samarco, Vale and BHP

FCP	Palmares Cultural Foundation

FEAM	State Environment Foundation

FUNAI	National Foundation for Indigenous People

IBAMA	Brazilian Institute for the Environment and Renewable Natural Resources

ICMBio	Chico Mendes Institute for Biodiversity Conservation

IDAF	Espírito Santo Agricultural and Forestry Defense Institute

IEF	State Forestry Institute

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IEMA	State Institute for the Environment and Water Resources

IGAM	Minas Gerais Institute of Water Management

INCRA	National Institute for Colonization and Agrarian Reform

iPAZ	Institute for Sustainable Research and Action

MPES	Public Prosecutor’s Office of Espírito Santo

MPF	Federal Public Prosecutor’s Office

MPMG	Public Prosecutor’s Office of the State of Minas Gerais

PMMG	Minas Gerais Military Police

SAAE	Autonomous Water and Sewage Service

SANEAR	Resende Municipal Sanitation Agency

SEFAZ-ES	Espírito Santo State Treasury Department

SEMAD	State Secretariat for the Environment and Sustainable Development

SGRAI	Undersecretariat for Integrated Environmental Management and Regularization

SUCFIS	Undersecretariat for Integrated Environmental Control and Surveillance

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